As filed with the Securities and Exchange Commission on August 26, 2011
Registration No. 333-176235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Quepasa Corporation
(Exact name of registrant as specified in its charter)

Nevada	7310	86-0879433
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

324 Datura Street, Ste. 114, West Palm Beach, FL 33401, (561) 366-1249
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

 Michael Matte, 324 Datura Street, Ste. 114, West Palm Beach, FL 33401, (561) 366-1249
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq. Brian S. Bernstein, Esq. Harris Cramer LLP 3507 Kyoto Gardens Drive Ste. 320 Palm Beach Gardens, FL 33410 (561) 478-7077	Thomas L. Hanley, Esq. SNR Denton US LLP 1301 K Street, N.W. Washington, DC 20005 (202) 408-9234	Roland S. Chase, Esq. SNR Denton US LLP 101 JFK Parkway Short Hills, NJ 07078 (973) 912-7179

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

SUBJECT TO COMPLETION DATED AUGUST 26, 2011

PROSPECTUS
and
PROXY STATEMENT
of
QUEPASA CORPORATION

Special Meeting of Shareholders to be held on [—], 2011

This Prospectus and Proxy Statement, which we refer to as the “proxy statement/prospectus”, of Quepasa Corporation, or Quepasa, is being used to solicit proxies on behalf of Quepasa from Quepasa shareholders in connection with a Special Meeting of Shareholders of Quepasa to be held on [—], 2011, which we refer to as the “Special Meeting.”  Quepasa and Insider Guides, Inc., which is doing business as “myYearbook.com” and which we refer to as “myYearbook,” have entered into a merger agreement, which we refer to as the “Merger Agreement” providing for the acquisition of myYearbook by Quepasa, which we refer to as the “Merger.”  Pursuant to the terms of the Merger Agreement, myYearbook will be merged with and into a wholly-owned subsidiary of Quepasa with the Quepasa subsidiary surviving.  If the Merger is completed, holders of myYearbook’s common stock, preferred stock, options and warrants will receive an aggregate of $18 million in cash and $82 million in Quepasa common stock (not including cash paid for any fractional shares).  The exact number of shares of Quepasa common stock to be issued will be based upon what we refer to as the “Transaction Share Price,” which will be the lesser of (A) $10 per share and (B) the average of (i) $7.5715 and (ii) the average closing price of Quepasa common stock on the 20 trading days ending with the trading day three days prior to the closing of the Merger. The Transaction Share Price may be lower than or higher than the market price as of the time of closing.  It is a condition to closing the Merger that the Transaction Share Price not be lower than $5.00, which condition may be waived.

At the Special Meeting, shareholders of Quepasa will be asked to consider and vote on the following proposals:

1.
To approve the issuance of shares of Quepasa common stock in connection with the Merger, which includes the issuance of shares to myYearbook security holders as partial consideration for the Merger and the issuance of shares that Quepasa intends to issue in a related financing to help fund the cash portion of the Merger consideration payable to myYearbook security holders (referred to as “Proposal 1” or the “share issuance proposal”);

2.	To approve an increase in Quepasa’s authorized common stock from 50 million to 100 million shares (referred to as “Proposal 2” or the “authorized common shares increase proposal”);

3.	To approve the reincorporation of Quepasa in the state of Delaware (referred to as “Proposal 3” or the “reincorporation proposal”);

4.
To approve an amendment to Quepasa’s 2006 Stock Incentive Plan authorizing an additional 2,000,000 shares to be available for grant (referred to as “Proposal 4” or the “Stock Incentive Plan proposal”); and

5.
To approve any adjournment of the Special Meeting, for any reason, including, if necessary, to solicit additional proxies if there are not sufficient votes to approve one or more of the proposals (referred to as “Proposal 5” or the “adjournment proposal”).

This proxy statement/prospectus also constitutes the prospectus of Quepasa under the Securities Act of 1933 for the offering of shares of Quepasa common stock to the holders of myYearbook’s common stock, preferred stock, options and warrants in connection with the Merger.  This prospectus does not cover resales of the Quepasa common stock to be issued in connection with the Merger, and no person is authorized to use this prospectus in connection with any resale.

Quepasa common stock is currently traded on the NYSE Amex under the symbol “QPSA.”  On [●], 2011, the day immediately prior to the date of this proxy statement/prospectus, the closing price of Quepasa’s common stock on the NYSE Amex was [●] per share.  There is no public market for myYearbook’s securities.

The obligations of Quepasa and myYearbook to complete the Merger are subject to the satisfaction or waiver of several conditions.

This proxy statement/prospectus contains detailed information about Quepasa, myYearbook, the Special Meeting, the Merger Agreement and the Merger.  Both the shareholders of Quepasa and the holders of myYearbook’s securities are strongly urged to read and consider carefully this proxy statement/prospectus in its entirety.

See the section entitled “Risk Factors” beginning on page 17 for a discussion of the risks associated with the Merger and related transactions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the proxy statement/prospectus or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [—], 2011

This proxy statement/prospectus and the accompanying form of proxy for Quepasa shareholders are first being mailed or delivered to Quepasa shareholders on or about [—], 2011.

i

324 Datura Street, Ste. 114
West Palm Beach, Florida 33401

YOUR VOTE IS VERY IMPORTANT

[—], 2011

To the Shareholders of Quepasa Corporation:

I am pleased to invite you to attend the Special Meeting of Shareholders of Quepasa Corporation, a Nevada corporation, or Quepasa, which will be held at [—] on [—] at [—], New York time, and which we refer to as the “Special Meeting.”

Quepasa and Insider Guides, Inc., which is doing business as “myYearbook.com” and which we refer to as “myYearbook,” have entered into a Merger Agreement providing for the acquisition of myYearbook by Quepasa, which we refer to as the “Merger.”  Pursuant to the terms of the Merger Agreement, myYearbook will be merged with and into a wholly-owned subsidiary of Quepasa with the Quepasa subsidiary surviving.  If the Merger is completed, holders of myYearbook’s common stock, preferred stock, options and warrants will receive an aggregate of $18 million in cash and $82 million in Quepasa common stock (not including cash paid for any fractional shares).

Quepasa will be holding the Special Meeting for several reasons.  One of those reasons is to obtain the approval of Quepasa shareholders of the issuance of shares of Quepasa common stock in connection with the Merger, including the issuance of shares to myYearbook security holders as partial consideration for the Merger and the issuance of shares that Quepasa intends to issue in a related financing to help fund the cash portion of the Merger consideration payable to myYearbook security holders.  Shareholder approval of these share issuances is required by a Rule of the NYSE Amex requiring approval whenever more than 20% of outstanding shares of common stock are issued in a transaction of this type.  The exact number of shares to be issued as partial consideration for the Merger will depend on the average closing price of Quepasa common stock on the 20 trading days ending with the trading day three days prior to the closing of the Merger.  Based on an assumed Transaction Share Price of $7.5715, the number of shares of common stock that would be issued in the Merger is 10,830,086.  The actual number of shares may be higher or lower, depending on the actual Transaction Share Price.  Similarly, the number of shares to be issued in the related financing will depend on the price or prices at which we are able to sell the shares to investors.  Assuming a sales price per share of $7.5715, Quepasa would issue approximately: (i) 1.3 million additional shares in order to raise $10 million or (ii) 2.4 million additional shares in order to raise the full $18 million needed to fund the cash portion of the Merger consideration.  Quepasa estimates that if $10 million is raised existing Quepasa shareholders would own approximately 60.1% and if $18 million is raised existing Quepasa shareholders would own approximately 58.0% of the shares of Quepasa common stock outstanding immediately following the Merger (assuming a Transaction Share Price and related financing sales price of $7.5715).  We are not asking our shareholders to approve the Merger.

In order to have sufficient authorized common stock after the Merger to be able to issue additional shares for a variety of purposes, including in connection with financing transactions, additional acquisitions and compensatory purposes, we are also asking our shareholders in the Special Meeting to approve an increase in our authorized common stock from 50 million shares to 100 million shares.  We are again asking our shareholders to approve our reincorporation in Delaware from Nevada where we are now incorporated.  We are also asking shareholders to approve an amendment to our 2006 Stock Incentive Plan to increase the shares available for grant under the plan by 2,000,000 shares.  Additionally, we are seeking shareholder approval to adjourn the Special Meeting for any reason, including, if necessary, to solicit additional proxies if there are not sufficient votes to approve one or more of the proposals.

Your vote is very important, regardless of the number of Quepasa shares you own. Whether or not you expect to attend the Special Meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting.

Our Board of Directors recommended that Quepasa shareholders vote “FOR” the proposal to approve the issuance of shares of Quepasa common stock in connection with the Merger, “FOR” the proposal to approve an increase in our authorized common stock, “FOR” the proposal to reincorporate in Delaware, “FOR” the proposal to increase the shares available for grant under the 2006 Stock Incentive Plan and “FOR” the proposal to adjourn the Special Meeting if necessary.  All of these proposals are described in further detail in the proxy statement/prospectus.

The obligations of Quepasa and myYearbook to complete the Merger are subject to the satisfaction or waiver of several conditions. The proxy statement/prospectus contains detailed information about Quepasa, myYearbook, the Special Meeting, the Merger Agreement and the Merger.  You should read the proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 17.

I sincerely hope that you will be able to attend the Special Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope or vote your shares by telephone or via the Internet. If you hold your Quepasa shares through your broker or other nominee, please provide voting instructions to your broker or nominee.  If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

Sincerely,

/s/ John Abbott

John Abbott
Chairman of the Board

324 Datura Street, Ste. 114
West Palm Beach, Florida 33401
(561) 366-1249

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [—]

To the Shareholders of Quepasa Corporation:

We are pleased to invite you to attend the Special Meeting of Shareholders of Quepasa Corporation, a Nevada corporation, or Quepasa, which will be held at [—] on [—] at [—], New York time, and which we refer to as the “Special Meeting,” for the following purposes:

At the Special Meeting, shareholders of Quepasa will be asked to consider and vote on the following proposals:

1.
To approve the issuance of shares of Quepasa common stock in connection with the Merger, which includes the issuance of shares to myYearbook security holders as partial consideration for the Merger and the issuance of shares that Quepasa intends to issue in a related financing to help fund the cash portion of the Merger consideration payable to myYearbook security holders (referred to as “Proposal 1” or the “share issuance proposal”);

2.	To approve an increase in Quepasa’s authorized common stock from 50 million to 100 million shares (referred to as “Proposal 2” or the “authorized common shares increase proposal”);

3.	To approve the reincorporation of Quepasa in the state of Delaware (referred to as “Proposal 3” or the “reincorporation proposal”);

4.
To approve an amendment to Quepasa’s 2006 Stock Incentive Plan authorizing an additional 2,000,000 shares to be available for grant (referred to as “Proposal 4” or the “Stock Incentive Plan proposal”); and

5.
To approve any adjournment of the Special Meeting, for any reason, including, if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes to approve one or more of the proposals (referred to as “Proposal 5” or the “adjournment proposal”).

Quepasa will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournments or postponements thereof. Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Special Meeting.

The Quepasa Board of Directors recommends that Quepasa shareholders vote “FOR” each of the proposals listed above.

The Quepasa Board of Directors has fixed the close of business on [—] as the record date for determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Only Quepasa shareholders of record at the close of business on the record date are entitled to receive notice of the Special Meeting, attend the Special Meeting and vote on all matters that properly come before the Special Meeting.

Your vote is very important. Whether or not you expect to attend the Special Meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible.  If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card provided by your broker, bank or other nominee.

The enclosed proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement. We urge you to read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes, carefully and in their entirety. If you have any questions concerning the proposed acquisition or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Quepasa common stock, please contact Quepasa’s proxy solicitor:  [—]

By Order of the Board of Directors of Quepasa,

/s/ John Abbott

John Abbott
Chairman of the Board
[—], 2011

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Quepasa from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from Quepasa at 324 Datura Street, Ste. 114, West Palm Beach, Florida 33401, Attention: Corporate Secretary or (561) 366-1249.

If you would like to request any documents, please do so by [—] in order to receive them before the Special Meeting.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 113.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or the SEC, by Quepasa, constitutes a prospectus of Quepasa under the Securities Act with respect to the shares of Quepasa common stock to be issued to holders of myYearbook’s common stock, preferred stock, options and warrants in connection with the Merger. This proxy statement/prospectus also constitutes a proxy statement for Quepasa under Section 14(a) of the Securities Exchange Act of 1934, or the Exchange Act. It also constitutes a notice of meeting with respect to the Special Meeting of Quepasa shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [—].  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Quepasa shareholders will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE QUEPASA SPECIAL MEETING
SUMMARY
The Companies
The Merger
Merger Consideration
Financing of the Merger
Special Meeting of Quepasa Shareholders
Reasons for entering into the Merger
Recommendation of the Quepasa Board of Directors
Opinion of Quepasa Corporation’s Financial Advisor
Interests and Voting Power of Directors, Executive Officers and their Affiliates
Ownership of Combined Entity
Expected Timing of the Merger
Representations, Warranties and Covenants in the Merger Agreement
Restrictions on Soliciting Other Transactions
Conditions to Completion of the Merger
Termination of the Merger Agreement
Termination Fees and Expense Reimbursement
Risk Factors
Accounting Treatment
Material U.S. Federal Income Tax Consequences of the Merger
No Dissenters’ Rights of Appraisal
Voting Agreements
Resale Restrictions
Sales Rights Agreement
Market Price and Dividend Information
Regulatory Approvals
Differences in Rights of Security Holders
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
Risks Relating to the Merger
Risks Relating to Quepasa
Risks Relating to myYearbook’s Business
PRO FORMA FINANCIAL INFORMATION
MYYEARBOOK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUESTIONS AND ANSWERS ABOUT THE QUEPASA SPECIAL MEETING

v

PROPOSAL 1: ISSUANCE OF SHARES IN CONNECTION WITH THE MERGER
THE MERGER
The Companies
Effects of the Merger
Background of the Merger
Reasons for entering into the Merger
Negotiations and Meetings
Financing of Merger
Interests of Quepasa Directors and Executive Officers in the Merger
Interests of myYearbook Directors and Executive Officers in the Merger
Board of Directors Post Merger
New Directors of Quepasa Post-Merger
Ownership of Quepasa Pre- and Post-Merger
myYearbook Executive and Director Compensation
myYearbook's Transactions with Related Persons
Severance Arrangements
Resale of Quepasa Common Stock
THE MERGER AGREEMENT
General
Merger Consideration
Payment and Exchange Procedures
Representations and Warranties
Material Adverse Effect
Conduct of Business Prior to the Effective Time of the Merger
No Solicitation
Special Meeting of the Shareholders; SEC Registration Statement
Change in Board Recommendation
Stock Exchange Listing
Public Announcements
Notification of Certain Matters
Indemnification
Tax Treatment
Employee Matters
Representation on the Quepasa Board of Directors and Executive Committee
Issuance of Quepasa Stock Options
Quepasa Reincorporation in Delaware
Other Covenants
Conditions to Completion of the Merger
Termination of the Merger Agreement
Fees and Expenses
Amendment and Waiver
Voting Agreements; Restrictions on Resales
Sale Rights Agreement
Opinion of Quepasa Corporation’s Financial Advisor
Material U.S. Federal Income Tax Consequences of the Merger
Accounting Treatment of the Merger
Differences in Rights of Security Holders
Pre-emptive Rights
PROPOSAL 2: AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK FROM 50 MILLION TO 100 MILLION SHARES
Description of the Amendment
Purpose and Effect
Possible Anti-Takeover Effects of the Amendment

PROPOSAL 3: REINCORPORATION OF QUEPASA FROM THE STATE OF NEVADA TO THE STATE OF DELAWARE
Summary
General Information
Reasons for the Reincorporation
Changes as a Result of Reincorporation
The Plan of Merger
Effect of Not Obtaining the Required Vote for Approval
Description of Quepasa’s Capital Stock Upon the Effectiveness of Reincorporation
Anti-Takeover Implications
Comparison of Quepasa’s and myYearbook’s Security Holders’ Rights Before and After the Reincorporation and/or Merger
Accounting Treatment under Reincorporation
Certain Federal Income Tax Consequences of Reincorporation
PROPOSAL 4: AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES UNDER THE PLAN
Administration
Eligibility
Limitations on Awards
Awards
Amendment and Termination
Federal Income Tax Consequences
Equity Compensation Plan Information
New Plan Benefits
PROPOSAL 5: ADJOURNMENT OF THE SPECIAL MEETING
NO DISSENTERS’ RIGHTS OF APPRAISAL
LEGAL MATTERS
EXPERTS
FUTURE QUEPASA SHAREHOLDER PROPOSALS
OTHER MATTERS PRESENTED AT THE SPECIAL MEETING
WHERE YOU CAN FIND MORE INFORMATION
MATERIAL CHANGES
INSIDER GUIDES UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2011 AND 2010
INSIDER GUIDES FINANCIAL STATEMENTS DECEMBER 31, 2010 AND 2009
Annex A	Merger Agreement
Annex B-1	Quepasa Voting Agreement
Annex B-2	myYearbook Voting Agreement
Annex B-3	Mexicans and Americans Trading Together, Inc. Voting Agreement
Annex C	Opinion of Raymond James & Associates, Inc.
Annex D	Plan of Merger – Reincorporation
Annex E	Amended and Restated Certificate of Incorporation (Quepasa Delaware)
Annex F	Amended and Restated Bylaws (Quepasa Delaware)

324 Datura Street, Ste. 114
West Palm Beach, Florida 33401
(561) 366-1249

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE QUEPASA SPECIAL MEETING

The following are some questions that you, as a shareholder of Quepasa and/or a shareholder of myYearbook, may have regarding the Merger and the Quepasa Special Meeting and brief answers to those questions.  We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:           Why am I receiving these materials?

A:           Quepasa and myYearbook have agreed to the acquisition of myYearbook by Quepasa under the terms of the Merger Agreement, which is described in further detail under the caption “The Merger Agreement” beginning on page 66 of this proxy statement/prospectus.  In order to complete the Merger and the issuance of shares of Quepasa common stock to myYearbook security holders as partial consideration for the Merger, Quepasa shareholders must approve the issuance of those shares and shares that Quepasa intends to issue in a related financing to fund all or some of the cash portion of the Merger consideration payable to myYearbook security holders.  Quepasa will hold a Special Meeting of its shareholders to seek this approval and the approval of certain additional proposals.  These materials describe the Merger, the proposed share issuance and the other proposals and are being sent to Quepasa shareholders as Quepasa’s proxy statement in connection with its Special Meeting.

These materials also constitute Quepasa’s prospectus in connection with its planned issuance of shares to myYearbook security holders as partial consideration for the Merger, whereby myYearbook security holders will exchange their myYearbook securities for shares of Quepasa common stock.  This document is not a proxy statement or information statement of myYearbook in connection with any matter upon which myYearbook may solicit proxies or consents from its security holders.

This document contains important information about the Merger, the Quepasa Special Meeting, the matters to be considered and voted upon by Quepasa shareholders at the Special Meeting and information about Quepasa and myYearbook.  You should read it carefully.

Q:           What is the Merger?

A:           The Merger is the proposed transaction through which Quepasa and myYearbook will combine the two companies.  The Merger will be accomplished under an Agreement and Plan of Merger by and among Quepasa Corporation, IG Acquisition Company, which we refer to as Merger Sub, and Insider Guides, Inc. (myYearbook’s formal corporate name) dated July 19, 2011, which we refer to as the Merger Agreement.  Pursuant to the Merger Agreement, myYearbook will merge with and into IG Acquisition Company, myYearbook’s separate corporate existence will cease, and IG Acquisition Company will survive as the wholly-owned subsidiary of Quepasa. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:           Why are Quepasa and myYearbook proposing the Merger?

A:           Quepasa and myYearbook believe that the Merger will make the combined company a market leader in social discovery.  myYearbook’s and Quepasa’s focus on social discovery, social gaming, virtual goods and brand advertising are very similar.  Their boards of directors believe that myYearbook’s platform for monetization and engagement and Quepasa’s growing user base will permit each company to capitalize on the other’s business strengths.

Q:           What is the value of the Merger consideration?

A:           In the Merger, while Quepasa will pay $18 million in cash and issue $82 million of shares of Quepasa common stock to myYearbook’s security holders, the exact value of the Merger consideration that myYearbook security holders receive will depend upon the price per share of Quepasa common stock leading up to and just prior to the effective time of the Merger as explained in the next question and answer, which we refer to as the Transaction Share Price.  Quepasa recommends that myYearbook security holders obtain current market quotations for Quepasa common stock.  myYearbook common and preferred stock have no established trading market.

Q:           How many shares of Quepasa common stock will Quepasa issue to myYearbook shareholders in connection with the Merger?

A:           The $82 million of Quepasa common stock will be issued based upon the Transaction Share Price, which will be the lesser of (A) $10 per share and (B) the average of (i) $7.5715 and (ii) the average closing price on the 20 trading days ending with the trading day three days prior to the closing of the Merger.  That price will not be known prior to or at the time of the Special Meeting or any meeting of myYearbook shareholders to consider and vote upon the Merger, and may be less than the current price at the time of the Special Meeting or any myYearbook stockholder meeting.  As a result, although the Merger consideration per share will not change, the number of shares of Quepasa common stock myYearbook security holders will receive will in fact fluctuate based upon changes in the trading price for Quepasa common stock.

Q:           What will each myYearbook security holder receive in the Merger?

A.           After holders of myYearbook’s Series A Preferred Stock and Series B Preferred Stock receive their liquidation preferences as described below, the remaining Merger consideration, which, on a per share basis, we refer to as the Merger Consideration Share Price, will be paid to the holders of myYearbook’s common stock and the holders of vested options to purchase myYearbook’s common stock.  The Merger Consideration Share Price is calculated by subtracting the liquidation preferences, which total $18,128,910.15, from $100 million and dividing that sum by the total number of myYearbook shares of common stock and preferred stock outstanding (including shares issuable upon exercise of vested options and warrants), treating all outstanding preferred stock on an as-converted-to-common-stock basis.

The Merger consideration will be paid partially in cash and partially in Quepasa common stock.  Because the holders of vested myYearbook options will receive only shares of Quepasa common stock as Merger consideration, while all other myYearbook security holders will receive their Merger consideration partially in cash and partially in shares of Quepasa common stock, the exact amount of cash and number of shares of Quepasa common stock that each myYearbook security holder (other than holders of vested options) will receive depends on (a) whether any myYearbook options are granted or forfeited or otherwise canceled prior to the effective time of the Merger, (b) the number of options that vest prior to the effective time of the Merger and (c) the number of vested options that are exercised prior to the completion of the Merger.

If the Merger had been completed on August 31, 2011, myYearbook security holders (other than holders of vested options) would have received Merger consideration consisting of approximately 19.71% in cash and 80.29% in Quepasa common stock.  If the Merger were to be completed on December 1, 2011 and assuming that (i) no additional options are granted or forfeited or otherwise canceled, (ii) outstanding options continue to vest in accordance with their respective schedules and (iii) no options are exercised between the date of this proxy statement/prospectus and December 1, 2011, myYearbook security holders (other than holders of vested options) would receive Merger consideration consisting of approximately 19.77% in cash and 80.23% in Quepasa common stock.

If the Merger is completed, myYearbook security holders will receive the following Merger consideration (paid in cash and shares of Quepasa common stock as described above):

•           Holders of myYearbook Common Stock. For each share of myYearbook common stock that they own, myYearbook shareholders will receive the Merger Consideration Share Price of $3.43.

•           Holders of myYearbook Series A Preferred Stock. For each share of myYearbook Series A Preferred Stock that they own, myYearbook shareholders will receive a liquidation preference of $1.0023 and the Merger Consideration Share Price of $3.43.

•           Holders of myYearbook Series B Preferred Stock.  For each share of myYearbook Series B Preferred Stock that they own, myYearbook shareholders will receive a liquidation preference of $3.04 and the Merger Consideration Share Price of $3.43.

•           Holders of vested myYearbook options. These option holders will receive $3.43 less the amount of the exercise price and an amount sufficient to cover required tax withholdings listed below.  Holders of vested myYearbook options will receive 100% of their Merger consideration in shares of Quepasa common stock.

Issue Dates	Exercise Price (to be deducted)	Estimated Taxes (to be deducted)
January 2007 through December 2007	$0.24	$0.116
January 2008 through July 2008	$0.34	$0.156
August 2008 through February 2009	$0.74	$0.277
March 2009 through February 2010	$0.42	$0.185
February 2010 through March 2011	$0.91	$0.311
March 2011 through present	$1.83	$0.345

•           Holders of myYearbook Series A Warrants. For each warrant to purchase myYearbook Series A Preferred Stock that they own, such holders will receive the same Merger consideration as the holders of Series A Preferred Stock are to receive, consisting of a liquidation preference of $1.0023 and the Merger Consideration Share Price of $3.43.

•           Holders of myYearbook Series B Warrants.  For each warrant to purchase myYearbook Series B Preferred Stock that they own, such holders will receive the same Merger consideration as the holders of Series B Preferred Stock are to receive, consisting of  a liquidation preference of $3.04 and the Merger Consideration Share Price of $3.43.

Q:           What are Quepasa shareholders being asked to vote upon in connection with the Special Meeting?

A:           Quepasa shareholders will be asked to consider and to vote upon five proposals in connection with the Special Meeting:

•
To approve the issuance of shares of Quepasa common stock in connection with the Merger, which includes the issuance of shares to myYearbook security holders as partial consideration for the Merger and the issuance of shares that Quepasa intends to issue in the related financing to help fund the cash portion of the Merger consideration payable to myYearbook security holders;

•	To approve an increase in Quepasa’s authorized common stock from 50 million to 100 million shares;

•	To approve the reincorporation of Quepasa in Delaware;

•	To approve an amendment to Quepasa’s 2006 Stock Incentive Plan authorizing an additional 2,000,000 shares to be available for grant; and

•
To approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies in favor of the proposal if there are not sufficient votes to approve one or more of the proposals.

No separate approval of the Merger Agreement or Merger by Quepasa shareholders is necessary; Quepasa shareholders are not being asked to vote upon the Merger Agreement or the Merger.

Q:           What vote of Quepasa shareholders is required to approve each of the proposals?

A:           The table below describes the vote required to approve each of the proposals.

	Proposal		Vote Required

•
Approval of the issuance of shares of Quepasa common stock in connection with the Merger, which includes the issuance of shares to myYearbook security holders as partial consideration for the Merger and the issuance of shares that Quepasa intends to issue in the related financing to help fund the cash portion of the Merger consideration payable to myYearbook security holders.

		•	The affirmative vote of the majority of the votes cast.
•	Approval of an increase in Quepasa’s authorized common stock from 50 million to 100 million shares.	•	The affirmative vote of the holders of a majority of the shares outstanding.
•	Approval of the reincorporation of Quepasa in Delaware.	•	The affirmative vote of the holders of a majority of the shares outstanding.

•	Approval of an amendment to Quepasa’s 2006 Stock Incentive Plan authorizing an additional 2,000,000 shares to be available for grant.	•	The affirmative vote of the majority of the votes cast.
•	To approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes to approve one or more of the proposals.	•	The affirmative vote of the majority of the votes cast.

Q:           How does the Quepasa board of directors recommend that Quepasa shareholders vote with respect to the Quepasa proposals?

A:           The Quepasa board of directors recommends that Quepasa shareholders vote “FOR” each of the Quepasa proposals to be considered and voted upon at the Special Meeting.

Q:           Are there any Quepasa shareholders already committed to voting in favor of the proposals?

A:           Yes. Pursuant to voting agreements entered into with myYearbook, Quepasa directors, executive officers and certain shareholders have agreed to vote their shares of Quepasa common stock in favor of the share issuance proposal. The shares held by such directors, officers and shareholders collectively represented approximately 11.3% of the outstanding shares of Quepasa common stock as of August 23, 2011.  For a more complete description of these voting agreements, see “Voting Agreements; Restrictions on Resales” beginning on page 78 of this proxy statement/prospectus.  The forms of voting agreement are also attached to this proxy statement/prospectus as Annex B-1, B-2and B-3.

Q:           What happens if the share issuance proposal is not approved?

A:           If the share issuance proposal is not approved, the Merger cannot be completed because Quepasa will not be able to issue shares to myYearbook security holders as partial consideration for the Merger, nor will it be able to issue additional shares for cash in the related financing to help fund the cash portion of the Merger consideration.

Q:           What happens if the proposal to increase Quepasa’s authorized common stock is not approved?

A:           While the approval of this proposal is not a condition to completion of the Merger, Quepasa will have a limited number of authorized shares of common stock available for grants to employees, consultants and directors, which may affect Quepasa’s ability to retain and recruit people.  We will also be limited in our ability to make future acquisitions using Quepasa’s stock and in raising additional capital through new issuances of shares.

Q:           What happens if the Delaware reincorporation proposal is not approved?

A:           Quepasa will remain a Nevada corporation and subject to Nevada law and its existing articles of incorporation and bylaws will continue to apply.  The approval of this proposal is not a condition to completion of the Merger

Q:           What happens if the proposal to amend Quepasa’s 2006 Stock Incentive Plan to authorize an additional 2,000,000 shares to be available for grant is not approved?

A:           Quepasa will be unable to make additional grants to employees, consultants and directors, which may affect Quepasa’s ability to retain and recruit people.  The approval of this proposal is not a condition to completion of the Merger.

Q:           How will Quepasa pay the cash portion of the Merger consideration?

A:           Quepasa currently plans to pay the $18 million cash portion of the Merger consideration using a combination of its available cash resources and funds obtained through the sale of newly-issued shares of its common stock in a transaction that we sometimes refer to as the “related financing.”  Quepasa has already received a $5 million financing commitment from Mexicans & Americans Trading Together, Inc., who we refer to as MATT, Inc., which is a large existing Quepasa shareholder.

Q:           What is required to complete the Merger?

A:           Important conditions to the completion of the Merger include:

•	Quepasa shareholder approval of the share issuance proposal;

•	myYearbook shareholder approval of the Merger; and

•	Satisfaction or waiver of all of the other conditions to completion of the Merger. For a description of these conditions, see the section entitled “The Merger Agreement” beginning on page 66.

Q:           Could the Quepasa stock price affect the closing of the Merger?

A:           Yes.  If the closing price of Quepasa common stock as of the day three days prior to the closing of the Merger is less than $5.00, either Quepasa or myYearbook has the right to terminate the Merger Agreement.  In addition, if the Transaction Share Price is less than $5.00 per share, either Quepasa or myYearbook has the right to terminate the Merger Agreement.

Q:           When do Quepasa and myYearbook expect to complete the Merger?

A:           Quepasa and myYearbook currently expect to complete the Merger in the fourth quarter of 2011.  Completion of the Merger will only be possible, however, after all conditions to the completion of the Merger contained in the Merger Agreement are satisfied or waived, including Quepasa shareholder approval of the share issuance proposal and myYearbook shareholder approval of the Merger.  It is possible that factors outside of either company’s control could require them to complete the Merger at a later time or not complete it at all.

Q:           What are the United States federal income tax consequences of the Merger?

A:           The Merger is intended to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, or the Code. See page 84 for a further description of the material U.S. Federal income tax consequences of the Merger.

Q:           What effect will the Merger have on Quepasa shareholders?

A:           Quepasa shareholders will continue to hold the same number of shares of Quepasa common stock after the Merger. The issuance of the shares of Quepasa common stock to myYearbook security holders in connection with the Merger and the issuance of shares in the related financing will dilute the ownership of existing Quepasa shareholders.

Assuming a Transaction Share Price of $7.5715, Quepasa would issue 10,830,086 shares to myYearbook security holders for the stock portion of the Merger consideration.  In addition, assuming a sales price per share of $7.5715, Quepasa would also issue approximately: (i) 1.3 million additional shares in order to raise $10 million or (ii) 2.4 million additional shares in order to raise the full $18 million needed to fund the cash portion of the Merger consideration.  Quepasa estimates that if $10 million is raised existing Quepasa shareholders would own approximately ___% and if $18 million is raised existing Quepasa shareholders would own approximately ___% of the shares of Quepasa common stock outstanding immediately following the Merger (assuming a Transaction Share Price and related financing sales price of $7.5715).  For a discussion of the assumptions relating to these estimates, please see the section of this proxy statement/prospectus entitled “Ownership of Quepasa Pre- and Post-Merger” beginning on page 62.

Q:           Are there risks that Quepasa shareholders and myYearbook security holders should consider?

A:           Yes. You should carefully review the section entitled “Risk Factors” beginning on page 17 of this proxy statement/prospectus, which discusses risks and uncertainties related to the Merger, the combined companies and the business and operations of each of Quepasa and myYearbook.  In addition, you are encouraged to read Quepasa’s publicly filed documents incorporated by reference into this proxy statement/prospectus.

Q:           When and where will the Quepasa Special Meeting take place?

A:           The Special Meeting will be held at [ • ] on [ • ] at [ • ], New York time.

Q:           Who may attend and vote at the Quepasa Special Meeting?

A:           All Quepasa shareholders of record as of the close of business on [ • ], 2011 may vote at the Special Meeting. Each Quepasa shareholder is entitled to one vote for each share of Quepasa common stock owned as of that record date.

If your shares of Quepasa common stock are registered directly in your name with the transfer agent, you are the shareholder of record with respect to those shares, and the proxy statement/prospectus and Quepasa proxy card are being sent directly to you.  If you are a Quepasa shareholder of record, you may attend the Special Meeting and vote your Quepasa shares in person.  However, even if you plan to attend the Special Meeting in person, please sign and return the enclosed Quepasa proxy card or vote your shares by telephone or via the Internet to ensure that your shares will be represented at the Special Meeting if you are unable to attend.

If your shares of Quepasa common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares that are held in “street name,” and the proxy statement/prospectus is being forwarded to you by your broker or other nominee together with a voting instruction card to for you to return to your broker or other nominee to direct them to vote on your behalf.  As the beneficial owner, you are also invited to attend the Special Meeting.  However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

Q:           What do I need to do now?  How do I vote?

A:           If you are a record holder of Quepasa common stock:

Quepasa shareholders who are record holders of their Quepasa common stock should read this proxy statement/prospectus carefully and then complete and sign the proxy card and return it in the enclosed envelope or vote their shares by telephone or via the Internet. This will enable their shares to be represented at the Special Meeting.

A:           If your shares of Quepasa common stock are held in “street name” by your broker or other nominee:

If your shares are held in “street name” in an account at your broker or another nominee, you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you.  Brokers usually offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone or over the Internet.  If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.”  Brokers will not have discretionary authority to vote on any of the proposals being submitted to a vote of Quepasa shareholders at the Special Meeting.

Q:           What happens if I do not return my proxy card or if I abstain from voting?

A:           If you fail to send in a proxy card or vote at the Special Meeting or if your shares are held in “street name” and you fail to instruct your broker how to vote your shares, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Special Meeting.  If you fail to send in your proxy card or fail to instruct your broker how to vote (resulting in a “broker non-vote”), this will have the same effect as voting “AGAINST” the proposal to increase in Quepasa’s authorized common stock from 50 million to 100 million shares and the proposal to approve the reincorporation of Quepasa in Delaware. If you fail to send in your proxy card or fail to instruct your broker how to vote (resulting in a “broker non-vote”), because no vote will have been cast, this will have no effect on the outcome of the share issuance proposal or the proposal to approve an amendment to Quepasa’s 2006 Stock Incentive Plan authorizing an additional 2,000,000 shares to be available for grant.  If you fail to send in your proxy card, this will have no effect on the outcome of the proposal to adjourn the Special Meeting to solicit additional proxies, if necessary.

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but specifically indicates an abstention from voting on one or more of the proposals.  If you submit a proxy card or provide proxy instructions to your broker or other nominee and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting, but will not be voted at the Special Meeting. As a result, your abstention will have the same effect as voting “AGAINST” each of the proposals.

If you do not include any instructions on a properly executed proxy or voting instruction card, your shares will be voted “FOR” each of the proposals.

Q:           May I revoke or change my vote after I have sent in my proxy card or provide proxy instructions to my broker?

A:           Yes.  If you are a holder of record of Quepasa shares, you may change your vote at any time before your proxy is voted at the Special Meeting by:

•	delivering a signed written notice of revocation to the Corporate Secretary of Quepasa at:

324 Datura Street, Ste. 114, West Palm Beach, FL 33401, Attention: Corporate Secretary

•	signing and delivering a new, valid proxy bearing a later date; or

•	attending the Special Meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” you must contact your broker or other nominee to change your vote.

Q:           Do I have dissenters’ or appraisal rights in connection with any of the proposals?

A:           No.  There are no dissenters’ rights, appraisal rights or similar rights available to Quepasa shareholders in connection with any of the proposals or the Merger.

Q:           Who is paying for Quepasa’s proxy solicitation?

A:           Quepasa will bear the cost of soliciting proxies for the Special Meeting. Quepasa’s directors, officers and employees may solicit proxies by telephone and facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies.  Quepasa has retained [ • ] to assist it in the solicitation of proxies.  Quepasa expects to pay [—] a fee of [—] for its services plus [—] per shareholder called by telephone and also reimburse it for expenses.  Quepasa also will request that banks, brokerage firms, custodians, trustees, nominees, fiduciaries and other similar record holders forward the solicitation materials to the beneficial owners of common stock held of record by such person, and Quepasa will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:           What should I do if I receive more than one set of voting materials for the Special Meeting?

A:           You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record of Quepasa common stock and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:           Whom should I contact if I have any questions?

A:           Please contact:  [ • ]

SUMMARY

This summary highlights certain information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the Merger and the matters to be considered and voted upon at the Quepasa Special Meeting, you should read this proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. In addition, you should read the information Quepasa has incorporated by reference into this proxy statement/prospectus, which includes important information about Quepasa that has been filed with the SEC.  See the section entitled “Where You Can Find More Information” beginning on page 113, which describes how you may obtain the information incorporated by reference into this proxy statement/prospectus without charge.  We have included page references in this summary to direct you to a more complete description of the topics presented below.

In this proxy statement/prospectus “Quepasa” refers to Quepasa Corporation, and where appropriate, its subsidiaries, “myYearbook” refers to Insider Guides, Inc., and where appropriate, its subsidiaries and “Merger Sub” refers to IG Acquisition Company. In addition, the “Merger” refers to the proposed merger of myYearbook with and into Merger Sub and the “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of July 19, 2011, by and among Quepasa, Merger Sub and myYearbook.  When this proxy statement/prospectus refers to the “combined company,” it means Quepasa and myYearbook and their respective subsidiaries, collectively, after completion of the Merger.

The Companies (See page 50)

Quepasa Corporation

Quepasa is a social media technology company which owns Quepasa.com, a leading online social network and game platform for the Latino community, Quepasa Games, a cross platform social game development studio, and Quepasa DSM, a cross platform social advertising and contest platform.  Quepasa.com provides fun, interactive, and easy to use social tools, and rich multimedia content in English, Spanish and Portuguese to embrace Latinos everywhere, and empower them to connect online, compete in contests and games and share their interests, ideas, and activities.

Our common stock is traded on the NYSE Amex under the symbol “QPSA.”

The principal executive offices of Quepasa are located at 324 Datura Street, Ste. 114, West Palm Beach, Florida 33401, and its telephone number is (561) 366-1249.

For more information on Quepasa, see the reports and other information Quepasa files with the SEC, including its annual report on Form 10-K for the year ended December 31, 2010.  These filings may be viewed on the Internet at www.sec.gov/edgar/searchedgar/companysearch.html.  Additional information about Quepasa is included in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 113.

Insider Guides, Inc.

Insider Guides, Inc. owns and operates myYearbook.com, a social networking site.  We refer to Insider Guides, Inc. as “myYearbook” in this proxy statement/prospectus.  myYearbook’s mission is to provide its users a platform that makes meeting new people fun and easy - whether online or via mobile phone. myYearbook combines innovative social and mobile games, a location-based news feed, video chat, and a robust virtual currency called “Lunch Money” to facilitate introductions and break the ice among its users.

myYearbook is a private company and therefore has no established trading market for its common stock.

The principal executive offices of myYearbook are located at 280 Union Square Drive, New Hope, Pennsylvania 18938, and its telephone number is
(215) 862-1162.

IG Acquisition Company

Merger Sub is a wholly-owned subsidiary of Quepasa and was incorporated in Delaware in July 2011, solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (see page 50)

The Merger will be accomplished pursuant to the Merger Agreement.  Pursuant to the Merger Agreement, myYearbook will merge with and into Merger Sub, myYearbook’s separate corporate existence will cease, and Merger Sub will survive as the wholly-owned subsidiary of Quepasa.  The surviving company will change its name to Insider Guides, Inc.

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.  Quepasa encourages you to read the entire Merger Agreement carefully because it is the principal document governing the Merger.

Merger Consideration (see page 67)

In the Merger, Quepasa will pay $18 million in cash and issue $82 million of shares of Quepasa common stock to myYearbook’s security holders. The exact value of the Merger consideration that myYearbook security holders receive will depend upon the price per share of Quepasa common stock leading up to and just prior to the effective time of the Merger.

Financing of the Merger (see page 61)

The cash portion of the Merger consideration payable to myYearbook security holders is $18 million. Quepasa currently plans to pay the $18 million cash portion of the Merger consideration using a combination of its available cash resources and funds obtained through the sale of newly-issued shares of its common stock.  The Merger Agreement requires Quepasa to complete an equity financing of at least $10 million in order to fund the cash portion of the Merger consideration, which we sometimes refer to in this proxy statement/prospectus as the “related financing.”  Quepasa has received a $5 million financing commitment from MATT, Inc., a large shareholder of Quepasa.  The financing commitment provides for MATT, Inc. to purchase shares of common stock at the lesser of: (i) the Transaction Share Price and (ii) 85% of the average closing price of Quepasa’s common stock during the 20 trading days ending with the trading day three days prior to the closing of the Merger.  MATT, Inc. will also receive registration rights, and certain participation rights and first right of refusal rights with respect to the remaining amounts Quepasa will seek to raise in the related financing.

Special Meeting of Quepasa Shareholders

The Special Meeting of Quepasa shareholders will be held on [ • ] at [ • ] at the [ • ].  All Quepasa shareholders of record as of the close of business on [ • ], 2011 may vote at the Special Meeting. Each Quepasa shareholder is entitled to one vote for each share of Quepasa common stock owned as of that record date.

At the Special Meeting, Quepasa shareholders will be asked to consider and to vote upon five proposals:

•
to approve the issuance of shares of Quepasa common stock in connection with the Merger, which includes the issuance of shares to myYearbook security holders as partial consideration for the Merger and the issuance of shares that Quepasa intends to issue in the related financing to help fund the cash portion of the Merger consideration payable to myYearbook security holders (referred to as “Proposal 1” or the “share issuance proposal”);

•	to approve an increase in Quepasa’s authorized common stock from 50 million to 100 million shares (referred to as “Proposal 2”);

•	to approve the reincorporation of Quepasa in Delaware (referred to as “Proposal 3” or the “reincorporation proposal”);

•
to approve an amendment to Quepasa’s 2006 Stock Incentive Plan authorizing an additional 2,000,000 shares to be available for grant (referred to as “Proposal 4” or the “Stock Incentive Plan proposal”); and

•
to approve any adjournment of the Special Meeting, for any reason, including, if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes to approve one or more of the proposals (referred to as “Proposal 5” or the “Adjournment Proposal”).

No separate approval of the Merger Agreement or Merger by Quepasa shareholders is necessary; Quepasa shareholders are not being asked to vote upon the Merger Agreement or Merger.

Reasons for entering into the Merger (see page 56)

In evaluating the Merger, including the issuance of the shares of Quepasa common stock in connection with the Merger and the related financing, the Quepasa Board of Directors, or the Board, consulted with Quepasa management, and, in reaching its decision to recommend the issuance of shares of our common stock in connection with the Merger, the Quepasa Board considered a number of factors including myYearbook’s focus on social discovery, its growing numbers of United States members, its mobile phone applications and its retention and monetization expertise. The Board also relied on the opinion of Raymond James & Associates, Inc.  See “Opinion of Quepasa Corporation’s Financial Advisor” beginning on page 78 of this proxy statement/prospectus.

The myYearbook board of directors believes that the merger of Quepasa and myYearbook will provide the combined company with the opportunity to be a market leader in social discovery.  The combination of the two companies is expected to provide myYearbook greater growth prospects and higher shareholder value than if myYearbook continued to operate alone. The  myYearbook board of directors believes that by more than doubling the number of registered users, entering international markets, and increasing the size of the development team, the combined entity can build a global brand for social discovery.

Recommendation of the Quepasa Board of Directors (see page 87)

After careful consideration, Quepasa’s Board determined that: (i) issuing shares of Quepasa’s common stock in connection with the Merger, (ii) amending Quepasa’s Articles of Incorporation to increase our authorized common stock to 100 million shares, (iii) reincorporating in Delaware, (iv) amending the 2006 Stock Incentive Plan, or the Plan, to increase the shares available for grant under the Plan by 2,000,000 shares and (v) adjourning the Special Meeting, for any reason, including if necessary, to solicit additional proxies, are each in the best interest of Quepasa and its shareholders.  Our Board recommends that you vote “FOR” each of the proposals.

Opinion of Quepasa Corporation’s Financial Advisor (see page 78)

Quepasa retained Raymond James & Associates, Inc., referred to herein as Raymond James, to deliver its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Quepasa to myYearbook pursuant to the Merger Agreement.  The fee paid to Raymond James by Quepasa for its services was $325,000.  Raymond James provided its opinion to the Quepasa Board in connection with its consideration of the transactions contemplated by the Merger Agreement, and its opinion does not constitute a recommendation as to how any holder of Quepasa common stock should vote with respect to approving the issuance of additional shares of Quepasa common stock in connection with the proposed Merger or any other proposal to be considered and voted upon at the Special Meeting. The full text of the Raymond James opinion, which sets forth assumptions made, matters considered and limitations on and qualifications to the review undertaken by Raymond James in connection with its opinion, is attached as Annex C to this proxy statement/prospectus.

Quepasa urges its shareholders to read the opinion carefully.

Interests and Voting Power of Directors, Executive Officers and their Affiliates (see page 61)

Neither Quepasa nor any of our executive officers or directors beneficially owns any of myYearbook’s outstanding securities.  Five current directors of Quepasa, [ • ], and three current directors of myYearbook, Geoffrey Cook, Richard Lewis, and Terry Herndon (or replacement designees selected by myYearbook) are expected to serve as directors of Quepasa after the Merger.  In addition, a condition of the closing of the Merger is that certain key employees of myYearbook enter into multi-year employment agreements with Quepasa providing them with base salaries and potential bonus compensation, the right to receive stock options and severance.  Mr. Cook will be appointed Chief Operating Officer of Quepasa and also will serve as President of the Consumer Internet Division.

Approval of the issuance of Quepasa shares in connection with the Merger and the related financing by Quepasa shareholders requires the affirmative vote of the majority of the votes cast at the Special Meeting. As of the record date for the Special Meeting, the directors and executive officers of Quepasa, together with their affiliates, owned approximately 1.9 million shares of Quepasa common stock, entitling them to exercise approximately [ • ]% of the voting power of the Quepasa common stock at the Special Meeting.

Ownership of Combined Entity (see page 62)

As of the effective time of the Merger, the ownership of Quepasa outstanding common stock will be approximately as follows:

	Assuming $10 Million Raise	Assuming $18 Million Raise
Existing Quepasa shareholders (1)	60.1%	58.0%
Existing myYearbook security holders (1)	37.6%	36.3%

(1)  Assumes the Transaction Share Price will be $7.5715 per share.

Expected Timing of the Merger

Quepasa and myYearbook currently expect to complete the Merger in the fourth quarter of 2011.  Completion of the Merger is subject to all conditions to closing being satisfied or waived.  It is possible that factors outside of either company's control could require Quepasa and myYearbook to complete the Merger at a later time or not complete it at all.

Representations, Warranties and Covenants in the Merger Agreement (see page 68)

Quepasa and myYearbook have made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, each of Quepasa and myYearbook is required, among other things, to conduct its business in the ordinary course in all material respects during the interim period between the execution of the Merger Agreement and the closing of the Merger.

Restrictions on Soliciting Other Transactions (see page 71)

The Merger Agreement provides that neither Quepasa nor myYearbook may solicit alternative business combination transactions and, subject to certain exceptions, may not engage in discussions or negotiations regarding any alternative business combination transaction.

Conditions to Completion of the Merger (see page 75)

The obligations of Quepasa and myYearbook to complete the Merger are subject to the satisfaction (or waiver, where permitted) of the following conditions:

•	approval by Quepasa shareholders of the share issuance proposal;

•
approval of the Merger and Merger Agreement by the holders of at least the majority of the outstanding shares of myYearbook common stock and 70% of the outstanding shares of myYearbook preferred stock;

•	the registration statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the Securities and Exchange Commission;

•	authorization of listing on the NYSE Amex of the shares of Quepasa common stock to be issued in connection with the Merger, subject to official notice of issuance;

•	completion of an equity financing transaction by Quepasa of at least $10 million in order to partially fund the cash portion of the Merger consideration;

•	no material adverse effect (or any change, event or development that could reasonably be expected to have a material adverse effect) shall have occurred with respect to Quepasa or myYearbook;

•	the representations and warranties of the other party in the Merger Agreement shall be true and correct in all material respects (subject to certain limitations and exclusions);

•	all agreements and obligations of the other party shall have been complied with in all material respects;

•	the closing price of Quepasa common stock as of three days prior to the closing of the Merger shall not be less than $5.00;

•	the Transaction Share Price shall not be less than $5.00;

•	the total number of dissenting shares shall not exceed five percent (5%) of the total number of issued and outstanding shares of myYearbook’s capital stock;

•
no statute, rule, regulation, writ, order, temporary restraining order or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal; and

•
no person or governmental agency has instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger.

Termination of the Merger Agreement (see page 76)

Quepasa and myYearbook may mutually agree to terminate the Merger Agreement at any time prior to effectiveness of the Merger.  Either party may also terminate the Merger Agreement if:

•	the Merger is not completed by January 19, 2012;

•	a statute, rule, regulation or executive order is enacted or entered prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement;

•	a court or other government entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

•
the other party has breached any of its representations or warranties or failed to perform any of the obligations to be performed by and under the Merger Agreement and such breach or failure to perform (i) will result in the failure by such party to satisfy the closing conditions with respect to the accuracy of such parties representations and warranties or the performance by such party of its obligations and (ii) is incapable of being cured or has not been cured by the later of 20 business days of written notice of the breach;

•	a “Triggering Event” (described below) has occurred with respect to the other party; or

•
after complying with the terms of the Merger Agreement relating to considering alternative business combination transactions, it determines to pursue an alternative business combination transaction instead of the Merger.

Triggering Events generally involve: (i) the failure of the Board of Directors of one of the parties to recommend the share issuance (in the case of Quepasa) or the Merger (in the case of myYearbook), (ii)  the failure to recommend that their security holders reject a competing tender offer, (iii) the Board of Directors of either Quepasa or myYearbook has approved or recommended an alternative business combination, or (iv) either company has entered into a letter of intent or agreement with respect to an alternative business combination.

Termination Fees and Expense Reimbursement (see page 77)

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses.  However, under certain circumstances, including termination of the Merger Agreement by either Quepasa or myYearbook as a result of a Triggering Event, the other party will reimburse the party entitled to reimbursement up to $1 million of such party’s expenses.  If following a termination due to a Triggering Event, the party causing the Triggering Event enters into a letter of intent or definitive agreement within 12 months of the termination through which such party is to be acquired by a third party (or if certain similar events occur), the other party shall be entitled to a termination fee of $3 million (less any previously-reimbursed expenses).

Risk Factors (see page 17)

You should carefully review the section entitled “Risk Factors” beginning on page 17 of this proxy statement/prospectus, which discusses risks and uncertainties related to the Merger, the combined companies and the business and operations of each of Quepasa and myYearbook.

Accounting Treatment (see page 87)

Quepasa prepares its financial statements in accordance with the accounting principles generally accepted in the United States of America, which are referred to as GAAP. The Merger will be accounted for using the acquisition method of accounting.

Material U.S. Federal Income Tax Consequences of the Merger (see page 84)

The Merger is intended to qualify as a “reorganization” under Section 368(a) of the Code, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger” on page 84.

No Dissenters’ Rights of Appraisal (see page 112)

Under Nevada law, the holders of shares of Quepasa common stock are not entitled to dissenters’ rights of appraisal in connection with any of the proposals to be considered and acted upon at the Special Meeting.  In addition, because the Merger is not subject to Quepasa shareholder approval under Nevada law, the holders of shares of Quepasa common stock are not entitled to dissenters’ rights of appraisal in connection with the Merger.

myYearbook security holders will have certain dissenters’ rights under Delaware law with respect to the Merger which rights will be described in separate materials to be provided by myYearbook to its security holders in connection with their consideration and vote to approve the Merger. This proxy statement/prospectus is only seeking Quepasa shareholder votes.

Voting Agreements (See page 78)

Certain Quepasa directors, executive officers and shareholders have agreed to vote their shares of Quepasa common stock in favor of the issuance of the Quepasa shares in connection with the Merger and the related financing. The shares held by these Quepasa directors, officers and shareholders collectively represented approximately 11.3% of the outstanding shares of Quepasa common stock as of August 23, 2011.  In addition, each of the directors and executive officers of myYearbook and certain other shareholders of myYearbook agreed to vote in favor of the approval and adoption of the Merger Agreement and approval of the Merger.  The securities held by these myYearbook directors, officers and shareholders are sufficient to approve and adopt the Merger Agreement and approve the Merger at myYearbook’s special meeting of its shareholders.  Each of these Quepasa and myYearbook security holders also has agreed to certain transfer restrictions on their securities until completion of the Merger.

Resale Restrictions (See page 78)

Thirty percent of the shares issued to the myYearbook security holders in the Merger will have no resale restrictions and may be immediately sold following the closing of the Merger. The remaining shares held by the myYearbook security holders will be subject to restrictions on sales following the closing of the Merger as follows:

•	After one month following the closing of the Merger, each shareholder may sell up to an additional 35% of the shares of Quepasa common stock held by such shareholder; and
•	After two months following the closing of the Merger, the resale restrictions lapse entirely and each shareholder may sell all of the shares of Quepasa common stock held by such shareholder.

In each case, shares of Quepasa common stock owned or controlled by myYearbook security holders who become “affiliates” of Quepasa following the Merger may only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act.

Sales Rights Agreement (see page 78)

Quepasa and certain myYearbook security holders entered into a Sales Rights Agreement which provides for the security holders to have certain registration rights with respect to the shares of Quepasa common stock they acquire in the Merger. If during the 24 month period following the closing of the Merger, Quepasa proposes to sell common stock in a public or private offering, these myYearbook security holders will have the opportunity to participate and sell their shares of common stock in the offering, subject to certain limitations and conditions.

Market Price and Dividend Information

On July 19, 2011, the date immediately preceding the announcement of the Merger, Quepasa common stock closed at $7.13 and on [ • ], 2011, the date immediately preceding the date of this proxy statement/prospectus Quepasa common stock closed at $[ • ].  Following the consummation of the Merger, Quepasa’s common stock, including the shares of Quepasa common stock issued in connection with the Merger and in the related financing is expected to continue to trade on the NYSE Amex. Following the Merger, Quepasa currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its shareholders in the foreseeable future.

Regulatory Approvals

Quepasa must comply with applicable securities laws in connection with the issuance of shares of Quepasa common stock in connection with the Merger and the related financing transaction.  In addition, Quepasa must obtain approval of the NYSE Amex to list the shares of common stock to be issued in connection with the Merger and the related financing transaction.

Differences in Rights of Security Holders (see page 92)

Due to differences between the states of incorporation and the governing documents of Quepasa and myYearbook, myYearbook security holders receiving Quepasa common stock in connection with the Merger will have different rights once they become Quepasa shareholders.  The material differences are described in detail under the section entitled “Comparison of Quepasa's and myYearbook's Security Holder's Rights Before and After the Reincorporation and/or Merger” on page 92.  One of the proposals to be considered and voted upon by Quepasa shareholders at the Special Meeting is the reincorporation of Quepasa in Delaware.  If the proposal is approved by Quepasa shareholders, Quepasa will re-incorporate in Delaware shortly following the Merger, and, if that were to occur, the differences in the rights of security holders would be limited to the differences between the governing documents of Quepasa and myYearbook as described on page 92.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  Specific forward looking statements include, without limitation, statements regarding the following:

•	The number of shares of Quepasa common stock to be issued;
•	The effects of the Merger on our shareholders;
•	The anticipated timing of the completion of the Merger;
•	The anticipated benefits expected from the Merger; and
•	The expected federal tax consequences from the Merger.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this proxy statement/prospectus and the incorporated documents. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and or that are disclosed in our incorporated documents.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for the proposal to approve the share issuance and to purchase or sell Quepasa common stock. See the section entitled “Where You Can Find More Information” beginning on page 113.

Risks Relating to the Merger

Because the market price of Quepasa common stock will fluctuate, myYearbook security holders cannot be sure of the exact value of the Merger consideration they will receive.

Upon the closing of the Merger, each myYearbook security holder will receive Merger consideration consisting of cash and shares of Quepasa common stock.  Not including the cash value of a fractional share of Quepasa common stock, 18% of the Merger consideration will consist of cash and 82% will consist of Quepasa common stock.  However, the Transaction Share Price (or the value of a share of Quepasa common stock used in determining the number of shares of Quepasa common stock to be issued) may be less than or more than the market price of Quepasa common stock as of the date of this proxy statement/prospectus, at the time of the Special Meeting or as of the closing of the Merger.  Additionally, the price of Quepasa common stock can fluctuate between the time of the closing of the Merger and the time that myYearbook security holders receive their shares of Quepasa common stock as Merger consideration, so that myYearbook security holders will be subject to the risk of a decline in the price of Quepasa common stock during that period.  Quepasa’s stock price may also fluctuate following the Merger due to a variety of factors, many of which are beyond our control.

Quepasa and myYearbook may not realize all of the anticipated benefits of the Merger.

The success of the Merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of Quepasa and myYearbook. To realize the anticipated benefits of the Merger, the combined company must successfully integrate the businesses of Quepasa and myYearbook. This integration will be complex and time-consuming.

Potential difficulties Quepasa and myYearbook may encounter include, among others:

•	unanticipated issues in integrating logistics, information, communications and other systems;

•	integrating personnel from the two companies while maintaining focus on providing a consistent, high quality level of service;

•	integrating complex systems, technology, networks and other assets of myYearbook in a seamless manner that minimizes any adverse impact on, suppliers, employees and other constituencies;

•
performance shortfalls at one or both of the companies as a result of the diversion of management's attention from day-to-day operations caused by activities surrounding the completion of the Merger and integration of the companies’ operations;

•	potential unknown liabilities, liabilities that are significantly larger than anticipated, unforeseen expenses or delays associated with the Merger and the integration process;

•	unanticipated changes in applicable laws and regulations;

•
the impact on Quepasa’s internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002, including, but not limited to, complexities that arise as a result of integrating the accounting system and internal controls of a private with that of a public company; and

•	complexities associated with managing the larger, combined business.

Some of these factors are outside the control of either company.

Quepasa has not completed a merger or acquisition comparable in size or scope to the Merger. The failure of the combined company, after the Merger, to successfully integrate the operations of Quepasa and myYearbook or otherwise to realize any of the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect its results of operations. The integration process maybe more difficult, costly or time-consuming than anticipated, which could cause Quepasa’s stock price to decline.

The pendency of the Merger could adversely affect Quepasa’s stock price and could adversely affect Quepasa’s and myYearbook’s respective businesses, financial condition, results of operations or business prospects.

While neither Quepasa nor myYearbook is aware of any significant adverse effects to date, the pendency of the Merger could disrupt either or both of their businesses in a number of ways, including:

•
the attention of Quepasa’s and/or myYearbook’s management may be directed toward the completion of the Merger and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might otherwise be beneficial to them;

•
certain customers, suppliers, business partners and other persons with whom Quepasa and/or myYearbook have a business relationship may delay or defer certain business decisions or seek to terminate, change or renegotiate their relationship with Quepasa or myYearbook as a result of the Merger, whether pursuant to the terms of their existing agreements or otherwise; and

•
current and prospective employees may experience uncertainty regarding their future roles with the combined company, which might adversely affect Quepasa’s and/or myYearbook’s ability to retain, recruit and motivate key personnel.

Provisions of the Merger Agreement limit Quepasa’s and myYearbook’s ability to pursue other business combinations and may deter third parties from proposing alternative transactions.

The Merger Agreement contains provisions that make it difficult for Quepasa or myYearbook to entertain a third-party proposal for an acquisition of Quepasa or myYearbook. These provisions include a general prohibition against solicitation or engaging in discussions or negotiations regarding any alternative acquisition proposal by each of Quepasa and myYearbook and a requirement that Quepasa and myYearbook pay a termination fee of $3 million to the other party and/or reimburse the other party’s fees and expenses up to $1 million if the Merger Agreement is terminated under certain circumstances.  See the Sections entitled “Termination of the Merger Agreement” and “Fees and Expenses” beginning on pages 76 and 77, respectively.

These provisions might discourage a third party that might otherwise be interested in making a proposal from considering or proposing an acquisition of either Quepasa or myYearbook, including an acquisition or similar transaction that may be deemed of greater value than the Merger to Quepasa shareholders or myYearbook security holders. In addition, even if a third party elected to propose an acquisition, the existence of a termination fee and reimbursement provision may result in that third party offering of a lower value than the third party might otherwise have offered.

myYearbook is a private company, making it difficult to determine its value.

myYearbook is a private company and, as such, there is no public trading market for its securities and no market price that may be used in valuing its securities. As a result, myYearbook’s value is difficult to determine.  The number of shares of Quepasa common stock to be issued to myYearbook security holders was determined based on negotiations between the parties, and it may not be indicative of myYearbook’s actual value.

Future financial results of the combined company may differ materially from the unaudited pro forma combined financial statements presented in this proxy statement/prospectus and the financial forecasts prepared in connection with discussions concerning the Merger.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is derived from Quepasa’s and myYearbook’s separate historical consolidated financial statements.  This pro forma financial information may not necessarily reflect what Quepasa’s results of operations and financial position would have been had the Merger occurred during the periods presented in the pro forma combined financial information, or what Quepasa’s results of operations and financial position will be in the future.

Failure to complete or delay of the Merger could negatively impact Quepasa’s and myYearbook’s respective businesses, financial condition or results of operations.

The completion of the Merger is subject to a number of conditions, as described under “Conditions to Completion of the Merger” beginning on page 75, and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the conditions are not satisfied or waived, the Merger will not be completed or will be delayed.  If the Merger is not completed or is delayed, Quepasa and myYearbook will be subject to several risks, including but not limited to:

•
the current market price of Quepasa’s common stock may reflect a market assumption that the Merger will occur or that it will occur by a certain date, and a failure to complete the Merger or a delay in the Merger could result in a negative perception by the market of Quepasa generally and a resulting decline in the market price of Quepasa’s common stock;

•	Quepasa or myYearbook may experience negative reactions from their respective employees, customers, suppliers and other business partners;

•
there may be substantial disruption to Quepasa’s and myYearbook’s businesses and a distraction of their respective management teams and employees from day-to-day operations, because matters related to the Merger have required substantial commitments of time and financial and other resources, which could otherwise have been devoted to other opportunities that might have been beneficial;

•
Quepasa or myYearbook, as the case may be, may be required to pay a substantial termination fee to the other party and/or reimburse its Merger-related expenses if the Merger Agreement is terminated under certain circumstances; and

•	if the Merger is not completed, each of Quepasa and myYearbook would continue to face the risks that it currently faces as an independent company.

In addition to these factors, failure to complete the Merger will mean that Quepasa and myYearbook will not obtain the anticipated benefits of combining the two companies.  If the Merger is not completed, the risks described above may materialize and materially adversely affect Quepasa’s and/or myYearbook’s business, financial condition, results of operations and stock price.

The combined company’s future operating results will be adversely affected if it does not effectively manage its expanded operations following the Merger.

Following the Merger, the size of the combined company’s business will be significantly larger than the current businesses of Quepasa and myYearbook and its revenues will also increase substantially. The future success of the combined company will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for the combined company’s management. Quepasa cannot assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, synergies, revenue enhancements and other benefits currently anticipated to result from the Merger.

The market price of Quepasa’s common stock after the Merger may be affected by factors different from those affecting the market price of Quepasa’s shares prior to the Merger.

The businesses of Quepasa and myYearbook differ in important respects and, accordingly, the results of operations of the combined company and the market price of Quepasa’s common stock following the Merger may be affected by factors different from those existing prior to the Merger.  For a discussion of the businesses of Quepasa and myYearbook and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus referred to under the section entitled “Where You Can Find More Information” and myYearbook’s business description beginning on page 113.

The issuance of shares of Quepasa common stock to myYearbook security holders in connection with the Merger and in the related financing will significantly reduce the percentage ownership of current Quepasa shareholders.

Current Quepasa shareholders will experience a significant reduction in the relative percentage ownership of the company’s common stock upon completion of the Merger and the related financing.  If the Merger is completed, up to 10,830,086 shares of Quepasa common stock will be issued to myYearbook security holders as partial consideration in the Merger assuming a Transaction Share Price of $7.5715. The exact number of shares of common stock to be issued in the Merger will be based on the Transaction Share Price, as described on page 2.

The sale of additional shares of our common stock for cash to allow us to pay the cash portion of the Merger consideration will also result in further dilution of the percentage ownership of current Quepasa shareholders. As a result, assuming the price per share sold in the related financing is $7.5715, Quepasa would also issue approximately: (i) 1.3 million additional shares in order to raise $10 million or (ii) 2.4 million additional shares in order to raise the full $18 million needed to fund the cash portion of the Merger consideration.

The market price of Quepasa’s stock could decline as a result of the large number of shares that will be eligible for sale after completion of the Merger.

If the Merger is completed, assuming 10,830,086 new shares of Quepasa common stock are issued as part of the Merger consideration paid to myYearbook security holders, a total of 3,249,026 of such shares will be freely tradable immediately following the closing of the Merger, with an additional 3,790,530 of such shares becoming freely tradable one month following the closing of the Merger and an additional 3,790,530 of such shares becoming freely tradable two months following the closing of the Merger (subject, in each case, to restrictions on sales by persons deemed to be “affiliates” of Quepasa). Further, current Quepasa shareholders and former myYearbook security holders may not wish to maintain their investment in the combined company following the Merger, or for other reasons, may wish to dispose of some or all of their shareholdings in Quepasa following the Merger. Shares of Quepasa common stock sold to help finance the cash portion of the Merger consideration also will be freely tradable. Sales of substantial numbers of shares of both the newly issued and the existing Quepasa common stock in the public market following the Merger could adversely affect the market price of Quepasa stock.

The merger may be completed on different terms from those contained in the Merger Agreement.

Prior to the completion of the Merger, Quepasa and myYearbook may amend or alter the terms of the Merger Agreement or waive compliance with the terms and conditions of the Merger Agreement, including closing conditions.  Although certain types of amendments, alterations or waivers may not be made after the shareholder vote unless the votes of Quepasa shareholders and myYearbook security holders are re-solicited, most amendments, alterations and waivers will not require any re-solicitation.  Any such amendments or alterations may have negative consequences to Quepasa shareholders and/or myYearbook security holders or adversely affect the operations of the combined company.

If the Merger does not qualify as a tax-free reorganization for U.S. federal income tax purposes, there could be materially adverse tax consequences for myYearbook security holders.

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, with the result that myYearbook security holders generally will not recognize gain or loss for U.S. federal income tax purposes with respect to the shares of Quepasa common stock they receive upon the exchange of their shares of myYearbook capital stock in connection with the Merger.  In the event that the Merger does not qualify as a reorganization, the Merger would result in taxable gain or loss for each myYearbook stockholder, with the amount of such gain or loss determined by the amount that each myYearbook stockholder’s adjusted tax basis in the myYearbook capital stock surrendered is less or more than the fair market value of the Quepasa common stock received in exchange therefore.

Because Quepasa will assume myYearbook’s indebtedness following the closing of the Merger, this indebtedness may limit Quepasa’s ability to raise capital in the future.

As a result of the closing of the Merger, Quepasa will be indirectly responsible for myYearbook’s indebtedness and become subject to any restrictions under the financing documents creating such indebtedness.  The effects of this indebtedness include:

•	the effective annual interest rate is between 12% and 12.5% per year, which will be a charge against future earnings;

•
any future cash flow will be required to service the indebtedness and make operating lease payments, thereby reducing the availability of Quepasa’s cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes; and

•	the terms of the indebtedness may limit Quepasa’s ability to obtain additional financing for capital expenditures and working capital needs.

In addition, covenants in the debt instruments governing this indebtedness may limit how Quepasa conducts its business following the Merger.

As a result of the Merger, Quepasa will record a significant amount of goodwill on its balance sheet, which could result in significant future impairment charges and negatively affect Quepasa’s future financial condition, results of operations and stock price.

As discussed further under “Accounting Treatment of the Merger,” applicable acquisition accounting rules require that to the extent that the purchase price paid by Quepasa in the Merger exceeds the net fair value of the myYearbook tangible and intangible assets and liabilities, Quepasa will record such assets as goodwill on its consolidated balance sheet.  Goodwill is not amortized, but is tested for impairment at least annually.  In testing goodwill for impairment, Quepasa’s management will be required to view its future operating results and cash flows.  If the future operating results and cash flows of myYearbook do not continue to follow its performance in 2010 and 2011, Quepasa may incur significant impairment charges in the future.  Any impairment charges will directly be treated as an expense and negatively affect Quepasa’s future financial results.  Announcement of such impairment charges may also significantly reduce the price of Quepasa’s common stock.

Our ability to use our net operating loss carryforwards and myYearbook’s net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of the Merger, or if taxable income does not reach sufficient levels.

As of December 31, 2010, Quepasa had federal net operating loss carryforwards, which we refer to as NOLs, of approximately $100 million available to offset future taxable income, which are not currently subject to an annual limitation under Section 382 of the Code.

As of December 31, 2010, myYearbook had NOLs of approximately $4.4 million available to offset future taxable income, which are not currently subject to an annual limitation under Section 382 of the Code. The NOLs expire between 2026 and 2029.

The ability of Quepasa to utilize its NOLs may be limited if it undergoes an “ownership change,” as defined in Section 382 of the Code. An ownership change could be triggered by substantial changes in the ownership of the outstanding stock of Quepasa. An ownership change would occur if certain shareholders increase their aggregate percentage ownership of Quepasa stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. Depending upon the number of shares of Quepasa common stock issued as Merger consideration and the related financing, an ownership change of Quepasa may occur for purposes of Section 382 of the Code   on the date of the Merger.  Additionally, even if an ownership change does not occur on the date of the Merger, other ownership shifts in the subsequent three year period, when combined with the result of the Merger, could cause an ownership change in Quepasa for purposes of Section 382 of the Code.

The ability of Quepasa to utilize the myYearbook NOLs may be limited if myYearbook undergoes an ownership change for purposes of Section 382 of the Code. An ownership change could be triggered by substantial changes in the ownership of the outstanding stock of myYearbook. An ownership change would occur if certain shareholders increase their aggregate percentage ownership of myYearbook stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. The Merger is currently expected to result in an ownership change of myYearbook for purposes of Section 382 of the Code.

 If applicable, Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOLs of the corporation that experiences an ownership change. The limitation imposed by Section 382 of the Code for any post-ownership change year generally would be determined by multiplying the value of such corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains or reduced by built-in losses in the assets held by such corporation at the time of the ownership change  and recognized (or deemed recognized) during the five year period after the ownership change.

In addition, Quepasa’s ability to use its NOLs and/or myYearbook NOLs will also depend on the amount of taxable income generated in future periods. The NOLs may expire before Quepasa can generate sufficient taxable income to utilize its NOLs and myYearbook NOLs.

Risks Relating to Quepasa

In addition to the risk factors which are incorporated by reference into this proxy statement/prospectus, investors should consider the following risks relating to Quepasa.

If we are unable to expand and monetize our social gaming portfolio, our future results of operations may be adversely affected.

Quepasa believes that social games will be an extremely important part of its business model and its ability to generate significant revenue.  In March 2011, we acquired XtFt Games, which we re-named Quepasa Games, and are now developing all of our games in-house.  Our ability to develop successful new online games in-house will largely depend on our ability to (i) anticipate and effectively respond to changing of players’ interests and preferences and to technological advances in a timely manner, (ii) attract, retain and motivate talented online game development personnel and (iii) execute effectively our online game development plans. In-house development requires a substantial initial investment prior to the launch of a game, as well as a significant commitment of future resources to update and expand the games.  Quepasa Games recently launched its first social game for the Brazilian market and intends to localize it to two cities in Mexico and Columbia in the second half of 2011.  While initial results are encouraging, we cannot assure you the initial trend will continue.

We cannot assure you that we will be successful in developing and monetizing successful new games.  If we fail to expand our offering of social games, if our members do not play the games on a regular basis or if we do not receive sufficient revenue from gaming on our website or other websites, our future results of operations will be materially and adversely affected.

Because many individuals are using devices other than personal computers to access the Internet, if users of these devices do not widely adopt solutions we develop for these devices, our business could be adversely affected.

The number of people who access the Internet through devices other than personal computers, including smart phones, cell phones and handheld tablets or computers, has increased dramatically in the past few years and is projected to continue to increase.  Especially outside of the United States, where most active Quepasa members are, mobile devices are more widely used.  The generally lower processing speed, power, functionality and memory associated with these devices make playing our games through such devices more difficult; and the versions of our games developed for these devices may not be compelling to players.  In addition, each device manufacturer or platform provider may establish unique or restrictive terms and conditions for developers on such devices or platforms, and our games may not work well or be viewable on these devices as a result.  As new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternative devices, and we may need to devote significant resources to the creation, support, and maintenance of such devices.

myYearbook has developed and provides its members with a mobile phone application for the use of myYearbook.com.  After the Merger, we anticipate, with the help of myYearbook’s experience, developing a mobile solution for Quepasa.com.  It is difficult to predict the problems we may encounter in developing a mobile solution for Quepasa.com, and we cannot assure you that we will be able to develop a mobile application or that our members will use any such mobile application.   If we are unable to develop mobile solutions to meet the needs of our members, our business could suffer.

Because the number of our registered members is higher than the number of actual members, and a substantial majority of our page views are generated by a minority of our members, our future operating results will be adversely affected if we do not increase the number of active members and the average usage per member.

A substantial majority of our members do not visit our website on a monthly basis, and a substantial majority of our page views are generated by a minority of our members.  Also, the number of registered members in our network may be higher than the number of actual members because some members may have multiple registrations, other members may have died or may have become incapacitated, and others may have registered under fictitious names. Given the challenges inherent in identifying these accounts, we do not have a reliable system to accurately identify the number of actual persons who are members, and thus we rely on the number of registered members as our measure of the size of our network. If the number of our actual members does not meet our expectations or we are unable to increase the breadth and frequency of visits from members, then our business may not grow as fast as we expect, which will harm our operating and financial results and may cause our stock price to decline.

Because we operate in a new and rapidly changing industry, it is difficult to evaluate our business and prospects.

Social games constitute a new and rapidly evolving industry. The growth of the social game industry and the level of demand and market acceptance of our games are subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the social game industry, many of which are beyond our control, including:

•	continued growth in the use of Quepasa.com, myYearbook.com and other social networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms of entertainment;

•	the worldwide growth of personal computer, broadband Internet and mobile device users, and the rate of any such growth;

•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending; and

•	lawsuits by social gaming and other companies claiming that we misappropriated their intellectual property.

Our ability to plan for game development, distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential players. New and different types of entertainment may increase in popularity at the expense of social games. A decline in the popularity of social games in general, or our games in particular, would harm our business and prospects.

If any of our social games have programming errors or flaws, it could harm our reputation or decrease market acceptance of our games, which would harm our operating results.

Our current or social games may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new games and rapidly release new features to existing games under tight time constraints. We believe that if our players have a negative experience with our games, they may be less inclined to continue or resume playing our games or recommend our games to other potential players. Undetected programming errors, game defects and data corruption can disrupt our operations, adversely affect the game experience of our players by allowing players to gain unfair advantage, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in legal liability to us or harm our operating results.

Because there are low barriers to entry in the social game industry, our competition could continue to increase.

The social game industry is highly competitive, with low barriers to entry, and we expect more companies to enter the sector and a wider range of social games to be introduced. Our competitors that develop social games for social networks vary in size and include publicly-traded companies such as Electronic Arts Inc./Playfish Inc. and The Walt Disney Company/Playdom Inc., and privately-held companies such as Zynga Inc., Crowdstar, Inc., Popcap Games, Inc., Vostu, Ltd. and wooga GmbH. In addition, online game developers and distributors who are primarily focused on specific international markets, and high-profile companies with significant online presences that to date have not developed social games, such as Amazon.com, Facebook, Google Inc., Microsoft Corporation and Yahoo! Inc., may decide to develop social games.  Some of these current and potential competitors have significant resources for developing or acquiring additional games, may be able to incorporate their own strong brands and assets into their games, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the online social game industry. In addition, we have limited experience in developing games for mobile and other platforms and our ability to succeed on those platforms is uncertain.  There can be no assurance that we will be able to compete successfully against current or future competitors or that increased competition will not have a material adverse effect on our business.

If we are unable to implement payment gateways to our users, our results of operations will be adversely affected.

We conduct our business in countries outside the United States and depend on payment gateways that are not as well developed as those in the United States where most people have Visa, MasterCard, PayPal, mobile payment or bank debit cards to use in paying for virtual goods and our services.  User of our social network in the countries we operate, outside of the United States, do not always have access to credit cards and other “typical” payment methods  our United States members have such as debit cards.  If we are unable to implement payment gateways that provide end-users of our social network the ability to easily pay for services and related game transactions, our future results will be adversely affected. Additionally, our inability to collect and receive payments from these other sources will have an adverse effect on our business and results of operations.

Failure to comply with existing or future laws, regulations or user concerns regarding privacy and protection of user data could adversely affect our business.

Federal and state, as well as foreign, laws and regulations govern the collection, use, retention, sharing, processing, disclosure and security of data that we receive from and about our users. We have posted on our website our own privacy policies and practices concerning the collection, use, and disclosure of user data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders, or other federal, state or foreign privacy or consumer protection-related laws, regulations or industry self-regulatory principles, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, could result in proceedings or actions against us by governmental entities, consumer advocacy groups or others, which could potentially have an adverse effect on our business.

Further, failure or perceived failure by us to comply with our policies, applicable requirements, or industry self-regulatory principles related to the collection, use, sharing or security of personal information, or other privacy or data protection-related matters could result in a loss of user confidence in us, damage to the Quepasa brand, and ultimately in a loss of users, and advertising partners, which could adversely affect our business.

In addition, federal, state and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning data privacy and retention issues which could adversely impact our business. The interpretation and application of privacy, data protection and data retention laws and regulations are currently unsettled in the U.S. and internationally. These laws may be interpreted and applied inconsistently from country to country and inconsistently with our current data protection policies and practices. Complying with these varying international requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

If the New York State Attorney General or other regulator takes any action against us and if successful, it may result in us being required to change our e-mail marketing or other practices, or pay substantial fines, which could result in a future material adverse effect on our future operating results.

We operate our business online, which is subject to extensive regulation by federal and state governments. Recently, we received a subpoena from the New York Attorney General seeking records relating to our operations including specific information regarding our e-mail marketing practices. We intend to co-operate and supply those documents we believe are directly relevant to the inquiry, although our attorneys have advised us that their inquiry is pre-empted by federal law in the absence of any deceptive acts. Our attorneys have further advised us that they do not believe our e-mail marketing involves any deceptive practices. However, we cannot assure you that the New York Attorney General will agree or that other regulators may not challenge aspects of our business. In such event, defending this or any other action would cause us to incur substantial expenses and divert our management's attention. If we are unsuccessful, we may have to change our e-mail marketing practices which could impair our ability to obtain new users. Any change in our email marketing or defense of a regulatory investigation or action could reduce our future revenues and increase our costs and adversely affect our future operating results.

Because we have international operations, we are exposed to foreign currency risks.

Quepasa conducts business in countries outside of the United States and expects to generate most of its revenue outside of the United States including Brazil and Mexico, which exposes us to fluctuations in foreign currency exchange rates. We may enter into short-term forward exchange or option contracts to hedge this risk; nevertheless, volatile foreign currency exchange rates increase our risk related to products purchased in a currency other than the currencies in which our revenue is generated.  The realization of this risk could have a significant adverse effect on our financial results.  There can be no assurance that these and other factors will not have an adverse effect on our business.

Because we are pursuing a strategy of seeking to commercialize our services internationally, we are subject to risks frequently associated with international operations, and we may sustain large losses if we cannot deal with these risks.

Our business model is aimed at Spanish and Portuguese speaking persons who live primarily outside the United States as well as Latinos living in the United States. We also maintain material operations in Mexico and Brazil.  Because of the diverse number of countries including Mexico and those located in Central and South America, we will be required to focus our business on unique local cultural differences which vary from country to country. If we are able to successfully develop international markets, we would be subject to a number of risks besides currency fluctuations, including:

•	Being able to attract users from countries with different local cultures;

•	recruiting and retaining talented and capable management and employees in foreign countries;

•	challenges caused by distance, language and cultural differences;

•	developing and customizing games and other offerings that appeal to the tastes and preferences of players in international markets;

•	competition from local game makers with significant market share in those markets and with a better understanding of player preferences;

•	protecting and enforcing our intellectual property rights;

•	negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;

•	the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;

•	implementing alternative payment methods for virtual goods in a manner that complies with local laws and practices and protects us from fraud;

•	compliance with applicable foreign laws and regulations, including privacy laws and laws relating to content;

•	compliance with anti-bribery laws including without limitation, compliance with the Foreign Corrupt Practices Act;

•	credit risk and higher levels of payment fraud;

•	currency exchange rate fluctuations;

•	protectionist laws and business practices that favor local businesses in some countries;

•	foreign tax consequences;

•	foreign exchange controls or U.S. tax restrictions that might restrict or prevent us from repatriating income earned in countries outside the United States;

•	political, economic and social instability;

•	higher costs associated with doing business internationally;

•	restrictions on the export or import of technology; and

•	trade and tariff restrictions.

If we cannot manage these risks, we may sustain large losses.

We may require additional capital to meet our financial obligations and support business growth, and this capital might not be available on acceptable terms or at all.

We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Risks Relating to myYearbook’s Business

Some of the risks relating to Quepasa described above and incorporated by reference may also apply to myYearbook, including the risks discussed in the risk factors pertaining to operating in a new and rapidly changing industry, privacy and protection of user data, low barriers to entry in the industry, need for and availability of capital, and possibility of programming errors or flaws.  In addition, myYearbook faces the following risks:

If myYearbook’s use of Facebook as a distribution, marketing and promotion platform is restricted, its business will suffer.

Facebook is an important distribution, marketing and promotion platform for myYearbook’s content and applications.  myYearbook generates a significant portion of its new users through the Facebook platform and expects to continue to do so for the foreseeable future.  As such, it is subject to Facebook’s standard terms and conditions for Facebook Connect and for application developers, which govern the promotion, distribution and operation of games and other applications on the Facebook platform.

If any of the following events occurs, it would harm myYearbook’s ability to acquire new members and provide services to its existing members:

•	Facebook discontinues or limits access to its platform by myYearbook and other application developers;

•
Facebook modifies its terms of service or other policies, including  changing how the personal information of its users is made available to application developers on the Facebook platform or shared by users; or

•	Facebook develops its own competitive offerings.

myYearbook has benefited from Facebook’s strong brand recognition and large user base. If Facebook loses its market position or otherwise falls out of favor with Internet users, myYearbook would need to identify alternative channels for marketing, promoting and distributing its content and applications, which would consume substantial resources and may not be effective. In addition, Facebook has broad discretion to change its terms of service and other policies with respect to myYearbook and other developers, and those changes may be unfavorable to myYearbook.  Facebook may also change its fee structure, add fees associated with access to and use of the Facebook platform, change how the personal information of its users is made available to application developers on the Facebook platform or restrict how Facebook users can share information with friends on their platform.

If the Apple “App Store” and or the Android “Marketplace” change their search and rating algorithms we may not be able to acquire new mobile members.

myYearbook acquires new mobile members primarily through the Apple “App Store” and the Android “Marketplace.”  myYearbook’s iPhone and Android applications rank near the top of the “Free Social” categories and near the top of many key search terms.  However, Apple and Google have changed their rating and search algorithms in the past without notice.  Future changes to the rating and search algorithms by Apple or Google may impact myYearbook’s rating and search results, causing a drop in new mobile and application downloads and causing myYearbook’s business and operating results to suffer.

myYearbook has a new business model and a short operating history, which makes it difficult to evaluate its prospects and future financial results and may increase the risk that myYearbook will not be successful.

myYearbook began operations in 2005, and has a short operating history and a new business model, which makes it difficult to effectively assess its future prospects.  Its business model is based on offering applications and games that are free to use and play.  It is critical that myYearbook continue to add new members to its user base and retain existing users by offering new and engaging features and products.  Furthermore, only a small percentage of its users pay for virtual goods. You should consider myYearbook’s business and prospects in light of the challenges it faces, which include its ability to, among other things:

•	attract new users and retain existing users at consistent rate;

•	increase engagement by existing users;

•	anticipate changes in the social networking industry;

•	cost-effectively develop and launch applications and games;

•	launch new products and release enhancements that become popular;

•
develop and maintain a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased member usage, fast load times and the deployment of new features and applications;

•	process, store and use data in compliance with governmental regulation and other legal obligations related to privacy;

•	successfully compete with other companies that are currently in, or may in the future enter, the social networking or entertainment industry;

•	hire, integrate and retain world class talent;

•	successfully expand its business, especially internationally and with respect to mobile devices; and
•	monetize mobile devices.

Any failure or significant interruption in myYearbook’s network could impact its operations and harm its business.

myYearbook’s technology infrastructure is critical to the performance of its applications and games and to user satisfaction.  myYearbook leases space for its data center and relies on its co-location partner for power, security, connectivity and other services.  myYearbook also relies on third party providers for bandwidth and content delivery.  myYearbook does not control these vendors and it would take significant time and effort to replace these vendors.  myYearbook has experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints.  If the site or a particular application is unavailable when users attempt to access it or navigation through an application is slower than they expect, users may stop utilizing the site  and  may be less likely to return to the site as often, if at all. A failure or significant interruption in its service would harm myYearbook’s reputation and operations.  myYearbook expects to continue to make significant investments to its technology infrastructure to maintain and improve all aspects of user experience and site performance. To the extent that myYearbook’s disaster recovery systems are not adequate, or it does not effectively address capacity constraints, upgrade its systems as needed and continually develop its technology and network architecture to accommodate increasing traffic, its business and operating results may suffer.

Security breaches, computer viruses and computer hacking attacks could harm myYearbook’s business and results of operations.

Security breaches, computer malware and computer hacking attacks have become more prevalent in the social media industry, have occurred on myYearbook’s systems in the past and may occur on its systems in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm myYearbook’s business, financial condition and operating results.  myYearbook has experienced and will continue to experience hacking attacks.  Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of myYearbook’s network infrastructure to the satisfaction of its users may harm its reputation and its ability to retain existing users and attract new users.

myYearbook’s growth prospects will suffer if it is unable to continue to develop successful applications and games for mobile platforms.

Since May 2010, myYearbook has been offering applications and games for mobile platforms. It expects to continue to devote substantial resources to the development of its mobile applications and games, but there can be no assurances that it will continue to succeed in developing applications and games that appeal to existing non-paying and paying members or advertisers.  For instance, myYearbook may encounter difficulty in attracting leading advertisers to its mobile applications.  It may also encounter difficulty transitioning features that were successful on the web to applications and games developed for mobile platforms.  It may also face challenges working with wireless carriers, mobile platform providers and other mobile communications partners.  Finally, myYearbook may face challenges converting mobile users into users that pay for virtual currency or other virtual items.

These and other uncertainties make it difficult to know whether myYearbook will continue to succeed in developing commercially viable applications and games for mobile platforms. If it does not succeed in doing so, its growth prospects will suffer.

Although key employees of myYearbook are required to enter into employment agreements as a condition of closing the Merger, if myYearbook fails to retain key personnel, it may not be able to achieve its anticipated level of growth and its business could suffer.

The Merger Agreement requires key employees of myYearbook to enter into long-term employment agreements with Quepasa.  However, employees are free to leave an employer at any time without penalties.  If a number of key employees become unhappy with being subject to certain restrictions relating to Quepasa’s status as a public company or are unhappy for other reasons, myYearbook’s future results of operations may be materially and adversely affected due to delays in being able to replace these employees, the inability to replace these employees with persons who are as effective, and the associated disruptions occurring from changes in personnel.

If myYearbook is unable to attract and retain highly qualified employees, it may not be able to grow effectively.

myYearbook’s ability to compete and grow depends in large part on the efforts and talents of its employees. Such employees, particularly product managers and engineers for both web and mobile applications, quality assurance personnel, graphic designers and salespeople, are in high demand, and myYearbook devotes significant resources to identifying, hiring, training, successfully integrating and retaining these employees.  The loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to myYearbook’s business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to its business.

myYearbook believes that a critical component of its success and ability to retain its best people is its culture . If the Merger is consummated and myYearbook effectively becomes a subsidiary of a public company, it may find it difficult to maintain its culture, which may cause some of its employees to leave.  In addition, many of myYearbook’s employees may be able to receive significant proceeds from sales of the Quepasa shares they receive in the Merger, which may reduce their motivation to continue to work for myYearbook. Moreover, the Merger may create disparities in wealth among myYearbook’s employees, which may harm its culture and relations among employees.

An increasing number of individuals are utilizing devices other than personal computers to access the Internet, and versions of myYearbook’s applications and games developed for these devices might not gain widespread adoption, or may not function as intended.

The number of people who access the Internet through devices other than personal computers, including smart phones, cell phones and handheld tablets or computers, has increased dramatically in the past few years and is projected to continue to increase.  myYearbook has developed and provides its members with access to a mobile phone application. However, smart phones, cell phones and handheld tablets or computers generally have lower processing speed, power, functionality and memory than computers.  As a result, myYearbook’s mobile phone application and games and similar applications it may develop in the future may not be compelling to users.   In addition, each device manufacturer or platform provider may establish unique or restrictive terms and conditions for developers on such devices or platforms, and myYearbook’s games may not work well or be viewable on these devices as a result.  As new devices and new platforms are continually being released, it is difficult to predict the problems that myYearbook may encounter in developing versions of its solutions for use on these alternative devices, and it may need to devote significant resources to the creation, support, and maintenance of such devices.  If myYearbook is unable to effectively monetize the continuing shift to devices other than personal computers to access the Internet, its growth may not be as anticipated.

myYearbook faces competition from traditional media companies, and it may not be included in the advertising budgets of large advertisers, which could harm its operating results.

The majority of myYearbook’s revenue is driven by major brand and network advertising.  myYearbook primarily relies on CPM advertising, where the price that myYearbook charges for advertising is based on the number of users who view that advertisement.  In addition to Internet companies, myYearbook faces competition from companies that offer traditional media advertising opportunities.  Most large advertisers have set advertising budgets, a portion of which is allocated to Internet advertising. myYearbook expects that large advertisers will continue to increase their advertising efforts on the Internet. If myYearbook fails to convince these companies to spend a portion of their advertising budgets on social media, its operating results would be harmed.

If myYearbook is unable to protect its intellectual property rights, it may be unable to compete with competitors developing similar technologies.

myYearbook regards the protection of its trade secrets, copyrights, trademarks, trade dress, domain names, patents and other intellectual property rights as critical to its success.  myYearbook strives to protect its intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions.  However, the steps it takes to protect its intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

myYearbook pursues the registration of its domain names and trademarks, in the United States and in certain locations outside the United States. It is seeking to protect its domain names and trade names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which it may not pursue in every location.  myYearbook may, over time, increase its investment in protecting its innovations through increased patent filings that are expensive and time-consuming and may not result in issued patents that can be effectively enforced.

Circumstances outside myYearbook’s control could pose a threat to its intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which its products and solutions are distributed. Also, the efforts it takes to protect its proprietary rights may not be sufficient or effective. Any significant impairment of its intellectual property rights could harm its business or its ability to compete. Also, protecting its intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of myYearbook’s intellectual property could make it more expensive to do business and harm its operating results.

Litigation may be necessary to enforce or protect myYearbook’s intellectual property rights or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect myYearbook’s business and operating results.  If myYearbook fails to maintain, protect and enhance its intellectual property rights, its business and operating results may be harmed.

myYearbook is subject to intellectual property infringement claims, which could cause it to incur significant expenses, pay substantial damages and prevent service delivery.

Companies in the Internet, social media technology and other industries may own large numbers of patents, copyrights, and trademarks and may frequently request license agreements, threaten litigation, or file suit against myYearbook based on allegations of infringement or other violations of intellectual property rights. From time to time, myYearbook faces, and expects to face in the future, allegations that it has infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including its competitors and non-practicing entities. As myYearbook faces increasing competition and as its business grows, it will likely face more claims of infringement.

Any such claims could cause myYearbook to incur significant expenses and, if successfully asserted, could require that myYearbook pay substantial damages and prevent it from using licensed technology that may be fundamental to its business service delivery. Even if myYearbook were to prevail, any litigation regarding its intellectual property is generally very costly and time-consuming and diverts the attention of its management and key personnel from its business operations. myYearbook may also be obligated to indemnify its business partners in any such litigation, which could further exhaust its resources. Furthermore, as a result of an intellectual property challenge, myYearbook may be prevented from providing some of its services unless it enters into royalty, license or other agreements. myYearbook may not be able to obtain such agreements at all or on terms acceptable to it, and as a result, it may be precluded from offering some of its products and services.

Interruption or failure of its information technology and communications systems or its inability to scale its systems could hurt myYearbook’s ability to effectively provide its products and services, which could damage its reputation and harm its operating results.

The availability of myYearbook’s services depends on the continuing operation of its information technology and communications systems. Any damage to or failure of its systems or its inability to scale its systems could result in interruptions in its service, which could reduce its revenue, and damage its brand. myYearbook’s systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, hurricanes, computer viruses, computer denial of service attacks or other attempts to harm its systems.  myYearbook’s data centers are subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities restrict access or close for any reason. If additional data center space is needed rapidly to scale with site usage, the lack of the availability of that space may cause service disruption or delays to product rollouts. Some of myYearbook’s systems are not fully redundant, and its disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility it is using without adequate notice for any reason or other unanticipated problems at its data centers could result in lengthy interruptions in myYearbook’s service.

Any of these errors, flaws, service interruptions or failures would harm myYearbook’s reputation, cause its users to stop using its applications and games, divert its resources and delay market acceptance of its applications and games, any of which could result in legal liability to myYearbook and/or harm its operating results.

Failure of members to comply with existing or future laws and regulations could adversely affect myYearbook’s business.

myYearbook provides a platform for meeting new people. Although myYearbook devotes substantial resources to member services and safety, users of the myYearbook web site have in the past and will in the future commit crimes against other members that they meet on the network or violate other laws in interacting with such members, impairing the myYearbook brand and raising the prospect of litigation that may be costly to defend.

Executive officers and directors have interest in the Merger that may be different from, or in addition to, the interest of myYearbook’s security holders generally.

myYearbook’s executive officers and directors negotiated the terms of the Merger Agreement.  A condition of closing of the Merger is that certain key employees of myYearbook will enter into multi-year employment agreements with Quepasa providing them with base salaries and potential bonus compensation, the right to receive stock options and severance.  In addition, certain larger myYearbook security holders will have the right to participate on a pro-rata basis for two years in any public or private offering or registration of shares for public sale on behalf of any Quepasa shareholder.  Finally, Quepasa has agreed to indemnify myYearbook’s officers and directors in accordance with myYearbook’s Certificate of Incorporation, Bylaws and Indemnification Agreements.  Additionally, these officers and directors will be entitled to directors and officers liability insurance protection for a period of time in the event that a claim is made against them by any myYearbook shareholder.  These interests may cause myYearbook’s executive officers and directors to view the Merger differently and more favorably than other myYearbook security holders may evaluate it.  See “Interest of myYearbook Directors and Executive Officers in the Merger” beginning on page 61.

31

PRO FORMA FINANCIAL INFORMATION

The following presents our unaudited pro forma financial information for the six months ended June 30, 2011 and the year ended December 31, 2010.  The unaudited pro forma statement of operations for the year ended December 31, 2010 gives effect to the proposed Merger of myYearbook into IG Acquisition Company or Merger Sub, a wholly-owned subsidiary of Quepasa, and the completed acquisition of XtFt Games S/S Ltda or XtFt, the owner of substantially all of the assets of TechFront Desenvolvimento de Software S/S Ltda, a Brazilian company or TechFront, as if the proposed Merger and acquisition, respectively, had occurred at January 1, 2010. The unaudited pro forma statement of operations for the six months ended June 30, 2011 gives effect to the business combination of myYearbook as if the Merger had occurred at January 1, 2011. The unaudited pro forma balance sheet as of June 30, 2011 has been prepared as if the proposed Merger of myYearbook occurred on that date. As XtFt was formed in 2011, TechFront financial information was used in the preparation of the pro forma financial statements as the acquired company. The TechFront financial information does not necessarily reflect assets acquired and liabilities assumed by Quepasa when it purchased all outstanding XtFt common stock.  The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period.  You should read the information set forth below together with the unaudited significant notes and assumptions to the pro forma statements, and the Annual Report of Quepasa on Form 10-K for the fiscal year ended December 31, 2010, and the quarterly report of Quepasa on Forms 10-Q for the six months ended June 30, 2011, which is incorporated by reference in this Form S-3, and the audited financial statement of myYearbook for the years ended December 31, 2010 and 2009 included in this Form S-3, the unaudited financial statements of myYearbook for the six months ended June 30, 2011included in this Form S-3, and the audited financial statements of TechFront for the year-ended December 31, 2010 and 2009 including the notes thereto, included in the Form 8-K/A filed on May 13, 2011.

QUEPASA CORPORATION AND SUBSIDIARIES
Unaudited Pro Forma Balance Sheet
June 30, 2011

	Historical
	Acquirer	Acquiree Insider	Pro forma Adjustments				Combined
	Quepasa	Guides, Inc.	Debit		Credit		Pro forma

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,192,510	$8,849,988	10,000,000	1	18,000,000	2	$10,542,498
					1,500,000	3

Accounts receivable, net	3,081,726	6,383,968					9,465,694
Notes receivable - current portion	434,457	-					434,457
Restricted cash	275,000	-					275,000
Other current assets	202,039	593,404					795,443
Total current assets	15,185,732	15,827,360					21,513,092

Goodwill	4,529,645		78,310,229	2			82,839,874
Property and equipment, net	746,338	3,699,084					4,445,422
Intangible assets	-	1,299,350	8,000,000	2			9,299,350
Notes receivable - long-term portion	57,480	-					57,480
Other assets	126,893	44,992					171,885
Total assets	$20,646,088	$20,870,786					$118,327,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	385,019	1,790,091					2,175,110
Accrued expenses	671,782	630,499					1,302,281
Accrued dividends	319,455	-					319,455
Deferred revenue	73,129	59,553					132,682
Unearned grant income	11,859	-					11,859
Current portion of long-term debt	-	2,352,246					2,352,246
Total current liabilities	1,461,244	4,832,389					6,293,633

Notes payable, net	6,570,788	2,348,626					8,919,414
Total liabilities	8,032,032	7,181,015					15,213,047

STOCKHOLDERS’ EQUITY:
Preferred stock, Series A (4,490,794 shares authorized, 4,096,700 issued, and outstanding) liquidation preference $4,106,122	-	4,097	4,097	2			-
Preferred stock, Series B (4,516,968 shares authorized, 4,318,983 issued and outstanding) liquidation preference $13,129,708	-	4,319	4,319	2			-
Common stock, $.001 par value; 50,000,000 shares; 16,645,781 shares issued and outstanding at June 30, 2011	16,647	-					28,798
Common stock, $.001 par value; 1,321,000 shares to be issued					1,321	1
Common stock, $.001 par value; 10,832,000 shares to be issued.					10,830	2
Common stock, $.001 par value 27,197,985 shares authorized 12,267,475 shares issued and outstanding	-	12,267	12267	2			-
Additional paid-in capital	182,292,819	19,942,375			62,046,795	2	274,280,668
					9,998,679	1
Accumulated deficit	(169,933,329)	(6,273,287)			6,273,287	2	(171,433,329)
			1,500,000	3

Accumulated other comprehensive income	237,919	-					237,919

Total shareholders' equity	12,614,056	13,689,771					103,114,056
Total liabilities and shareholders' equity	$20,646,088	$20,870,786	$97,830,912		$97,830,912		$118,327,103

See Unaudited Significant Notes and Assumptions to Pro Forma Financial Statements.

QUEPASA CORPORATION AND SUBSIDIARIES
Unaudited Pro Forma Statement of Operations for the Six Months Ended
June 30, 2011

	Historical		Pro forma
	Acquirer Quepasa	Acquiree Insider Guides, Inc.	Adjustments Debit (Credit)		Combined Pro forma

REVENUES	$4,085,211	$13,383,865			$17,469,076

OPERATING EXPENSES:
Sales and marketing	575,097	2,344,284			2,919,381
Product and content development	3,627,419	2,285,548			5,912,967
Games expenses	262,469	-			262,469
General and administrative	2,794,759	7,258,450			10,053,209
Depreciation and amortization	355,200	1,600,161	1,333,333	4	3,288,694

TOTAL OPERATING EXPENSES	7,614,944	13,488,443			22,436,720
LOSS FROM OPERATIONS	(3,529,733)	(104,578)			(4,967,644)

OTHER INCOME (EXPENSE):
Interest income	34,034	11,543			45,577
Interest expense	(301,205)	(291,299)			(592,504)
Other income	1,169	-			1,169
TOTAL OTHER INCOME (EXPENSE)	(266,002)	(279,756)			(545,758)
LOSS BEFORE INCOME TAXES	(3,795,735)	(384,334)			(5,513,402)
Income tax provision	-	(21,590)			(21,590)
NET LOSS	(3,795,735)	(405,924)			(5,534,992)
Preferred stock dividends	(40,705)	-			(40,705)
Net LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(3,836,440)	$(405,924)	$(1,333,333)		$(5,575,697)

NET LOSS PER COMMON SHARE, ALLOCABLE TO COMMON SHAREHOLDERS, BASIC AND DILUTED	$(0.23)		$(0.05)		$(0.20)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	16,344,063		28,497,063		28,497,063

See Unaudited Significant Notes and Assumptions to Pro Forma Financial Statements.

QUEPASA CORPORATION AND SUBSIDIARIES
Unaudited Pro Forma Statement of Operations for the Year Ended
December 31, 2010

	Historical		Acquiree	Pro forma
	Acquirer Quepasa	Acquiree TechFront	Insider Guides, Inc.	Adjustments Debit (Credit)		Combined Pro forma

REVENUES	$6,054,141	$1,226,271	$23,664,405			$30,944,817

OPERATING EXPENSES:
Sales and marketing	891,980	18,497	2,690,309			3,600,786
Product and content development	4,774,694	1,435,843	3,948,385			10,158,922
General and administrative	6,123,083	364,777	12,306,939			18,794,799
Depreciation and amortization	319,779	-	2,953,307	2,666,667	5	6,167,936
				36,607	6
				191,576	7
TOTAL OPERATING EXPENSES	12,109,536	1,819,117	21,898,940			38,722,443
LOSS FROM OPERATIONS	(6,055,395)	(592,846)	1,765,465			(7,777,626)

OTHER INCOME (EXPENSE):
Gain on sale of assets	-	-	1,895,000			1,895,000
Interest income	6,229	1	25,797			32,027
Interest expense	(603,609)	(211,423)	(512,010)			(1,327,042)
Other income	2,125	-	-			2,125
TOTAL OTHER INCOME (EXPENSE)	(595,255)	(211,422)	1,408,787			602,110
LOSS BEFORE INCOME TAXES	(6,650,650)	(804,268)	3,174,252			(7,175,516)
Income tax provision	-	(112,914)	(102,954)			(215,868)
NET LOSS	(6,650,650)	(917,182)	3,071,298			(7,391,384)
Preferred stock dividends	(111,500)	-	-			(111,500)
NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(6,762,150)	$(917,182)	$3,071,298	$(2,894,850)		$(7,502,884)

NET LOSS PER COMMON SHARE, ALLOCABLE TO COMMON SHAREHOLDERS, BASIC AND DILUTED	$(0.52)			$(0.11)		$(0.29)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	13,117,845			25,619,568		25,619,568

See Unaudited Significant Notes and Assumptions to Pro Forma Financial Statements.

Quepasa Corporation
Significant Notes and Assumptions to Pro-forma Financial Statements
(Unaudited)

On March 2, 2011, we completed a business acquisition of XtFt through a Stock Purchase Agreement. Prior to the acquisition date, XtFt was formed and it acquired substantially all of the assets and assumed certain liabilities of TechFront.

On July 19, 2011, Quepasa, Merger Sub, and myYearbook, entered into a Merger Agreement, providing for the acquisition of myYearbook by Quepasa. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, myYearbook will be merged with and into Merger Sub. Following the Merger, Merger Sub will change its name to Insider Guides, Inc. Subject to the terms and conditions of the Merger Agreement, which has been approved by the Boards of Directors of the respective parties, if the Merger is completed, holders of myYearbook securities will receive $100 million consisting of approximately $18 million in cash and $82 million in Quepasa common stock. The number of shares of Quepasa common stock to be issued will be based upon the Transaction Share Price, which will be the lesser of (A) $10 per share and (B) the average of (i) $7.5715 and (ii) the average closing price of Quepasa common stock on the 20 trading days ending with the trading day three days prior to the closing of the Merger. The Transaction Share Price may be lower than or higher than the market price as of the time of closing. The closing price of a share of Quepasa common stock on NYSE Amex on the day three days prior to the closing date of the Merger shall not be less $5.00 than per share or the Merger will not close (unless this condition is waived). The parties agree that any difference between the cash consideration to be paid by Quepasa pursuant to the Merger Agreement and the amount raised in the related proposed financing transaction will be funded by the Quepasa from cash on hand.

The accompanying unaudited pro-forma financial information reflects the financial statements of Quepasa, myYearbook and TechFront. The pro forma adjustments to the balance sheet give effect to the acquisition of myYearbook as if it occurred on June 30, 2011. The pro forma adjustments to the statements of operations for the six months ended June 30, 2011 give effect to the myYearbook acquisition as if it occurred on January 1, 2011.  The pro forma adjustments to the statements of operations for the year ended December 31, 2010 give effect to the myYearbook and XtFt acquisitions as if they occurred on January 1, 2010.

Significant Assumptions Include:

The myYearbook financial statements do not necessarily reflect assets acquired and liabilities assumed at the future date of the proposed Merger, will be subject to valuation and purchase price allocation, and may differ substantially from the estimates provided in preparing the pro-forma financial statements.

The TechFront financial information does not necessarily reflect assets acquired and liabilities assumed in the Quepasa’s acquisition.

Quepasa anticipates raising between $10 million and $18 million of capital for the myYearbook through issuance of common shares.  The number of shares and share price were estimated at 1,321,004 and $7.5715, respectively for $10 million capital raised for purposes of the pro forma financial information.

The shares to be issued to myYearbook security holders were calculated contractually based on a formula specified in the Merger Agreement.  The number of shares issued 10,830,086 was calculated for the purposes of this pro forma presentation using $82,000,000 of value at $7.5715 per share.  The actual number of shares issued could  differ based on average closing price of Quepasa common stock on the 20 trading days ending with the trading day three days prior to the closing of the Merger. The Transaction Share Price may be lower than or higher than the market price as of the time of closing.  The fair value of the shares issued to myYearbook owners may differ from the value calculated contractually based on the terms of the Merger Agreement and impact the computation of the purchase price for the business combination accounting. A fair value of $7.5715 per share and an issuance of 10,830,086 shares have been assumed for purposes of calculating the purchase price using business combination accounting in the pro forma financial information.

Quepasa Corporation
Significant Notes and Assumptions to Pro-forma Financial Statements
(Unaudited)

XtFt’s owners were issued 348,723 shares of common stock under the Stock Purchase Agreement.

We have estimated $1,500,000 acquisition costs associated with the myYearbook acquisition which is reflected as adjustments to accumulated deficit at June 30, 2011.

The myYearbook estimated purchase price was allocated, for the purposes of the pro forma presentation only, first to record identifiable assets and liabilities at fair value and the remainder to goodwill as follows:

Cash and cash equivalents	$8,849,988
Accounts receivable	6,383,968
Property and equipment	3,699,084
Intangible assets	9,299,350
Other current and other assets	638,396
Total assets acquired	28,870,786
Accounts payable and accrued liabilities	(2,480,143)
Notes Payable	(4,700,872)
Total liabilities assumed	(7,181,015)
Goodwill	78,310,229
Total purchase price	$100,000,000

No valuation of the myYearbook assets and liabilities has been made.  The fair market value of the myYearbook assets at the date of acquisition could differ substantially impacting the purchase price allocation.

Intangible assets of myYearbook represent customer contracts, intellectual properties, trademark license recorded at estimated fair value and are amortized using straight-line method over the estimated life of three years. The fair market value of myYearbook intangible assets could differ substantially after the completion of the valuation of assets and purchase price allocation at the date of acquisition. Amortization of myYearbook intangible assets was determined giving effect to the acquisition as if it occurred on January 1, 2010 and January 1, 2011, respectively on the pro forma statements of operations for the year ended December 31, 2010 and the six months ended June 30, 2011.

Other assets from the XtFt acquisition represent customer contracts recorded at fair value and are amortized using straight-line method over the life of the individual contract. Amortization of XtFt customer contracts and depreciation of property and equipment have been given effect to the acquisition as if it occurred on January 1, 2010 pro forma statements of operations for the year ended December 31, 2010

The following reflect the pro forma adjustments at June 30, 2011 and for the six months ended June 30, 2011 and for the year ended December 31, 2010:

QUEPASA CORPORATION AND SUBSIDIARIES
Unaudited Pro forma Adjustments for June 30, 2011 and the six months then ended and for the year ended December 31, 2010.

		Debit	Credit
1	Cash	10,000,000
	Common Stock		1,321
	Additional Paid in Capital		9,998,679
	To record stock to be issued to raise capital for the proposed myYearbook acquisition

2	Cash		18,000,000
	Goodwill	78,310,229
	Intangible assets	8,000,000
	Preferred Stock, Series A	4,097
	Preferred Stock, Series B	4,319
	Common Stock - myYearbook	12,267
	Additional Paid in Capital		62,046,795
	Accumulated Deficit		6,273,287
	Common Stock		10,830
	Addition paid in capital - common stock issuance
	To adjust to fair market value the assets acquired and liabilities assumed pursuant to the proposed Merger Agreement and record common stock issuance and the cash to be paid as consideration

3	Cash		1,500,000
	Accumulated deficit - fees	1,500,000
	Accumulated deficit - legal fees
	To record non-recurring acquirer expense incurred in the acquisition

4	Amortization expense	1,333,333
	Accumulated amortization		1,333,333
	To record amortization of intangibles allocated from myYearbook proposed acquisition for the six month ended June 30, 2011.

5	Amortization expense	2,666,667
	Accumulated amortization		2,666,667
	To record 2010 annual amortization of intangibles allocated from myYearbook proposed acquisition.

6	Depreciation expense	36,607
	Accumulated depreciation		36,607
	To record 2010 annual amortization on tangible assets acquired with the XtFt acquisition

7	Amortization expense	191,576
	Accumulated amortization		191,576
	To record 2010 annual amortization of customer contracts acquired with the XtFt acquisition

	Total	$102,059,095	$102,059,095

See Unaudited Significant Notes and Assumptions to Pro Forma Financial Statements.

38

myYearbook’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with myYearbook’s audited historical financial statements, which are included elsewhere in this proxy statement/prospectus.  The following discussion contains statements that are forward-looking.  These statements are based on current expectations and assumptions, which are subject to risk, uncertainties and other factors.  Actual results may differ materially because of the factors discussed under the caption “Risk Factors” beginning on page 17.

Company Overview

myYearbook.com makes meeting new people fun and easy online and on your mobile phone. myYearbook combines innovative social games, virtual goods, social and mobile games, a location-based news feed, video chat, and a robust virtual currency called “Lunch Money” to facilitate introductions and break the ice among its users.

myYearbook is the #1 site for “Teens” in terms of minutes, visits and pageviews in the comScore Teens category and is consistently ranked in the top 40 of all U.S. web domains in a number of leading statistics including minutes per user per month, page views and visits per visitor according to comScore.  myYearbook drives revenue from a mix of advertising and virtual currency.  In June 2011, myYearbook’s mobile applications accounted for over 40% of its total active users, up from only 2% in January 2010.

Recent myYearbook highlights include:

•	In January 2009, myYearbook launched the ability to purchase virtual currency directly with a credit card, PayPal or mobile phone. This was the first non-advertising revenue generated on the site.
•
In May 2009, myYearbook launched the “VIP Club”.  The VIP Club provides members with a monthly Lunch Money increase, unlocks feature within most applications and awards increased Lunch Money for performing certain actions.  VIP Club revenue quickly became a leading source of virtual currency revenue.

•
In November 2009, myYearbook launched “Live Feed” which became its most popular application and increased member retention and page views.  The Live Feed remains the core feature across the website and mobile applications today.

•	In January 2010, myYearbook launched the Live gaming platform. Live is a real-time, synchronous gaming platform that pairs games with live video chat.
•	In May 2010, myYearbook launched its first mobile application on the iPhone. Through June 2011, the iPhone application has been installed over 800,000 times.
•
In July 2010, myYearbook launched its mobile application for Android.  Through June 2011, the Android application has been installed over 1.2 million times.  Mobile traffic now accounts for over 40% of total logins to the site.

•
In March 2011, myYearbook announced that it acquired four mobile games and a mobile technology platform.  As of June 2011, the mobile games account for over 11.5 million installs.  The mobile technology platform will support a planned social layer across all of myYearbook’s mobile applications and games.

In 2010, myYearbook’s revenue and net income was $23.7 million and $3.1 million, respectively, which represented an increase from 2009 of $8.2 million and $4.6 million, respectively.  myYearbook generates revenue through a mix of advertising and virtual currency sales.  myYearbook serves three billion ad impressions each month on the web and one billion on mobile devices.  Currency sales consist of direct Lunch Money purchases, “VIP” memberships and currency engagement actions including actions on myYearbook’s cross-platform currency monetization product Social Theater.

Critical Accounting Policies, Judgments and Estimates

myYearbook’s management’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires myYearbook to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities.

 myYearbook bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the consolidated financial statements.

myYearbook believes that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.

In addition, there are other items within myYearbook’s financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on its financial statements.

Revenue Recognition

Advertising and custom sponsorship revenues consist primarily of advertising fees earned from the display of advertisements and click-throughs on text based links on myYearbook’s website. Revenue from online advertising is recognized as impressions are delivered. An impression is delivered when an advertisement appears on pages viewed by members of the myYearbook website.  Revenue from the display of click-throughs on text based links is recognized as click-throughs occur. Sponsorship revenue is recognized over the time period in which the sponsorship on the website occurs. Revenue from the sale of virtual currency is recognized when redeemed on the myYearbook website.  myYearbook records deferred revenue on the accompanying balance sheets when payments for virtual currency are received in advance of usage.

Accounts Receivable Allowances

myYearbook maintains an allowance for potential credit losses based on historical experience and other information available to management. The fees associated with display advertising are often based on “impressions,” which are created when the ad is viewed.  The amount of impressions often differs between tracking systems, resulting in discounts on some payments.  myYearbook maintains an allowance for potential discounts based on historical experience and other information available to management.

Income Taxes

myYearbook uses the asset and liability method to account for income taxes. Under this method, deferred income taxes are determined based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years and are measured using the currently enacted tax rates and laws. A valuation allowance is provided to reduce net deferred tax assets to the amount that, based on available evidence, is more likely than not to be realized.

Contingencies

myYearbook accrues for contingent obligations, including legal costs, when the obligation is probable and the amount can be reasonably estimated. As facts concerning contingencies become known, myYearbook reassess its position and makes appropriate adjustments to the financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal, and other regulatory matters that are subject to change as events evolve and additional information becomes available.

Share-Based Compensation

myYearbook records compensation expense for share-based awards based on the estimated fair value calculated using the Black-Scholes option pricing model.  The option pricing model requires a number of assumptions, of which the most significant are expected stock price volatility and the expected option term.  Since it was not practicable for myYearbook to estimate the expected volatility of its share price, myYearbook accounted for its options based on a value calculated using the historical volatility of an appropriate industry sector index.  Unvested option compensation expense will be recognized over the remaining option term.

myYearbook accounts for  stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing model.  The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of myYearbook’s common stock and amortized to consulting expense over the related vesting period.

Results of Operations

Revenue Sources

During the years ended December 31, 2009 and 2010 and through the second quarter of 2011, which ended on June 30, 2011, myYearbook’s revenue was generated from a mix of advertising and virtual currency.

•
Advertising:  myYearbook serves three billion ad impressions each month on the web and 1 billion on mobile devices.  myYearbook sells ads to major brand agencies, direct response and cost per action advertisers, ad networks and mobile agencies.  myYearbook’s brand and agency advertising is generally directed at companies looking for high-impact ad units and brand engagement from its teen and young adult demographic.

•
Virtual Currency: myYearbook’s virtual currency revenue consists of direct Lunch Money purchases, “VIP” memberships and currency engagement actions including sales on myYearbook’s cross-platform currency monetization product Social Theater.  Social Theater is distributed across platforms outside of myYearbook, including Facebook.

Operating Expenses

myYearbook’s principal operating expenses are divided into the following categories:

•	Sales and Marketing Expenses: Sales and marketing expenses consist of web and mobile advertising and branding campaigns, public relations and promotions and safety initiatives.

•
Information Technology Expenses:  Information technology expenses consist of occupancy and utility charges and support for its offsite technology infrastructure, bandwidth and content delivery fees and the purchase of specific technology, particularly software and hardware related to its infrastructure.

•
General and Administrative Expenses:  General and administrative expenses consist of all of myYearbook’s personnel costs, occupancy costs, general operating costs, travel and corporate professional fees such as legal and accounting fees.

•	Depreciation: myYearbook’s depreciation and amortization are non-cash expenses which have consisted primarily of depreciation related to its property and equipment.

•
Other Income (Expense):  Other income (expense) consists primarily of interest earned, interest expense and gain (loss) on the sale of assets.  Interest income relates to its cash and cash equivalents discussed in Note 2 to myYearbook’s Financial Statements.  myYearbook invests all of its cash and cash equivalents in fully liquid, money market securities.  Interest expense relates to long-term debt discussed in Note 6 to myYearbook’s Financial Statements.  The gain on sale of asset relates to the sale of intellectual property.

Comparison of the year ended December 31, 2010 with the year ended December 31, 2009

The following table sets forth myYearbook’s Statement of Operations that is used in the following discussions of results of operations:

	For the years ended December 31,
	2010	2009	Change ($)	Change (%)

REVENUE	$23,664,405	$15,427,514	$8,236,891	54%

OPERATING EXPENSES
Sales and marketing	2,690,309	1,318,756	1,371,553	104%
Information technology	3,948,385	3,292,890	655,495	20%
General and administrative	12,306,939	9,394,887	2,912,052	31%
Depreciation	2,953,307	2,500,545	452,762	18%

OPERATING EXPENSES	21,898,940	16,507,078	5,391,862	33%

INCOME (LOSS) FROM OPERATIONS	1,765,465	(1,079,564)	2,845,029	n/a

OTHER INCOME (EXPENSE):
Interest income	25,797	61,013	(35,216)	-58%
Interest expense	(512,010)	(539,388)	(27,378)	5%
Gain on asset sale	1,895,000	--	1,895,000	n/a

TOTAL OTHER INCOME (EXPENSE)	1,408,787	(478,375)	1,887,162	n/a

INCOME (LOSS) BEFORE INCOME TAXES	3,174,252	(1,557,939)	4,732,191	n/a

INCOME TAX PROVISION	102,954	--	102,954	n/a

NET INCOME (LOSS)	$3,071,298	$(1,557,939)	$4,629,237	n/a

Revenues
myYearbook’s revenues were $23,664,405 for the year ended December 31, 2010, an increase of $8,236,891 or 54% compared to $15,427,514 for the same period in 2009. This increase was primarily attributable to an increase in advertising revenue of $7.4 million due to higher overall ad impressions and higher cost per million rates on impressions sold. We refer to cost per million as “CPM.” Ad impressions in 2010 increased significantly due to the launch of ads on myYearbook’s Live Feed application. Live Feed is myYearbook’s most trafficked application. CPM increases during this period were a result of better internal optimization of ad impressions by myYearbook’s advertising team along with a general improvement in the advertising market in 2010 compared to 2009. The remaining increase of $800,000 was the result of increased cost per action virtual currency sales.

From fiscal year 2009 to 2010, myYearbook's revenue increased from $15.4 million to $23.7 million, its net income increased from a net loss of $(1.6) million to net income of $3.1 million and its EBITDA increased from $1.6 million to $4.9 million. EBITDA is a non-GAAP financial measure that myYearbook calculates as net income (loss) from operations plus non-cash operating expenses including stock based compensation expenses, depreciation, amortization and other non-cash charges. myYearbook believes that EBITDA provides useful information to investors and others in understanding and evaluating myYearbook’s operating results in the same manner as its management and board of directors. For more information on the uses and limitations of EBITDA as well as a reconciliation of net income (loss) to EBITDA, see the section titled “Earnings Before Interest, Taxes, Depreciation and Amortization – Non-GAAP”.

Expenses

Sales and Marketing: Sales and marketing expenses increased $1,371,553, or 104%, to $2,690,309 for the year ended December 31, 2010 from $1,318,756 in 2009. The increase is primarily attributable to an increase of $700,000 for commissions on advertising sales and increase of $600,000 on advertising, marketing and public relations expense.  Sales commissions increased as a result of increased advertising revenue. The increase in advertising and marketing is due to increased trade magazine advertisements and ads directed at mobile user acquisition.

Information Technology: Information technology expenses increased $655,495, or 20%, to $3,948,385 for the year ended December 31, 2010 from $3,292,890 in 2009. $415,000 of the increase was attributable to occupancy and utilities charges in its datacenter. myYearbook leased additional space in 2010 to handle increased traffic and new application launches. The remaining increase of $240,000 was due to increases in miscellaneous data center equipment and supplies necessary to support the increased space in the data center.

General and Administrative: General and administrative expenses increased $2,912,052, or 31%, to $12,306,939 for the year ended December 31, 2010 from $9,394,887 in 2009. $2.0 million of the increase was due to increased headcount and salary increases, as myYearbook added 16 full time employees over the course of 2010, along with increases in existing salaries and benefits in the normal course of the business. Professional fees increased $400,000 due to increased intellectual property legal work and accounting and business diligence expenses. Travel and entertainment expenses increased $365,000 in 2010 due to increased management and sales travel for business development and promotion events. The remaining increase of $135,000 was due to general operating and overhead expense increases, including occupancy costs, insurance, supplies and utilities.

myYearbook records all employee compensation and benefit expenses within the General and Administrative expense category.  The following table sets forth myYearbook’s employee compensation and benefit expenses by department:

	Years ended December 31,
	2010	2009
Sales and marketing	$2,015,907	$1,585,116
Product and content development	4,670,192	3,828,652
General and administrative	2,728,230	2,047,637

Total Employee Compensation	$9,414,330	$7,461,405

Depreciation: Depreciation expense increased $452,762, or 18%, to $2,953,307 for the year ended December 31, 2010 from $2,500,545 in 2009. The increase is attributable to increased asset purchases to support myYearbook’s technology infrastructure.

Other income (expense): Other income (expense) increased $1,887,162 to income of $1,408,787 for the year ended December 31, 2010 from a net expense of ($478,375) in 2009. $1.945 million of the increase was due to the sale of intellectual property by myYearbook in 2010 offset by the write off of $50,000 of other intellectual property. myYearbook sold a domain name that was not critical to the operations of its business. This increase was offset by increased interest expense of $27,000 caused by increased borrowing under its line of credit and a reduction in interesting income of $35,000 caused by lower money market rates on its cash and cash equivalent balances.

Comparison of the three months ended June 30, 2011 and June 30, 2010 (Unaudited)

	For the three months ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)	Change ($)	Change (%)

REVENUE	$7,290,546	$5,656,078	$1,634,468	29%

OPERATING EXPENSES
Sales and marketing	1,346,589	703,676	642,913	91%
Information technology	1,147,757	959,946	187,811	20%
General and administrative	3,778,321	2,942,122	836,199	28%
Depreciation and amortization	785,632	746,850	38,782	5%

OPERATING EXPENSES	7,058,299	5,352,594	1,705,705	32%

INCOME FROM OPERATIONS	232,247	303,484	(71,237)	-23%

OTHER INCOME (EXPENSE)
Interest income	6,003	6,805	(802)	-12%
Interest expense	(152,357)	(126,354)	(26,003)	21%

TOTAL OTHER INCOME (EXPENSE)	(146,354)	(119,549)	(26,805)	22%

INCOME BEFORE INCOME TAXES	85,893	183,935	(98,042)	-53%

INCOME TAX PROVISION	-	-	-	n/a

NET INCOME	$85,893	$183,935	$(98,042)	-53%

Revenues

myYearbook’s revenues were $7,290,546 for the three months ended June 30, 2011, an increase of $1,634,468 or 29% compared to $5,656,078 for the same period in 2010.  The increase was primarily attributable to an increase in advertising revenue of $1.7 million, partially offset by a decrease in virtual currency sales of $115,000.  The increase in advertising revenue was caused by increased brand agency sales and better CPM and ad impression optimization.  myYearbook’s increase in the number of salespeople on its sales team created additional sales during the period.  myYearbook also saw additional advertising impressions from site growth, including significant impression growth from its mobile applications.

Expenses

Sales and Marketing:  Sales and marketing expenses increased $642,913, or 91%, to $1,346,589 for the three months ended June 30, 2011 from $703,676 for the same period in 2010.  The increase is primarily attributable to an increase of $401,000 for commissions and contractor fees on advertising sales and an increase of $241,000 on advertising, marketing and public relations expense.  Sales commissions increased as a result of increased advertising revenue.  The increase in advertising and marketing expenses is due to increased ads directed at web and mobile user acquisition.

Information Technology:  Information technology expenses increased $187,811, or 20%, to $1,147,757 for the three months ended June 30, 2011 from $959,946 for the same period in 2010.  $49,000 of the increase was attributable to occupancy, utilities and bandwidth charges in myYearbook’s datacenter as additional space was brought online to handle increased traffic.  $66,000 of the increase was attributable to development costs and consultants that myYearbook engaged to work on the Live platform launch.  The remaining increase of $73,000 was due to increases in miscellaneous data center equipment and supplies necessary to support the increased space in the data center.

General and Administrative:  General and administrative expenses increased $836,199, or 28%, to $3,778,321 for the three months ended June 30, 2011 from $2,942,122 for the same period in 2010.  $589,000 of the increase was due to increased headcount and salary increases compared to the prior year period caused by additional full time employees and salary increases for existing employees.  Travel and entertainment expenses increased $156,000 due to increased management and sales travel for business development and promotion events.  Occupancy and utilities increased $46,000 due to increased leased space to accommodate increases in employee headcount.  The remaining increase of $45,000 was due to other general operating and overhead expense increases, including insurance and supplies.

myYearbook records all employee compensation and benefit expenses within the General and administrative expense category.  The following table sets forth myYearbook’s employee compensation and benefit expenses by department:

	Three months ended June 30, (Unaudited)
	2011	2010
Sales and marketing	$666,940	$498,996
Product and content development	1,439,199	1,061,536
General and administrative	561,824	577,107
Total Employee Compensation	$2,667,963	$2,137,639

Depreciation:  Depreciation expense increased $38,782, or 5%, to $785,632 for the three months ended June 30, 2011 from $746,850 for the same period in 2010.  The increase is attributable to increased asset purchases to support myYearbook’s technology infrastructure.

Other income (expense):  Other income (expense) increased $26,805, or 22%, to ($146,354) for the three months ended June 30, 2011 from ($119,549) for the same period in 2010.  This increase was due to increased interest expense of $26,000 caused by increased borrowing under myYearbook’s line of credit and a reduction in interest income of $1,000 caused by lower money market rates on cash and cash equivalent balances.

Comparison of the six months ended June 30, 2011 and 2010 (Unaudited)

	For the six months ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)	Change ($)	Change (%)

REVENUE	$13,383,865	$9,772,542	$3,611,323	37%

OPERATING EXPENSES
Sales and marketing	2,344,284	1,177,049	1,167,235	99%
Information technology	2,285,548	1,908,094	377,454	20%
General and administrative	7,258,450	5,629,858	1,628,592	29%
Depreciation and amortization	1,600,161	1,446,187	153,974	11%

OPERATING EXPENSES	13,488,443	10,161,188	3,327,255	33%

LOSS FROM OPERATIONS	(104,578)	(388,646)	284,068	-73%

OTHER INCOME (EXPENSE)
Interest income	(291,299)	(251,365)	(39,934)	16%
Interest expense	11,543	13,600	(2,057)	-15%

TOTAL OTHER INCOME (EXPENSE)	(279,756)	(237,765)	(41,991)	18%

LOSS BEFORE INCOME TAXES	(384,334)	(626,411)	242,077	-39%

INCOME TAX PROVISION	(21,590)	-	-	n/a

NET LOSS	$(405,924)	$(626,411)	$220,487	-35%

Revenues

myYearbook’s revenues were $13,383,865 for the six months ended June 30, 2011, an increase of $3,611,323 or 37% compared to $9,772,542 for the same period in 2010.  The increase was primarily attributable to an increase in advertising revenue of $4.0 million, partially offset by a decrease in virtual currency sales of $400,000.  The increase in advertising revenue was caused by increased brand agency sales and better CPM and ad impression optimization.  myYearbook’s increase in the number of salespeople on its sales team created additional sales during the period.  myYearbook also saw additional advertising impressions from site growth, including significant impression growth from its mobile applications.

Expenses

Sales and Marketing:  Sales and marketing expenses increased $1,167,235, or 99%, to $2,344,284 for the six months ended June 30, 2011 from $1,177,049 for the same period in 2010.  The increase is primarily attributable to an increase of $711,000 for commissions and contractor fees on advertising sales and an increase of $456,000 on advertising, marketing and public relations expense.  Sales commissions increased as a result of increased advertising revenue.  The increase in advertising and marketing expenses is due to increased ads directed at web and mobile user acquisition.

Information Technology:  Information technology expenses increased $377,454, or 20%, to $2,285,548 for the six months ended June 30, 2011 from $1,908,094 for the same period in 2010.  $96,000 of the increase was attributable to occupancy, utilities and bandwidth charges in myYearbook’s datacenter as additional space was brought online to handle increased traffic.  $112,000 of the increase was attributable to development costs and consultants that myYearbook engaged to work on the Live platform launch.  The remaining increase of $169,000 was due to increases in miscellaneous data center equipment and supplies necessary to support the increased space in the data center.

General and Administrative:  General and administrative expenses increased $1,628,592, or 29%, to $7,258,450 for the six months ended June 30, 2011 from $5,629,858 for the same period in 2010.  $1,182,000 of the increase was due to increased headcount and salary increases compared to the prior year period caused by additional full time employees and salary increases for existing employees.  Travel and entertainment expenses increased $250,000 due to increased management and sales travel for business development and promotion events.  Occupancy and utilities increased $90,000 due to increased leased space to accommodate increases in employee headcount.  The remaining increase of $106,000 was due to other general operating and overhead expense increases, including insurance and supplies.

myYearbook records all employee compensation and benefit expenses within the General and administrative expense category.  The following table sets forth myYearbook’s employee compensation and benefit expenses by department:

	Six months ended June 30, (Unaudited)
	2011	2010
Sales and marketing	$1,328,635	$1,001,801
Product and content development	2,837,357	2,058,849
General and administrative	1,250,372	1,252,995

Total Employee Compensation	$5,416,364	$4,313,645

Depreciation:  Depreciation expense increased $153,974, or 11%, to $1,600,161 for the six months ended June 30, 2011 from $1,446,187 for the same period in 2010.  The increase is attributable to increased asset purchases to support myYearbook’s technology infrastructure.

Other income (expense):  Other income (expense) increased $41,991, or 18%, to ($279,756) for the six months ended June 30, 2011 from ($237,765) for the same period in 2010.  This increase was due to increased interest expense of $40,000 caused by increased borrowing under myYearbook’s line of credit and a reduction in interest income of $2,000 caused by lower money market rates on cash and cash equivalent balances.

Liquidity and Capital Resources – Years Ended December 31, 2010 and 2009

	For the Years Ended December 31,
	2010	2009
Net cash provided by (used in) operating activities	$1,974,590	$(124,623)
Net cash used in investing activities	$(1,542,729)	$(1,923,093)
Net cash provided by (used in) financing activities	$869,097	$(195,120)

Net cash provided by operations was $1,974,590 for the year ended December 31, 2010 compared to net cash used in operations of $124,623 in 2009. myYearbook had net income for 2010 of $3,071,000, which included non-cash depreciation and amortization expense of $3,010,000 and non-cash share-based compensation expense of $194,000. Offsetting its operating income and non-cash expenses was the gain on sale of asset of $1,895,000 for intellectual property myYearbook sold in 2010. The operating income and non-cash expenses were further offset by changes in myYearbook’s operation assets and liabilities of $2,405,000, primarily comprised of an increase in accounts receivable of $2,751,000 caused by an increase in advertising sales in 2010 compared to 2009. myYearbook had a net loss for 2009 of $1,558,000, which included non-cash depreciation and amortization expense of $2,548,000 and noncash share based compensation expense of $140,000. myYearbook also had a net increase in its operating assets and liabilities of $1,254,000 that resulted in further net cash used in operations. This change in operating assets and liabilities was primarily comprised of a $2,100,000 increase in its accounts receivable caused by an increase in advertising sales in 2009 compared to 2008, offset in part by a $885,000 decrease in accounts payable.

Net cash used in investing activities was $1,542,729 for the year ended December 31, 2010 compared to net cash used of $1,923,093 in 2009. Capital expenses, including intangible assets, were $3,543,000 and $1,923,000 for the years ended 2010 and 2009, respectively. myYearbook also received $2.0 million in 2010 for the sale of intellectual property which partially offset cash used for the purchase of capital and intangible assets.

Net cash provided by financing activities was $869,097 for the year ended December 31, 2010 compared to net cash used in financing activities of $195,120 in 2009. The net cash provided by financing activities in 2010 was due to proceeds on myYearbook’s long-term borrowing facilities of $3,458,000 offset by repayments on those same facilities of $2,623,000. myYearbook also received $33,000 of cash from the exercise of stock options in 2010. The net cash used in financing operations in 2009 was due to proceeds on myYearbook’s long-term borrowing facilities of $1,721,000 offset by repayments on those same facilities of $1,920,000. myYearbook also received $3,000 of cash from the exercise of stock options in 2009.

As of June 30, 2011 and August 26, 2011, myYearbook had cash and cash equivalents of approximately $8.8 million and $8.4 million, respectively, which consisted of cash and fully liquid money market account securities.  myYearbook believes that its existing cash and cash equivalents, together with cash generated from operations, will be sufficient to fund its operations for at least 12 months; however, myYearbook anticipates having to borrow additional funds during that period to finance its capital expenditures.  myYearbook anticipates further borrowing to finance its capital expenditures.

Liquidity and Capital Resources – Three Months Ended June 30, 2011 and 2010

	For the Three Month Periods Ended June 30, (Unaudited)
	2011	2010
Net cash provided by operating activities	$1,393,913	$332,029
Net cash used in investing activities	$(1,068,617)	$(748,229)
Net cash provided by financing activities	$114,038	$184,823

Net cash provided by operations was $1,393,913 for the three months ended June 30, 2011 compared to net cash provided by operations of $332,029 for the same period in 2010.  myYearbook had net income for the three months ended June 30, 2011 of $86,000, which included non-cash depreciation and amortization expense of $796,000 and non-cash share-based compensation expense of $43,000.  The operating income and non-cash expenses were further offset by changes in myYearbook’s operating assets and liabilities of $469,000, primarily comprised of a decrease in accounts receivable of $408,000 caused by greater collections of outstanding advertising receivables in the three months ended June 30, 2011. The decrease in accounts receivable was offset by an increase in accounts payable of $667,000 and an increase in accrued expenses of $191,500.  myYearbook had net income for the three months ended June 30, 2010 of $184,000, which included non-cash depreciation and amortization expense of $760,000 and non-cash share based compensation expense of $49,000.  The operating income and non-cash expenses were further offset by changes in myYearbook’s operating assets and liabilities of $661,000 that added to net cash provided by operations.  This change in operating assets and liabilities was primarily comprised of a $583,000 decrease in its accounts receivable caused by greater collections of outstanding advertising receivables in the three months ended June 30, 2010.  Net changes in all other current assets and liabilities totaled $78,000 and accounted for the additional cash provided from operations.

Net cash used in investing activities was $1,068,617 for the three months ended June 30, 2011 compared to net cash used in investing activities of $748,229 in the same period for 2010.  Capital expenditures were $759,000 and $473,000 for the three months ended June 30, 2011 and 2010, respectively.  myYearbook also purchased intangible assets for $310,000 and $275,000 in the three months ended June 30, 2011 and 2010, respectively.

Net cash provided by financing activities was $114,038 for the three months ended June 30, 2011 compared to net cash provided by financing activities of $184,823 for the same period in 2010.  The net cash provided by financing activities in the three months ended June 30, 2011 was due to proceeds on myYearbook’s long-term borrowing facilities of $710,000 offset by repayments on those same facilities of $596,000.  The net cash used in financing activities in the three months ended June 30, 2010 was due to proceeds on myYearbook’s long-term borrowing facilities of $830,000 offset by repayments on those same facilities of $650,000.  myYearbook also received $5,000 of cash from the exercise of stock options in the three months ended June 30, 2010.

Liquidity and Capital Resources – Six Months Ended June 30, 2011 and 2010

	For the Six Month Periods Ended June 30, (Unaudited)
	2011	2010
Net cash provided by operating activities	$1,945,105	$775,119
Net cash used in investing activities	$(1,779,936)	$(1,171,177)
Net cash provided by financing activities	$355,541	$386,997

Net cash provided by operations was $1,945,105 for the six months ended June 30, 2011 compared to net cash provided by operations of $775,119 for the same period in 2010.  myYearbook had a net loss for the six months ended June 30, 2011 of $405,924, which included non-cash depreciation and amortization expense of $1,621,000 and non-cash share-based compensation expense of $105,000.  The operating income and non-cash expenses were further offset by changes in myYearbook’s operating assets and liabilities of $625,000, primarily comprised of a increase in accounts receivable of $617,000 caused by an increase in advertising sales, net of collections on outstanding receivables in the six months ended June 30, 2011. Accounts payable also increased by $334,000, offset by a decrease in accrued expenses of $299,000.  myYearbook had a net loss for the six months ended June 30, 2010 of $626,411, which included non-cash depreciation and amortization expense of $1,472,000 and non-cash share based compensation expense of $103,000.  The operating income and non-cash expenses were further offset by changes in myYearbook’s operating assets and liabilities of $172,000 that decreased net cash provided by operations.   This net decrease in operating assets and liabilities was primarily comprised of a $426,000 increase in its accounts receivable caused by an increase in advertising sales, net of collections on outstanding receivables.   Accounts payable and accrued expenses decreased by $205,000 and $268,000, respectively, causing an increase to net cash provided by operating activities.  Net changes in all other current assets and liabilities totaled a decrease of $124,000 and reduced cash provided from operations.

Net cash used in investing activities was $1,779,936 for the six months ended June 30, 2011 compared to net cash used in investing activities of $1,171,177 in the same period for 2010.  Capital expenditures were $1,255,000 and $896,000 for the six months ended June 30, 2011 and 2010, respectively.  myYearbook also purchased intangible assets for $525,000 and $275,000 in the six months ended June 30, 2011 and 2010, respectively.

Net cash provided by financing activities was $355,541 for the six months ended June 30, 2011 compared to net cash provided by financing activities of $386,997 for the same period in 2010.  The net cash provided by financing activities in the six months ended June 30, 2011 was due to proceeds on myYearbook’s long-term borrowing facilities of $1,627,000 offset by repayments on those same facilities of $1,274,000.  The net cash used in financing activities in the six months ended June 30, 2010 was due to proceeds on myYearbook’s long-term borrowing facilities of $1,597,000 offset by repayments on those same facilities of $1,241,000.  myYearbook also received cash from the exercise of stock options for the six months ended June 30, 2011 and 2010 of $3,000 and $31,000, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization– Non-GAAP

EBITDA is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.  myYearbook defines “EBITDA” as income/(loss) from operations plus non-cash operating expenses including stock based compensation expenses, depreciation, amortization and other non-cash charges.  This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. myYearbook’s management uses this non-GAAP financial measure in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison.  myYearbook believes that both management and shareholders benefit from referring to non-GAAP financial measures such as EBITDA in planning, forecasting and analyzing future periods.  Additionally, EBITDA provides meaningful information about myYearbook’s ability to meet its working capital needs.  EBITDA, as presented below, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily EBITDA in an identical manner and, therefore, it is not necessarily an accurate measure of comparison between companies.  The following table is a reconciliation of myYearbook’s non-GAAP financial measure to loss from operations.

	For the years ended December 31,
	2010	2009

INCOME/(LOSS) FROM OPERATIONS	$1,765,465	$(1,079,564)

NON CASH OPERATING EXPENSES
Stock based compensation expense	194,101	139,505
Depreciation and amortization	2,953,307	2,500,545
TOTAL NON CASH OPERATING EXPENSES	3,147,408	2,640,050

EBITDA	$4,912,873	$1,560,486

	For the three months ended June 30, (Unaudited)
	2011	2010

INCOME FROM OPERATIONS	$232,247	$303,484

NON CASH OPERATING EXPENSES
Stock based compensation expense	43,393	48,982
Depreciation and amortization	785,633	746,850
TOTAL NON CASH OPERATING EXPENSES	829,026	795,832

EBITDA	$1,061,273	$1,099,316

	For the six months ended June 30, (Unaudited)
	2011	2010

(LOSS) FROM OPERATIONS	$(104,578)	$(388,646)

NON CASH OPERATING EXPENSES
Stock based compensation expense	104,779	102,644
Depreciation and amortization	1,600,161	1,446,187
TOTAL NON CASH OPERATING EXPENSES	1,704,940	1,548,831

EBITDA	$1,600,362	$1,160,185

THE QUEPASA SPECIAL MEETING

What is the time, date, place and purpose of the Special Meeting?

The Special Meeting is scheduled to be held at [—] on [—] at [—] New York time, to vote on the following proposals:

1.
To approve the issuance of shares of Quepasa common stock in connection with the Merger, which includes the issuance of shares to myYearbook security holders as partial consideration for the Merger and the issuance of shares that Quepasa intends to issue in the related financing to help fund the cash portion of the Merger consideration payable to myYearbook security holders;

2.	To approve an increase in Quepasa’s authorized common stock from 50 million to 100 million shares;

3.	To approve the reincorporation of Quepasa in Delaware;

4.	To approve an amendment to Quepasa’s 2006 Stock Incentive Plan authorizing an additional 2,000,000 shares to be available for grant; and

5.
To approve any adjournment of the Special Meeting, for any reason, including, if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes to approve one or more of the proposals.

Other than the foregoing proposals, we do not expect any other matters to be presented for a vote at the Special Meeting. If any other matter is properly brought before the Special Meeting, your proxy gives authority to the proxies described therein to vote on such matters in their discretion.

No separate approval of the Merger Agreement or Merger by Quepasa shareholders is necessary; Quepasa shareholders are not being asked to vote upon the Merger Agreement or Merger.  However, if Proposal 1 is not approved, the Merger cannot be completed.

What is the record date and who is entitled to vote?

Our Board has fixed the close of business on [ ● ], 2011 as the record date for determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.  Only Quepasa shareholders of record at the close of business on the record date are entitled to (a) receive notice of the Special Meeting, (b) attend the Special Meeting and (c) vote on all matters that properly come before the Special Meeting.

At the close of business on the record date, [ ● ] shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Special Meeting. The Quepasa common stock is the only class of securities entitled to vote at the Special Meeting.

What is the vote required to approve each of the proposals?

Proposal		Vote Required	Broker Discretionary Vote Allowed

1.	Share issuance proposal.	The affirmative vote of the majority of the votes cast.	No

2.	Authorized common shares increase proposal.	The affirmative vote of at least a majority of the outstanding shares.	No
3.	Reincorporation proposal.	The affirmative vote of at least a majority of the outstanding shares.	No
4.	Stock Incentive Plan proposal.	The affirmative vote of the majority of the votes cast.	No
5.	Adjournment proposal.	The affirmative vote of the majority of the votes cast.	No

What are the voting procedures for record holders of Quepasa common stock and beneficial owners of Quepasa common stock holding their shares in “street name?”

Record Holders

If you hold your shares of Quepasa common stock directly in your name as a record holder, you may vote your shares using any of the following methods:

1.           Vote by Internet. The website address for Internet voting is on your proxy card or the vote instruction form.
2.           Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
3.           Vote in person. Attend and vote at the Special Meeting.

Beneficial Owners (holding Quepasa shares in “street name”)

If you are the beneficial owner of shares of Quepasa common stock, but your shares are held in “street name” in an account at your broker or bank or with another nominee, you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you.  The voting instruction card that will be sent to you by your broker, bank or nominee will include details regarding how you may provide those voting instructions. Brokers usually offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone or over the Internet.  Please refer to the voting instruction card to see if you may submit voting instructions using the telephone or Internet.

If you are a beneficial owner holding your shares in “street name”, it is possible for you to attend the Quepasa Special Meeting and vote in person.  In order to do so, you must obtain a valid “legal proxy’ from the record holder of your shares.

What is an abstention and how is it treated?

An abstention represents a shareholder’s affirmative choice to decline to vote on a proposal.  Abstained shares are considered to be “present” and “entitled to vote” at the Special Meeting and therefore are included in determining whether or not a quorum is present at the Special Meeting.  Abstentions will have the effect of voting “AGAINST” each of the proposals.

What is a broker non-vote and how is it treated?

If your shares are held in “street name” in an account at your broker, bank or another nominee, you must instruct the broker, bank or such other nominee as to how to vote your shares by following the instructions they provide to you.  If you do not provide these voting instructions, your Quepasa shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.”  Brokers will not have discretionary authority to vote on any of the proposals being submitted to a vote of Quepasa shareholders at the Special Meeting.  Broker non-votes will have the effect of a vote “AGAINST” Proposal 2 (the authorized common shares increase proposal) and Proposal 3 (the reincorporation proposal).

What is considered a quorum at the Special Meeting?

A quorum of shareholders is necessary to validly hold the Special Meeting. A quorum will be present if a majority of the outstanding shares of our common stock on the record date are represented at the Special Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote via the Internet, by telephone or by submitting a properly executed proxy card or voting instruction form by mail, or if you vote in person at the Special Meeting. Abstentions will be counted for determining whether a quorum is present for the Special Meeting. A quorum is not required to approve Proposal 5, the adjournment proposal.

How many votes are Quepasa executive officers and directors entitled to vote?

At the close of business on the record date, directors and executive officers of Quepasa and their affiliates were entitled to vote approximately 1.9 million shares of our common stock, or approximately [—]% of the shares of Quepasa common stock outstanding on that date.  Pursuant to voting agreements entered into with myYearbook, Quepasa directors, executive officers and certain shareholders have agreed to vote their shares of Quepasa common stock in favor of the share issuance proposal. The shares held by such directors, officers and shareholders collectively represented approximately 11.3% of the outstanding shares of Quepasa common stock as of August 25, 2011.

How will proxies be counted?

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the proposals.

Is my proxy or voting instruction form revocable?

You may revoke your proxy and change your vote at any time before your proxy is voted at the Special Meeting by giving written notice to the Corporate Secretary of Quepasa, by delivering a proxy card dated after the date of the proxy or by voting in person at the special meeting (although your attendance alone at the Special Meeting will not revoke your proxy). All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Quepasa Corporation, 324 Datura Street, Ste. 114, West Palm Beach, Florida 33401, Attention: Corporate Secretary, or by facsimile (561) 651-9984.

If your shares are held in a “street name” you must contact your broker or other nominee to change your vote.

What happens if I sell my shares of Quepasa common stock before the Special Meeting?

The record date for the Special Meeting is earlier than the date of the Special Meeting.  If you transfer your Quepasa shares after the record date but before the Special Meeting date, you will retain your right to vote those shares at the Special Meeting.

Who can I talk to if I have questions about the Special Meeting or the proposals to be voted on?

You can call [ ● ] toll free at 1-800 [ ● ] Monday through Friday between the hours of [ ● ] and [ ● ] New York time with any questions.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold Quepasa stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Action Stock Transfer (in writing: Ms. Justeene Blankenship, Action Stock Transfer, Inc., 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT  84121; or by telephone: (801) 274-1088 or (801) 274-1099 (facsimile)).

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Action Stock Transfer as indicated above.  Beneficial owners can request information about householding from the organization.

Will Quepasa be paying proxy solicitation fees in connection with the Special Meeting?

Quepasa will bear the cost of soliciting proxies for the Special Meeting. In addition to mailing these proxy materials, our directors, officers and employees may solicit proxies by telephone and facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies.  Quepasa has retained [●] to assist in the solicitation of proxies.  We expect to pay [●] a fee of $[●] (plus reimbursement for reasonable expenses) for its services.  In addition, we will pay [●] a fee of $[●] per beneficial owner contacted by telephone.  Quepasa also will request that banks, brokerage firms, custodians, trustees, nominees, fiduciaries and other similar record holders forward the solicitation materials to the beneficial owners of common stock held of record by such person, and Quepasa will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Will Quepasa’s Auditors be attending the Special Meeting?

Representatives of Salberg & Company, P.A. are not expected to be present at the Special Meeting and accordingly will not make any statement or be available to respond to any questions.

PROPOSAL 1. ISSUANCE OF SHARES IN CONNECTION WITH THE MERGER.

If the Merger is completed, Quepasa will pay $18 million in cash and issue $82 million of shares of Quepasa common stock to myYearbook’s security holders.  In addition to the issuance of the shares of Quepasa common stock to myYearbook’s security holders, Quepasa plans to issue additional shares of common stock in a related financing to obtain all or a portion of the cash payment to be made to myYearbook security holders.  We are not asking for shareholder approval of the Merger or the Merger Agreement because neither Nevada law nor our Articles of Incorporation require shareholder approval of the Merger or the Merger Agreement under these circumstances.  However, under applicable rules of the NYSE Amex, Quepasa shareholder approval is required for the issuance of the shares to myYearbook security holders and in the related financing.  Those rules require shareholder approval whenever more than 20% of a listed company’s outstanding shares are going to be issued in transactions such as these and we expect that the number of shares we will issue will exceed that 20% threshold.

The exact number of shares of common stock to be issued in these transactions cannot be determined at this time.  The $82 million of Quepasa common stock will be issued based upon the Transaction Share Price which will be the lesser of (A) $10 per share and (B) the average of (i) $7.5715 and (ii) the average closing price on the 20 trading days ending with the trading day three days prior to the closing of the Merger.  That price will not be known prior to or at the time of the Special Meeting.  Based on an assumed Transaction Share Price of $7.5715, the number of shares of common stock that would be issued is 10,830,086.  The actual number of shares may be higher or lower, depending on the actual Transaction Share Price.  Similarly, the number of shares to be issued in the related financing will depend on the price or prices at which we are able to sell the shares to investors.  Based on an assumed sales price of $7.5715, we currently estimate that the number of shares of common stock that would be issued in the financing is 1,320,742, assuming $10 million is raised, or 2,377,336, assuming $18 million is raised.  The actual number of shares may be higher or lower.

Our Board has adopted a resolution declaring it advisable and in the best interests of Quepasa and its shareholders to approve the issuances of our common stock in the Merger and related financing.  The resolution also recommends that this share issuance proposal be approved and adopted by Quepasa’s shareholders and directs that such proposal be submitted to Quepasa’s shareholders at the Special Meeting.

If the share issuance proposal is not approved, the Merger cannot be completed because Quepasa will not be able to issue shares to myYearbook security holders as partial consideration for the Merger, nor will we be able to issue additional shares for cash to fund a portion of the cash payable as part of the Merger consideration.

Our Board recommends that Quepasa shareholders vote “FOR” the approval of the share issuances.

THE MERGER

The Companies

Quepasa Corporation

Quepasa is a social media technology company which owns Quepasa.com, a leading online social network and game platform for the Latino community, Quepasa Games, a cross platform social game development studio, and Quepasa DSM, a cross platform social advertising and contest platform. Quepasa.com provides fun, interactive, and easy to use social tools, and rich multimedia content in English, Spanish and Portuguese to embrace Latinos everywhere, and empower them to connect online, compete in contests and games and share their interests, ideas, and activities.

Our common stock is traded on the NYSE Amex under the symbol "QPSA." On July 19, 2011, the date immediately preceding the public announcement of the proposed Merger, Quepasa common stock closed at $7.13. On [ • ], 2011, the date immediately preceding the date of this proxy statement/prospectus Quepasa common stock closed at $[ • ]. As of the record date of [ • ], 2011, Quepasa had approximately [ • ] shareholders of record.

The principal executive offices of Quepasa are located at 324 Datura Street, Ste. 114, West Palm Beach, Florida 33401, and its telephone number is (561) 366-1249.

For more information on Quepasa, see the reports and other information Quepasa files with the SEC, including its annual report on Form 10-K for the year ended December 31, 2010. These filings may be viewed on the Internet at ww.sec.gov/edgar/searchedgar/companysearch.html.

Insider Guides, Inc.

myYearbook Overview

Insider Guides, Inc. owns and operates myYearbook.com, a social networking site. We refer to Insider Guides, Inc. as "myYearbook" in this proxy statement/prospectus.

myYearbook's mission is to provide its users a platform that makes meeting new people fun and easy - whether online or via mobile phone. myYearbook combines innovative social and mobile games, a location-based news feed, video chat, and a robust virtual currency called "Lunch Money" to facilitate introductions and break the ice among its users.

myYearbook was formed as Insider Guides, LLC, a Delaware limited liability company, in 2004. In 2006, it was reorganized as a Delaware corporation under the name Insider Guides, Inc. myYearbook started in a single high school in 2005 and has grown to over 32.7 million members worldwide. comScore, a global provider of digital marketing intelligence and measurement services, has ranked myYearbook the #1 site for "Teens" in terms of minutes, visits and page views in the comScore Teens category, which comprises websites that focus their content primarily on teen and younger audiences. Advertisers have found myYearbook to have an engaged teen and young adult demographic that can be served high-impact ad units like home page takeovers and that generate significant engagement (as further described under "myYearbook Business Overview - Sales and Advertising" below). myYearbook leverages its virtual currency to drive actions like video views on behalf of advertisers.

myYearbook is one of the most engaging sites on the Internet in the U.S. myYearbook consistently ranks in the top 40 of all U.S. web domains in a number of leading statistics, including minutes per user per month, page views and visits per visitor, according to comScore. myYearbook considers user engagement and retention as one of its core strengths, with 34% of its monthly active users logging in every day. myYearbook defines "monthly active users" as those users that log into its site at least once per month.

myYearbook is a geo-social network that heavily emphasizes its mobile experience. At the core of its mobile application is a location-based news feed that enables a user to discover new people in geographical proximity to the user. Over 40% of myYearbook's daily logins come from mobile devices, with more than 80% of all mobile logins from iPhone and Android phones.

myYearbook's mobile users are generating increasing activity with mobile page views, having grown from 140 million per month in November 2010 to over 1 billion per month in June 2011. myYearbook also owns four mobile games on the Android platform totaling 11.5 million total installations as of June 30, 2011.

myYearbook users use games as a means to meet new people. myYearbook emphasizes to users with whom they play as much as what they play, and matches users in real time with people they may be interested in: people of a similar age, of a desired gender, and near their geographic location. The myYearbook platform does not depend on any one game, but on building the social features and functionality around meeting new people and then filling the platform with games and applications that can leverage it.

myYearbook has achieved significant growth as it has scaled its network and expanded its product offerings.

myYearbook continues to develop and invest in products and technologies that focus on member base and monetization growth. myYearbook's 20 person mobile team expects to release a mobile social layer across all of myYearbook's mobile games and applications in the near future, with the goal of allowing users to access myYearbook.com from any device. myYearbook is also developing other technologies with web and mobile applications, including enhanced video products (in turn including further synchronous video gaming) and a paid virtual currency across both web and mobile applications.

myYearbook Business Overview

myYearbook's Mission

myYearbook's mission is to create the best place to meet new people on the web or mobile devices.

myYearbook's Products

myYearbook built a suite of in-house developed applications on the web that are aimed at keeping myYearbook's users engaged. Its leading applications include:

•	"Live" — a real-time, synchronous gaming platform that pairs games with live video chat so users can see with whom they are playing;
•	"Live Feed" — a real-time, location-based activity stream with more than 2 million updates a day;
•	"Blind Date" — the largest compatibility game on the web with 500,000 questions answered every day;
•	"Match" — a matchmaking game that helps users find their secret admirer with more than 4 million matches generated per day; and
•	"Owned!" — an application where flirting meets virtual currency, which turns every photo into a virtual good that other users can bid on.

myYearbook's Platform

myYearbook initially built its games and applications solely for release on the web. In May 2010, myYearbook also started making its games and applications available on the iOS and Android platforms. myYearbook has seen substantial growth over the past year in traffic on its mobile applications. Since January 2010, mobile traffic has increased from 2% of its total daily logins to over 40% in June 2011. Through June 30, 2011, over 22 million installations of myYearbook's core mobile applications and approximately 11.5 million installations of its mobile games have been made on iPhone and Android.

myYearbook's core target demographic is teenagers and young adults, ages 13 to 24. Two-thirds of active users are under 24 years old, and the median age of an active user is 19. myYearbook's users are approximately 52% female and 48% male.

myYearbook's Virtual Goods

myYearbook's website and mobile applications are free to use. Its virtual currency called "Lunch Money" is an integral component of the myYearbook experience. Lunch Money enables myYearbook's members to play games, enhance their site experience, give gifts to other members and unlock features within most of myYearbook's applications. myYearbook believes that its players' acquisition and purchase of Lunch Money fosters social interaction that increases members' engagement. Nearly every application involves either spending or earning Lunch Money. A member may also choose to purchase Lunch Money directly or can join myYearbook's "VIP Club," which includes a monthly Lunch Money bonus.

myYearbook is able to drive actions and encourage frequent visits by rewarding members with Lunch Money for performing those actions. In furtherance of this goal, myYearbook awards a "Daily Login Bonus" to users to encourage them to login every day. The bonus multiplies for repeat visits. Lunch Money also facilitates actions that serve as components of the brand advertising campaigns that myYearbook sells. For example, the advertising packages that myYearbook sells to major brands can include standard ad impressions, homepage takeovers and video views, among other advertising components. In order to drive more video views, myYearbook awards Lunch Money to any user that watches the video to completion.

myYearbook's Sales and Revenue

myYearbook generates revenue through a mix of advertising and virtual currency sales.

Advertising — myYearbook serves three billion ad impressions each month on the web and one billion ad impressions each month on mobile devices. An "ad impression" refers to an image or video placed within the web page or mobile screen to promote a product or company. myYearbook's advertising team of 23 full-time employees covers major brand agencies, direct response and cost per action engagement advertisers, ad networks and mobile agencies directly from myYearbook's New York City office. Its brand and agency advertising is generally directed at companies looking for high-impact ad units and brand engagement from myYearbook's teen and young adult demographic. myYearbook optimizes remnant impressions across three advertising exchanges and over 100 advertising networks. "Remnant impressions" refers to ad impressions that myYearbook is not able to sell through its advertising team and that it therefore attempts to fill through a third party advertising exchange or network. myYearbook's advertisers have included leading companies and brands such as McDonalds, ABC Family, Universal Studios, Disney, Paramount Studios, Got Milk?, Sony Ericsson, Wrigley (Skittles and Juicy Fruit), and Men's Warehouse. myYearbook's advertising revenue is generated from many advertisers and is not dependent on one or only a few major customers.

We refer to the core success metric for our advertising campaigns as an "engagement". The engagements generated from an ad campaign are defined as a measurable online activity initiated by our members, including for instance, watching a branded video or clicking an advertising unit. As a measure of viral activity, total engagements are used to evaluate the overall success of an advertising campaign,

Virtual Currency — myYearbook's virtual currency revenue consists of direct Lunch Money purchases, "VIP" memberships and currency engagement actions (i.e., sponsored engagement advertisements) including sales on myYearbook's proprietary cross-platform currency monetization product, "Social Theater." Social Theater is a video advertising platform in which users of social games watch videos to earn virtual currency. An advertiser uses Social Theater to distribute its video ad to millions of targeted individuals. In order to promote the ad and drive views, myYearbook awards the viewer virtual currency for viewing the ad to completion. Social Theater can also be used by advertisers to drive "Likes" and "shares" on Facebook and other social platforms. Social Theater is distributed across platforms outside of myYearbook, including Facebook, through partnerships with companies like Trialpay. Where Social Theater is distributed outside of myYearbook's owned-and-operated web sites and mobile apps, myYearbook pays a distribution fee. Virtual currency offers the possibility of substantial engagement to advertisers, with 20% of myYearbook's users completing an average of eight branded actions each month in exchange for virtual currency. Branded actions include incented video views through services such as Social Theater, registration for a service or product (such as Netflix) or collection of an email for product marketing. Clients of Social Theater measure the effectiveness of each campaign by measuring the number of people that view a specific video or register for a particular site.

New User Acquisition and Marketing of myYearbook

myYearbook primarily relies on viral growth to acquire members. By encouraging existing members to share myYearbook.com with friends and providing them with an easy to use registration process, it has been able to grow the user base while minimizing marketing costs. myYearbook uses other platforms to create virality, including Facebook and other partner sites that share registration placements. On the web, myYearbook's registered user base has grown from 25 3 million as of January 2010 to 32.7 million as of June 2011.

Mobile devices account for a growing source of new members. myYearbook's ranking in the iPhone App Store and the Android Marketplace impacts the number of new members it acquires through mobile devices. Through June 30, 2011, myYearbook for iPhone and myYearbook for Android have together been installed over 2.2 million times.

myYearbook's Technology Stack

myYearbook's technology platform is designed to create an engaging social networking experience for its members and is built to enable future growth. myYearbook seeks to employ technological innovations whenever possible to increase efficiency and scale its business. For example, myYearbook was among the first to leverage FMS4 from Adobe in order to reduce the bandwidth demands of live video chat by enabling peer-to-peer video.

myYearbook's products rely upon and leverage the massive amounts of data in its network, such as "friend connections", Match connections and Blind Date questions answered. This rich dataset has grown exponentially, requiring scalable computing resources. myYearbook will continue to invest in building proprietary technologies while also exploiting open sourced technologies.

myYearbook's technology stack has the ability to handle sudden bursts of activity for millions of users over a short period of time with high levels of performance and reliability. As explained under "Risk Factors - Risks Related to myYearbook's Business - Any failure or significant interruption in myYearbook's network could impact its operations and harm its business", any damage to or failure of myYearbook's systems or its inability to scale its systems could result in interruptions in its service, which could reduce its revenue, and damage its brand.

myYearbook's Customer Support and Safety

myYearbook believes that customer support is critical to retaining and expanding its member base. myYearbook's safety and member services group responds to inquiries from its members relating to their accounts and how to use features and applications. Self-service support is available through the myYearbook website and members can also contact myYearbook via e-mail. myYearbook's safety and member services group also proactively reviews site content and images for materials that are not permitted under its terms of service. myYearbook's safety and member services group, comprised of 13 full-time and eight part-time employees, is active 24 hours per day and 365 days per year.

myYearbook's Competition

The social networking industry is fiercely competitive and constantly evolving. myYearbook faces significant competition in all aspects of its business. Specifically, it competes for new members, the leisure time and attention of its existing members, and the discretionary spending of its members. myYearbook also faces competition for advertising attention and budget allocations with other social networks and websites in general. myYearbook's most significant competition comes from sites and mobile apps, such as Facebook, Badoo, Myspace, Tagged, Hi5, and Foursquare.

myYearbook believes that it has competitive strengths that position it favorably within its target market. Whereas Facebook is used to connect with friends and family, myYearbook is used to meet new people. Context is important to social networking — Facebook users do not accept friend requests from users who are strangers in real life. Facebook's core asset is the social graph of a user's real-life friends and family, which it has not shown a willingness to compromise by encouraging friendships with people outside of real-world relationships. Moreover, the virality in the Facebook platform is today mostly limited to feed posting. Facebook apps that emphasize meeting new people have no natural advantage because publishing feed stories about meeting new people can be socially awkward on Facebook, where a person's mother or boss may be their "friend."

myYearbook's principal considerations related to attracting and retaining online users include functionality, performance, ease of use, usefulness, accessibility, integration, and personalization of the online services that it offers, as well as the overall user experience and quality of support on myYearbook. Its principal considerations related to attracting advertisers and publishers are the reach, effectiveness, and efficiency of its marketing and advertising services as well as the creativity of the marketing solutions that it offers. "Reach" refers to the audience and/or demographic that can be accessed through the myYearbook platform. "Effectiveness" for advertisers refers to myYearbook's ability to deliver against advertisers' targets and to measure and optimize its achievements against those targets. "Effectiveness" for publishers refers to myYearbook's advertising technology and the monetization opportunities it is able to offer through its technology and marketing services.

However, myYearbook's industry is evolving rapidly and the broader social networking category is dominated by Facebook. Whereas the myYearbook experience is differentiated from the Facebook experience (as described above), Facebook commands a large "share of voice" in the social networking market — according to comScore, one of three visits to U.S. web sites in June 2011 was to Facebook. There is risk that users will not have sufficient time on any given day to socialize on other services. Other companies that provide social networking services could develop more compelling offerings that compete with myYearbook's products and adversely impact its ability to attract and retain users.

Some of myYearbook's existing competitors have significantly greater financial, technical, and marketing resources and have greater market acceptance. There can be no assurance that myYearbook will be able to compete successfully against current or future competitors or that its competition will not have a material adverse effect on its business.

myYearbook's Intellectual Property

myYearbook protects its intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. myYearbook controls access to its proprietary technology by entering into confidentiality and invention assignment agreements with its employees and contractors, and confidentiality agreements with third parties.

In addition to these contractual arrangements, myYearbook also relies on a combination of trade secrets, trademarks, trade dress and domain names to protect its intellectual property. myYearbook pursues the registration of its domain names, trademarks, and service marks in the United States and in certain locations outside the United States.

Circumstances outside myYearbook's control could pose a threat to its intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which myYearbook's products and solutions are distributed. Also, the efforts that myYearbook has taken to protect its proprietary rights may not be sufficient or effective. Any significant impairment of its intellectual property rights could harm its business or its ability to compete. Also, protecting intellectual property rights is costly and time-consuming Any unauthorized disclosure or use of myYearbook's intellectual property could make it more expensive to do business and harm its operating results.

Companies in the Internet, social media technology and other industries may own large numbers of patents, copyrights, and trademarks and from time to time may request license agreements, threaten litigation, or file suit against myYearbook based on allegations of infringement or other violations of intellectual property rights. From time to time, myYearbook faces, and expects to face in the future, allegations that it has infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including myYearbook's competitors and non-practicing entities. As myYearbook faces increasing competition and as its business grows, it will likely face more claims of infringement.

myYearbook's Employees

As of June 30, 2011, myYearbook employed approximately 100 full time employees, all in the United States, none of whom are represented by a labor union. myYearbook's future success is substantially dependant on the performance of its senior management and key technical personnel, and its continuing ability to attract and retain highly qualified technical and managerial personnel.

Government Regulation of myYearbook

myYearbook is subject to a number of domestic and foreign laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm its business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm myYearbook's business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to myYearbook's products or services, restrict or impose additional costs upon the conduct of its business or cause users to abandon material aspects of its service.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California's Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on myYearbook's part to comply with these laws may subject it to significant liabilities.

myYearbook is also subject to federal, state, and foreign laws regarding privacy and protection of member data. myYearbook posts on its website its privacy policy and user agreement, which describe its practices concerning the use, transmission and disclosure of member data. Any failure by myYearbook to comply with its posted privacy policy or privacy related laws and regulations could result in proceedings against it by governmental authorities or others, which could harm its business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with myYearbook's current data protection practices. Complying with these varying international requirements could cause myYearbook to incur additional costs and change its business practices. Further, any failure by myYearbook to adequately protect its members' privacy and data could result in a loss of member confidence in its services and ultimately in a loss of members and customers, which could adversely affect its business.

In addition, because myYearbook's services are accessible worldwide, foreign jurisdictions may claim that myYearbook is required to comply with their laws, including in jurisdictions where it has no local entity, employees, or infrastructure.

Other Information Concerning myYearbook

myYearbook is a private company and therefore has no established trading market for its common stock. As of the date of this proxy statement/prospectus, myYearbook had approximately [●] shareholders of record and [●] option and warrant holders. As of the date of this proxy statement/prospectus, myYearbook had outstanding approximately [●] shares of its common stock, [●] shares of its Series A preferred stock, [●] shares of its Series B preferred stock, options to purchase [●] shares of its common stock, warrants to purchase [●] shares of its Series A preferred stock and warrants to purchase [●] shares of its Series B preferred stock.  myYearbook has never paid any dividends, and does not anticipate paying dividends in the foreseeable future.

The principal executive offices of myYearbook are located at 280 Union Square Drive, New Hope, Pennsylvania 18938, and its telephone number is (215) 862-1162.

This proxy statement/prospectus contains audited and unaudited financial statements of myYearbook for the years ended December 31, 2010 and 2009 and the three months ended June 30, 2011 and 2010.  The unaudited financial statements of myYearbook as of and for the three months ended June 30, 2011 and 2010 have not been subject to interim review procedures.

IG Acquisition Company

Merger Sub is a wholly-owned subsidiary of Quepasa and was incorporated in Delaware in July 2011, solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Effects of the Merger

At the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of Quepasa that was formed for the sole purpose of effecting the Merger, will merge with myYearbook. Merger Sub will survive the Merger and become a wholly-owned subsidiary of Quepasa.  Merger Sub’s name will be changed to Insider Guides, Inc. after the closing of the Merger.

All of myYearbook’s vested options and warrants will automatically be exercised at the closing of the Merger and the resulting shares of common stock together with existing shares of common and preferred stock will receive total Merger consideration equal to $100 million.  Of the Merger consideration, approximately $18 million will be payable in cash and approximately $82 million will be payable in Quepasa common stock (with cash being paid for any fractional shares).  Prior to allocating any part of the Merger consideration, holders of Series A and Series B Preferred Stock shall first be paid their liquidation preferences.  Series A shareholders have a preference of $1.0023 per share and Series B shareholders have a preference of $3.04 per share.  Each myYearbook share will receive $3.43 which we refer to as the Merger Consideration Share Price.  The Merger Consideration Share Price is computed by deducting the liquidation preferences from $100 million and dividing the balance by the number of myYearbook shares (including shares issuable upon excercise of vested options and warrants).  The exact number of shares of Quepasa common stock to be issued will be derived at by dividing the $82 million stock portion of the Merger consideration by the Transaction Share Price.  The Transaction Share Price will be the lesser of (A) $10 per share and (B) the average of (i) $7.5715 and (ii) the average closing price on the 20 trading days ending with the trading day three days prior to the closing of the Merger.  Immediately prior to the closing of the Merger, Quepasa is required to raise a minimum of $10 million from third parties.  In fact, Quepasa intends to seek to raise between $10 million and $18 million in a private placement in order to pay the cash portion of the Merger consideration.

Background of the Merger

As part of the ongoing oversight of its business, Quepasa’s senior management team and our Board regularly review and discuss company performance, risks, opportunities and overall strategic direction. As part of these discussions, and in light of economic, competitive and other conditions, the management team and Board from time to time review and evaluate the possibility of pursuing various strategic alternatives as part of their ongoing efforts to strengthen their businesses and enhance shareholder value.

Reasons for entering into the Merger

In evaluating our proposed acquisition of myYearbook, including issuing shares of our common stock in connection with the Merger, our Board consulted with our management, and, in reaching its decision to recommend the issuance of shares of our common stock in connection with the Merger, our Board considered a number of factors.  These factors including the following:

•
the Board believes it is in the best interests of Quepasa to change its business model by acquiring other social media companies.  The myYearbook Merger meets this criteria; myYearbook’s focus on social discovery, social gaming, virtual goods and brand advertising is similar to Quepasa.com, our Hispanic social media website;

•	myYearbook’s retention and monetization expertise which could help improve revenue per user on our site;
•	myYearbook is one of the most trafficked sites in the U.S.;
•	myYearbook’s fast growing mobile application and its in-house developed applications focused on social discovery are aligned directly with our focus;
•	the ability to expand the myYearbook Android and iPhone applications to Quepasa’s user base in order to capitalize on rapidly growing smart phone penetration in the Latin American markets;
•	myYearbook’s revenue growth and 2010 profitability;
•	after the Merger, Quepasa and myYearbook would have a combined user base of over 70 million registered users, which would position Quepasa for significant growth;
•	myYearbook’s large U.S. user base;
•	the ability to provide us and myYearbook with the ability to cross-sell our DSM contests and myYearbook’s offerings; and
•	the ability to publish our social games to myYearbook’s online and mobile audience.

Our Board also considered the potential risks of the share issuance and the Merger, including those set forth in the section of this proxy statement/prospectus entitled “Risk Factors.”  Finally, our Board obtained and relied upon an opinion from Raymond James as to the fairness of the Merger consideration from a financial point of view.

The foregoing discussion of the information and factors considered by our Board is not intended to be exhaustive, but is believed to include the material factors considered by our Board. In view of the wide variety of factors considered by our Board in connection with its evaluation of the share issuance and the Merger, our Board did not consider it practical to, and did not, quantify, rank or otherwise assign specific weights to the factors that it considered in reaching its determination and recommendation. In considering the factors described above and other factors, individual members of our Board may have given different weight to different factors. Our Board considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendation.

This explanation of our Board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, you should read them in light of the factors discussed in the section of this proxy statement/prospectus entitled “Forward-Looking Statements.”

The myYearbook board of directors believes that the merger of Quepasa and myYearbook will provide the combined company with the opportunity to be a market leader in social discovery.  The combination of the two companies is expected to provide myYearbook greater growth prospects and higher shareholder value than if myYearbook continued to operate alone. The  myYearbook board of directors believes that by more than doubling the number of registered users, entering international markets, and increasing the size of the development team, the combined entity can build a global brand for social discovery.

Negotiations and Meetings

As part of this ongoing oversight, Quepasa management has embarked upon a plan to expand Quepasa from its historical role as a Hispanic social network.  The first business opportunity identified was to develop social games, in-house.  As a result, in March 2011, Quepasa acquired XtFt Games, which it renamed Quepasa Games.  As part of its continuing evaluation of its business, Quepasa’s management began discussing with the Quepasa Board of Directors the concept of rolling up other social networks and expanding Quepasa’s mission beyond serving the Hispanic community.  Following this, our senior management preliminarily identified myYearbook as constituting a good strategic fit with our business, brand and culture.

On March 29, 2011, Brian Garrett, our Senior Vice President Business Development and Strategy, emailed Geoffrey Cook, myYearbook’s Chief Executive Officer, proposing to meet to discuss working together on future projects.  Mr. Cook responded affirmatively.

On March 31, 2011, John Abbott, our Chairman of the Board and Chief Executive Officer, and Mr. Cook, met in New York and discussed Quepasa’s and myYearbook’s respective businesses and possible ways the companies might work together. Mr. Abbott and Mr. Cook agreed to continue their discussions and to enter into a mutual confidentiality and non-disclosure agreement.  Following that meeting, Mr. Abbott sent an email to Mr. Cook with a proposed form of mutual confidentiality and non-disclosure agreement for use in connection with any future discussions between the parties.

On April 1, 2011, Scott Levine, myYearbook’s Senior Vice President, Business Development, emailed a revised version of the proposed form of mutual confidentiality and non-disclosure agreement to Mr. Abbott. On April 4, 2011, in an email exchange between Messrs. Abbott and Levine, the parties exchanged executed copies of the mutual confidentiality and non-disclosure agreement.

In a series of emails on April 7 and 8, 2011, Mr. Levine and Michael Matte, our Chief Financial Officer, discussed plans for an in-person meeting between senior management of Quepasa and myYearbook  to be held at myYearbook’s offices in New Hope, Pennsylvania on April 20, 2011.

On April 20, 2011, members of senior management of Quepasa and myYearbook held a meeting in New Hope, Pennsylvania to discuss the possibility of pursuing a strategic transaction, including the possible merits of a merger between Quepasa and myYearbook.   A presentation of a possible deal structure and potential valuation was reviewed and discussed.  Attendees at this meeting included Messrs. Abbott, Garrett, and Matte of Quepasa and Mr. Cook, Mr. Levine, and Jim Bugden, myYearbook’s Chief Financial Officer.

On April 24, 2011, Mr. Cook emailed Mr. Matte regarding the financial information provided by Quepasa to myYearbook as part of myYearbook’s due diligence review.  Mr. Cook sought more insight into Quepasa’s revenue structure and an understanding of our social games performance.

On April 26, 2011, members of senior management of Quepasa and myYearbook held a meeting in Los Angeles to continue discussions of a potential merger. Attendees at this meeting included Messrs. Abbott, Garrett, and Matte of Quepasa and Mr. Cook.

On May 4, 2011 and May 13, 2011, Mr. Abbott and Mr. Cook spoke on the telephone regarding general deal terms and other transactional matters.

On May 13 and May 14, 2011, Mr. Abbott and Mr. Cook exchanged emails regarding the status of Quepasa’s stock restrictions and registration provisions.

On May 18, 2011, members of senior management of Quepasa and myYearbook met in New York to continue discussing the merits of a possible merger between Quepasa and myYearbook and the potential terms and structure of a merger. Attendees at this meeting included Messrs. Abbott, Cook and Levine.

On May 19, 2011, Mr. Cook sent Mr. Abbott an email proposing the general terms of a merger between Quepasa and myYearbook. Mr. Abbott responded and indicated his general agreement with the proposed terms and suggested a telephonic meeting for the next day.

On May 20, 2011, members of senior management of Quepasa and myYearbook spoke by telephone regarding certain proposed terms of the merger, including total consideration, ceiling on price per share, and downside price protection for myYearbook. Attendees at this telephonic meeting included Mr. Abbott and Mr. Matte of Quepasa and Mr. Cook, Mr. Bugden and Mr. Levine of  myYearbook.

On May 23, 2011, Mr. Cook emailed members of our senior management to inform Quepasa that the proposed terms discussed on the May 20th phone call were generally acceptable to myYearbook.  Mr. Cook sought proposals on mutual opt-out provisions that would enable either party to decline to proceed with the merger under certain terms including a floor on the Quepasa stock price.

On May 24, 2011, Mr. Abbott sent Mr. Cook an email which included certain due diligence items including Quepasa’s Google Analytics.  Also on May 24, 2011, Mr. Matte sent an email to Mr. Cook and Mr. Bugden including a draft of a non-binding term sheet outlining the proposed terms of the merger between Quepasa and myYearbook.

During the afternoon of May 24, 2011 and the morning of May 25, 2011, members of senior management of Quepasa and myYearbook met in New Hope, Pennsylvania to continue to discuss a potential transaction.  At this meeting, Quepasa and myYearbook representatives further discussed a proposed combination, the terms of the term sheet, and diligence materials.  Attendees at this meeting included Mr. Abbott and Mr. Matte of Quepasa and Mr. Cook, Mr. Bugden and Mr. Levine of  myYearbook.

On May 25, 2011, Mr. Cook emailed Mr. Abbott and Mr. Matte summarizing the required actions coming out of the May 25th meeting and to discuss the next steps in order to move forward with negotiating the potential merger.  On the same day, Mr. Bugden emailed Mr. Matte regarding the current directors of Quepasa and the daily revenue chart of Wonderful City - Rio, Quepasa’s initial social game.

From May 26 through May 31, 2011, Mr. Matte and Mr. Bugden exchanged e-mails regarding certain due diligence items including the capital structure of Quepasa, revenue and EBITDA.

On May 27, 2011 and May 31, 2011, members of senior management of Quepasa and myYearbook held conference calls to discuss the proposed terms and structure of the potential merger.  Participants in the May 27th conference call included Messrs. Abbott and Matte of Quepasa and Messrs. Cook, Bugden and Levine of  myYearbook, as well as outside counsel for each of Quepasa and myYearbook.  Following the May 27th conference call, myYearbook’s counsel, SNR Denton, delivered a revised draft of the non-binding term sheet to Quepasa and its counsel. Participants in the May 31st conference call included Messrs. Abbott and Matte of Quepasa and Messrs. Cook, Bugden and Levine of  myYearbook.  Following the May 31st conference call, Quepasa’s counsel delivered a further revised draft of the non-binding term sheet to myYearbook and its counsel.

On June 1, 2011, Mr. Cook, Mr. Matte and Mr. Abbott exchanged a number of emails concerning the issues discussed in the May 31st conference call, including the proposed terms and certain due diligence matters.  In addition, Mr. Cook sent a revised draft of the non-binding term sheet and an initial due diligence request list to Mr. Abbott and Mr. Matte by email.

On June 2, 2011, Mr. Abbott and Mr. Cook had a telephone conference regarding the proposed terms of the merger as outlined in the most recent draft of the non-binding term sheet and exchanged emails regarding matters of due diligence.

On June 3, 2011, members of senior management of Quepasa and myYearbook spoke via telephone regarding the proposed terms of the merger as outlined in the most recent draft of the non-binding term sheet and exchanged emails regarding matters of due diligence.  Also on June 3rd, myYearbook’s counsel, SNR Denton, circulated a revised draft of the non-binding term sheet to Quepasa and its counsel.

On June 6, 2011, Quepasa held a Board meeting at which the directors discussed a possible merger between Quepasa and myYearbook.  Management discussed myYearbook’s social discovery platform, the high engagement of its user base and its new mobile application.  The Quepasa Board discussed the opportunities that a merger could provide Quepasa.  Management informed the Board about management’s actions to date with respect to the potential merger with myYearbook and its plans for continuing to discuss the potential merger with myYearbook including setting a deadline for execution of, and entering into a non-binding term sheet.  The Quepasa Board expressed its support of management’s plans to move forward with a non-binding term sheet.   Mr. Cook and Mr. Bugden informally met with the Board following the meeting.

On June 7, 2011, members of Quepasa’s senior management gave Mr. Bugden, Mr. Cook, Gavin Roy, myYearbook’s Chief Technology Officer, and Rich Friedman, myYearbook’s VP Engineering, a tour of Quepasa’s technical center in Hermosillo Mexico. In addition, on June 7, 2011 Mr. Bugden and Mr. Abbott exchanged emails regarding matters of due diligence.

On June 8, 2011, Mr. Matte and  Mr. Abbott exchanged a number of emails with Mr. Cook and Mr. Bugden regarding the terms outlined in the non-binding term sheet.  Mr. Abbott and Mr. Cook also exchanged emails regarding revenue forecasts. In addition, on June 8 and June 9, 2011, Mr. Matte and Mr. Bugden exchanged a number of emails regarding certain financial model issues, monthly user growth and other due diligence items.

On June 9, 2011, Mr. Cook and Mr. Abbott exchanged emails sharing views on market analysis and potential and future revenue projections.

On June 10, 2011, members of Quepasa’s senior management met with myYearbook’s Board of Directors to discuss Quepasa’s business and to present their view of the potential merits of the proposed transaction between myYearbook and Quepasa.

On June 16, 2011, members of senior management of Quepasa and myYearbook spoke via telephone regarding the results of the myYearbook board meeting.  Also on June 16, 2011, Mr. Cook forwarded a revised draft of the non-binding term sheet to Mr. Abbott.

On June 17, 2011, Mr. Abbott and Mr. Cook discussed the status of the draft non-binding term sheet.  Mr. Abbott also emailed Mr. Cook regarding potential financing for the cash portion of the merger consideration being discussed by the parties.

On June 20, 2011, Mr. Cook sent a revised draft of the non-binding term sheet to Mr. Matte and Mr. Abbott.

On June 21, 2011, the non-binding term sheet was executed by each of Quepasa and myYearbook and delivered by email to the other party.  Also on June 21, 2011, Mr. Cook and Mr. Abbott exchanged emails regarding the expected timing of negotiating a definitive merger agreement and matters of due diligence.

On June 22, 2011, Mr. Matte and Mr. Bugden exchanged a number of emails regarding certain due diligence items.  Also, Mr. Abbott sent the initial draft of the Merger Agreement to Mr. Cook and Mr. Bugden by email.

On June 23, 2011, Mr. Cook and Mr. Abbott exchanged emails regarding business plans and other matters of due diligence.

From June 27 through June 29, 2011, members of senior management of Quepasa and myYearbook and outside counsel to Quepasa and myYearbook met in New York at the offices of myYearbook’s counsel, SNR Denton, to discuss matters relating to the draft of the Merger Agreement as well as business, operational and strategic issues regarding the possible combination of Quepasa and myYearbook.  SNR Denton circulated revised drafts of the Merger Agreement to Quepasa and its counsel on June 28 and June 29, 2011 and counsel exchanged emails on those dates regarding certain draft Merger Agreement issues.

On June 29, 2011, SNR Denton, counsel to myYearbook, sent an email to Quepasa’s senior management containing per share calculations for each outstanding series of myYearbook capital stock based on the formulas contained in the draft Merger Agreement.  On the same day, Messrs. Cook and Abbott exchanged emails regarding discussions for the expansion of mobile products.

On June 30, 2011, Quepasa’s counsel emailed an initial draft of the Voting and Lock-up Agreement to myYearbook’s counsel and on July 1, 2011, counsel exchanged emails regarding certain issues relating to the draft agreement.

On July 1, 2011, Mr. Abbott and Mr. Cook exchanged emails regarding certain matters regarding potential investor communications following the execution and public announcement of a definitive Merger Agreement.

On July 4, 2011, Mr. Bugden and Mr. Matte exchanged emails regarding information required by Raymond James regarding the Merger for purposes of Raymond James’ analysis in connection with rendering its fairness opinion.

On July 5, 2011, Mr. Bugden and Mr. Matte exchanged emails regarding certain issues raised by myYearbook’s board of directors about the draft Merger Agreement and establishing a file-share for due diligence purposes.  Mr. Cook also sent an email to Mr. Abbott regarding post-Merger employment agreements and option awards for key employees of myYearbook.

On July 6, 2011, Messrs. Bugden and Matte and Ms. Gina Hicks of Quepasa exchanged emails regarding outstanding due diligence items including tax returns, intellectual property, new contracts, and legal and regulatory compliance matters.  Mr. Abbott and Mr. Cook exchanged emails regarding proposed terms of employment agreements for myYearbook’s senior management.  Mr. Abbott sent an email to members of senior management of myYearbook regarding potential investor communications following the execution and public announcement of a definitive Merger Agreement. In addition, counsel to myYearbook and counsel to Quepasa exchanged emails regarding certain issues relating to the draft Voting and Lock-up Agreement, and my Yearbook’s counsel circulated a revised draft of the Merger Agreement.

On July 7, 2011, Mr. Bugden exchanged emails with Mr. Matte and Ms. Hicks regarding certain due diligence items requested of Quepasa.  He also sent an email to Mr. Matte providing certain due diligence items requested of myYearbook.  Messrs. Cook, Matte, and Abbott exchanged emails regarding open issues including the status of the negotiations of the Merger Agreement, each party’s process for obtaining board of directors approval of the Merger Agreement, approval of the proposed Voting and Lockup Agreements to be entered into by certain directors, officers and shareholders of each party, investor communications issues, and terms of a proposed employment agreement for Mr. Bugden. In addition, counsel to myYearbook and counsel to Quepasa exchanged emails regarding certain issues relating to the revised draft Merger Agreement, and my Yearbook’s counsel circulated drafts of employment agreements for certain members of myYearbook’s senior management to Quepasa and its counsel.

On July 8, 2011, Mr. Bugden emailed Mr. Matte, Ms. Hicks, and Ms. Chelsea Burkett requests for certain additional due diligence information including June 2011.  Mr. Cook sent an email to Messrs. Matte and Abbott regarding certain post-announcement public communications strategy issues.  Mr. Cook and Mr. Abbott also exchanged emails on July 8, 2011 regarding the grant of stock options by Quepasa to myYearbook employees post-Merger.  In addition, counsel to Quepasa circulated an initial draft of the Sales Rights Agreement and counsel to myYearbook circulated a revised draft of the Merger Agreement.

On July 9 and July 10, 2011, Messrs. Matte and Abbott exchanged emails with Mr. Cook regarding the proposed terms of employment agreements for Messrs. Cook and Bugden. In addition, on July 9, 2011, Mr. Matte emailed Mr. Cook regarding certain changes to be made to outstanding Quepasa stock options in connection with the Merger and myYearbook's counsel, SNR Denton, delivered a revised draft of the Sales Rights Agreement to Quepasa’s counsel.

On July 10, 2011, Mr. Bugden exchanged emails with Ms. Burkett regarding due diligence items requested of Quepasa including June 2011 and past quarterly financial performance and operating data.

On July 11, 2011, Mr. Bugden sent Mr. Matte an email regarding matters of due diligence.  Mr. Cook and Mr. Abbott exchanged emails regarding Quepasa’s Board composition post-Merger and the potential visit of Quepasa’s director Malcolm Jozoff to myYearbook’s New Hope office to discuss the history and culture of Quepasa with myYearbook’s management.  Mr. Matte and SNR Denton, myYearbook’s counsel, also exchanged emails attaching drafts and revised drafts of employment agreements for members of myYearbook’s senior management.  In addition, Quepasa’s counsel delivered a revised draft of the Sales Rights Agreement to SNR Denton.

On July 11, 2011 and July 12, 2011, Louis Bardov, Quepasa's Chief Technology Officer exchanged emails with Mr. Roy regarding technical due diligence items relating to myYearbook, and Mr. Bardov scheduled a visit to myYearbook’s offices and data centers to engage in on-site due diligence.

On July 12, 2011, Mr. Matte sent an email to members of senior management of myYearbook requesting they schedule a conference call to discuss certain process issues, including obtaining the approval of each party’s board of directors and the potential timing of public announcement of the proposed Merger.  On the same day, Messrs. Matte, Bugden and Cook also exchanged emails regarding certain due diligence items including outstanding stock options and warrants, a marketing plan, revenue expectation for one of Quepasa’s social gaming publishers and plans to launch a new social game. Also on July 12, myYearbook’s counsel provided comments on the draft Voting and Lock-Up Agreement and draft Sales Rights Agreement to Quepasa’s counsel.

On July 13, 2011, members of senior management of myYearbook and Quepasa held a telephone conference regarding open items regarding the draft definitive Merger Agreement, the process for obtaining the approval of each party’s board of directors and the potential timing of public announcement of the proposed Merger.  Mr. Bugden and Mr. Matte also exchanged emails regarding the expected release date for release of Quepasa’s 2011 second quarter earnings and a media strategy.  Messrs. Abbott and Cook exchanged emails regarding Quepasa’s compliance with the Federal Trade Commission’s Children’s Online Privacy Protection Rule.

On July 14, 2011, members of senior management of myYearbook and Quepasa exchanged a number of emails regarding public communications issues relating to the announcement of the proposed Merger, including proposed communications and media appearances and related regulatory requirements.  They also exchanged emails regarding certain accounting and EBITDA calculation issues and matters relating to the number of Quepasa’s and myYearbook’s registered users.  In addition, counsel to Quepasa circulated a revised draft of the Merger Agreement to myYearbook and its counsel and counsel exchanged emails regarding issues relating to the revised draft of the Merger Agreement and the draft Voting and Lock-Up Agreement and Sales Rights Agreement.

On July 15, 2011, Mr. Matte sent Mr. Cook and Mr. Bugden an email regarding an outstanding due diligence item.  In addition, on July 15, 2011, counsel to Quepasa circulated a draft financing commitment letter and revised drafts of the Sales Rights Agreement and the Parent Voting Agreement to myYearbook counsel.

From July 14 through July 16, 2011, members of senior management of myYearbook and Quepasa exchanged a number of emails regarding drafts of a press release and other communications to be used in connection with the announcement of the proposed Merger.

On July 17, 2011, Mr. Cook, Mr. Matte and Mr. Abbott exchanged emails regarding myYearbook’s designees to become directors of Quepasa upon effectiveness of the Merger.  Messrs. Abbott and Cook also exchanged emails regarding continued involvement of one of Quepasa’s largest shareholders.  Mr. Cook exchanged emails with Mr. Matte regarding directors and affiliate indemnification issues.

On July 18, 2011, the board of directors of myYearbook and the Quepasa Board each met to consider and approve the Merger Agreement, the Merger and certain related matters.  Following the myYearbook board of directors meeting, Mr. Cook sent an email to Mr. Matte and Mr. Abbott stating that myYearbook’s Board had approved the Merger and the various agreements related thereto.  Messrs. Cook, Matte and Abbott also exchanged emails regarding items outstanding including Mr. Cook’s employment agreement and director and affiliate indemnification issues. Mr. Bugden exchanged emails with Mr. Matte regarding myYearbook’s debt balance as of June 30, 2011 for due diligence purposes and Mr. Abbott and Mr. Cook exchanged emails regarding Quepasa returns on certain social gaming applications.

The Merger Agreement and the related agreements were executed and delivered by the parties on July 19, 2011.  On July 19 and 20, 2011 members of senior management of Quepasa and myYearbook met in New York at the offices of myYearbook’s counsel, SNR Denton, to discuss the joint press release announcing the proposed merger, investor communications and related matters.  On July 20, 2011, Quepasa and myYearbook issued a joint press release announcing the signing of the Merger Agreement.

Financing of the Merger

Quepasa intends to fund the total cash consideration of the Merger by attempting to raise $18 million from one or more third-party investors.  As a condition to closing, Quepasa is required to raise a minimum of $10 million from such investors.  If less than $18 million but at least $10 million is raised prior to closing, Quepasa will be required to fund the shortfall with cash on hand.  We expect Quepasa will be required to issue common stock or securities convertible into common stock to raise this capital.  This will result in dilution to Quepasa shareholders and myYearbook security holders who acquire Quepasa common stock in the Merger.

Interests of Quepasa Directors and Executive Officers in the Merger

Neither Quepasa nor any of our executive officers or directors beneficially owns any of myYearbook’s outstanding securities.

Interests of myYearbook Directors and Executive Officers in the Merger

Because officers and directors receive part of the Merger consideration, their interests are aligned with all other myYearbook security holders.  However, a condition of the closing of the Merger is that certain key employees of myYearbook will enter into multi-year employment agreements with Quepasa providing them with base salaries and potential bonus compensation, the right to receive stock options and severance.  In addition, certain larger myYearbook shareholders will have the right to participate on a pro-rata basis for two years in any public or private offering or registration of shares for public sale on behalf of any Quepasa shareholder.  Finally, Quepasa has agreed to indemnify myYearbook’s officers and directors in accordance with myYearbook’s Certificate of Incorporation, Bylaws and Indemnification Agreements.  Additionally, these officers and directors will be entitled to directors and officers liability insurance protection for a period of time in the event that a claim is made against them by any myYearbook shareholder.

Five current directors of Quepasa, [ • ], and three current directors of myYearbook, Geoffrey Cook, Richard Lewis, and Terry Herndon (or replacement designees selected by myYearbook) are expected to serve as directors of Quepasa after the Merger.  In addition, Mr. Cook will be named Chief Operating Officer of Quepasa and also will serve as President of the Consumer Internet Division.  Quepasa and Mr. Cook entered into an employment agreement which will be effective upon the closing of the Merger.  Under the employment agreement, Mr. Cook will receive (i) a base salary of $250,000 per year, (ii) 450,000 stock options vesting based on certain performance milestones and (iii) a targeted annual bonus equivalent to no less than 85% of the average of the bonuses paid to Quepasa's Chief Executive Officer and Chief Financial Officer.  In addition, Mr. Cook will become a director and an executive committee member of Quepasa, and we will be required to use our best efforts to appoint him to these positions for a period of three years.  We will be required to use our best efforts to designate two additional designees of myYearbook as members of our Board for the same three-year period.  These interests may cause myYearbook’s executive officers and directors to view the Merger differently and more favorably than other myYearbook security holders may evaluate it.

Board of Directors Post-Merger

Upon closing of the Merger, the Quepasa Board will be comprised of eight members, of whom one member will be Geoffrey Cook, the current Chief Executive Officer of myYearbook and two additional members who will be designees of myYearbook.  See the Section entitled “New Directors of Quepasa Post Merger” below.  In connection with the Merger Agreement, Quepasa will include three myYearbook designees on the slate of directors recommended for election to shareholders for three years following the closing of the Merger.

Because Quepasa currently has seven directors, [ • ] and [ • ] have agreed to resign immediately prior to the Merger closing.  Additionally, the Merger Agreement requires a three person Executive Committee including Mr. Cook.  Presently, Quepasa’s Executive Committee consists of Messrs. John Abbott, Malcolm Jozoff and Lionel Sosa. Mr. [ • ] has agreed to resign immediately prior to the Merger closing.

New Directors of Quepasa Post-Merger

Mr. Geoffrey Cook is a director designee and the Co-Founder of myYearbook where he has been Chief Executive Officer since 2004.  Mr. Cook is 33 years old.  He founded and served as a director of CyberEdit, Inc., a private e-commerce company whose principal business was the operation of websites essayedge.com and resumeedge.com and which was acquired by Thomson Learning in 2002.  Mr. Cook was designated by myYearbook to serve as a Quepasa director because of his experience as the Co-Founder and Chief Executive Officer of myYearbook.

Mr. Richard Lewis is a director designee of myYearbook.  Mr. Lewis is a Partner at U.S. Venture Partners, a venture capital firm.  Mr. Lewis has been employed by U.S. Venture Partners since 2004. U.S. Venture Partners IX, L.P., or USVP IX, a venture capital fund managed by U.S. Venture Partners, is a shareholder in myYearbook.  Mr. Lewis was appointed as a director of my Yearbook in 2006. Although he currently serves in that role as a designee of the venture capital fund, Mr. Lewis is being appointed to serve as a director of Quepasa post-merger as a designee of myYearbook and not as a designee of the venture capital fund.  Mr. Lewis is 40 years old and serves, or has served, as a director of four private companies in addition to myYearbook.  Mr. Lewis was designated by myYearbook to serve as a Quepasa director because of his experience on several venture-backed boards and his five years of experience as a director of myYearbook.

Mr. Terry Herndon is a director designee of myYearbook.  Mr. Herndon was appointed as a director of myYearbook in 2005.  Since 2003, Mr. Herndon has been a part-time scientific researcher with PATH Scientific LLC, of which he is the founder and owner.  PATH is a medical device development and invention group.  Mr. Herndon served as a member of the scientific staff at MIT Lincoln Laboratory, a federally funded research and development center chartered to apply advanced technology to problems of national security, from 1996 to 2003.  Mr. Herndon is 77 years old and serves as a director of two private companies in addition to myYearbook.  Mr. Herndon was designated by myYearbook to serve as a Quepasa director because of his experience serving as a director of myYearbook for more than five years.

Quepasa expects its Board to determine that Messrs. Lewis and Herndon, once appointed, will be independent directors in accordance with the listing rules of the NYSE Amex.

Ownership of Quepasa Pre- and Post-Merger

Assuming a Merger Consideration Share Price of $7.5715 and further assuming that Quepasa raises $10 million from a private placement of our common stock at the same price, Quepasa will issue 12,150,828 shares of common stock.

The following table sets forth the number of shares of Quepasa’s voting stock beneficially owned as of August 23, 2011, pre- and post-Merger, with the post-Merger numbers based on the above assumptions, by (i) those persons known by Quepasa to be beneficial owners of more than 5% of Quepasa’s voting stock, (ii) each director (including the myYearbook designees who will become Quepasa directors upon the closing of the Merger), (iii) each of our named executive officers, and (iv) all executive officers and directors as a group.  Unless otherwise specified in the notes to this table, the address for each person is: c/o Quepasa Corporation, 324 Datura Street, Ste. 114, West Palm Beach, FL 33401.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership Prior to Merger (1)	Percent Beneficially Owned Prior To Merger (1)	Amount of Beneficial Ownership Post- Merger (1)	Percent Beneficially Owned Post-Merger (1)
Common Stock	John Abbott (2)	2,782,356	14.4%	2,782,356	8.9%
Common Stock	Michael Matte (3)	1,959,759	10.5%	1,959,759	6.4%
Common Stock	Louis Bardov (4)	635,791	3.7%	635,791	2.2%
Common Stock	Alonso Ancira (5)	3,407,458	18.2%	4,067,829	13.2%
Common Stock	Lars Batista (6)	197,791	1.2%	197,791	*
Common Stock	Ernesto Cruz (7)	73,617	*	73,617	*
Common Stock	Malcolm Jozoff (8)	146,116	*	146,116	*
Common Stock	Lionel Sosa (9)	106,263	*	106,263	*
Common Stock	Dr. Jill Syverson-Stork (10)	75,700	*	75,700	*
	All directors and executive officers as a group (10 persons)	9,635,943	39.5%	10,29,314	28.2%

Common Stock	Mexicans & Americans Trading Together, Inc. (11)	3,333,333	17.9%	3,993,704	13.0%
Common Stock	Fredric Levin (12)	1,208,693	7.3%	1,208,693	4.2%
Common Stock	Richard L. Scott Blind Trust (13)	1,166,887	6.6%	1,166,887	3.9%
Common Stock	F. Annette Scott Revocable Trust (14)	166,667	1.0%	166,667	*
Common Stock	Richard L. and F. Annette Scott Family Limited Partnership Ltd. (15)	166,446	1.0%	166,446	*
Common Stock	F. Stephen Allen (16)	1,000,000	5.7%	1,000,000	3.4%
Common Stock	Geoffrey Cook (17)	0	0	2,291,823	8.0%
Common Stock	Richard Lewis (18)	0	0	2.422,726	8.4%
Common Stock	Terry Herndon (19)	0	0	1,487,485	5.2%
Common Stock	U.S. Venture Partners IX, L.P. (20)	0	0	2,422,726	8.4%
Common Stock	Norwest Venture Partners X, LP (21)	0	0	2,103,616	7.3%

*       Less than 1%

(1)           Applicable percentages are based on 16,668,281 shares of common stock outstanding pre-Merger and 28,819,109 shares of common stock outstanding post-Merger, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Quepasa believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.  This table includes options that are vesting and exercisable within 60 days of the date of this proxy statement/prospectus.

(2)           Mr. Abbott is a director and executive officer.  Includes 2,609,856 shares issuable upon the exercise of vested stock options.

(3)           Mr. Matte is an executive officer.  Includes 1,939,026 shares issuable upon the exercise of vested stock options.

(4)           Mr. Bardov is an executive officer.  Represents shares issuable upon the exercise of vested stock options.

(5)           Mr. Ancira is a director. Mr. Ancira is also the Chairman of the Board of Directors of Altos Hornos de Mexico, S.A.B. de C.V., or AHMSA, and MATT Inc.  MATT, Inc. is a wholly-owned subsidiary of AHMSA. Grupo Acerero del Norte, S.A. de C.V., or GAN, is the majority stockholder of AHMSA.  Mr. Ancira is a stockholder of GAN. By virtue of his role as Chairman of the Boards of Directors of MATT, Inc. and AHMSA and his equity interest in GAN, Mr. Ancira may be deemed to beneficially own 1,333,333 shares owned by MATT, Inc. and 2,000,000 shares issuable upon the exercise of warrants held by MATT, Inc. Includes 16,750 shares of common stock and 57,375 shares of common stock issuable upon the exercise of vested stock options granted to and owned directly by Mr. Ancira.  Does not include shares of common stock held by a not-for-profit-corporation. Mr. Ancira is Chairman of the Board of this non-for-profit corporation but has no power to vote these shares.  Both Mr. Ancira and MATT, Inc. have agreed, subject to certain exceptions, not to offer or sell any of their shares of common stock of Quepasa pending completion of the Merger, unless the transferee agrees to be bound by the voting agreement delivered by Mr. Ancira or MATT, Inc., as applicable, in connection with the Merger.  The post-merger ownership amount and percentage gives effect to the $5 million financing commitment issued by MATT, Inc.

(6)           Mr. Batista is a director.  Includes 13,875 shares issuable upon the exercise of vested stock options.

(7)           Mr. Cruz is a director.  Includes 61,750 shares issuable upon the exercise of vested stock options.

(8)           Mr. Jozoff is a director.  Includes 84,366 shares held in the Malcolm Jozoff Trust with Mr. Jozoff as Trustee.  Includes 61,750 shares issuable upon the exercise of vested stock options.

(9)           Mr. Sosa is a director.  Includes 57,375 shares issuable upon the exercise of vested stock options.

(10)         Dr. Syverson-Stork is a director.  Includes 57,375 shares issuable upon the exercise of vested stock options.

(11)         The pre-merger ownership amount represents 1,333,333 shares of common stock and 2,000,000 shares of common stock issuable upon the exercise of warrants, exercisable at $2.75 per share. See Note 5 above.  Address is: c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY  10019, Attention: Maurice M. Lefkort, Esq.

(12)         Includes 223,191 shares over which Mr. Levin has sole voting and dispositive power and 985,502 shares in which such powers are shared. Based on Schedule 13G/A filed on February 9, 2011.  Address is: c/o Fredric W. Levin, 16 S. Main Street #303, Norwalk, CT  06854.

(13)         Includes 1,000,000 shares of common stock issuable upon the exercise of warrants, exercisable at $2.75 per share held which expire on March 21, 2016. This Blind Trust has control of the securities which are owned of record by entities.  Mr. Alan Bazaar as managing director of the trustee has voting and dispositive power over these securities.  Address is: c/o Hollow Brook Associates LLC, 410 Park Avenue, 17th Floor, New York, NY 10022, Attention: Mr. Alan Bazaar.

(14)         Mrs. Annette Scott is the trustee of the shareholder and has voting power over the securities.  Hollow Brook Associates LLC has investment power over these securities. Mr. Alan Bazaar, as managing director of Hollow Brook Associates LLC, has the individual investment power.  Address is: c/o Hollow Brook Associates LLC, 410 Park Avenue, 17th Floor, New York, NY  10022, Attention: Mr. Alan Bazaar.

(15)         Mrs. Annette Scott is the general partner of the shareholder and has voting power over the securities. Hollow Brook Associates LLC has investment power over these securities.  Mr. Alan Bazaar, as managing director of Hollow Brook Associates LLC, has the individual investment power.  Address is: c/o Hollow Brook Associates LLC, 410 Park Avenue, 17th Floor, New York, NY  10022, Attention: Mr. Alan Bazaar.

(16)         Includes 1,000,000 shares of common stock issuable upon the exercise of warrants, exercisable at $3.55 per share.  Address is: 2540 E. 30th Tulsa, OK  74114.

(17)         Mr. Cook is the Chief Executive Officer of myYearbook and a director designee of myYearbook.  See section entitled “New Directors of Quepasa Post-Merger”.  Included in this number are shares to be received in exchange for myYearbook shares held by a trust for the benefit of Mr. Cook’s children, with respect to which Mr. Cook’s sister serves as the trustee.

(18)         Mr. Lewis is a director designee of myYearbook.  See section entitled “New Directors of Quepasa Post-Merger”.  Mr. Lewis is a non-voting member of Presidio Management Group IX, L.L.C., or PMG IX. PMG IX is the general partner of USVP IX, a Delaware limited partnership and myYearbook shareholder.  See Note 20 below.  Mr. Lewis disclaims beneficial ownership in the shares of Quepasa to be received by USVP IX in the Merger, except as to his pecuniary interest therein arising from his non-voting interest in PMG IX.

(19)         Mr. Herndon is a director designee of myYearbook. See section entitled “New Directors of Quepasa Post-Merger”.  Included in this number are shares to be received in exchange for myYearbook's shares held by Mr. Herndon spouse.  Mr. Herndon disclaims beneficial ownership in the shares of Quepasa to be received by his spouse in the Merger, except as to his pecuniary interest therein.

(20)         Represents shares of Quepasa common stock to be received by USVP IX in connection with the Merger.  As explained in Note 18 above, Richard Lewis, a myYearbook designee, is a non-voting member of PMG IX. PMG IX is the general partner of USVP IX. USVP IX is the beneficial owner of more than 10% of the outstanding shares of myYearbook.   The Managing Members of PMG IX may be deemed to share voting and disposition control over the shares of Quepasa to be received by USVP IX, and each disclaims beneficial ownership of such shares, except as to his pecuniary interest therein. The “Managing Members” of PMG IX are Irwin Federman, Winston S. Fu, Steven M. Krausz, David Liddle, Paul Matteucci, Jonathan D. Root, Christopher Rust, Casey Tansey, and Philip M. Young.  The address of U.S. Venture Partners is 2735 Sand Hill Road, Menlo Park, CA  94025.

(21)         Represents shares of Quepasa common stock to be received by Norwest Venture Partners X, LP, a Delaware limited partnership, or NVP X.  The General Partner of NVP X is Genesis VC Partners X, LLC, a Delaware limited liability company, or Genesis X.  Messrs. Promod Haque and George Still are the managing directors of Genesis X and Mr. Kurt Betcher is the Chief Financial Officer of Genesis X.  Genesis X and Messrs. Haque, Still and Betcher may be deemed to have beneficial ownership over the shares of Quepasa to be received by NVP X by reason of their voting and dispositive control over such shares.  Each of Genesis X, and Messrs. Haque, Still and Betcher disclaims beneficial ownership of such shares, except as to their respective pecuniary interest therein. The address of NVP X is 525 University Avenue, Suite 800, Palo Alto, CA 94301.

(22)         Each of [●] and [●] have agreed to resign as Quepasa directors immediately prior to the closing of the Merger.

Effect of Merger on Shares Held by Certain MyYearbook Affiliates

The following table shows the effect of the Merger and related financing (assuming a Merger Consideration Share Price of $7.5715 and $10 million raised in the related financing at the same price per share) on the amount and percentage of shares of myYearbook common stock owned by each current myYearbook director, each myYearbook director designee and each person who is the beneficial owner of more than 5% of myYearbook’s common stock.

Name of Holder	Amount of Beneficial Ownership of myYearbook Shares (1)	Percentage Beneficially Owned of myYearbook Shares (1)	Amount of Beneficial Ownership of Quepasa Shares Post-Merger (1)	Percentage Beneficially Owned of Quepasa Shares Post-Merger (1)
Geoffrey Cook(2)	6,500,000	52.5%	2,291,823	8.0%
Richard Lewis(3)	4,793,279	27.9%	2,422,726	8.4%
Terry Herndon(4)	4,218,760	34.1%	1,487,485	5.2%
U.S. Venture Partners IX, L.P.(5)	4,793,279	27.9%	2,422,726	8.4%
Norwest Venture Partners X, LP	3,125,000	20.2%	2,103,616	7.3%

(1)            Applicable percentages for myYearbook shares are based on 12,376,788 shares of common stock outstanding, adjusted as required by rules of the SEC.  Applicable percentages for Quepasa shares post-Merger are based on 28,819,109 shares of common stock outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Quepasa believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them. This table includes options that are vesting and exercisable within 60 days of the date of this proxy statement/prospectus.
(2)           Included in this number are shares held by a trust for the benefit of Mr. Cook’s children, with respect to which Mr. Cook’s sister serves as the trustee.
(3)           Mr. Lewis is a non-voting member of PMG IX.  PMG IX is the general partner of USVP IX.  Mr. Lewis disclaims beneficial ownership in these shares, except as to his pecuniary interest therein arising from his non-voting interest in PMG IX.
(4)           Included in this number are shares held by Mr. Herndon’s spouse.  Mr. Herndon disclaims beneficial ownership in the shares held by his spouse, except as to his pecuniary interest therein.
(5)           See Note 3 above.

myYearbook Executive and Director Compensation

Summary Compensation Table

The following Summary Compensation Table sets forth, for the fiscal years ended December 31, 2010 and 2009, as applicable, all compensation awarded to, earned by, or paid to Geoffrey Cook, who is the sole myYearbook designee to the Quepasa Board of Directors who has served as an executive officer of myYearbook.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
Geoffrey Cook	2010	75,000	—	75,000
Chief Executive Officer, President, Treasurer and Secretary	2009	75,000	—	75,000

Outstanding Equity Awards at Fiscal Year-End Table

As of December 31, 2010, Mr. Cook did not have any myYearbook equity awards outstanding.

Employment Agreement with Quepasa

In connection with entering into the Merger Agreement, Quepasa agreed to have Mr. Cook named Chief Operating Officer of Quepasa and serve as President of the Consumer Internet Division.  Quepasa and Mr. Cook entered into an employment agreement which will be effective upon the closing of the Merger. Under the employment agreement, Mr. Cook will receive (i) a base salary of $250,000 per year, (ii) 450,000 stock options vesting based on certain performance milestones and (iii) an annual bonus equivalent to no less than 85% of the average of the bonuses paid to Quepasa’s Chief Executive Officer and Chief Financial Officer.  Under his employment agreement, Mr. Cook will be entitled to severance in the event that he is dismissed without cause, he resigns for good reason or is terminated within one year following a change of control. In any of such events, he will receive two years base salary, two times his target bonus amount under the Management Bonus Program for that year, all of his stock options will immediately vest and he will have two years to exercise his options post termination.

myYearbook Director Compensation

The two remaining myYearbook designees to the Quepasa Board of Directors, Messrs. Lewis and Herndon, have served as directors of myYearbook during the fiscal year ended December 31, 2010.   Neither of them received any cash or equity compensation as a director of myYearbook during 2010; however, Mr. Lewis was reimbursed for the reasonable out-of-pocket costs incurred by him in connection with travel to and from myYearbook board meetings. None of such reimbursements amounted to $10,000 or more in 2010.

myYearbook’s Transactions with Related Persons

Since January 1, 2008, members of Mr. Cook’s immediate family have received the following compensation from myYearbook in connection with services provided to myYearbook:

•
Catherine Cook, Co-Founder of myYearbook and Geoffrey Cook’s sister, has received an aggregate of $54,053 in cash compensation since January 1, 2010 and received an aggregate of $25,976 and $23,273 in cash compensation in 2009 and 2008, respectively, for product and business development services provided to myYearbook.  In addition, on March 27, 2008, Ms. Cook was granted 95,308 stock purchase options with an exercise price of $0.34 per share, which vested in full on April 19, 2008.

•
David Cook, Co-Founder of myYearbook and Geoffrey Cook’s brother, has received an aggregate of $30,960 in cash compensation since January 1, 2010 and received an aggregate of $15,600 and $28,530 in cash compensation in 2009 and 2008, respectively, for product and business development services provided to myYearbook. In addition, on March 27, 2008, Mr. Cook was granted 95,308 stock purchase options with an exercise price of $0.34 per share, which vested in full on April 19, 2008.

•
Kerri Cook, Geoffrey Cook’s spouse, has received an aggregate of $83,727 in cash compensation since January 1, 2010 and received an aggregate of $48,744 and $49,403 in cash compensation in 2009 and 2008, respectively, as Payroll Project Manager for myYearbook.

•
Matt Eustice, Geoffrey Cook’s brother-in-law, has received an aggregate of $128,874 in cash compensation since January 1, 2010 and received an aggregate of $62,809 and $99,709 in cash compensation in 2009 and 2008, respectively, as Vice President-Quality for myYearbook.  In addition, Mr. Eustice received options to purchase 5,000 shares of common stock at an exercise price of $1.83 per share in June 2011, options to purchase 5,000 shares of common stock at an exercise price of $0.91 per share in June 2010, options to purchase an aggregate of 16,500 shares of common stock at an exercise price of $0.42 per share in June and October 2009 and options to purchase an aggregate of 40,000 shares of common stock at an exercise price of $0.34 in March and May 2008.  The grants vest 25% on the first anniversary of the grant date and then monthly for the next 36 months, with the exception of the options to purchase 20,000 shares granted in March 2008, which vested 25% on the first anniversary of the date of hire (May 8, 2006) and then monthly for the next 36 months.

In addition, USVP IX has entered into the following transactions with myYearbook since January 1, 2008.  Director designee Richard Lewis is a non-voting member of PMG IX.  PMG IX is the general partner of USVP IX.

•
On June 16, 2008, myYearbook issued debt in the principal amount of $1,000,000 to USVP IX, which debt, including accrued interest thereon in the amount of $2,384, was converted into 412,164 shares of Series B Preferred Stock on July 16, 2008. The conversion rate was at a discount to the price per share of the other Series B Preferred Stock that was issued on such date.

•	On July 16, 2008, myYearbook issued an additional 639,870 shares of Series B Preferred Stock to USVP IX at an aggregate issuance price of $1,945,205.

Severance Arrangements

Mr. Cook does not have any post-termination severance rights or any rights to payments on a change of control of myYearbook.  Except as disclosed in this proxy statement/prospectus, no individual will be entitled to any form of benefits which are triggered by the Merger.

Resale of Quepasa Common Stock

The shares of our common stock to be issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Quepasa for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Quepasa and may include the executive officers, directors and significant shareholders of Quepasa.  The Quepasa shares of common stock to be issued as part of the Merger consideration to each myYearbook director, executive officer and certain shareholders will be subject to certain contractual restrictions on future sales.  See page 78 for further information.

THE MERGER AGREEMENT

The following section summarizes material provisions of the Merger Agreement, which is included in this proxy statement/prospectus as Annex A and incorporated herein by reference in its entirety.  The summary does not purport to describe all of the terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement.  The rights and obligations of Quepasa and myYearbook are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. You should read the Merger Agreement carefully and in its entirety as well as this proxy statement/prospectus for details of the transaction and the terms and conditions of the Merger Agreement.

The Merger Agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Quepasa or myYearbook. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties were made only for purposes of the Merger Agreement and solely for the benefit of the other parties to the Merger Agreement and may be subject to limitations agreed upon by the parties, including:

•
that such representations and warranties may not be intended to establish matters as facts, but rather for the purpose of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•
that such representations and warranties may be qualified by certain disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

•
that information concerning the subject matter of such representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Quepasa; and

•	that such representations and warranties may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, you should not rely on the representations, warranties, and covenants or any description thereof as characterizations of the actual state of facts or condition of Quepasa or myYearbook or their respective businesses.  The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 113.

General

Pursuant to the Merger Agreement, and subject to its terms and conditions, myYearbook will merge with and into Merger Sub, myYearbook’s separate corporate existence will cease, and Merger Sub will survive as the wholly-owned subsidiary of Quepasa.  The surviving company will change its name to Insider Guides, Inc. and will succeed to and assume all the rights and obligations of myYearbook.  myYearbook security holders will receive the consideration described below. The closing of the Merger will follow the satisfaction or waiver (if permitted) of all of the conditions to closing specified in the Merger Agreement.  The Merger will become effective as of the date and time specified in the certificate of merger filed by the parties with the Secretary of State of the State of Delaware or such other date and time the parties agree. The filing of the certificate of merger will occur on the closing date of the Merger or as soon as practicable thereafter.

Merger Consideration

After holders of myYearbook’s Series A Preferred Stock and Series B Preferred Stock receive their liquidation preferences as described below, the remaining Merger consideration, which, on a per share basis, we refer to as the Merger Consideration Share Price, will be paid to the holders of myYearbook’s common stock and the holders of vested options to purchase myYearbook’s common stock.  The Merger Consideration Share Price is calculated by subtracting the liquidation preferences, which total $18,128,910.15, from $100 million and dividing that sum by the total number of myYearbook shares of common stock and preferred stock outstanding (including shares issuable upon exercise of vested options and warrants), treating all outstanding preferred stock on an as-converted-to-common-stock basis.

The Merger consideration will be paid partially in cash and partially in Quepasa common stock.  Because the holders of vested myYearbook options will receive only shares of Quepasa common stock as Merger consideration, while all other myYearbook security holders will receive their Merger consideration partially in cash and partially in shares of Quepasa common stock, the exact amount of cash and number of shares of Quepasa common stock that each myYearbook security holder (other than holders of vested options) will receive depends on (a) whether any myYearbook options are granted or forfeited or otherwise canceled prior to the effective time of the Merger, (b) the number of options that vest prior to the effective time of the Merger and (c) the number of vested options that are exercised prior to the completion of the Merger.

If the Merger had been completed on August 31, 2011, myYearbook security holders (other than holders of vested options) would have received Merger consideration consisting of approximately 19.71% in cash and 80.29% in Quepasa common stock.  If the Merger were to be completed on December 1, 2011 and assuming that (i) no additional options are granted or forfeited or otherwise canceled, (ii) outstanding options continue to vest in accordance with their respective schedules and (iii) no options are exercised between the date of this proxy statement/prospectus and December 1, 2011, myYearbook security holders (other than holders of vested options) would receive Merger consideration consisting of approximately 19.77% in cash and 80.23% in Quepasa common stock.

If the Merger is completed, myYearbook security holders will receive the following Merger consideration (paid in cash and shares of Quepasa common stock as described above):

•	Common Stock. For each share of myYearbook common stock that they own, myYearbook shareholders will receive the Merger Consideration Share Price of $3.43.

•
Holders of myYearbook Series A Preferred Stock.  For each share of myYearbook Series A Preferred Stock that they own, myYearbook shareholders will receive a liquidation preference of $1.0023 and the Merger Consideration Share Price of $3.43.

•
Holders of myYearbook Series B Preferred Stock.  For each share of myYearbook Series B Preferred Stock that they own, myYearbook shareholders will receive a liquidation preference of $3.04 and the Merger Consideration Share Price of $3.43.

•
Holders of vested myYearbook options. These option holders will receive $3.43 less the amount of the exercise price and an amount sufficient to cover required tax withholdings listed below.  Holders of vested myYearbook options will receive 100% of their Merger consideration in shares of Quepasa common stock.

Issue Dates	Exercise Price (to be deducted)	Estimated Taxes (to be deducted)
January 2007 through December 2007	$0.24	$0.116
January 2008 through July 2008	$0.34	$0.156
August 2008 through February 2009	$0.74	$0.277
March 2009 through February 2010	$0.42	$0.185
February 2010 through March 2011	$0.91	$0.311
March 2011 through present	$1.83	$0.345

•
Holders of myYearbook Series A Warrants.  For each warrant to purchase myYearbook Series A Preferred Stock that they own, such holders will receive the same Merger consideration as the holders of Series A Preferred Stock are to receive, consisting of a liquidation preference of $1.0023 and the Merger Consideration Share Price of $3.43.

Holders of myYearbook Series B Warrants. For each warrant to purchase myYearbook Series B Preferred Stock that they own, such holders will receive the same Merger consideration as the holders of Series B Preferred Stock are to receive, consisting of  a liquidation preference of $3.04 and the Merger Consideration Share Price of $3.43.

Payment and Exchange Procedures

At or prior to the effective time of the Merger, Quepasa will enter into an agreement with a bank or trust company to act as the exchange agent in connection with the payment of the Merger consideration by Quepasa to myYearbook security holders.  In addition, at or prior to the effective time of the Merger, Quepasa will deposit with the exchange agent the number of shares of Quepasa common stock to be distributed to myYearbook security holders as of the closing, along with cash for payment of the cash portion of the Merger consideration and payment in lieu of the issuance of fractional shares.

As promptly as reasonably practicable after the effective time of the Merger (and in no case later than five business days following the effective time), Quepasa will mail or caused to be mailed letters of transmittal and instructions for use by myYearbook security holders in effecting the surrender of myYearbook securities in exchange for the applicable number of shares of Quepasa common stock, cash Merger consideration and cash in lieu of fractional shares into which such myYearbook securities are to be converted pursuant to the Merger Agreement. Upon surrender of the myYearbook securities and delivery of such other documentation as required by the letter of transmittal, the holder of such myYearbook securities will be entitled to receive the applicable number of shares of Quepasa common stock, cash Merger consideration and cash in lieu of fractional shares into which such myYearbook securities are to be converted pursuant to the Merger Agreement.  The exchange agent is entitled to deduct and withhold from the Merger consideration otherwise payable to each myYearbook security holder all amounts as may be required to be deducted or withheld therefrom under applicable tax laws or pursuant to any other applicable legal requirement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by myYearbook to Quepasa and Merger Sub and representations and warranties made by Quepasa to myYearbook.  In many cases, the representations and warranties are generally reciprocal, and many of them are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules exchanged between the parties.  Specifically, the representations and warranties of each of Quepasa and myYearbook relate to the following subject matters, among other things:

•	Organization, standing and corporate power and authority;

•	Required regulatory filings and consents and approvals of governmental entities;

•	Board approval and recommendation of the Merger Agreement and execution of the Voting Agreements;

•	Capital structure;

•	Compliance with applicable laws and permits;

•	Financial statements and internal controls and disclosure controls and procedures;

•	Absence of undisclosed liabilities;

•	Absence of certain changes and events since June 30, 2011;

•	Absence of discussions or negotiations;

•	Pending litigation;

•	Insurance;

•	Outstanding contracts and commitments;

•	Labor matters and employee benefit plans;

•	Intellectual property rights;

•	Taxes; and

•	Environmental matters.

In addition, Quepasa has made representations and warranties regarding, among other things:

•	SEC filings;

•	Receipt of a fairness opinion;

•	Ownership of subsidiaries; and

•	Third-party financing of cash consideration for the Merger.

All representations and warranties of the parties expire and will be of no further force or effect after the effective time of the Merger.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Merger Agreement refer to the concept of a "Material Adverse Effect."   In some cases, that concept applies to Quepasa  (which is referred to in the Merger Agreement as a “Quepasa Material Adverse Effect”), and in other cases, that concept applies to myYearbook  (which is referred to in the Merger Agreement as a “myYearbook Material Adverse Effect”).

For purposes of the Merger Agreement, a “Quepasa Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Quepasa Material Adverse Effect (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of Quepasa (including its subsidiaries) or (ii) would reasonably be expected to prevent Quepasa from consummating the Merger or any of the transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement before the effective time of the Merger.  Note, however, that neither (A) any adverse change, event or effect arising from or relating to general business or economic conditions nor (B) any adverse change, event or effect relating to or affecting the social networking/internet retail industry generally, in either case which does not disproportionately affect Quepasa shall be deemed (either alone or in combination) will constitute or be taken into account in determining whether there has been or will be, a Quepasa Material Adverse Effect.

For the purposes of the Merger Agreement, a “myYearbook Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the myYearbook Material Adverse Effect (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of myYearbook (including its subsidiaries), (ii) would reasonably be expected to prevent myYearbook from consummating the Merger or any of the transactions contemplated by the Merger Agreement or to perform any of its obligations under the Agreement before the effective time of the Merger or (iii) materially and adversely affects Quepasa’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation.  Note, however, that neither (A) any adverse change, event or effect arising from or relating to general business or economic conditions nor (B) any adverse change, event or effect relating to or affecting the social networking/internet retail industry generally, in either case which does not disproportionately affect myYearbook shall be deemed (either alone or in combination) will constitute or be taken into account in determining whether there has been or will be, a myYearbook Material Adverse Effect.

Conduct of Business Prior to the Effective Time of the Merger

Each of Quepasa and myYearbook has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the effective time of the Merger.  In general, each of Quepasa and myYearbook has agreed to: (i) conduct its business in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business, (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated.

In addition, Quepasa and myYearbook have agreed to specific restrictions relating to the conduct of their businesses between the date of the Merger Agreement and the effective time of the Merger, including, but not limited to, refraining from the following actions (subject, in each case, to exceptions specified below and in the Merger Agreement):

•
grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or existing policies, or adopt any new severance plan;

•
declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•
repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

•	cause, permit or propose any amendments to their Certificates of Incorporation or Bylaws, except as disclosed in this proxy statement/prospectus;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets which are material to their business, except in the ordinary course of business consistent with past practice;

•
except in the ordinary course of business pursuant to its existing line of credit, if any, incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of myYearbook, as the case may be, or guarantee any debt securities of others;

•
adopt or amend any employee benefit or employee equity purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

•
pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business;

•	split, combine or reclassify any shares of its capital stock;

•
except as permitted by the Merger Agreement, authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities (having an aggregate value of over $1 million), any disposition of a material amount of assets (having an aggregate value of over $1 million), any material change in capitalization, or any partnership, association or joint venture;

•
fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to the other party;

•	fail to maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

•
enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

•
institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

•
in respect of any taxes, (i) except as required by applicable law make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment, or (ii) enter into any tax sharing agreement (including any indemnity arrangement) or similar arrangement;

•
issue any capital stock or other equity securities or other options, warrants or other rights to purchase or acquire capital stock or other equity securities except for (i) the customary grant of stock options in accordance with past practice and the issuance of common stock upon exercise of stock options granted prior to the date hereof under the its stock plan and (ii) issuances of capital stock or other equity securities to existing shareholders on the date hereof for capital-raising purposes only; or

•	take or agree to take any action which could reasonably be expected to result in any condition contained in the Merger Agreement not being satisfied immediately prior to the closing of the Merger.

No Solicitation

Subject to certain exceptions specified in the Merger Agreement and summarized below, Quepasa has agreed that, from and after the date of the Merger Agreement, Quepasa and its subsidiaries will not, nor will they authorize or permit any of their respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or other representatives to, directly or indirectly (i) solicit, initiate or induce the making, submission or announcement, directly or indirectly, of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.  Quepasa was also required to cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted prior to the execution of the Merger Agreement with respect to an Acquisition Proposal, cause any physical or virtual data room no longer to be accessible to or by any person other than myYearbook and its representatives and may not release any third person from or waive any provision of, any confidentiality or standstill agreement unless the Quepasa Board determines in good faith based upon advice of outside legal counsel that a failure to proved such release or waiver would constitute a breach of the Board’s fiduciary duties under applicable law.

However, Quepasa is not prohibited from contacting any Potential Acquiror for the sole purpose of clarifying an Acquisition Proposal made by the Potential Acquiror, including any material contingencies and the capability of consummation a transaction relating to such Acquisition Proposal.  Further, Quepasa is not prohibited from furnishing information to, or entering into discussions or negotiations with, any Potential Acquiror if: (A) neither Quepasa, its subsidiaries nor any of its or their representatives have breached or taken any action inconsistent with the restrictions on solicitation in the Merger Agreement, (B) Quepasa’s Board is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after receiving advice from its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Superior Offer, and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would constitute a breach of the board’s fiduciary duties under applicable law; (C) prior to furnishing any nonpublic information to, or entering into discussions with a Potential Acquiror, Quepasa gives myYearbook written notice of the identity of such Potential Acquiror and of Quepasa’s intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror; and (D) Quepasa receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement on terms at least as favorable to Quepasa as the confidentiality agreement between Quepasa and myYearbook.

Subject to certain exceptions specified in the Merger Agreement and summarized below, myYearbook has agreed that, from and after the date of the Merger Agreement, myYearbook and its subsidiaries will not, nor will they authorize or permit any of their respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or other representatives to, directly or indirectly (i) solicit, initiate or induce the making, submission or announcement, directly or indirectly, of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.  myYearbook was also required to cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted prior to the execution of the Merger Agreement with respect to an Acquisition Proposal, cause any physical or virtual data room no longer to be accessible to or by any person other than Quepasa and its representatives and may not release any third person from or waive any provision of, any confidentiality or standstill agreement unless the myYearbook board of directors determines in good faith based upon advice of outside legal counsel that a failure to proved such release or waiver would constitute a breach of the board’s fiduciary duties under applicable law.

However, myYearbook is not prohibited from contacting any Potential Acquiror for the sole purpose of clarifying an Acquisition Proposal made by the Potential Acquiror, including any material contingencies and the capability of consummation a transaction relating to such Acquisition Proposal.  Further, myYearbook is not prohibited from furnishing information to, or entering into discussions or negotiations with, any Potential Acquiror if: (A) neither myYearbook, its subsidiaries nor any of its or their representatives have breached or taken any action inconsistent with the restrictions on solicitation in the Merger Agreement, (B) myYearbook’s board of directors is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after receiving advice from its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Superior Offer, and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would constitute a breach of the board’s fiduciary duties under applicable law; (C) prior to furnishing any nonpublic information to, or entering into discussions with a Potential Acquiror, myYearbook gives Quepasa written notice of the identity of such Potential Acquiror and of myYearbook’s intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror; and (D) myYearbook receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement on terms at least as favorable to Quepasa as the confidentiality agreement between Quepasa and myYearbook.

In addition to the requirements above, Quepasa and myYearbook are required to notify the other if any proposal is received that the party believes could lead to an Acquisition Proposal or Acquisition Transaction and provide the material terms and conditions of such proposal.  The parties are required to keep the other informed of the status and details of any such proposal.

The key definitions used in the summary above are as follows:

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the other party) relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving:  (A) any purchase from the entity or acquisition by any person or “group” of more than a 20% interest in the total outstanding voting securities of the entity or of any subsidiary or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning 20% or more of the total outstanding voting securities of the entity or of any subsidiary or any merger, consolidation, business combination or similar transaction involving the entity pursuant to which such entity’s shareholders immediately preceding such transaction hold less than 80% of the aggregate equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of the entity; (C) any liquidation or dissolution of the entity; or (D) any combination of the foregoing.

“Superior Offer” means an unsolicited, bona fide written offer or proposal made by a third party to consummate any of the following transactions:  (i) a merger or consolidation involving myYearbook pursuant to which the shareholders immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the applicable company), directly or indirectly, of ownership of 51% or more of the then outstanding shares of capital stock of the company, or (iii) any sale, transfer or disposition of all or substantially all of the assets of the company, in each case on terms that the Board of Directors of the company determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its shareholders than the terms of the Merger.  Notwithstanding the preceding, any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the company’s Board of Directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

Special Meeting of Shareholders; SEC Registration Statement

Under the Merger Agreement, Quepasa has agreed to call and hold a special meeting of its shareholders for the purpose of voting on the approval of the issuance of shares in connection with the Merger and the related financing and to use its commercially reasonable efforts to solicit from its shareholders proxies in favor of that proposal.  Quepasa may adjourn or postpone the special meeting to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement is provided to shareholders in advance of a vote on the issuance of shares in connection with the Merger or, if there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Quepasa special meeting. In addition, myYearbook has agreed to call and hold a special meeting of its shareholders for the purpose of voting on the approval of the Merger Agreement and the Merger and to use its commercially reasonable efforts to solicit from its shareholders proxies in favor of that proposal.

Quepasa and myYearbook also agreed to mutually prepare, and Quepasa agreed to file with the SEC, a registration statement on Form S-4 registering the shares of Quepasa common stock to be issued in connection with the Merger.  This proxy statement/prospectus is contained in the registration statement.  In addition, Quepasa has agreed to timely file with the SEC all annual, quarterly and current reports required to be filed by Quepasa for any and all periods ending prior to the effective time of the Merger and to comply in all material respects with the rules and regulations of the SEC applicable to each such type of report.

Change in Board Recommendation

If prior to the Special Meeting,  the Quepasa Board determines in good faith, after consultation with its financial and legal advisors, that any Acquisition Proposal constitutes a Quepasa Superior Offer and the Quepasa Board determines in its good faith judgment, after receiving advice of its outside legal counsel, that failing to take such action with respect to the Quepasa Superior Offer would constitute a breach of its fiduciary duties under applicable law, the Quepasa Board is not prohibited from withholding, withdrawing, amending or modifying its recommendation in favor of the issuance of shares in connection with the Merger, provided, that (i) a Quepasa Superior Offer is made to Quepasa and is not withdrawn, and (ii) Quepasa shall have provided written notice to myYearbook advising myYearbook that Quepasa has received a Quepasa Superior Offer, specifying the material terms and conditions of the offer and identifying the person or entity making such Quepasa Superior Offer.  In the event the Quepasa Board determines in good faith to withhold, withdraw, amend or modify its recommendation in favor of the issuance of shares in connection with the Merger, Quepasa may cancel the Special Meeting, terminate the Merger Agreement and, pay any applicable termination fees or reimbursements.   Quepasa must provide myYearbook with at least three business days prior notice of any meeting of Quepasa’s Board at which the Board is reasonably expected to consider any Acquisition Transaction.

Similarly, if prior to the Special Meeting,  the myYearbook board of directors determines in good faith, after consultation with its financial and legal advisors, that any Acquisition Proposal constitutes a myYearbook Superior Offer and the myYearbook board of directors determines in its good faith judgment, after receiving advice of its outside legal counsel, that failing to take such action with respect to the myYearbook  Superior Offer would constitute a breach of its fiduciary duties under applicable law, the myYearbook board of directors is not prohibited from withholding, withdrawing, amending or modifying its recommendation in favor of the approval of the Merger Agreement and Merger, provided, that (i) a myYearbook Superior Offer is made to myYearbook and is not withdrawn, and (ii) myYearbook shall have provided written notice to Quepasa advising Quepasa that myYearbook has received a myYearbook Superior Offer, specifying the material terms and conditions of the offer and identifying the person or entity making such myYearbook Superior Offer.  In the event the myYearbook board of directors determines in good faith to withhold, withdraw, amend or modify its recommendation in favor of the issuance of shares in connection with the Merger, myYearbook may cancel the myYearbook special meeting of its shareholders, terminate the Merger Agreement and, pay any applicable termination fees or reimbursements.   myYearbook must provide Quepasa with at least three business days prior notice of any meeting of myYearbook’s board of directors at which the board is reasonably expected to consider any Acquisition Transaction.

The key definitions used in the summary above are as follows:

           “Quepasa Superior Offer” means an unsolicited, bona fide written offer or proposal made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Quepasa pursuant to which the shareholders of Quepasa immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Quepasa), directly or indirectly, of ownership of 51% or more of the then outstanding shares of capital stock of Quepasa, or (iii) any sale, transfer or disposition of all or substantially all of the assets of Quepasa, in each case on terms that the Quepasa Board determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Quepasa Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Quepasa’s Board (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

“myYearbook Superior Offer” means an unsolicited, bona fide written offer or proposal made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving myYearbook pursuant to which the stockholders of myYearbook immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving myYearbook), directly or indirectly, of ownership of 51% or more of the then outstanding shares of capital stock of myYearbook, or (iii) any sale, transfer or disposition of all or substantially all of the assets of myYearbook, in each case on terms that the board of directors of myYearbook determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “myYearbook Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of myYearbook’s board of directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

Stock Exchange Listing

Quepasa has agreed that prior to the effective time of the Merger that it will cause the shares of Quepasa common stock issuable, and shares required to be reserved for issuance, in connection with the Merger to be eligible for trading on the NYSE Amex, subject to official notice of the issuance.

Public Announcements

Quepasa and myYearbook have each agreed to consult with the other as to the form and substance of any press release or any public statement with respect to the Merger or any of the other transactions in connection with the Merger prior to issuing any such press release or public statement, and to refrain from issuing any such press release or public statement without the prior consent of the other party.  This restriction does not apply to the extent that Quepasa, Merger Sub or myYearbook, as the case may be, is advised by outside counsel that such public statement is required by applicable law or by the rules and regulations of or listing agreement with NYSE Amex, or as may otherwise be required by NYSE Amex or the SEC.

Notification of Certain Matters

Quepasa and myYearbook have each agreed to give the other prompt notice of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the effective time of the Merger, (ii) any material failure of to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Quepasa Material Adverse Effect or myYearbook Material Adverse Effect.

Indemnification

           Pursuant to the Merger Agreement, Quepasa has agreed to cause the Merger Sub’s governing documents to include contain provisions regarding the exculpation and indemnification of directors, officers and other persons that are, to the extent permitted by the Delaware General Corporation Law, or DGCL, at least as favorable as those contained in the myYearbook’s governing documents immediately prior to the effective time of the Merger, which provisions will not be amended, repealed or otherwise modified for a period of six years following such effective time in any manner that would adversely affect the rights thereunder of individuals who are or were directors, officers, employees or agents of myYearbook at any time prior to the effective time of the Merger, or each an Indemnified Person, unless such modification is required by law.  Additionally, Quepasa has agreed to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification, provided, that, prior to any such advance, any Indemnified Person to whom expenses are advanced shall sign a written undertaking to repay advanced expenses to the Merger Sub as soon as reasonably practicable if it is ultimately determined that such Indemnified Person is not entitled to indemnification or advancement.

Quepasa also has agreed not to, and will not cause anyone to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the closing of the Merger (with respect to which indemnification could be sought by such Indemnified Person under the DGCL, the indemnification provisions in myYearbook’s governing documents in effect immediately prior to the effective time of the Merger or his or her indemnification agreement), brought against any Indemnified Person, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Person otherwise consents in writing and Quepasa shall, or shall cause Merger Sub to, cooperate in the defense of any such matter.

           In addition, Quepasa agreed to obtain, on behalf of myYearbook or the Merger Sub, as applicable, a “tail” insurance policy to become effective at the effective time of the Merger with a claims period of six years with respect to directors’ and officers’ liability insurance covering each person currently covered by myYearbook’s directors’ and officers’ liability insurance policy in effect on the date of the Merger Agreement for acts or omissions occurring prior to the effective time of the Merger, including in connection with the approval of the Merger Agreement and the Merger. In the event Quepasa or the Merger Sub or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns shall assume all of the indemnification obligations.

Tax Treatment

Each of Quepasa and myYearbook agreed to use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Employee Matters

           All employees of myYearbook immediately prior to the effective time of the Merger will be employees of the Merger Sub immediately following the effective time.  In addition, Quepasa has agreed to cause all myYearbook employees to be eligible to participate in the Quepasa Stock Incentive Plan consistent with the eligibility criteria applied by Quepasa to other employees of Quepasa.  Merger Sub shall continue to maintain in effect myYearbook’s health, life insurance and other benefit plans following the effective time of the Merger.  At such time, if any, as Quepasa’s Board determines to include myYearbook employees in Quepasa’s health, life insurance and other benefit plans, former myYearbook employees shall receive full credit for prior years of service with myYearbook and shall not be subject to any preexisting conditions exclusions or limitations and shall receive parity with Quepasa employees with respect to eligibility to participate in all Quepasa employee benefit plans, programs and policies. Following the Merger, all recommendations for compensation and termination decisions relating to the former myYearbook employees will be made by Geoffrey Cook (during the term of his employment), subject to the approval of the Chief Executive Officer of Quepasa, such approval not to be unreasonably withheld.  In addition, Quepasa has entered into employment agreements with myYearbook employees Geoffrey Cook, James Bugden, Gavin Roy and William Alena, in the form as agreed between Quepasa and each employee, with each agreement to become effective at the effective time of the Merger.

Representation on the Quepasa Board of Directors and Executive Committee

Quepasa has agreed to take such action as may be necessary to appoint Geoffrey Cook, Richard Lewis and Terry Herndon to Quepasa’s eight member Board of Directors, with their appointments commencing as of the effective time of the Merger.  In addition, Quepasa has agreed to include three designees of myYearbook on the slate of directors recommended for election by Quepasa’s shareholders for a period of three years following the effective time of the Merger and to take such action as may be necessary to appoint Geoffrey Cook, to Quepasa’s three member Executive Committee for a period of not less than three years following the effective time of the Merger.

Issuance of Quepasa Stock Options

Quepasa has agreed to issue and actually issued effective with the closing of the Merger and pursuant to the terms and conditions of the Quepasa’s Stock Incentive Plan, options to purchase 1,782,500 shares of Quepasa common stock (including options granted to Geoffrey Cook under his employment agreement).  These options shall be allocated among the myYearbook employees as determined by Mr. Cook, except for the 450,000 options specifically granted to Mr. Cook.

Quepasa Reincorporation in Delaware

Quepasa has agreed to use its commercially reasonable efforts to obtain approval of its shareholders for, and upon receipt of such approval to promptly take all necessary steps to cause, Quepasa to be reincorporated in the State of Delaware.  One of the proposals included for Quepasa shareholder action in this proxy statement/prospectus seeks Quepasa shareholder approval of the reincorporation.

Other Covenants

Quepasa, Merger Sub and myYearbook have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate, applicable laws and regulations to consummate and make effective the transactions contemplated, including, without limitation, (i) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and (ii) using commercially reasonable efforts to lift any legal bar to the Merger.

Conditions to Completion of the Merger

The obligations of Quepasa and myYearbook to complete the Merger are subject to the satisfaction of the following conditions:

•	approval by Quepasa shareholders of the share issuance proposal;

•
approval of the Merger and Merger Agreement by the holders of at least the majority of the outstanding shares of myYearbook common stock and 70% of the outstanding shares of myYearbook preferred stock;

•	the registration statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the SEC;

•	authorization of listing on the NYSE Amex of the shares of Quepasa common stock to be issued in connection with the Merger, subject to official notice of issuance;

•	completion of an equity financing transaction by Quepasa of at least $10 million in order to partially fund the cash portion of the Merger consideration;

•	no material adverse effect (or any change, event or development that could reasonably be expected to have a material adverse effect) shall have occurred with respect to Quepasa or myYearbook;

•	the representations and warranties of the other party in the Merger Agreement shall be true and correct in all material respects (subject to certain limitations and exclusions);

•	all agreements and obligations of the other party shall have been complied with in all material respects;

•	the closing price of Quepasa common stock as of three days prior to the closing of the Merger shall not be less than $5.00;

•	the Transaction Share Price shall not be less than $5.00;

•	the total number of dissenting shares shall not exceed five percent (5%) of the total number of issued and outstanding shares of myYearbook’s capital stock;

•
no statute, rule, regulation, writ, order, temporary restraining order or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal; and

•
no person or governmental agency has instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger.

Termination of the Merger Agreement

Quepasa and myYearbook may mutually agree to terminate the Merger Agreement at any time prior to effectiveness of the Merger.  Either party may also terminate the Merger Agreement if:

•
the Merger is not completed by January 19, 2012, which date may be extended by mutual consent, for any reason, provided that the right to terminate the Merger Agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement;

•	a statute, rule, regulation or executive order is enacted or entered prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement;

•
a court or other government entity shall have issued an order, decree or ruling or taken any other action  having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, provided that the party seeking to terminate shall have complied with its obligations under the Merger Agreement and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted;

•
the other party has breached any of its representations or warranties or failed to perform any of the obligations to be performed by and under the Merger Agreement and such breach or failure to perform (i) will result in the failure by such party to satisfy the closing conditions with respect to the accuracy of such parties representations and warranties or the performance by such party of its obligations and (ii) is incapable of being cured or has not been cured by the later of 20 business days of written notice of the breach, provided that no party may terminate the Merger Agreement if it shall have materially breached the Merger Agreement and remains in breach of as of the date of such termination;

•
if, prior to the applicable Special Meeting, either company’s board of directors has determined in good faith after receiving the advice of outside legal counsel, to withhold, withdraw, amend or modify its recommendation or approval in order to approve and permit them to accept a Superior Offer;

•	a “Triggering Event” (described below) has occurred with respect to the other party; or

•
after complying with the terms of the Merger Agreement relating to considering alternative business combination transactions, it determines to pursue an alternative business combination transaction instead of the Merger.

Fees and Expenses

Under the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will generally be paid by the party incurring those expenses, whether or not the Merger is consummated.  In the event that the Merger Agreement is terminated by reason of a myYearbook Triggering Event (as defined below), myYearbook shall reimburse Quepasa for all documented expenses incurred by Quepasa in connection with the Merger Agreement and the transactions contemplated thereby not to exceed $1 million, in immediately available funds not later than 10 business days after termination.  Similarly, in the event that the Merger Agreement is terminated by reason of a Quepasa Triggering Event (as defined below), Quepasa shall reimburse myYearbook for all documented expenses incurred by myYearbook in connection with the Merger Agreement and the transactions contemplated thereby not to exceed $1 million, in immediately available funds not later than 10 business days after termination.

Further, in the event that (A) the Merger Agreement is terminated by reason of a myYearbook Triggering Event and (B) within 12 months following the termination, an Acquisition (as defined below) is consummated or myYearbook enters into an agreement providing for an Acquisition by a third party, myYearbook will pay $3 million to Quepasa, less any previously paid expenses by myYearbook.  Such payment shall be made promptly in immediately available funds.  Similarly, in the event that (A) the Merger Agreement is terminated by reason of a Quepasa Triggering Event and (B) within 12 months following the termination, a Acquisition (defined below) is consummated or Quepasa  enters into an agreement providing for an Acquisition by a third party, Quepasa will pay $3 million to myYearbook, less any previously paid expenses by Quepasa.  Such payment shall be made promptly in immediately available funds.

The key definitions used in the summary above are as follows:

A “Quepasa Triggering Event” has occurred if: (i) the Quepasa Board withdraws or amends or modifies in a manner adverse to myYearbook its recommendation that Quepasa’s shareholders vote in favor of the issuance of shares in connection with the Merger; (ii) Quepasa does not include such shareholder recommendation in this proxy statement/prospectus; (iii) the Quepasa Board approves or recommends any Acquisition Proposal; (v) Quepasa enters into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Quepasa has commenced by a person unaffiliated with myYearbook and Quepasa shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Quepasa recommends rejection of such tender or exchange offer.

A “myYearbook Triggering Event” has occurred if:  (i) the myYearbook Board has withdrawn or has amended or modified in a manner adverse to Quepasa its recommendation that myYearbook’s shareholders vote in favor of the adoption and approval of the Merger Agreement or the approval of the Merger; (ii) the myYearbook Board fails to reaffirm its recommendation that shareholders vote in favor of the adoption and approval of the Merger Agreement and the approval of the Merger within 10 business days after Quepasa requests in writing that such recommendation be reaffirmed; (iii) the myYearbook Board approves or recommends any Acquisition Proposal; (iv) myYearbook enters into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of myYearbook has commenced by a person unaffiliated with Quepasa and myYearbook shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that myYearbook recommends rejection of such tender or exchange offer.

“Acquisition” means any of the following transactions (other than the transactions contemplated by the Merger Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction pursuant to which the company’s shareholders immediately preceding such transaction hold less than 80% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition of assets representing in excess of 20% of the aggregate fair market value of the business immediately prior to such sale, or (iii) the acquisition by any person (including by way of a tender offer or an exchange offer or issuance by such company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 20% of the voting power of the then outstanding shares of capital stock of the company.  The term “Acquisition” does not include a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction solely among the company and one or more of its subsidiaries or among its subsidiaries.

Amendment and Waiver

Subject to applicable legal requirements, the Merger Agreement may be amended by the parties at any time prior to the effective time of the Merger by the written agreement of Quepasa, Merger Sub and myYearbook.  In addition, at any time prior to the effective time of the Merger, to the extent legally permitted, Quepasa and myYearbook may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to the waiving party, or (iii) waive compliance with any of the agreements or conditions for the benefit of that party.  An agreement by a party to any extension or waiver must be in writing and signed on behalf of that party. Any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition will not operate as a waiver or estoppel with respect to any subsequent or other failure.

Voting Agreements; Restrictions on Resales

Voting

Certain Quepasa directors, executive officers and shareholders have executed voting agreements for the benefit of myYearbook pursuant to which they have agreed to vote their shares of Quepasa common stock in favor of the share issuance proposal at the Special Meeting.   They have also agreed to vote their shares against approval of any proposal made in opposition to, or in competition with, the issuance of shares of common stock as consideration for the Merger and against any action which Quepasa is prohibited from taking under Section 5.2 of the Merger Agreement (with respect to the operation of the Quepasa business prior to the effective time of the Merger).  The shares held by these Quepasa directors, officers and shareholders collectively represented approximately [—]% of the outstanding shares of Quepasa common stock as of the record date for the Special Meeting.

Certain myYearbook directors, executive officers and shareholders have executed voting agreements for the benefit of Quepasa pursuant to which they have agreed to vote their myYearbook shares in favor of the proposal to approve and adopt the Merger Agreement and approve of the Merger at the special meeting of myYearbook’s shareholders.  They have also agreed to vote their shares against any action which myYearbook is prohibited from taking under Section 5.1 (with respect to the operation of the myYearbook business prior to the effective time of the Merger) and Section 5.2 (with respect to alternative transactions) of the Merger Agreement.

Resale Restrictions

myYearbook security holders have agreed or will agree to certain restrictions on their ability to resell the shares of Quepasa common stock they will receive upon completion of the Merger.  Pursuant to the terms of these agreements, 30% of the shares issued to the myYearbook security holders in the Merger will have no resale restrictions and may be immediately sold following the closing of the Merger. The remaining shares held by the myYearbook security holders will be subject to restrictions on sales following the closing of the Merger as follows:

•	After one month following the closing of the Merger, each shareholder may sell up to an additional 35% of the shares of Quepasa common stock held by such shareholder; and

•	After two months following the closing of the Merger, the resale restrictions lapse entirely and each shareholder may sell all of the shares of Quepasa common stock held by such shareholder.

In each case, shares of Quepasa common stock owned or controlled by myYearbook security holders who become “affiliates” of Quepasa following the Merger may only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act.

Sale Rights Agreement

Simultaneously with the execution and delivery of the Merger Agreement, Quepasa and certain myYearbook security holders entered into the Sales Rights Agreement.  The Sales Rights Agreement provides the myYearbook security holders who are parties to the agreement certain rights to require Quepasa to register the shares of Quepasa common stock they acquire in the Merger for resale. If during the 24 month period following the closing of the Merger, Quepasa proposes to sell shares of its common stock in a public or private offering, these myYearbook security holders will have the opportunity to participate and sell their shares of common stock in the offering, subject to certain limitations and conditions.  Quepasa is obligated to pay all expenses relating to the registration of the shares covered by the agreement, including all registration and filing fees, printing expenses, fees and disbursements of counsel for Quepasa, reasonable fees and disbursements of a single special counsel for shareholder, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.  The selling shareholders will be responsible for paying all underwriting discounts and selling commission relating to any sales of their shares.  In addition, Quepasa has agreed to indemnify the shareholders, and the shareholders have agreed to indemnify Quepasa, for certain losses and liabilities they may incur in connection with the registration, offer and sale of the shares pursuant to the Sales Rights Agreement, including liabilities under the securities laws.

Opinion of Quepasa Corporation’s Financial Advisor

Quepasa retained Raymond James as financial advisor on July 1, 2011 to provide an opinion as to the fairness, from a financial point of view, to Quepasa of the consideration to be paid by Quepasa to myYearbook security holders in connection with the Merger.  Pursuant to the terms and subject to the additional conditions set forth in the Merger Agreement, the total value of the consideration to be paid by Quepasa is $100 million, $18 million of which shall be paid by Quepasa in cash and the remaining $82 million shall be satisfied by Quepasa's issuance of shares of its common stock to myYearbook’s security holders based on a price per share of Quepasa’s common stock equal to the lesser of (A) $10.00 per share and (B) the average of (I) $7.5715 per share and (II) the average closing price of a share of Quepasa common stock during the 20 trading days ending with the trading day three days prior to the closing of the Merger.

At the Quepasa Board Meeting on July 18, 2011, Raymond James reviewed a draft of its opinion and answered questions from the Quepasa Board.   Subsequently, following the market close on July 19, 2011, Raymond James gave its written opinion to Quepasa management that, as of such date and based upon and subject to various qualifications and assumptions described in such written opinion, the consideration to be paid by Quepasa pursuant to the Merger Agreement was fair, from a financial point of view, to Quepasa.

The full text of the aforementioned written opinion of Raymond James, dated July 19, 2011, which sets forth assumptions made, matters considered, and limits on the scope of the review undertaken by Raymond James, is attached as Annex C to this proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion, which is incorporated herein by reference.

Holders of Quepasa common stock are urged to read the written opinion in its entirety. Raymond James’s written opinion, which is addressed to the Quepasa Board, is directed only to the fairness, from a financial point of view, of the consideration to be paid by Quepasa to myYearbook security holders in connection with the Merger. Raymond James’s opinion does not constitute a recommendation to any holder of Quepasa common stock as to how such shareholder should vote at the special meeting of Quepasa shareholders and does not address any other aspect of the Merger or any related transaction. Raymond James does not express any opinion as to the likely trading range of Quepasa common stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities, or on the financial condition of Quepasa or myYearbook at that time.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed an execution copy of the Merger Agreement provided to Raymond James on July 19, 2011;

•	reviewed the financial terms and conditions as stated in such execution copy of the Merger Agreement;

•
reviewed the audited financial statements of myYearbook as of and for the years ended December 31, 2008, 2009 and 2010, and the unaudited financial statements for the quarters ended March 31, 2011 and June 30, 2011;

•
reviewed the audited consolidated financial statements of Quepasa as of and for the year ended December 31, 2010, and the unaudited consolidated financial statements for the quarter ended March 31, 2011;

•	reviewed Quepasa’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quepasa’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	reviewed other financial and operating information provided to Raymond James by myYearbook or Quepasa;

•
met with and discussed with members of the senior management of Quepasa and myYearbook certain information relating to the aforementioned matters and any other matters which Raymond James deemed relevant to its inquiry;

•
reviewed and discussed with senior management of Quepasa and myYearbook the historical and anticipated future financial performance of myYearbook, including the review of myYearbook financial forecasts prepared by senior management of myYearbook;

•
compared financial information for myYearbook with similar information for companies which Raymond James deemed to be comparable, except that such other companies had publicly traded equity securities;

•	reviewed the financial terms of recent business combinations involving companies in comparable businesses and industries; and

•	performed such other analyses and studies, and considered such other factors, as Raymond James considered appropriate.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Quepasa, myYearbook or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Quepasa, myYearbook, or any other party. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Quepasa and myYearbook, and relied upon each party to advise Raymond James promptly if any information previously provided to Raymond James became inaccurate or was required to be updated during the period of its review.  Additionally, the financial forecasts are subject to a number of assumptions made in good faith but which may in some or many respects not be met.

In rendering its opinion, Raymond James assumed that the Merger would be consummated on the terms described in the Merger Agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger Agreement will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other filings, notices, consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Quepasa is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made to the terms of the Merger or the businesses of myYearbook or Quepasa that would have any adverse or material effect on Quepasa or myYearbook. In its financial analyses, Raymond James assumed, with Quepasa's permission, that the consideration to be paid to the security holders of myYearbook had a value of $100 million.  Raymond James did not, and was not requested to, solicit third party indications of interest for Quepasa in connection with possible purchases of Quepasa’s securities or the acquisition of all or any part of Quepasa and expressed no opinion as to the underlying business decision to enter into the Merger Agreement, effect the Merger, the structure or tax consequences of the Merger Agreement, the required governmental, regulatory or other filings, notices, consents or approvals, or the availability or advisability of any alternatives to the Merger. In the capacity of rendering its written opinion, Raymond James reviewed the terms of the Merger Agreement and offered no judgment as to the negotiations resulting in such terms. Raymond James also expressed no opinion with respect to the fairness of the amount or nature of any compensation to be paid to any of Quepasa’s directors, officers or employees, or any class of such persons relative to others.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, adjusted earnings before interest, taxes, depreciation or amortization, stock-based compensation, restructuring, and other one-time charges, which we refer to as Adjusted EBITDA, capitalization, and certain operating metrics of myYearbook and certain publicly traded companies in businesses and industries Raymond James believed to be comparable to myYearbook; (ii) the current and projected financial position and results of operations of Quepasa and myYearbook as disclosed to Raymond James by Quepasa and myYearbook;(iii) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; (iv) a discounted cash flow analysis of myYearbook based on financial information of myYearbook provided to Raymond James by Quepasa and myYearbook; (v) a relative contribution analysis for certain financial and operating metrics of Quepasa and myYearbook; (vi) the historical trading prices of Quepasa's common stock, and (vii) Raymond James's assessment of the general condition of the economy, the securities markets and the social networking industry.

The following summarizes the material financial analyses discussed by Raymond James in connection with the delivery of its opinion to the Quepasa Board at its meeting on July 18, 2011, and confirmed in writing on July 19, 2011 after the market close, which material financial analyses were considered by Raymond James in rendering its written opinion. No company or transaction used in the analyses described below is directly comparable to myYearbook, Quepasa or the Merger.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Raymond James, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Raymond James.

Comparable Company Analysis. Raymond James analyzed the relative valuation multiples of 15 publicly-traded Internet and Social Networking companies, including:

•	Ancestry.com Inc.
•	Demand Media, Inc.
•	DeNA Co., Ltd.
•	Google Inc.
•	Gree, Inc.
•	IAC/InterActiveCorp
•	Jiayuan.com International Ltd.
•	LinkedIn Corporation
•	Pandora Media, Inc.
•	Renren Inc.
•	SINA Corporation
•	Sohu.com Inc.
•	Tencent Holdings Ltd.
•	XO Group Inc.
•	Yahoo! Inc.

Raymond James calculated various financial multiples for each company identified above, including enterprise value (market capitalization plus bank debt, less cash and cash equivalents) compared to both revenue and Adjusted EBITDA, for (i) the most recent actual trailing twelve months period, referred to as TTM, as well as to (ii) projected revenue and Adjusted EBITDA for the calendar years ending December 31, 2011 and 2012, referred to herein as CY2011 and CY2012.  The projected revenue and Adjusted EBITDA estimates published by Wall Street research analysts and referred to herein were not prepared in connection with the Merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James did not seek to verify, and takes no responsibility whatsoever for, such published Wall Street research analyst estimates. Raymond James reviewed the lowest, median, mean, and highest relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for myYearbook implied by the Merger consideration of $100 million. The results of the selected public companies analysis are summarized below:

	Enterprise Value / Revenue			Enterprise Value / Adjusted EBITDA
	TTM	CY2011	CY2012	TTM	CY2011	CY2012
Low	1.4x	1.8x	2.0x	8.3x	7.1x	6.2x
Median	6.5x	5.4x	4.6x	14.9x	11.0x	10.1x
Mean	7.6x	5.5x	4.6x	21.0x	19.7x	28.2x
High	17.2x	11.3x	8.6x	59.7x	84.4x	132.1x

myYearbook	3.9x	3.0x	2.2x	18.7x	15.5x	10.3x

Furthermore, Raymond James applied the lowest, median, mean, and highest relative valuation multiples for each of the metrics to myYearbook’s actual and projected financial results and determined the implied enterprise value of myYearbook and then compared those implied enterprise values of myYearbook to the Merger consideration of $100 million.  The results (values in millions) of this analysis are summarized below:

	Enterprise Value / Revenue			Enterprise Value / Adjusted EBITDA
	TTM	CY2011	CY2012	TTM	CY2011	CY2012
Low	$35.0	$58.1	$91.5	$44.1	$46.0	$60.1
Median	$167.1	$177.8	$204.2	$79.5	$70.9	$98.1
Mean	$193.1	$182.2	$205.0	$112.1	$126.8	$273.2
High	$438.5	$373.3	$386.7	$319.1	$543.3	$1279.6

Raymond James noted that the value of the total consideration to be paid by Quepasa to the myYearbook security holders pursuant to the Merger is $100 million.

No company utilized in the comparable company analysis is identical to myYearbook. In evaluating comparable companies and selecting representative ranges of financial multiples, Raymond James made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Raymond James’ control and the control of myYearbook and Quepasa, such as the impact of competition on myYearbook’s business and the industry generally, industry growth and the absence of any adverse material change in myYearbook’s financial condition and prospects or in the industry, economy or financial markets in general.

Selected Transaction Analysis. Raymond James performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some common characteristics with the Merger.

In connection with its analysis of precedent transactions, Raymond James compared publicly available statistics for selected technology sector transactions publicly announced between July 1, 2010 and July 15, 2011.

The following is a list of these software sector transactions:

Selected Software Transactions (Target / Acquiror)
•	YuuZoo Corporation / Alanco Technologies Inc.
•	Cryptic Studios, Inc. / Perfect World Co., Ltd.
•	Meetic SA / Match.com
•	5to1.com LLC / Yahoo! Inc.
•	OpenFeint, Inc. / GREE Inc.
•	Radian6 / salesforce.com
•	GSI Commerce, Inc. / eBay, Inc.
•	PlaySpan Inc. / Visa Inc.
•	TheHuffingtonPost.com, Inc. / AOL, Inc.
•	KickApps / KIT digital, Inc.
•	Aprimo, Inc. / Teradata Corporation
•	Sonic Solutions / Rovi Corporation
•	Art Technology Group, Inc. / Oracle Corporation
•	Internet Brands, Inc. / Hellman & Friedman LLC
•	Unica Corporation / International Business Machines Corporation
•	BV Media / Rogers Communications Inc.
•	Health Grades, Inc. / Vestar Capital Partners, Inc.

Raymond James examined multiples of the enterprise value of the target company compared to the target company's revenue, in each case for the twelve months ended prior to the announcement of the selected transaction, where such information was publicly available. Raymond James reviewed the lowest, median, mean, and highest relative valuation multiples of the selected transactions and compared them to the corresponding valuation multiples for myYearbook implied by the Merger consideration.  Furthermore, Raymond James applied the lowest, median, mean and highest relative valuation multiples to myYearbook’s actual TTM revenue to determine the implied enterprise value of myYearbook and then compared those implied enterprise values to the value of the Merger consideration of $100 million. The results of the selected transactions analysis are summarized below:

	Total Enterprise Value/ TTM Revenue	Implied Total Enterprise Value ($ in millions)
Low	1.4x	$35.7
Median	4.8x	$121.4
Mean	4.4x	$111.9
High	9.3x	$238.1

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of myYearbook’s projected free cash flows on a standalone basis for the periods ending June 30, 2011 through December 31, 2015 as disclosed to Raymond James by Quepasa or myYearbook. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of the financial performance of myYearbook that were represented to be the best available estimates and judgment of myYearbook management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2015 as the final year for the analysis and perpetual growth rates of free cash flow after calendar year 2015 ranging from 3.5% to 5.5%.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 16% to 18%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing myYearbook’s business plan.  Raymond James reviewed the range of implied enterprise values of myYearbook derived in the discounted cash flow analysis and compared them to the consideration to be paid by Quepasa to the myYearbook security holders in connection with the Merger. The results of the discounted cash flow analysis are summarized below:

Implied Total Enterprise Value
Low	$94.8
High	$133.8

Contribution Analysis. Raymond James analyzed the pro rata contribution of myYearbook to the combined company’s pro forma results for the period ended March 31, 2011 and projected results for the years ending December 31, 2011 and December 31, 2012, assuming the Merger had closed as of the beginning of these respective periods.  Raymond James used actual results for the TTM period and Quepasa and myYearbook management estimates for 2011 and 2012.  Raymond James computed myYearbook’s and Quepasa’s respective pro rata contributions to the combined company’s pro forma results based on information provided by Quepasa and myYearbook. Raymond James did not seek to verify, and takes no responsibility whatsoever, for the users and projected users data or any of the financial information provided to it by Quepasa and myYearbook and used for purposes of the contribution analysis. The results of this contribution analysis are summarized below:

	myYearbook	Quepasa
Users as of 6/30/11	49%	51%
Projected users as of 12/31/11	45%	55%
Projected users as of 12/31/12	42%	58%
TTM revenue*	76%	24%
2011 revenue	68%	32%
2012 revenue	54%	46%
TTM adjusted EBITDA*	90%	10%
2011 adjusted EBITDA	79%	21%
2012 adjusted EBITDA	58%	42%

*TTM refers to trailing 12 months.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses discussed above must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its written opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of myYearbook or of the consideration to be paid by Quepasa to the myYearbook security holders pursuant to the Merger Agreement.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Raymond James’s control and the control of Quepasa or myYearbook. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results of myYearbook, Quepasa, the combined company, or Quepasa’s common stock which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Quepasa Board and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to Quepasa of the consideration to be paid by Quepasa to myYearbook’s security holders in connection with the Merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.  The opinion of Raymond James was one of many factors taken into consideration by the Quepasa Board in making its determination to approve the Merger and authorize Quepasa to enter into the Merger Agreement. Consequently, the analyses described above should not be viewed as determinative of the Quepasa Board’s or Quepasa management’s opinion with respect to the value of myYearbook. Quepasa placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on July 19, 2011, and any material change in, or disclosure or discovery of, such circumstances and conditions may have affected Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm its opinion.

For services rendered in connection with the delivery of its opinion, Quepasa paid Raymond James a fee of $325,000, of which $25,000 was payable upon signing the engagement letter and the balance was payable upon Raymond James rendering its opinion.  Quepasa also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its legal counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Quepasa selected Raymond James in connection with the preparation of the fairness opinion due to Raymond James’s reputation as a nationally recognized investment banking firm with substantial experience in similar transactions.  Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Quepasa and for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

There have been no material relationships or any compensation received as a result of such relationships between Raymond James, its affiliates and/or unaffiliated representatives, on the one hand, and Quepasa or its affiliates, on the other hand, during the past two years nor are any material relationships mutually understood to be contemplated between such parties or compensation to be paid.

Material U.S. Federal Income Tax Consequences of the Merger

Our issuance of shares of our common stock in connection with the Merger will not result in any U.S. federal income tax consequences to Quepasa shareholders or us.

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of myYearbook capital stock. This summary does not address any tax consequences of the Merger arising under the laws of any state, local or foreign jurisdiction or U.S. federal laws other than U.S. federal income tax laws. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be applicable to myYearbook security holders in light of their particular circumstances or to myYearbook security holders subject to special treatment under U.S. federal income tax law, such as:

•
entities treated as partnerships for U.S. federal income tax purposes or myYearbook security holders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	persons who hold myYearbook capital stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired myYearbook capital stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the U.S. alternative minimum tax;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Further, this summary only addresses the material U.S. federal income tax consequences of the Merger to myYearbook security holders that hold their shares of myYearbook capital stock as a capital asset within the meaning of Section 1221 of the Code.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of myYearbook capital stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Qualification of the Merger as a Reorganization. The Merger will constitute a “reorganization” for U.S. federal income tax purposes if, among other requirements, the value when the Merger occurs of the Quepasa common stock that is delivered in the Merger in exchange for shares of myYearbook capital stock that are outstanding prior to the effective time of the Merger is 40% or more of the sum of the value of the Quepasa common stock and the cash that is delivered in the Merger in exchange for those shares of myYearbook capital stock; that is, there is at least 40% “continuity of stockholder interest” in the Merger. It is possible that the Merger could qualify as a reorganization with a continuity of stockholder interest less than 40%; however, no assurance can be provided that the Merger would qualify as a reorganization in such a case.

Whether the 40% continuity of stockholder interest requirement will be met will depend on certain conditions, including the value of the Quepasa common stock upon the closing of the Merger. Because these variables will not be determined until the date of the Merger, we may not know until the time of the Merger whether the Merger will qualify as a reorganization.

If the Merger fails to qualify as a reorganization, the Merger will proceed as a fully taxable transaction to all myYearbook security holders.

Material U.S. Federal Income Tax Consequences to U.S. Holders if the Merger Qualifies as a “Reorganization”

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to myYearbook security holders, if you are a U.S. holder of myYearbook capital stock, assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

You generally will recognize gain (but not loss) equal to the lesser of: (1) the amount of the cash you receive in the Merger and (2) the excess, if any, of (a) the sum of the amount of the cash and the fair market value of the Quepasa common stock you receive in the Merger, determined when the Merger occurs, over (b) your tax basis in the myYearbook capital stock surrendered in the Merger. For this purpose, you must calculate gain separately for each identifiable block of myYearbook capital stock surrendered by you in the Merger. If you are a U.S. holder who acquired different blocks of myYearbook capital stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined.

Any recognized gain generally will be long-term capital gain if, as of the effective date of the Merger, your holding period with respect to the myYearbook capital stock surrendered exceeds one year. In some cases, if you actually or constructively own Quepasa common stock other than the Quepasa common stock you receive in the Merger, the recognized gain could be treated as having the effect of the distribution of a dividend. See “Possible Treatment of Cash as Dividend” below.

The aggregate tax basis of the Quepasa common stock you receive (including any fractional share deemed received and exchanged for cash) will be equal to the aggregate adjusted tax basis of your shares of myYearbook capital stock surrendered, reduced by the amount of cash you receive (excluding any cash received in lieu of a fractional share of Quepasa common stock) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share of Quepasa common stock) in the exchange. The holding period of the Quepasa common stock you receive (including any fractional share deemed received and exchanged for cash) will include the holding period of the myYearbook capital stock surrendered. You are urged to consult your tax advisor regarding the manner in which cash and Quepasa common stock should be allocated among your shares of myYearbook capital stock and the manner in which the above rules would apply in your particular circumstances.

Possible Treatment of Cash as Dividend. There are certain circumstances in which all or part of the cash received by a U.S. holder would be treated as a dividend rather than as capital gain. In general, the determination of whether the gain recognized in the Merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the Merger reduces the U.S. holder’s deemed percentage share ownership interest in Quepasa. For purposes of this determination, a U.S. holder will be treated as if it first exchanged all of its myYearbook capital stock solely for Quepasa common stock and then Quepasa immediately redeemed a portion of those shares of Quepasa common stock in exchange for the cash that the U.S. holder actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the constructive ownership rules of Section 318(a) of the Code must be taken into account. The Internal Revenue Service, or the IRS, has indicated in a published ruling that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely-held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. myYearbook security holders are urged to consult their tax advisors about the possibility that all or a portion of the cash received in exchange for myYearbook capital stock will be treated as a dividend, based on the holders’ specific circumstances (e.g., holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code).

Cash in Lieu of Fractional Shares. If you receive cash in lieu of a fractional share of Quepasa common stock, you generally will be treated as having received such fractional share in the Merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Quepasa common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares exceeds one year.

Treatment of Capital Gains and Losses and Qualified Dividends. Capital gain of a non-corporate U.S. holder generally will be subject to tax at a maximum long-term capital gain tax rate of 15% if the myYearbook shares were held for more than one year when the Merger occurs. Short-term capital gain on stock held for one year or less may be taxed at regular rates, up to a maximum rate of 35%. The deduction of any capital loss is subject to limitations of general application. Any portion of gain recognized in the Merger by a non-corporate shareholder that is treated as a dividend generally will be taxable at a maximum rate of 15%.

Reporting Requirements. U.S. holders receiving Quepasa common stock in the Merger must file a statement with their U.S. federal income tax returns setting forth their tax basis in the myYearbook capital stock exchanged in the Merger and the fair market value of the Quepasa common stock and the amount of cash received in the Merger. In addition, U.S. holders will be required to retain permanent records of these facts relating to the Merger.

Material U.S. Federal Income Tax Consequences to U.S. Holders if the Merger Does Not Qualify as a “Reorganization”

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to you, if you are a U.S. holder, assuming the Merger does not qualify as a reorganization under U.S. federal income tax laws.

You will recognize capital gain or loss equal to the difference between (a) the sum of (i) the amount of cash and (ii) the fair market value of the Quepasa common stock you receive in the Merger, determined when the Merger occurs, and (b) your tax basis in the myYearbook common stock surrendered. The deductibility of capital losses is limited. Any such gain or loss generally will be long-term capital gain or loss if your holding period for the myYearbook capital stock exchanged exceeds one year when the Merger occurs. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of myYearbook capital stock surrendered in the Merger. You are urged to consult your own tax advisor regarding the manner in which gain or loss should be calculated among different blocks of myYearbook capital stock surrendered in the Merger.

The aggregate tax basis for U.S. federal income tax purposes of any Quepasa common stock that you receive in the Merger will be equal to the fair market value of the Quepasa common stock received, determined when the Merger occurs. Your holding period in the Quepasa common stock will begin on the day after the Merger occurs.

Backup Withholding

Certain holders of myYearbook capital stock may be subject to backup withholding at a rate of 28% on amounts received pursuant to the Merger. Backup withholding will not apply to you, however, if you (1) provide your correct taxpayer identification number or (2) come within certain exempt categories and, in each case, comply with applicable certification requirements. In addition to being subject to backup withholding, if you do not provide Quepasa (or the exchange agent) with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish certain required information to the IRS.

The summary of material U.S. federal income tax consequences of the Merger set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-U.S. federal income tax or any foreign, state, local or other tax consequences of the Merger. Accordingly, myYearbook security holders are urged to consult their own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the Merger to that shareholder.

Accounting Treatment of the Merger

In accordance with accounting principles generally accepted in the United States, we will account for the acquisition using the acquisition method of accounting for business combinations.

Differences in Rights of Security Holders

The differences between the rights myYearbook security holders currently have as shareholders of a Delaware corporation and will have as shareholders of a Nevada corporation or as shareholders of Quepasa Delaware are described below under “Comparison of Quepasa’s and myYearbook’s Security Holders’ Rights Before and After the Reincorporation and/or Merger” on pages 92 - 105.

Pre-emptive Rights

None of the shares which are being issued in connection with Proposal 1 will have any pre-emptive rights.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

PROPOSAL 2. AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK FROM 50 MILLION TO 100 MILLION SHARES

Description of the Amendment

Our Board adopted a resolution to amend our Articles of Incorporation, or our Articles, to increase the number of shares of common stock that we are authorized to issue from 50,000,000 to 100,000,000 shares and has directed that the proposed amendment be submitted to our shareholders for their approval and adoption.  The amendment will not change the number of shares of preferred stock that are authorized, and the total authorized shares will be increased from 55,000,000 to 105,000,000.  The amendment will replace ARTICLE FOURTH of our Articles, with the following language:

FOURTH. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 100,000,000 shares with par value of $.001 per share, which may be issued in one or more series at the discretion of the board of directors. In establishing a series, the board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the voting powers, designations, limitations, restrictions and relative rights of each such series thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Revised Statutes. The shares of Common Stock shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Nevada Revised Statutes. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution. Cumulative voting shall not be permitted in the election of directors or otherwise. Preemptive rights to purchase additional shares of stock are denied.

The corporation shall have the authority to issue 5,000,000 shares of Preferred Stock with par value of $.001 per share, which may be issued in one or more series at the discretion of the board of directors. In establishing a series, the board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by the Articles of Incorporation or the Nevada Revised Statutes.

Purpose and Effect

We may issue shares of capital stock to the extent such shares have been authorized under our Articles.  Our Articles currently authorize us to issue up to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock.  If Proposal 3 (reincorporation in Delaware) is approved, Quepasa will have authorized common stock of 100,000,000 shares even if this Proposal 2 does not pass.

As of August 23, 2011, the total shares of common stock issued and outstanding and reserved for issuance pursuant to outstanding warrants and stock options equaled 28,858,079. No shares of our common stock are held in treasury.  As a result, we have only 21,141,921 unreserved shares of common stock available for issuance.  We expect that it is probable that we have enough authorized common stock to close the Merger, issue the myYearbook employees 1,782,500 options and complete the financing of up to $18 million.  Even if we have enough authorized capital to close the Merger, and financing and fund the option pool for myYearbook employees, we expect that we will need additional shares of common stock to grant options to existing and future Quepasa employees as well as future acquisitions and other corporate purposes.  Although we have no agreements relating to future acquisitions, we may seek to acquire other businesses or assets, including social media companies and other companies related to social games and may use shares of our common stock to pay part or all of the consideration in those transactions. Our Board believes that it is in the best interest of our shareholders to have a sufficient number of authorized but unissued shares of common stock available for issuance in the future for such purposes in addition to the Merger.

The additional shares of common stock to be authorized after the amendment to the Articles would have rights identical to the currently outstanding shares, except for effects incidental to increasing the number of outstanding shares, such as the dilution of current shareholders’ ownership and voting interests when shares are issued.  Under our Articles, our shareholders do not have preemptive rights with respect to our common stock.  Thus, should our Board elect to issue additional shares, existing shareholders would not have any preferential rights to purchase any shares.

Possible Anti-Takeover Effects of the Amendment

The proposed amendment to our Articles is not being recommended in response to any specific effort of which our Board is aware to obtain control of the Company, and our Board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure. However, the ability of our Board to authorize the issuance of the additional shares of common stock that would be available if the proposed amendment is approved and adopted could have the effect of discouraging or preventing a hostile takeover.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO INCREASE OUR AUTHORIZED COMMON STOCK TO 100,000,000 SHARES.

PROPOSAL 3.  REINCORPORATION OF QUEPASA FROM THE STATE OF NEVADA TO THE STATE OF DELAWARE

Our Board has approved and recommends to our shareholders this Proposal to change Quepasa’s state of incorporation from the State of Nevada to the State of Delaware, which we refer to as the Reincorporation.  If our shareholders approve this Proposal, we will accomplish the Reincorporation by domesticating in Delaware as provided in the Delaware General Corporation Law, or the DGCL, and the Nevada Revised Statutes, or the NRS.  In this section of the proxy statement/prospectus, we sometimes refer to Quepasa as a Nevada corporation before Reincorporation as “Quepasa Nevada” and Quepasa as a Delaware corporation after reincorporation as “Quepasa Delaware.”  At the 2011 Annual Shareholder’s Meeting, we solicited proxies from our shareholders seeking approval to reincorporate in Delaware.  We did not receive the votes from a majority of the outstanding shares and therefore the proposal did not pass.

Summary

Assuming that shareholder approval of this Proposal is obtained and the Reincorporation becomes effective:

•
the affairs of Quepasa will cease to be governed by Nevada corporation laws, Quepasa’s existing Articles of Incorporation, or the Articles, and Quepasa’s existing Bylaws, and the affairs of Quepasa will become subject to Delaware corporation laws, a new Certificate of Incorporation and new Bylaws, as more fully described below;

•
the resulting Delaware corporation, or Quepasa Delaware will (i) be deemed to be the same entity as Quepasa Nevada for all purposes under the laws of Delaware, (ii) continue to have all of the rights, privileges and powers of Quepasa Nevada, (iii) continue to possess all of the properties of Quepasa Nevada, and (iv) continue to have all of the debts, liabilities and obligations of Quepasa Nevada;

•
each outstanding share of Quepasa Nevada common stock will continue to be an outstanding share of Quepasa Delaware common stock, and each outstanding option, warrant or other right to acquire shares of Quepasa Nevada common stock will continue to be an outstanding option, warrant or other right to acquire shares of Quepasa Delaware common stock;

•
each employee benefit plan, incentive compensation plan or other similar plan of Quepasa Nevada will continue to be an employee benefit plan, incentive compensation plan or other similar plan of Quepasa Delaware; and

•	each director and officer of Quepasa Nevada will continue to hold their respective offices with Quepasa Delaware.

 General Information

Our Board has adopted a Plan of Merger substantially in the form attached as Annex D to this proxy statement/prospectus, or the Plan of Merger to accomplish the Reincorporation.  Assuming the presence of a quorum at the Special Meeting, this Proposal must be approved by an affirmative vote of a majority of the shares outstanding on the record date.  Assuming that shareholder approval of this Proposal is obtained, Quepasa will file with the Nevada Secretary of State Nevada Articles of Merger, and will file with the Delaware Secretary of State the Delaware Certificate of Merger.  In addition, Quepasa Delaware was formed on April 12, 2011 and its Amended and Restated Certificate of Incorporation, which will govern Quepasa as a Delaware corporation is substantially in the form attached as Annex E or the Delaware Certificate of Incorporation.  The Amended and Restated Bylaws for Quepasa Delaware are in the form attached as Annex F or the Delaware Bylaws.  Quepasa will enter into a new indemnification agreement with each director and officer of Quepasa Delaware based upon provisions of Delaware law.  Approval of this Proposal by our shareholders will constitute approval of the Plan of Merger, the Delaware Certificate of Incorporation and the Delaware Bylaws.

The Reincorporation will not affect the trading of the shares of the Quepasa’s common stock on the NYSE Amex under the same symbol “QPSA”.  Quepasa Delaware will continue to file periodic reports and other documents as and to the extent required by the rules and regulations of the Securities and Exchange Commission.  Shareholders who own shares of Quepasa Nevada common stock that are freely tradable prior to the Reincorporation will continue to have freely tradable shares in Quepasa Delaware after the Reincorporation, and shareholders holding restricted shares of Quepasa Nevada common stock prior to the Reincorporation will continue to hold their shares in Quepasa Delaware after the Reincorporation subject to the same restrictions on transfer to which their shares are presently subject.  In summary, the Reincorporation will not change the respective positions under federal securities laws of Quepasa or its shareholders.

Reasons for the Reincorporation

Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws.  The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws, including the NRS.

In addition, Delaware courts, including the Court of Chancery and the Delaware Supreme Court, are highly regarded for their considerable expertise in dealing with corporate legal issues and for producing a substantial body of case law construing the DGCL, with multiple cases concerning areas that Nevada courts have not considered.  Because the judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to Quepasa by allowing our Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.

The Reincorporation may also make it easier to attract future candidates willing to serve on our Board because many such candidates are already familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience.

Changes as a Result of Reincorporation

If this Proposal is approved, the Reincorporation will effect a change in the legal domicile of Quepasa and other changes of a legal nature, the most significant of which are described below in the section entitled “Comparison of Quepasa’s and myYearbook’s Security Holders’ Rights Before and After the Reincorporation and/or Merger.”  The Reincorporation is not expected to affect any of Quepasa’s material contracts with any third parties, and Quepasa’s rights and obligations under such material contractual arrangements will continue as rights and obligations of Quepasa Delaware.  The Reincorporation itself will not result in any change in headquarters, business, jobs, management, location of any of Quepasa’s offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation) of Quepasa.  Further, each director and officer of Quepasa Nevada will continue to hold their respective offices with Quepasa Delaware and the subsidiaries of Quepasa Nevada immediately prior to the Reincorporation will be the subsidiaries of Quepasa Delaware immediately after the Reincorporation.

The Plan of Merger

The Reincorporation will be effected pursuant to the Plan of Merger to be adopted by Quepasa Nevada.  The Plan of Merger provides that Quepasa will convert into a Delaware corporation and will be subject to all of the provisions of the DGCL.  By virtue of the merger, all of the rights, privileges and powers of Quepasa Nevada, all property owned by Quepasa Nevada, all debts due to Quepasa Nevada and all other causes of action belonging to Quepasa Nevada immediately prior to the merger will remain vested in Quepasa Delaware following the merger.  In addition, by virtue of the merger, all debts, liabilities and duties of Quepasa immediately prior to the merger will remain attached to Quepasa Delaware following the merger.  Quepasa Delaware will remain as the same entity following the merger.

If this Proposal is approved, it is anticipated that our Board will cause the Reincorporation to be effected as soon as practicable thereafter and immediately prior to closing the myYearbook Merger.  However, the Reincorporation may be delayed by our Board or the Plan of Merger may be terminated and abandoned by action of our Board at any time prior to the effective time of the Reincorporation, whether before or after the approval by Quepasa’s shareholders, if our Board determines for any reason that such delay or termination would be in the best interests of Quepasa and its shareholders.  If this Proposal is approved by our shareholders, the Reincorporation would become effective upon the filing (and acceptance thereof by the Nevada Secretary of State and the Delaware Secretary of State, as applicable) of the Nevada Articles of Merger and the Delaware Certificate of Merger.

Quepasa Nevada shareholders will not be required to exchange their Quepasa Nevada stock certificates Quepasa Nevada for new Quepasa Delaware stock certificates.  Following the effective time of the Reincorporation, any Quepasa Nevada stock certificates submitted to Quepasa for transfer, whether pursuant to a sale or otherwise, will automatically be exchanged for Quepasa Delaware stock certificates.  Quepasa shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) to Quepasa unless and until requested to do so.

Effect of Not Obtaining the Required Vote for Approval

If we fail to obtain the requisite vote of shareholders for approval of this Proposal, the Reincorporation will not be consummated and Quepasa will continue to be incorporated in Nevada and governed by Nevada corporation laws, Quepasa’s existing Articles of Incorporation and Bylaws.

Description of Quepasa’s Capital Stock Upon the Effectiveness of the Reincorporation

Assuming that shareholder approval of this Proposal is obtained and the Reincorporation becomes effective, Quepasa will convert into Quepasa Delaware, which is a corporation that is incorporated in the State of Delaware.  The rights of shareholders of Quepasa Delaware will generally be governed by Delaware law, the Delaware Certificate of Incorporation and the Delaware Bylaws.  The following is a description of the capital stock of Quepasa Delaware as of and upon the effectiveness of the Reincorporation.  This description is not intended to be complete and is qualified in its entirety by reference to Delaware law, including the DGCL, and the full texts of the Plan of Merger, the Delaware Certificate of Incorporation and the Delaware Bylaws, copies of which are attached hereto as Annex D, E, and F, respectively.

General

Upon the effectiveness of the Reincorporation, the authorized capital of Quepasa Delaware will be 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share, of which the same number of shares will continue to be issued and outstanding assuming no change after the record date of the Special Meeting. This means that even if Proposal 2 does not pass, our authorized common stock will increase to 100,000,000. Upon the effectiveness of the Reincorporation, the holders of outstanding shares of Quepasa Delaware common stock will continue to be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the Board may determine from time to time.  All shares of Quepasa Delaware common stock will be entitled to participate ratably with respect to dividends or other distributions.

 If Quepasa Delaware is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Quepasa Delaware common stock will be entitled to share ratably in all assets of Quepasa Delaware available for distribution to the Quepasa Delaware shareholders after the payment in full of any preferential amounts to which holders of any Quepasa Delaware preferred stock may be entitled.

Holders of Quepasa Delaware common stock will be entitled to one vote per share.  No holder of common stock will be entitled to cumulative votes in voting for directors.

There will be no preemption, redemption, sinking fund or conversion rights applicable to Quepasa Delaware common stock under applicable law, the Delaware Certificate of Incorporation or the Delaware Bylaws.

Anti-Takeover Implications

Delaware, like many other states, permits a corporation to include in its certificate of incorporation or bylaws or to otherwise adopt measures designed to reduce a corporation’s vulnerability to unsolicited takeover attempts. Quepasa’s Board, however, is not proposing the Reincorporation to prevent a change in control and is not aware of any present attempt by any person to acquire control of Quepasa or to obtain representation on Quepasa’s Board.  Our Board has no independent plans to implement any defensive strategies to enhance the ability of the Board to negotiate with an unsolicited bidder.

With respect to implementing defensive measures, except as indicated below, Delaware law is preferable to Nevada law because of the substantial judicial precedent on the legal principles applicable to defensive measures.  As either a Nevada corporation or a Delaware corporation, Quepasa could implement some of the same defensive measures. As a Delaware corporation, however, Quepasa would benefit from the predictability of Delaware law on these matters.

Comparison of Quepasa’s and myYearbook’s Security Holders’ Rights Before and After the Reincorporation and/or Merger

Because of differences between the NRS and the DGCL, as well as differences between Quepasa’s governing documents before and after the Reincorporation, the Reincorporation will effect certain changes in the rights of Quepasa’s shareholders.  If the Reincorporation is approved, there are some differences in the Charter documents of Quepasa Delaware and myYearbook.

Summarized on below are the most significant provisions of the NRS and DGCL, along with the differences between the rights of the shareholders of Quepasa immediately before and immediately after the Reincorporation that will be the result of the differences between the NRS and the DGCL and the differences between Quepasa’s existing Articles and Bylaws, on the one hand, and the Delaware Certificate of Incorporation and the Delaware Bylaws, on the other hand.  In the third column, there is a summary of myYearbook’s Second Amended and Restated Certificate of Incorporation, as amended, which we refer to as the myYearbook Certificate of Incorporation, and the myYearbook Bylaws.  The summary is not an exhaustive list of all differences or a complete description of the differences described, and is qualified in its entirety by reference to the NRS, the DGCL, Quepasa’s existing Articles and Bylaws, the Delaware Certificate of Incorporation and the Delaware Bylaws and the myYearbook Certificate of Incorporation and Bylaws.  Copies of Quepasa’s existing Articles and Bylaws have been filed or incorporated by reference as exhibits to certain of our filings with the SEC. The Delaware Certificate of Incorporation and Bylaws are attached as annexes to the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part. myYearbook is supplying the myYearbook  Certificate of Incorporation and Bylaws to its security holders.

Assuming that Quepasa does not receive shareholder approval to reincorporate in Delaware, Quepasa will remain a Nevada corporation.  The following is a summary of material parts of the NRS and the DGCL.

Nevada law	Delaware law	myYearbook Certificate of Incorporation and Bylaws

Elections; Voting; Procedural Matters Number of Directors

Nevada law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased.

Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by, or in the manner provided in, the bylaws unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation.
myYearbook is a Delaware corporation.

Quepasa’s existing Bylaws provide that the board of directors shall consist of not less than three nor more than nine directors.  Subject to this limitation, the number of directors shall be set by a resolution of the shareholders or the board of directors upon the affirmative vote of at least two-thirds of the directors then in office.

The Delaware Bylaws provide that the number of directors comprising the Board shall be between three and nine directors.  The number may be established from time to time fixed by resolution of the Board, but no decrease shall have the effect of shortening the terms of any incumbent director. Subject to the foregoing provisions, the number of directors of Quepasa Delaware will be as of the date of the Special Meeting fixed at seven in order to consummate the Merger.

The myYearbook Certificate of Incorporation provides that the Series A and B Preferred Stock holders shall each be entitled to elect one director, the holders of common stock shall be entitled to elect two directors and the holders of common stock and the holders of Preferred Stock, voting together as a single class, shall be entitled to elect the balance of the number of directors. The myYearbook Bylaws require one director and empower the Board to increase the number of directors.

Quorum at Directors Meetings

The Nevada Bylaws require a quorum of a majority of the Board.	The Delaware Bylaws require a quorum of a majority of the Board.	The myYearbook Bylaws generally permit a quorum of the Board to be one-third of the total number of directors.

Removal of Directors

Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock.  Nevada law does not distinguish between removal of directors with or without cause.

With limited exceptions applicable to classified boards and cumulative voting provisions, under Delaware law, directors of a corporation without a classified board may be removed with or without cause, by the holders of a majority of shares then entitled to vote in an election of directors.
The myYearbook Certificate of Incorporation does not provide for a classified Board or cumulative voting. The myYearbook Bylaws are consistent with Delaware law

Quepasa’s Articles and Bylaws provide that any director may be removed from office at any time, but only by the affirmative vote, at a meeting called for that purpose, by the holders of two-thirds of the outstanding shares of each class of shares entitled to vote as a separate class on such matter, but only if such proposal was contained in the notice of such meeting.  At least 30 days prior to such meeting of shareholders, written notice shall be sent to the director whose removal will be considered at such meeting.

The Delaware Bylaws provide that any director or the entire Board may be removed, with or without cause, by a vote of the holders of a majority of the shares of each class or series of voting power then entitled to vote at an election of directors.

The myYearbook Certificate of Incorporation provides that a director elected in a certain manner such as a designee of the Series A Preferred Stock, for example, may only be removed by the affirmative vote of a majority of the class or series entitled to elect the director.

Board Action by Written Consent

Nevada law provides that, unless the articles of incorporation or bylaws provide otherwise, any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or committee, except for a director that has a personal interest in the matter.

Delaware law provides that, unless the certificate of incorporation or bylaws provide otherwise, any action required or permitted to be taken at a meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Quepasa’s existing Articles and Bylaws do not change this statutory rule.	The Delaware Certificate of Incorporation and Bylaws does not change this statutory rule.	The myYearbook Certificate of Incorporation and Bylaws are consistent with the Delaware Bylaws and Delaware law in all material respects.

Shareholder Action by Written Consent

Nevada law provides that, unless the articles of incorporation or bylaws provides otherwise, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing.

Unless the Delaware Certificate of Incorporation provides otherwise, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing.  In addition, Delaware law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those shareholders who did not consent in writing.

Quepasa’s Bylaws do not permit shareholder action by written consent if Quepasa has a class of common stock registered under Section 12 of the Securities Exchange Act of 1934.  As of the record date, Quepasa common stock was registered under the Exchange Act.
The Delaware Certificate of Incorporation does not permit shareholder action by written consent.
The myYearbook Certificate of Incorporation is consistent with the Delaware Certificate of Incorporation, except to the extent removal of a director by written consent is reserved to the class or series with the power to elect.

Interested Party Transactions

Under Nevada law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, form or association in which one or more of its directors or officers are directors or officers, or have a financial interest, is not void or voidable solely for that reason, or solely because of such relationship or interest, or solely because the interested director or officer was present, participates or votes at the meeting of the board or committee that authorizes the contract or transaction, if (i) the director’s or officer’s interest in the contract or transaction is known to the board of directors and the board or committee approves or ratifies the contract or transaction in good faith  by a vote sufficient for the purpose without counting the vote or votes of the interested director or officer, (ii) the fact that of the financial interest is known to shareholders and they approve or ratify the contract or transaction in good faith by a majority vote of shareholders holding a majority of the voting power, (iii) the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors, and (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved.

Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is not void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates or votes at the meeting of the board or committee that authorizes the contract or transaction, if one or more of the following is true: (i) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the board or committee, and the board or the committee in good faith authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even though these directors are less than a quorum); (ii) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract or transaction is fair to the corporation as of the time it was authorized, approved or ratified.

Quepasa’s existing Articles and Bylaws are consistent with Nevada law and do not provide any protection for Preferred Stock holders for corporate opportunities.	The Delaware Certificate of Incorporation and the Delaware Bylaws does not change this statutory rule and do not provide any protection for Preferred Stock holders for corporate opportunities.
The myYearbook Certificate of Incorporation and Bylaws do not change the statutory rule, except that the myYearbook Certificate of Incorporation specifically provides that a corporate opportunity that is presented to, or acquired, created or developed, or which otherwise comes into the possession of, any non employee director of myYearbook or any holder of Preferred Stock or affiliates, employees or agents of such holder, does not give myYearbook any right to, interest in or expectancy to the corporate opportunity. This protection will be lost if the Merger is approved.

Special Meetings of Shareholders

Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, the entire board of directors, any two directors, or the president of the corporation may call a special meeting of the shareholders.

Delaware law permits special meetings of shareholders to be called by the board of directors or by any other persons authorized in the certificate of incorporation or bylaws to call a special shareholder meeting.

Quepasa’s existing Bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors, the President or the Chief Executive Officer and shall be called by the President, Chief Executive Officer or the Secretary upon the written request signed by a majority of members of the Board of Directors.  Any business to be transacted at such meeting must be confined to the purposes stated in the notice of the shareholders’ meeting and to such additional matters as the chairmen of the meeting may rule to be relevant.

The Delaware Bylaws provide for special meetings of the shareholders to be held (a) when directed by the board of directors, or (b) when requested in writing by the holders of not less than 20 percent of all the shares entitled to vote at the meeting. The Delaware Bylaws require that notice of special meetings of the shareholders must state the purpose of the meeting.

The myYearbook Bylaws provide that special meetings of the shareholders may be called by the Board, the Chief Executive Officer, by any two directors or by holders of the majority of the issued and outstanding capital stock entitled to vote. The notice of meeting shall state the purpose, and no other business shall be transacted.

Failure to Hold an Annual Meeting of Shareholders

Nevada law provides that if a corporation fails to elect directors within 18 months after the last election, a Nevada district court may order an election upon the petition of one or more shareholders holding 15 percent of the corporation’s voting power.

Delaware law provides that if a corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting taken, in both cases for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the latest to occur of the organization of the corporation, its last annual meeting or last action by written consent to elect directors in lieu of an annual meeting, a director or shareholder of the corporation may apply to the Court of Chancery of the State of Delaware to order that an annual meeting be held.

Quepasa’s existing Articles and Bylaws do not change this statutory rule.	The Delaware Certificate of Incorporation and the Delaware Bylaws do not change this statutory rule.	The myYearbook Certificate of Incorporation and Bylaws do not change the statutory rule.

Cumulative Voting

Nevada law permits cumulative voting in the election of directors as long as the articles of incorporation provide for cumulative voting and certain procedures for the exercise of cumulative voting are followed.
A Delaware corporation may provide for cumulative voting in the corporation’s certificate of incorporation.

Quepasa’s existing Articles does not permit cumulative voting.	The Delaware Certificate of Incorporation does not have a provision granting cumulative voting rights in the election of its directors.	The myYearbook Certificate of Incorporation do not grant cumulative voting rights in the election of directors.

Vacancies

All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise.  Unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the remainder of the term of office of the resigning director or directors.

All vacancies and newly created directorships on the board of directors of a Delaware corporation may be filled by a majority of the directors then in office, though less than a quorum, unless the certificate of incorporation or bylaws provide otherwise.  If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any shareholder or shareholders holding at least 10 percent of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Quepasa’s existing Articles and Bylaws are consistent with Nevada law.
The Delaware Bylaws will provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by an affirmative vote of a majority of the directors remaining in office, although less than a quorum, and each director so elected shall hold office until the next election of directors by the shareholders.

The myYearbook Certificate of Incorporation and Bylaws are consistent with Delaware law.
Shareholder Voting Provisions

Under Nevada law, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, generally constitutes a quorum for the transaction of business at a meeting of shareholders. Quepasa’s existing Bylaws are consistent with Nevada law.

Under Delaware law, a majority of the shares entitled to vote, present in person or represented by proxy, generally constitutes a quorum at a meeting of shareholders.  Quepasa Delaware’s Bylaws are consistent with Delaware law.

The myYearbook Certificate of Incorporation and Bylaws are consistent with Delaware law, but the Bylaws provide that where a separate vote by class or classes is required, one-third of the outstanding shares of such class shall constitute a quorum with respect to the vote on that matter.

Approval

Generally, action by the shareholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless otherwise provided in Nevada law or the articles of incorporation or bylaws of the corporation.  Unless otherwise provided in the articles of incorporation or bylaws, directors are generally elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on election of directors.

Unless otherwise provided for in the certificate of incorporation or bylaws, generally, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter constitutes the act of shareholders.  Unless other provided in the certificate of incorporation or bylaws, directors are generally elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Our Nevada Bylaws provide that action by the shareholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, which is consistent with Nevada.

The Delaware Bylaws provide that action by the shareholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, which is identical to Quepasa Nevada’s Bylaws.

The myYearbook Certificate of Incorporation generally provides for shareholder approval by a majority of outstanding votes entitled to vote and holders of common stock and Preferred Stock shall vote together as a single class, except to the extent otherwise provided. It further provides that  the Preferred Stock shall vote on an as converted basis and requires approval of 70% of outstanding Preferred Stock voting together as a single series to (i) require mandatory conversion or (ii) to take certain actions including, issuing any new class or series of Preferred Stock which are senior to or equal to any series of Preferred Stock, to liquidate which includes the Merger, making acquisitions using equity securities oof myYearbook which would constitute 10% of myYearbook prior to the acquisition, pay any common stock dividend other than stock dividends, amend the myYearbook Certificate of Incorporation (including increasing or decreasing the authorized number of shares of Preferred Stock)or the Bylaws, change the number of directors, amend the rights and preferences of any series of Preferred Stock.

Majority Voting Policy

Quepasa’s Bylaws contain a form of majority voting policy.  It provides that a nominee for director shall be elected if the votes cast for such nominee’s election exceeded the votes cast against such nominee; provided, however, that a nominee shall be elected by a plurality of the votes cast at any meeting of shareholders for which the Secretary of Quepasa determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting.
The Delaware Bylaws contain identical provisions as our Quepasa Nevada’s current form of majority voting policy.
The myYearbook Bylaws provide directors shall be elected by a plurality of the votes of the shares present or in person, which differs from the Quepasa Articles and Delaware Certificate of Incorporation.

Shareholder Vote for Mergers and Other Corporate Reorganizations

In general, Nevada requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation.  So long as the surviving corporation is organized in Nevada, Nevada law does not generally require a shareholder vote of the surviving corporation in a merger if: (a) the plan of merger does not amend the existing articles of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

In general, Delaware requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation.  Delaware law does not generally require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Quepasa’s existing Articles of Incorporation and Quepasa’s existing Bylaws do not change these statutory rules.	The Delaware Certificate of Incorporation and the Delaware Bylaws do not change these statutory rules.	myYearbook has the 70% vote of outstanding Preferred Stock as described above for these kinds of transactions.

Indemnification of Officers and Directors and Advancement of Expenses; Limitation on Personal Liability

Indemnification

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if (i) he is not liable under NRS 78.138, and (ii) acted in "good faith" and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

Through, among other means, a majority vote of disinterested directors, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. With respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware corporate statutes’ indemnification provisions shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Quepasa’s existing Articles provide that directors and officers of the corporation shall be indemnified by Quepasa against any liability to the fullest extent provided by Nevada law.
The Quepasa Certificate of Incorporation provide that directors and officers of the corporation shall be indemnified by Quepasa against any liability to the fullest extent provided by Delaware law, except that there is a limitation which precludes indemnification where the current or former officer or director sues or is sued by Quepasa.

myYearbook’s Bylaws provide indemnification rights substantially similar to that provided by the Quepasa Certificate of Incorporation, except there is no exclusion for suits between myYearbook and officers or directors.

Advancement of Expenses

Under Nevada law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Delaware law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.  A Delaware corporation has the discretion to decide whether or not to advance expenses, unless provided otherwise in its certificate of incorporation or bylaws.

Quepasa’s existing Articles and Bylaws do not provide for the advancement of expenses.  Quepasa entered into indemnification agreements with its executive officers and directors which provide for advancement of expenses.

Quepasa will continue to provide advancement of expenses to our executive officers and directors with indemnification agreements which are consistent with the DGCL. Quepasa has also agreed to indemnify the myYearbook director designees against any liability which may arise to Quepasa shareholders prior to the closing or termination of the Merger.

myYearbook’s Bylaws provide for advancement of expenses in the same manner as it provides for indemnification as described above.

Limitation on Personal Liability of Directors

Neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its shareholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law.  Unlike Delaware law, Nevada law does not exclude breaches of the duty of loyalty, or instances where the director has received an improper personal benefit.

A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

Quepasa’s existing Articles eliminates the liability of the director and officers to for monetary damages for breach of fiduciary duty to the fullest extent provide by Nevada Law.
The Delaware Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director of Quepasa Delaware will be personally liable to Quepasa Delaware or its shareholders for monetary damages for breach of fiduciary duty as a director.
The myYearbook Certificate of Incorporation eliminates the liability of directors to the same extent as the Quepasa Delaware Certificate of Incorporation.

Dividends

Declaration and Payment of Dividends

Under Nevada law, a corporation may make distributions to its shareholders, including by the payment of dividends, provided that, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation’s total assets would not be less than the sum of its total liabilities plus any amount needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose rights are superior to those receiving the distribution.

Under Delaware law, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus (as defined in the DGCL), or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, only if the amount of capital of the corporation is greater than or equal to the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.  In addition, Delaware law sets forth certain restrictions on the purchase or redemption of its shares of capital stock, including that any such purchase or redemption may be made only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Quepasa’s existing Bylaws provide that subject to such restrictions or requirements as may be imposed by applicable law or the Articles or as may otherwise be binding upon Quepasa, the Board may from time to time declare, and may pay or make, dividends or other distributions to its shareholders.
The Delaware Certificate of Incorporation and the Delaware Bylaws do not change these statutory rules.
myYearbook’s Certificate of Incorporation provides a dividend preference to the holders of the Series A and Series B Preferred Stock of $0.0601 and $0.1824, respectively, per share, which dividends are not cumulative. It further provides that no dividends (other than stock dividends) shall paid to holders of the common stock unless (i) dividends are paid on all outstanding shares of Preferred Stock and (ii) holders of the Preferred Stock receive a further dividend as if they converted their Preferred Stock to common stock.

Anti-Takeover Statutes

Business Combination Statute

Sections 78.411 through 78.444 of the NRS prohibits an interested shareholder from engaging in a business combination with a corporation like Quepasa, for three years after the person first became an interested shareholder unless the combination or the transaction by which the person first became an interested shareholder is approved by the board of directors before the person first became an interested shareholder.  If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated if the combination is then approved by the affirmative vote of the holders of a majority of the outstanding voting power not beneficially owned by the interested shareholder or any affiliate or associate thereof.  Alternatively, even without these approvals, a combination occurring more than three years after the person first became an interested shareholder may be permissible if specified requirements relating to the consideration to be received by disinterested shareholders are met, and the interested shareholder has not, subject to limited exceptions, become the beneficial owner of additional voting shares of the corporation.  An interested shareholder is (i) a person that beneficially owns, directly or indirectly, ten percent or more of the voting power of the outstanding voting shares of a corporation, or (ii) an "affiliate" or "associate" (as those terms are defined in the statute) of the corporation who, at any time within the past three years, was an interested shareholder of the corporation.

Under Delaware law, a corporation that is listed on a national securities exchange like Quepasa is not permitted to engage in a business combination with any interested shareholder for a three-year period following the time such shareholder became an interested shareholder, unless (i) the transaction resulting in a person becoming an interested shareholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested shareholder; (ii) the interested shareholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested shareholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested shareholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting (and not by written consent), excluding shares owned by the interested shareholder.  Delaware law defines "interested shareholder" generally as a person who owns 15% or more of the outstanding shares of a corporation’s voting stock.

A Nevada corporation may adopt an amendment to its articles of incorporation expressly electing not to be governed by these provisions of the NRS, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote; provided, however, such vote by disinterested shareholders is not required to the extent the Nevada corporation is not subject to such provisions.  Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested shareholders and does not apply to any combination with an interested shareholder who first became an interested shareholder on or before the effective date of the amendment.

These provisions do not apply, among other exceptions, if (i) the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by these provisions, or (ii) the corporation, by action of its shareholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions.

Quepasa did not opt out of this Business Combination Statute under its Articles.	The Delaware Certificate of Incorporation does not opt out of these provisions.	The myYearbook Certificate of Incorporation does not opt out of these provisions.

Control Share Acquisition Statute

The NRS also limits the rights of persons acquiring a controlling interest in a Nevada corporation with 200 or more shareholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation.  According to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special or annual meeting of shareholders.  In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.
Delaware does not have a control share acquisition statute. Thus, hostile bidders could acquire blocks of Quepasa Delaware stock without the risk of voting disenfranchisement.

Under the NRS, a controlling interest means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of the voting power of the issuing corporation in the election of directors.  Outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as control shares.

The effect of the control share acquisition statute is, generally, to require a hostile bidder to put its offer to a shareholder vote or risk voting disenfranchisement.

The control share acquisition statute of the NRS does not apply if the corporation opts-out of such provision in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person.  Quepasa did not opt-out of the statute in its Articles or Bylaws.

Delaware as Sole and Exclusive Forum

The Nevada  Articles of Incorporation and Bylaws are silent concerning where lawsuits may be filed against us including derivative suits alleging a breach of fiduciary duty owed by any of our directors or officers.  Therefore, our shareholders may file derivative actions and similar suits against us in multiple states including Florida where we are headquartered and California where we have officers.

The Delaware Certificate of Incorporation, and Bylaws provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors or officers (or any of their affiliates) to us or our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine.  As a result, any action brought by any of our shareholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction.

myYearbook has no exclusive jurisdiction provision in its Certificate of Incorporation and Bylaws.
Preferred Stock Rights

Quepasa has no outstanding Preferred Stock.	Quepasa has no outstanding Preferred Stock.
myYearbook has outstanding Series A and B Preferred Stock. In addition to the rights and preferences described above, the myYearbook Certificate of Incorporation have other rights and preferences including anti-dilution protection in the event that it issues or sells any common stock including common stock equivalents at a price per share less than the applicable conversion price for the Series A or Series B Preferred Stock (or issued or sold without consideration), the conversion price shall be reduced pursuant to a formula which protects the Preferred Stock. There are certain exceptions for issuances of common stock and options under a stock option plan or agreed approved by the Board, including the Preferred stock designees, the issuance of common stock and common stock equivalents to lenders, financial institutions and equipment lessors in connection with equipment leases or debt financings approved by the Board including the Preferred Stock designees, the issuance of common stock and common stock equivalents pursuant to technology licensing agreements approved by the Board including the Preferred Stock designees, the issuance of common stock and common stock equivalents pursuant to acquisitions of other companies or intellectual property approved by the Board including the Preferred Stock designees, and the issuance of common stock in connection with the exercise of outstanding warrants.

Accounting Treatment under Reincorporation

Assuming the Reincorporation Proposal is passed, Quepasa Nevada would merge into Quepasa Delaware, a non-operating entity with no assets, and all outstanding shares of Quepasa Nevada will be exchanged for the shares of Quepasa Delaware.  Accordingly, Quepasa Nevada’s historical financial statements would be treated as the financial statements of Quepasa Delaware.

Certain Federal Income Tax Consequences of Reincorporation

Quepasa intends the Reincorporation to be a tax-free reorganization under the Code. Assuming the reincorporation qualifies as a tax-free reorganization, the holders of Quepasa’s common stock will not recognize any gain or loss under the Federal tax laws as a result of the occurrence of the Reincorporation, and neither will Quepasa. Each holder will have the same basis in Quepasa’s common stock received as a result of the Reincorporation as that holder has in the corresponding common stock held at the time the Reincorporation occurs.

This proxy statement/prospectus only discusses U.S. federal income tax consequences and has done so only for general information. This proxy statement/prospectus does not address all of the federal income tax consequences that may be relevant to particular shareholders based upon individual circumstances or to shareholders who are subject to special rules, such as, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares as compensation, whether through employee stock options or otherwise. This proxy statement/prospectus does not address the tax consequences under state, local or foreign laws.

This discussion was based on the Code, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to differing interpretations and change, possibly with retroactive effect. Quepasa has neither requested nor received a tax opinion from legal counsel or rulings from the Internal Revenue Service regarding the consequences of Reincorporation. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences discussed above.

You should consult your own tax advisor to determine the particular tax consequences to you of the Reincorporation, including the applicability and effect of federal, state, local, foreign and other tax laws.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO REINCORPORATE IN DELAWARE.

PROPOSAL 4.  AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES UNDER THE PLAN.

Our Board has adopted a resolution declaring it advisable and in the best interests of Quepasa and its shareholders that the Plan be amended to provide for an increase in the authorized number of shares under the Plan. The resolution also recommends that the amendment be approved and adopted by Quepasa’s shareholders and directs that such proposal be submitted to Quepasa’s shareholders at the Special Meeting.

This proposal seeks shareholder approval to issue an additional 2,000,000 shares under the Plan.  This is in addition to the 2,000,000 shares our shareholders approved at our annual meeting in June 2011.  We are asking for the additional increase because we expect to close the Merger and grant approximately 1,782,500 options to myYearbook employees.  This will reduce the large part of the option pool we contemplated using for existing and new Quepasa employees.

As of the date of this proxy statement/prospectus, 2,039,249 shares remain available for grant. If the Board’s proposal is approved by Quepasa’s shareholders, the Board would have authority to issue up to 4,039,249 shares of common stock under the Plan.  From this number of shares, Quepasa’s Compensation Committee, or the Committee, has granted 1,782,500 options to myYearbook employees, subject to completion of the Merger.

We believe that having additional shares to issue shares under the Plan is in the best interests of Quepasa because these shares will help promote the success and enhance the value of Quepasa by linking the personal interest of participants to those of Quepasa’s shareholders. The additional shares will help Quepasa’s ability to motivate, attract and retain those individuals upon whom Quepasa’s success is largely dependent.

In the following paragraphs we provide a summary of the terms of the Plan. The following summary is qualified in its entirety by the provisions of the Plan which is available to any shareholder upon request of Quepasa.

Administration

The Board or the Committee, either, the Administrator, has the exclusive authority to administer the Plan. The Committee must consist of at least two directors, each of whom qualifies as a “non-employee director” as defined in Rule 16b-3(b)(3) of the Exchange Act, and an “outside director” under Section 162(m) of the Code. The Administrator will have the power to determine eligibility to receive an award, the amount and type of award, and the terms and conditions of any award. The Administrator may delegate some or all of its authority to issue options or other rights under the Plan to our Chief Executive Officer, subject to limitations as determined by the Administrator. The Administrator may revoke this delegation at any time.

Eligibility

Persons eligible to participate in the Plan include all members of our Board of Directors, employees, officers, executives, consultants and advisors of Quepasa or its subsidiaries as determined by the Committee.

  Limitation on Awards

The exercise of a stock-settled stock appreciation right, or SAR or net-cashless exercise of an option (or a portion thereof) will reduce the number of shares of stock available for issuance under the Plan by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise. Also, shares of stock tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award will not become available for grant or sale under the Plan. The Board or the Committee may adopt such other reasonable rules and procedures as it deems to be appropriate for purposes of determining the number of shares of stock that are available for awards under the Plan.

No more than 2,000,000 shares of common stock may be granted to any one participant during a calendar year. The maximum performance-based award payable to any one participant during a performance period is 2,000,000 shares of stock or the cash equivalent.

Awards

The following types of incentive awards may be granted under the Plan: incentive stock options, non-qualified stock options, SARs, restricted common stock, common stock, performance shares and performance-based shares.

Stock options. Incentive stock options may be granted only to participants who are employees. Incentive options, but not non-qualified options, are subject to limitations under the Code but provide tax advantages. The exercise price of all stock options must be at least 100% of the fair market value of the stock on the date that the option is granted. Stock options may be exercised as determined by the Committee provided that the term of any option granted under the Plan may not exceed 10 years. The Board or the Committee will determine the methods by which the exercise price of an option may be paid and the methods by which shares of stock may be delivered to participants.

Stock appreciation rights. A SAR entitles the participant to receive the appreciation on one share of common stock from the date of grant to the date of exercise of the SAR. Appreciation is calculated as the excess of (i) the fair market value on the date of exercise over (ii) the base value of the SAR, as determined by the Administrator, which may not be less than the fair market value of the stock on the date of grant. The terms and conditions of any SAR will be determined by the Administrator at the time of the grant.

Restricted stock. A restricted stock award gives the participant the right to receive a specified number of shares of stock at a price determined by the Committee (including zero). Restrictions may limit transferability and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. During the restriction period, if permitted by the Administrator, participants holding shares of restricted stock are entitled to full voting and dividend rights with respect to the restricted shares. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Administrator. As a general rule, if a participant terminates employment when the stock is subject to restrictions, the participant forfeits the unvested restricted stock. The Board or the Committee may, in its discretion, waive the restrictions in whole or in part.

Common stock. The Administrator may grant unrestricted common stock (or sell such shares) which means the shares are not subject to future vesting and may be immediately sold assuming compliance with applicable securities laws.

Performance share awards. A performance share award gives the participant the right to receive stock if certain performance criteria or goals are satisfied. Performance may be measured on a specific date or dates or over any period or periods as determined by the Administrator.

Performance-based awards. Under the Plan, restricted stock and performance shares may be designated as performance-based awards. Performance-based pay awards are not subject to the $1,000,000 limitation on deductible compensation pursuant to Section 162(m) of the Code. Performance-based awards are subject to additional requirements, some of which are described below, which are required in order to be treated as “performance-based compensation” under Section 162(m) of the Code. The deductibility of these awards is preserved for federal income tax purposes. Because Section 162(m) of the Code only applies to “covered employees,” as defined in Section 162(m), only covered employees will receive awards that will be classified as performance-based awards.

Pre-established performance criteria must be met before a participant is eligible to receive payment for a performance-based award. Pre-established performance criteria must be based on one or more of the following: pre- or after-tax net earnings, earnings before interest expense (including interest amortized to cost of sales) and income taxes; earnings before interest expense (including interest amortized to cost of sales); income taxes; depreciation and amortization; revenue growth; operating income; operating cash flow; return on net assets; return on shareholders’ equity; return on assets; return on capital; share price growth; shareholder returns; gross or net profit margin; earnings per share; price per share; and market share; any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee has discretion to select the length of the performance period, the type of performance-based awards, and the criteria or goals used to measure the performance.

Amendment and Termination

The Committee, with the Board’s approval, may terminate, amend, or modify the Plan at any time, except where shareholder approval for an amendment is required by applicable law, regulation, or stock exchange rule. The Plan may not be materially amended without shareholder approval. As a general rule, the Committee cannot terminate, amend, or modify the Plan in a way that has a material adverse effect on any participant’s outstanding award without the participant’s consent.

The Plan will terminate on June 27, 2017. In no event may an award be granted under the Plan on or after June 27, 2017. Awards outstanding on the termination date will not be affected by the termination.

Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences with respect to awards granted under the Plan.

Restricted Stock Awards

The recipient of a restricted stock award does not have taxable income upon receipt of the award. When the restricted stock award is vested, the recipient will recognize ordinary income in an amount equal to the difference of the fair market value of the shares on the date of vesting and the amount paid for such restricted stock, if any.

Upon the vesting of a restricted stock award, Quepasa will be entitled to a corresponding income tax deduction in the tax year in which the restricted stock award vested.

Incentive Stock Options

The recipient does not recognize any taxable income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. However, the exercise of an incentive stock option may increase the recipient’s alternative minimum tax liability.

If a recipient holds stock acquired through the exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised, any gain or loss on a disposition of those shares, or a qualifying disposition, will be a long-term capital gain or loss. Upon such a qualifying disposition, Quepasa will not be entitled to any income tax deduction.

Generally, if the recipient disposes of the stock before the expiration of either of those holding periods, or a disqualifying disposition, then at the time of such disqualifying disposition the recipient will recognize ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the recipient’s actual gain, if any, on the purchase and sale. Any additional gain recognized by the recipient upon the disposition will be long-term or short-term capital gain or loss, depending on whether the stock was held for more than one year.

To the extent the recipient recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Non-Qualified Stock Options

The recipient does not recognize any taxable income as a result of a grant of a non-qualified stock option.  Upon exercise of a non-qualified stock option, the recipient will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price.  When the shares are sold, any difference between the sale price and the fair market value of the shares on the date of exercise will generally be treated as long term or short term capital gain or loss, depending on whether the stock was held for more than one year.

Upon the exercise of a non-qualified stock option, Quepasa will be entitled to a corresponding income tax deduction in the tax year in which the option was exercised.

Stock Appreciation Rights

A recipient does not recognize any taxable income upon the receipt of an SAR. Upon the exercise of an SAR, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price.

Upon the exercise of an SAR, Quepasa will be entitled to a corresponding income tax deduction in the tax year in which the SAR was exercised.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2010. Information is included for equity compensation plans approved by our shareholders and equity compensation plans not approved by our shareholders.

Name Of Plan	No. of Securities Underlying Outstanding Options	Weighted Average Exercise Price of Outstanding Options	No. of Securities Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	7,679,149	$1.61	910,249
Total	7,679,149	$1.61	910,249
———————

New Plan Benefits

Because future grants of awards under the Plan are subject to the discretion of the Quepasa Board and the Committee, the future awards that may be granted to participants cannot be determined at this time.  As described elsewhere herein, 1,782,500 options have been granted to employees of myYearbook, subject to the Merger closing.  Currently, Quepasa has sufficient shares available under the Plan to issue these options to the myYearbook employees.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES UNDER THE 2006 STOCK INCENTIVE PLAN.

PROPOSAL 5.  ADJOURNMENT OF THE SPECIAL MEETING.

If at the time of the Special Meeting the number of shares of Quepasa common stock voting in favor of one or more of the proposals is insufficient to approve one or more of those proposals, we may move to adjourn the Special Meeting in order to allow us to continue to solicit additional proxies in favor of the proposals that require additional “FOR” votes for their approval.  The Quepasa Board believes that it is in the best interests of Quepasa shareholders to have each of the proposals be approved and implemented, and, therefore, enabling us to adjourn the meeting to continue to solicit proxies for one or more of the proposals is advisable.

If this Proposal is not approved by our shareholders, Quepasa will not be able to adjourn the Special Meeting to a later date.  In such event, the Merger will not be completed if Proposal 1 has not passed.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL

NO DISSENTERS’ RIGHTS OF APPRAISAL

Under Nevada law, the holders of shares of Quepasa common stock are not entitled to dissenters’ rights of appraisal in connection with the Merger or the shares issued in connection therewith or any proposal in the proxy statement/prospectus.  myYearbook security holders will have certain dissenters’ rights under Delaware law with respect to approving the Merger which rights will be described in separate materials to be provided by myYearbook to its security holders in connection with their consideration and vote to approve the Merger.  This proxy statement/prospectus is only seeking Quepasa shareholder votes.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements for Quepasa incorporated by reference in this proxy statement/prospectus and registration statement for the years ended December 31, 2010 and 2009 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports incorporated by reference, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The  financial statements for Insider Guides, Inc. (d/b/a myYearbook.com) included in this proxy statement/prospectus and registration statement for the years ended December 31, 2010 and 2009 have been audited by ParenteBeard LLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE QUEPASA SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be considered at the 2012 Annual Meeting, the following is required:

•           For a shareholder proposal to be considered for inclusion in Quepasa’s proxy statement/prospectus for the 2012 Annual Meeting, our Corporate Secretary must receive the written proposal no later than December 17, 2011, which is 120 calendar days prior to the anniversary date Quepasa’s proxy statement/prospectus was mailed to shareholders in connection with the 2011 Annual Meeting. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored materials.

•           For a shareholder proposal that is not intended to be included in Quepasa’s proxy statement/prospectus under Rule 14a-8, our Corporate Secretary must receive the written proposal no earlier than February 9, 2012, which is 120 calendar days prior to the anniversary date Quepasa’s 2011 Annual Meeting and no later than March 10, 2012 which is 90 calendar days prior to the anniversary date Quepasa’s 2011 Annual Meeting.  Your notice must contain the specific information set forth in our Bylaws.

•         Additionally, you must be a record holder at the time you deliver your notice to the Corporate Secretary and are entitled to vote at the 2012 Annual Meeting.

A nomination or other proposal will be disregarded if it does not comply with the above procedures. All proposals and nominations should be sent to Quepasa Corporation, Attention: Corporate Secretary, 324 Datura Street, Suite 114, West Palm Beach, Florida 33401.

OTHER MATTERS PRESENTED AT THE SPECIAL MEETING

Quepasa has no knowledge of any other matters that may come before the Special Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Special Meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Quepasa files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document Quepasa files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintain an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Quepasa, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Quepasa website for more information at www.Quepasacorp.com. Information included on Quepasa’s corporate website is not incorporated by reference in this proxy statement/prospectus.

The SEC allows us to incorporate information into this proxy statement/prospectus “by reference,” which means that we can disclose important information to you by referring you to another document filed separately by Quepasa with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Quepasa has previously filed with the SEC. These documents contain important information about Quepasa and its financial condition, business and results.

Filing	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2010, as filed on February 7, 2011

The description of our common stock contained in the Post Effective Amendment No. 2 on Form S-3 to Form SB-2 on Form S-3 filed on August 23, 2011 (Commission File Number: 333-140331), including any amendment or report filed with the SEC for the purpose of updating such description.

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2011, filed on May 11, 2011, and the fiscal quarter ended June 30, 2011, filed on August 15, 2011

Current Reports on Form 8-K	Filed on February 2, 2011, February 7, 2011, February 11, 2011, March 4, 2011, May 11, 2011, May 13, 2011, June 10, 2011, July 20, 2011, July 27, 2011 and August 11, 2011
Definitive Proxy Statement on Schedule 14A	Filed on April 14, 2011

We also hereby incorporate by reference any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus until the Special Meeting. These include, but are not limited to, periodic reports, such as annual reports on Forms 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K.

You may obtain any of these documents from the SEC at the SEC’s Internet web site at www.sec.gov or by requesting any of such documents from us using one of these methods by no later than [ • ], 2011 to receive them before the Special Meeting:

By Mail:	By Fax:
324 Datura Street, Ste. 114	(561) 651-9984
West Palm Beach, FL 33401
Attention: Corporate Secretary

MATERIAL CHANGES

There have been no material changes in Quepasa’s affairs that have occurred since December 31, 2010 that have not been disclosed on a Form 10-Q or Form 8-K.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, OR TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [ • ], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROXY STATEMENT/PROSPECTUS.  YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH INCORPORATED DOCUMENT.  OUR MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO QUEPASA SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Insider Guides Unaudited Financial Statements
As of and for the periods ended June 30, 2011

INSIDER GUIDES, INC. UNAUDITED BALANCE SHEET AS OF JUNE 30, 2011 AND DECEMBER 31, 2010
	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,849,988	$8,329,278
Trade accounts receivable, net	6,383,968	7,001,124
Prepaid expenses	593,404	497,477

Total current assets	15,827,360	15,827,879

PROPERTY AND EQUIPMENT, Net	3,699,084	3,993,001

INTANGIBLE ASSETS	1,299,350	825,660

DEPOSITS AND OTHER ASSETS	44,992	98,731

TOTAL	$20,870,786	$20,745,271

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,790,091	$1,778,557
Accrued expenses and other current liabilities	630,499	606,758
Deferred revenue	59,553	44,986
Current portion of long-term debt	2,352,246	2,151,763

Total current liabilities	4,832,389	4,582,064

LONG-TERM DEBT, Net of current portion	2,348,626	2,211,872

Total liabilities	7,181,015	6,793,936

STOCKHOLDERS' EQUITY:
Convertible preferred stock Series A, $.001 par value; 4,490,794 shares authorized at June 30, 2011 and December 31, 2010; 4,096,700 shares issued and outstanding at June 30, 2011 and December 31, 2010; liquidation preference $4,106,122 at June 30, 2011 and December 31, 2010	4,097	4,097
Convertible preferred stock Series B, $.001 par value; 4,516,968 shares authorized at June 30, 2011 and December 31, 2010; 4,318,983 shares issued and outstanding at June 30, 2011 and December 31, 2010; liquidation preference $13,129,708 at June 30, 2011 and December 31, 2010	4,319	4,319
Common stock, $.001 par value; 27,197,985 shares authorized at June 30, 2011 and December 31, 2010; 12,267,475 and 12,256,757 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	12,267	12,257
Additional paid-in capital	19,942,375	19,798,025
Accumulated deficit	(6,273,287)	(5,867,363)

Total stockholders’ equity	13,689,771	13,951,335

TOTAL	$20,870,786	$20,745,271

See Notes to Unaudited Financial Statements

F-2

INSIDER GUIDES, INC.
UNAUDITED STATEMENT OF OPERATIONS FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2011 AND 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

REVENUE	$7,290,546	$5,656,078	$13,383,865	$9,772,542

OPERATING EXPENSES:
Sales and marketing	1,346,589	703,676	2,344,284	1,177,049
Information technology	1,147,757	959,946	2,285,548	1,908,094
General and administrative	3,778,321	2,942,122	7,258,450	5,629,858
Depreciation and amortization	785,632	746,850	1,600,161	1,446,187

Total operating expenses	7,058,299	5,352,594	13,488,443	10,161,188

INCOME (LOSS) FROM OPERATIONS	232,247	303,484	(104,578)	(388,646)

OTHER INCOME (EXPENSE):
Interest expense	(152,357)	(126,354)	(291,299)	(251,365)
Interest income	6,003	6,805	11,543	13,600

Total other income (expense)	(146,354)	(119,549)	(279,756)	(237,765)

INCOME (LOSS) BEFORE INCOME TAXES	85,893	183,935	(384,334)	(626,411)

INCOME TAX PROVISION	-	-	(21,590)	-

NET INCOME (LOSS)	$85,893	$183,935	$(405,924)	$(626,411)

See Notes to Unaudited Financial Statements

F-3

INSIDER GUIDES, INC.
UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2011

	CAPITAL STOCK						ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT
	PREFERRED SERIES A		PREFERRED SERIES B		COMMON
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT			TOTAL

BALANCE, DECEMBER 31, 2010	4,096,700	$4,097	4,318,983	$4,319	12,256,757	$12,257	$19,798,025	$(5,867,363)	$13,951,335

ISSUANCE OF WARRANTS							36,691		36,691

SHARE-BASED COMPENSATION							104,779		104,779

EXERCISE OF STOCK OPTIONS					10,718	10	2,880		2,890

NET LOSS								(405,924)	(405,924)

BALANCE, JUNE 30, 2011	4,096,700	$4,097	4,318,983	$4,319	12,267,475	$12,267	$19,942,375	$(6,273,287)	$13,689,771

See Notes to Unaudited Financial Statements

F-4

INSIDER GUIDES, INC.
UNAUDITED STATEMENT OF CASH FLOWS FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2011 AND 2010

	Six Months Ended June 30
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(405,924)	$(626,411)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	1,548,852	1,446,187
Amortization of intangibles	51,310	-
Amortization of debt discount	21,278	26,311
Share-based compensation expense	104,779	102,644
Changes in operating assets and liabilities:
Trade accounts receivable	617,156	425,569
Prepaid expenses	(95,927)	(161,493)
Deposits and other assets	53,739	64,820
Accounts payable	334,113	(205,405)
Accrued expenses and other current liabilities	(298,838)	(268,425)
Deferred revenue	14,567	(28,678)

Net cash provided by operating activities	1,945,105	775,119

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,254,936)	(896,177)
Purchase of intangible assets	(525,000)	(275,000)

Net cash used in investing activities	(1,779,936)	(1,171,177)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	1,627,086	1,596,916
Exercise of stock options	2,891	30,757
Repayments of notes payable	(1,274,436)	(1,240,676)

Net cash provided by financing activities	355,541	386,997

NET INCREASE (DECREASE) IN CASH	520,710	(9,061)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,329,278	7,028,320

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,849,988	$7,019,259

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION,
Interest paid	$270,021	$225,054

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Discount of note payable and adjustment to additional paid-in-capital for warrants issued	$36,691	$17,835

See Notes to Unaudited Financial Statements

F-5

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

1.       Nature Of Operations

Insider Guides, Inc. (the “Company”) operates a social networking website open to people of all ages, with a concentration of members between the ages of 13 and 24. The Company’s site, www.myyearbook.com, was launched in August 2005. The Company generates revenues primarily from advertising fees.

2.       Summary Of Significant Accounting Policies

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Advertising and custom sponsorship revenues consist primarily of advertising fees earned from the display of advertisements and click-throughs on text based links on the Company’s website. Revenue from online advertising is recognized as impressions are delivered. An impression is delivered when an advertisement appears on pages viewed by members of the Company’s website. Revenue from the display of click-throughs on text based links is recognized as click-throughs occur. Sponsorship revenue is recognized over the time period in which the sponsorship on the website occurs. Revenue from the sale of virtual currency is recognized when redeemed on the Company’s website. The Company records deferred revenue on the accompanying balance sheets when payments for virtual currency are received in advance of usage.

Cash And Cash Equivalents

The Company considers all cash in operating bank accounts, cash on hand, and other investments with a maturity of three months or less as cash and cash equivalents.

Trade Accounts Receivable

Accounts receivable are reported at net realizable value. Accounts are written off when they are determined to be uncollectible based upon management’s assessment of individual accounts. The allowance for doubtful accounts is estimated based upon a periodic review of individual accounts. The allowance for doubtful accounts was $256,000 and $175,000 at June 30, 2011 and December 31, 2010, respectively.

F-6

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

Property And Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the assets’ estimated useful lives, ranging from 3 to 7 years.

Intangible Assets

Intangible assets consist of domain names and related registrations and mobile applications. The Company has determined that domain names and related registrations have an indefinite useful life and therefore are not amortized. Mobile applications are amortized on a straight-line basis over their estimated useful lives of 7 years.

Long-Lived Assets

The Company assesses its long-lived assets, specifically amortizable intangibles and equipment, for impairment whenever changes in circumstances indicated that the carrying amount of an asset may not be fully recoverable. The Company assesses indefinite lived intangible assets annually for impairment. As a result of its assessment, the Company does not believe that any impairment in the recoverability of its long-lived assets occurred during 2011 or 2010.

Income Taxes

The Company accounts for income taxes under the provision of FASB Accounting Standards Codification (“ASC”) 740 “Accounting for Income Taxes”.  Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which differences are expected to reverse.  ASC 740 also prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.  There were no uncertain tax positions that met the recognition threshold as of June 30, 2011 and December 31, 2010.

ASC 740 also provides guidance related to, amount other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements.  Any interest and penalties accrued related to unrecognized tax benefits will be recorded in tax expense. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.  As of June 30, 2011 and December 31, 2010, the Company had no accrued interest or penalties related to income taxes.  The Company currently has no federal or state tax examinations in progress.

The Company is subject to federal income tax and various state income taxes.  The Company is no longer subject to examination by federal or state authorities for years before 2006.

F-7

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

Advertising Costs

Advertising costs are expensed as incurred and totaled $355,757 and $3,900 for the three month periods ended June 30, 2011 and 2010, respectively.  For the six months ended June 30, 2011 and 2010, advertising costs were $557,365 and $4,677, respectively.

Share-Based Compensation

The Company records compensation expense for share-based awards based on the estimated fair value calculated using an option valuation model.

Compensation expense was $39,334 and $40,538 for the three month periods ended June 30, 2011 and 2010, respectively, and $81,691 and $80,299 for the six months ended June 30, 2011 and 2010, respectively, related to stock options granted to employees. The Black-Scholes option pricing model was used to estimate the option calculated value. The option pricing model requires a number of assumptions, of which the most significant are expected stock price volatility and the expected option term. Since it was not practicable for the Company to estimate the expected volatility of its share price, the Company accounted for its options based on a value calculated using the historical volatility of an appropriate industry sector index. Unvested option compensation expense will be recognized over the remaining option term.

The Company recorded consulting expense of $4,059 and $8,444 for the three month periods ended June 30, 2011 and 2010, respectively, and $23,089 and $22,345 for the six months ended June 30, 2011 and 2010, respectively, related to stock options granted to non-employees. The Company accounts for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing model. The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of the Company’s common stock and amortized to consulting expense over the related vesting period.

3.       Property And Equipment

Property and equipment consist of the following at June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010

Servers	$11,592,718	$10,455,551
Computer equipment	503,400	385,630
Leasehold improvements	114,224	114,224
Furniture and fixtures	47,136	47,135

Property and equipment, at cost	12,257,478	11,002,540

Less accumulated depreciation	8,558,394	7,009,539

Property and equipment, net	$3,699,084	$3,993,001

F-8

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

Depreciation expense was $762,507 and $746,850 for the three month periods ended June 30, 2011 and 2010, respectively, and $1,548,852 and $1,446,187 for the six month periods ended June 30, 2011 and 2010, respectively.

4.       Intangible Assets

Intangible assets consist of the following at June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010

Amortized intangibles:
Mobile applications	$647,500	$432,500
Accumulated amortization	(51,310)	-
	596,190	432,500
Unamortized intangibles,
Domain names	703,160	393,160

Total intangible assets	$1.299,350	$825,660

Mobile application amortization expense was $23,125 for the three month period ended June 30, 2011, and $51,310 for the six month period ended June 30, 2011.  Estimated aggregate amortization expense for each of the next five fiscal years is $92,500.

5.       Accrued Expenses And Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010

Compensation and related benefits	$490,499	$452,258
Commissions	140,000	154,500

Total	$630,499	$606,758

F-9

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

 6.       Long-Term Debt

Long-term debt obligations consist of three growth capital term loans and five equipment term loans. The first two growth term loans and the first two equipment term loans consist of the Loan and Security Agreement (“LSA”) entered into on October 1, 2007 and the Extended Loan and Security Agreement (“ESLA”) entered into on February 21, 2008. The third equipment term loan, the Supplemental Loan and Security Agreement (“SLSA”), was entered into on November 21, 2008. The fourth equipment term loan, Supplement Number 2 Loan and Security Agreement (“S2LSA”) was entered into on January 22, 2010. The third growth term and fifth equipment term loans, Loan and Security Agreement Number 2 (“LSA2”), were entered into on December 13, 2010. Long-term debt consists of the following at June 30, 2011 and December 31, 2010:

	Original Borrowings	Interest Rates	June 30, 2011	December 31, 2010

Growth term loans:
LSA	$900,000	12.50%	$-	$-
ELSA	1,000,000	12.50%	-	113,170
LSA2	432,500	12.50%	366,205	93,788

Equipment term loans:
LSA	1,100,000	12.00%	-	-
ELSA	1,000,000	12.00%	-	133,012
SLSA	2,500,000	12.60%	747,984	1,168,287
S2LSA	2,500,000	12.50%	1,723,571	2,087,457
LSA2	1,875,502	12.50%	1,942,209	831,605

Total			4,779,969	4,427,319

Less current portion			2,352,246	2,151,763
Less unamortized discount			79,097	63,684

Total long-term debt			$2,348,626	$2,211,872

The LSA and ELSA growth term loans each require interest only payments of 1.042% per month for six months, after which time the principal is payable over a 30 month period at a fixed interest rate of 12.50% per annum. The LSA and ELSA equipment term loans are each payable over a 36 month period at a fixed interest rate of 12.00% per annum. The SLSA equipment term loan is payable over a 36 month period at a fixed interest rate of 12.60% per annum. The S2LSA equipment term loan is payable over a 36 month period at a fixed interest rate of 12.50% per annum. The LSA2 equipment term loan is payable over a 36 month period at a fixed interest rate of 12.50% per annum. Borrowings for soft costs associated with the LSA2 equipment term loan and the LSA2 growth term loan, as defined in the LSA2, are payable over a 30 month period at a fixed interest rate of 12.50% per annum.

F-10

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

All of the loans are collateralized by substantially all the assets of the Company and contain certain covenants.

In connection with the LSA and ELSA, the Company granted the lender warrants entitling them to purchase 244,437 and 149,657 shares, respectively, of the Company’s Series A Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after October 1, 2007, until March 31, 2015 for the LSA, and beginning on February 21, 2008, until September 30, 2015 for the ELSA, at an exercise price of $1.0023 per share. The exercise price is subject to adjustment under certain circumstances specified in the warrant agreements. At the date of the grant for the LSA in 2007, the Company calculated the fair value of the warrants to be $58,665, which was recorded as a discount to debt and to additional paid-in capital. At the date of the grant for the ELSA, the Company calculated the fair value of the warrants to be $50,883, which was recorded as a discount to debt and to additional paid-in capital.

In connection with the SLSA, the Company granted the lender warrants to purchase up to 52,426 shares of the Company’s Series B Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after November 21, 2008, until June 30, 2016, at an exercise price of $3.04 per share. The exercise price is subject to adjustment under certain circumstances specified in the warrant agreement. The Company drew down the available proceeds of the SLSA in two separate draws in 2008 and 2009. At the date of the grant in 2008, the Company calculated the fair value of the warrants to be $12,082, which was recorded as a discount to debt and to additional paid-in capital. At the date of the grant in 2009, the Company calculated the fair value of the warrants to be $26,714, which was recorded as a discount to debt and to additional paid-in capital.

In connection with the S2LSA, the Company granted the lender warrants to purchase up to 52,426 shares of the Company’s Series B Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after January 22, 2010, until December 31, 2017, at an exercise price of $3.04 per share. The exercise price is subject to adjustment under certain circumstances specified in the warrant agreement. The Company drew down the available proceeds of the S2LSA in ten separate draws in 2010. At the date of the grants in 2010, the Company calculated the fair value of the warrants to be $39,826, which was recorded as a discount to debt and to additional paid-in capital.

In connection with the LSA2, the Company granted the lender warrants to purchase up to 93,133 shares of the Company’s Series B Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after December 13, 2010, until December 31, 2018, at an exercise price of $3.04 per share. The exercise price is subject to adjustment under certain circumstances specified in the warrant agreement. The Company drew down the available proceeds of the LSA2 in  five separate draws in 2010 and ending June 30, 2011. At the date of the grant in 2011, the Company calculated the fair value of the warrants to be $73,147, which was recorded as a discount to debt and to additional paid-in capital.

The debt discounts are amortized using the straight-line method over the terms of the related debt. Amortization expense was $10,466 and $13,439 for the three month periods ended June 30, 2011 and 2010, respectively, and $21,278 and $26,311 for the six month periods ended June 30, 2011 and 2010, respectively.  Amortization expense was recorded as interest expense on the Company’s statement of operations.

As of June 30, 2011, principal payments of long-term debt are due as follows:

F-11

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

Years ending December 31:
2011	$1,253,015
2012	1,968,734
2013	1,409,121
2014	149,099

Total principal outstanding	4,779,969

Less unamortized discount	79,097

Total	$4,700,872

7.       Preferred Stock

On October 30, 2006, the Company entered into and executed the Series A Preferred Stock Purchase Agreement (“Series A Agreement”). Under the terms of the Series A Agreement, the Company amended and restated its Certificate of Incorporation to allow for the issuance of 4,096,700 shares of preferred stock, all of which are designated as Series A Preferred Stock (“Series A Preferred”) and sold the Series A Preferred to investors for $4,106,122.

On September 28, 2007, in connection with warrants issued to a lender (Note 6), the Company again amended and restated its Certificate of Incorporation to have authority to issue 21,244,438 shares of common stock and 4,341,138 shares of preferred stock, designated as Series A Preferred.

On February 21, 2008, in connection with warrants issued to a lender (Note 6), the Company again amended and restated its Certificate of Incorporation to have authority to issue 21,394,094 shares of common stock and 4,490,794 shares of preferred stock, designated as Series A Preferred.

On July 16, 2008, the Company entered into and executed the Series B Preferred Stock Purchase Agreement (“Series B Agreement”). Under the terms of Series B Agreement, the Company amended and restated its Certificate of Incorporation to have authority to issue 27,000,000 shares of common stock and 4,318,983 shares of additional preferred stock, all of which are designated as Series B Preferred Stock (“Series B Preferred”). The Company sold the Series B Preferred to investors for $11,500,837 and converted $1,303,098 of outstanding debt and accrued interest into Series B Preferred shares.

On December 10, 2010, in connection with warrants issued to a lender (Note 6), the Company again amended and restated its Certificate of Incorporation to have authority to issue 27,197,985 shares of common stock and 4,516,968 shares of preferred stock, designated as Series B Preferred.

The Series A Preferred and Series B Preferred are convertible into common stock at the holder’s option at the defined conversion ratio of 1:1. All outstanding shares of Series A Preferred and Series B Preferred automatically convert into common stock upon the affirmative vote of at least seventy percent of outstanding Series A Preferred and Series B Preferred or the consummation of a firmly underwritten public offering, as defined. The Series A Preferred and Series B Preferred have voting rights equivalent to the number of shares of common stock into which it is convertible. The holders of Series A Preferred and the holders of Series B Preferred are both entitled to elect one member each to the Company’s Board of Directors.

F-12

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

The holders of common stock are entitled to elect two members to the Company’s Board of Directors. Any additional Directors are elected by holders of common stock, Series A Preferred and Series B Preferred. The holders of Series A Preferred and Series B Preferred are entitled to receive dividends of $.0601 and $.1824, respectively, per share per annum, if declared by the Board of Directors prior and in preference to the common stock holders. In addition, the holders of the Series A Preferred and Series B Preferred are entitled to a liquidation preference equal to the original purchase price of $1.0023 and $3.04, respectively, per share plus any accrued unpaid dividends in the event of a liquidation, as defined.

In connection with the sale of the Series B Preferred, the Company and its common and preferred shareholders have entered into a Right of First Refusal and Co-Sale Agreement dated July 15, 2008, which supersedes the prior Right of First Refusal and Co-Sale Agreement dated October 30, 2006, whereby the parties have the first right of refusal to purchase the stock of a shareholder who has a bona fide purchaser of their shares.

8.       Stock Options

On October 30, 2006 the Company adopted the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the Company may grant incentive stock options (“ISO’s”), non-qualified stock options (“NSO’s”), restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units and performance shares to selected employees and non-employee directors. At June 30, 2011, 4,540,395 shares of the Company’s common stock were authorized for issuance under the 2006 Plan for stock option awards. ISO’s granted under the 2006 Plan become exercisable over a four-year period beginning one year from the grant date and expire ten years after the date of grant. NSO’s granted under the 2006 Plan vest and shall become exercisable as determined by the Board of Directors. Options granted to date have been granted at exercise prices ranging from $0.24 to $1.83 per share.

The Company uses the Black-Scholes option pricing model to measure the grant date calculated value of stock options that uses the assumptions noted in the table below. The options generally vest over the requisite service period, which is equal to the option vesting period of 4 years for ISO’s and 2 years for NSO’s. Generally, the Company uses expected volatilities and risk free interest rates that correlate with the expected term of the option when estimating the option’s fair value. The Company utilizes the simplified method to estimate the expected life of the option, which is equal to the average of the vesting term and contractual term. Expected volatility is based on historical volatility of the stock prices of comparable companies and the risk free interest rate is based on bond yields with equivalent terms. The Company used assumptions as set forth in the following table:

	Six months ended June 30,
	ISO’s		NSO’s
	2011	2010	2011	2010

Expected volatility range	44.6-45.2%	46.0-46.4%	45.6-50.7%	56.0-64.6%
Dividend yield	-	-	-	-
Expected life, years	6.1	6.1	8.4-8.7	8.0-9.9
Risk free interest rate	1.8-2.5%	2.7-2.8%	2.8-3.3%	3.2-3.9%

F-13

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

The following is a summary of the Company’s stock option activity and related information for the six month period ended June 30, 2011 and 2010:

	Six Months Ended June 30, 2011
	Number Of Common Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)

Outstanding at the beginning of the period	3,777,419	$0.43	7.63
Granted	407,500	1.35	9.95
Cancelled or forfeited	(10,718)	0.27	6.13
Exercised	(279,437)	0.49	8.61

Outstanding at the end of the period	3,894,764	$0.54	7.87

Exercisable at the end of the period	2,701,981	$0.21	6.73

	Six Months Ended June 30, 2010
	Number Of Common Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)

Outstanding at the beginning of the period	3,255,722	$0.39	7.91
Granted	626,245	0.56	9.72
Cancelled or forfeited	(92,785)	0.33	7.43
Exercised	(62,339)	0.51	8.73

Outstanding at the end of the period	3,726,843	$0.42	7.02

Exercisable at the end of the period	2,671,261	$0.29	6.43

The weighted average grant-date fair value of options granted during the six month periods ended 2011 and 2010 was $0.42 and $0.26 each for ISO’s, respectively.  There were no NSO’s granted in the six month periods ended June 30, 2011 and 2010. The total intrinsic value of options exercised during the six month periods ended June 30, 2011 and 2010 was $1,962 and $20,209 for ISO’s, respectively, and $0 for NSO’s for the six month periods ended June 30, 2011 and 2010.

F-14

Insider Guides, Inc.

Notes To Unaudited Financial Statements
June 30, 2011

As of June 30, 2011 and December 31, 2010, respectively, there was unrecognized compensation expense of $409,278 and $309,160 related to nonvested share-based compensation arrangements for ISO’s and $2,729 and $5,882 for NSO’s under the 2006 Plan. The unrecognized compensation expense at June 30, 2011 is expected to be recognized over a period of 3.16 years for the ISO’s.

Cash received from the exercise of options under the 2006 Plan for the six month periods ended June 30, 2011 and 2010 was $2,891 and $30,757 respectively.

9.       Commitments And Contingencies

Operating Leases

The Company conducts its operations in leased facilities. The leases provide for renewal options. The facility leases represent operating leases and, accordingly, rent expense is charged to operations as incurred. The total lease expense was $375,241 and $347,656 for the three month periods ended June 30, 2011 and 2010, respectively, and $749,706 and $694,232 for the six month periods ended June 30, 2011 and 2010, respectively.

As of June 30, 2011, the future minimum rental payments due under noncancelable operating leases are as follows:

Years ending December 31:
2011	$ 648,587
2012	974,389
2013	410,326

10.       Concentration Of Credit Risk

The Company maintains cash with financial institutions. At times throughout the period, amounts on deposit exceeded federally insured limits. As of June 30, 2011 and December 31, 2010, the Company’s uninsured cash balances totaled $8,141,578 and $7,630,575, respectively. Management believes the risk of loss is minimal.

F-15

Insider Guides Audited Financial Statements
December 31, 2010 and 2009

Independent Auditors' Report

Board of Directors and Stockholders
Insider Guides, Inc. :

We have audited the accompanying balance sheet of Insider Guides, Inc. (the "Company") as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insider Guides, Inc. as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania
March 30, 2011

Insider Guides, Inc.

Balance Sheet
December 31, 2010 And 2009

	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$8,329,278	$7,028,320
Trade accounts receivable, net	7,001,124	4,249,382
Prepaid expenses	497,477	347,678

Total current assets	15,827,879	11,625,380

Property And Equipment, Net	3,993,001	4,144,239

Intangible Assets	825,660	190,000

Deposits And Other Assets	98,731	91,812

Total	$20,745,271	$16,051,431

Liabilities And Stockholders' Equity
Current Liabilities:
Accounts payable	$1,778,557	$1,459,885
Accrued expenses and other current liabilities	606,758	394,430
Deferred revenue	44,986	73,041
Current portion of long-term debt	2,151,763	2,177,090

Total current liabilities	4,582,064	4,104,446

Long-Term Debt, Net Of Current Portion	2,211,872	1,354,142

Total liabilities	6,793,936	5,458,588

Stockholders' Equity:
Convertible preferred stock Series A, $.001 par value; 4,490,794 shares authorized at December 31, 2010 and 2009; 4,096,700 shares issued and outstanding at December 31, 2010 and 2009; liquidation preference $4,106,122 at December 31, 2010 and 2009	4,097	4,097
Convertible preferred stock Series B, $.001 par value; 4,516,968 and 4,318,983 shares authorized at December 31, 2010 and 2009, respectively; 4,318,983 shares issued and outstanding at December 31, 2010 and 2009; liquidation preference $13,129,708 at December 31, 2010 and 2009	4,319	4,319
Common stock, $.001 par value; 27,197,985 and 27,000,000 shares authorized at December 31, 2010 and 2009, respectively; 12,256,757 and 12,156,972 shares issued and outstanding at December 31, 2010 and 2009, respectively	12,257	12,157
Additional paid-in capital	19,798,025	19,510,931
Accumulated deficit	(5,867,363)	(8,938,661)

Total stockholders' equity	13,951,335	10,592,843

Total	$20,745,271	$16,051,431

See notes to financial statements

Insider Guides, Inc.

Statement Of Operations
Years Ended December 31, 2010 And 2009
	2010	2009
Revenue	$23,664,405	$15,427,514

Operating Expenses:
Sales and marketing	2,690,309	1,318,756
Information technology	3,948,385	3,292,890
General and administrative	12,306,939	9,394,887
Depreciation	2,953,307	2,500,545

Total operating expenses	21,898,940	16,507,078

Income (Loss) From Operations	1,765,465	(1,079,564)

Other Income (Expense):
Gain on sale of asset	1,895,000	-
Interest expense	(512,010)	(539,388)
Interest income	25,797	61,013

Total other income (expense)	1,408,787	(478,375)

Income (Loss) Before Income Taxes	3,174,252	(1,557,939)

Income Tax Provision	102,954	-

Net Income (Loss)	$3,071,298	$(1,557,939)

See notes to financial statements

Insider Guides, Inc.

Statement Of Operations In Stockholders' Equity
Years Ended December 31, 2010 And 2009

	Capital Stock						Additional
	Preferred Series A		Preferred Series B		Common		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2008	4,096,700	$4,097	4,318,983	$4,319	12,146,144	$12,147	$19,341,540	$(7,380,722)	$11,981,381

Issuance of warrants							26,714		26,714

Share-based compensation							139,505		139,505

Exercise of stock options					10,828	10	3,172		3,182

Net loss								(1,557,939)	(1,557,939)

Balance, December 31, 2009	4,096,700	$4,097	4,318,983	$4,319	12,156,972	$12,157	$19,510,931	$(8,938,661)	$10,592,843

Issuance of warrants							59,756		59,756

Share-based compensation							194,101		194,101

Exercise of stock options					99,785	100	33,237		33,337

Net income								3,071,298	3,071,298

Balance, December 31, 2010	4,096,700	$4,097	4,318,983	$4,319	12,256,757	$12,257	$19,798,025	$(5,867,363)	$13,951,335

See notes to financial statements

Insider Guides, Inc.

Statement Of Cash Flows
Years Ended December 31, 2010 And 2009

	2010	2009
Cash Flows From Operating Activities:
Net income (loss)	$3,071,298	$(1,557,939)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	2,953,307	2,500,545
Gain on sale of asset	(1,895,000)	-
Amortization of debt discount	56,399	47,356
Share-based compensation expense	194,101	139,505
Changes in operating assets and liabilities:
Trade accounts receivable	(2,751,742)	(2,087,558)
Prepaid expenses	(149,799)	(190,121)
Deposits and other assets	(6,919)	(1,191)
Accounts payable	318,672	885,295
Accrued expenses and other current liabilities	212,328	118,550
Deferred revenue	(28,055)	20,935

Net cash provided by (used in) operating activities	1,974,590	(124,623)

Cash Flows From Investing Activities:
Purchase of property and equipment	(2,802,069)	(1,783,093)
Purchase of intangible assets	(740,660)	(140,000)
Proceeds from sale of asset	2,000,000	-

Net cash used in investing activities	(1,542,729)	(1,923,093)

Cash Flows From Financing Activities:
Proceeds from notes payable	3,458,373	1,721,449
Exercise of stock options	33,337	3,182
Repayments of notes payable	(2,622,613)	(1,919,751)

Net cash provided by (used in) financing activities	869,097	(195,120)

Net Increase (Decrease) In Cash And Cash Equivalents	1,300,958	(2,242,836)

Cash And Cash Equivalents, Beginning Of Year	7,028,320	9,271,156

Cash And Cash Equivalents, End Of Year	$8,329,278	$7,028,320

Supplemental Disclosures Of Cash Flow Information:
Interest paid	$455,611	$492,030
Taxes paid	$55,354	$-

Supplemental Disclosure Of Noncash Financing Activity,
Discount of note payable and adjustment to additional paid-in-capital for warrents issued	$59,756	$26,714

See notes to financial statements

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

1. Nature Of Operations

Insider Guides, Inc. (the "Company") operates a social networking website open to people of all ages, with a concentration of members between the ages of 13 and 24. The Company's site, www.myyearbook.com, was launched in August 2005. The Company generates revenues primarily from advertising fees.

2. Summary Of Significant Accounting Policies

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Advertising and custom sponsorship revenues consist primarily of advertising fees earned from the display of advertisements and click-throughs on text based links on the Company's website. Revenue from online advertising is recognized as impressions are delivered. An impression is delivered when an advertisement appears on pages viewed by members of the Company's website. Revenue from the display of click-throughs on text based links is recognized as click-throughs occur. Sponsorship revenue is recognized over the time period in which the sponsorship on the website occurs. Revenue from the sale of virtual currency is recognized when redeemed on the Company's website. The Company records deferred revenue on the accompanying balance sheets when payments for virtual currency are received in advance of usage.

Cash And Cash Equivalents

The Company considers all cash in operating bank accounts, cash on hand, and other investments with a maturity of three months or less as cash and cash equivalents.

Trade Accounts Receivable

Accounts receivable are reported at net realizable value. Accounts are written off when they are determined to be uncollectible based upon management's assessment of individual accounts. The allowance for doubtful accounts is estimated based upon a periodic review of individual accounts. The allowance for doubtful accounts was $175,000 and $58,854 at December 31, 2010 and 2009, respectively.

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

Property And Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives, ranging from 3 to 7 years.

Intangible Assets

Intangible assets consist of domain names and related registrations and mobile applications. The Company has determined that domain names and related registrations have an indefinite useful life and therefore are not amortized. Mobile applications are amortized on a straight-line basis over their estimated useful lives of 7 years.

Long-Lived Assets

The Company assesses its long-lived assets, specifically intangibles and equipment, for impairment whenever changes in circumstances indicated that the carrying amount of an asset may not be fully recoverable.  As a result of its assessment, the Company does not believe that any impairment in the recoverability of its long-lived assets occurred during 2010 or 2009.

Income Taxes

The Company provides for the tax effects of transactions reported in the financial statements.  Deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates to differences between the financial reporting and tax basis of existing assets and liabilities.

The Company is subject to federal income tax and various state income taxes. The Company is no longer subject to examination by federal or state authorities for years before 2006.

Advertising Costs

Advertising costs are expensed as incurred and totaled $233,109 and $46,401 for the years ended December 31, 2010 and 2009, respectively.

Share-Based Compensation

The Company records compensation expense for share-based awards based on the estimated fair value calculated using an option valuation model.

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

Compensation expense was $152,563 and $138,630 for the years ended December 31, 2010 and 2009, respectively, related to stock options granted to employees. The Black Scholes option pricing model was used to estimate the option calculated value. The option pricing model requires a number of assumptions, of which the most significant are expected stock price volatility and the expected option term. Since it was not practicable for the Company to estimate the expected volatility of its share price, the Company accounted for its options based on a value calculated using the historical volatility of an appropriate industry sector index. Unvested option compensation expense will be recognized over the remaining option term.

The Company recorded consulting expense of $41,538 and $875 for the years ended December 31, 2010 and 2009, respectively, related to stock options granted to non employees. The Company accounts for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing model. The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of the Company's common stock and amortized to consulting expense over the related vesting period.

Subsequent Events

The Company evaluated subsequent events for recognition or disclosure through March 30, 2011, the date the financial statements were available to be issued.

3. Property And Equipment

Property and equipment consist of the following at December 31:

	2010	2009
Servers	$10,455,551	$7,846,909
Computer equipment	385,630	266,044
Leasehold improvements	114,224	50,217
Furniture and fixtures	47,135	37,301
Property and equipment, at cost	11,002,540	8,200,471

Less accumulated depreciation	7,009,539	4,056,232

Property and equipment, net	$3,993,001	$4,144,239

Depreciation expense was $2,953,307 and $2,500,545 for the years ended December 31, 2010 and 2009, respectively.

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

4. Intangible Assets

Intangible assets consist of the following at December 31:

	2010	2009
Amortized intangibles:
Mobile applications	$432,500	$-
Accumulated amortization	-	-
Balance, net	432,500	-

Unamortized intangibles,
Domain names	393,160	190,000

Total intangible assets	$825,660	$190,000

Mobile application amortization expense was $0 for the year ended December 31, 2010. Estimated aggregate amortization expense for each of the next five fiscal years is $61,786.

The Company sold a domain name in 2010 for $2,000,000, resulting in a gain of $1,895,000 that is presented as a component of other income on the statement of operations.

5. Accrued Expenses And Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2010	2009

Compensation and related benefits	$452,258	$310,085
Commissions	154,500	84,345

Total	$606,758	$394,430

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

6. Long-Term Debt

Long-term debt obligations consist of three growth capital term loans and five equipment term loans. The first two growth term loans and the first two equipment term loans consist of the Loan and Security Agreement ("LSA") entered into on October 1, 2007 and the Extended Loan and Security Agreement ("ESLA") entered into on February 21, 2008. The third equipment term loan, the Supplemental Loan and Security Agreement ("SLSA"), was entered into on November 21, 2008. The fourth equipment term loan, Supplement Number 2 Loan and Security Agreement ("S2LSA") was entered into on January 22, 2010. The third growth term and fifth equipment term loans, Loan and Security Agreement Number 2 ("LSA2"), were entered into on December 13, 2010. Long-term debt consists of the following at December 31:

	Original	Interest
	Borrowings	Rates	2010	2009
Growth term loans:
LSA	$900,000	12.50%	$-	$296,779
ELSA	1,000,000	12.50%	113,170	532,902
LSA2	97,500	12.50%	93,788	-
Equipment term loans:
LSA	1,100,000	12.00%	-	354,807
ELSA	1,000,000	12.00%	133,012	473,243
SLSA	2,500,000	12.60%	1,168,287	1,933,829
S2LSA	2,500,000	12.50%	2,087,457	-
LSA2	860,872	12.50%	831,605	-

Total			4,427,319	3,591,560

Less current portion			2,151,763	2,177,090
Less unamortized discount			63,684	60,328

Total long-term debt			$2,211,872	$1,354,142

The LSA and ELSA growth term loans each require interest only payments of 1.042% per month for six months, after which time the principal is payable over a 30 month period at a fixed interest rate of 12.50% per annum. The LSA and ELSA equipment term loans are each payable over a 36 month period at a fixed interest rate of 12.00% per annum. The SLSA equipment term loan is payable over a 36 month period at a fixed interest rate of 12.60% per annum. The S2LSA equipment term loan is payable over a 36 month period at a fixed interest rate of 12.50% per annum. The LSA2 equipment term loan is payable over a 36 month period at a fixed interest rate of 12.50% per annum. Borrowings for soft costs associated with the LSA2 equipment term loan and the LSA2 growth term loan, as defined in the LSA2, are payable over a 30 month period at a fixed interest rate of 12.50% per annum.

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

All of the loans are collateralized by substantially all the assets of the Company and contain certain covenants.

In connection with the LSA and ELSA, the Company granted the lender warrants entitling them to purchase 244,437 and 149,657 shares, respectively, of the Company's Series A Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after October 1, 2007, until March 31, 2015 for the LSA, and beginning on February 21, 2008, until September 30, 2015 for the ELSA, at an exercise price of $1.0023 per share. The exercise price is subject to adjustment under certain circumstances specified in the warrant agreements. At the date of the grant for the LSA in 2007, the Company calculated the fair value of the warrants to be $58,665, which was recorded as a discount to debt and to additional paid-in capital. At the date of the grant for the ELSA, the Company calculated the fair value of the warrants to be $50,883, which was recorded as a discount to debt and to additional paid-in capital.

In connection with the SLSA, the Company granted the lender warrants to purchase up to 52,426 shares of the Company's Series B Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after November 21, 2008, until June 30, 2016, at an exercise price of $3.04 per share. The exercise price is subject to adjustment under certain circumstances specified in the warrant agreement. The Company drew down the available proceeds of the SLSA in two separate draws in 2008 and 2009. At the date of the grant in 2008, the Company calculated the fair value of the warrants to be $12,082, which was recorded as a discount to debt and to additional paid-in capital. At the date of the grant in 2009, the Company calculated the fair value of the warrants to be $26,714, which was recorded as a discount to debt and to additional paid-in capital.

In connection with the S2LSA, the Company granted the lender warrants to purchase up to 52,426 shares of the Company's Series B Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after January 22, 2010, until December 31, 2017, at an exercise price of $3.04 per share. The exercise price is subject to adjustment under certain circumstances specified ih the warrant agreement. The Company drew down the available proceeds of the S2LSA in ten separate draws in 2010. At the date of the grants in 2010, the Company calculated the fair value of the warrants to be $39,826, which was recorded as a discount to debt and to additional paid-in capital.

In connection with the LSA2, the Company granted the lender warrants to purchase up to 93,133 shares of the Company's Series B Preferred Stock. The warrants entitle the lender to purchase the preferred shares beginning after December 13, 2010, until December 31, 2018, at an exercise price of $3.04 per share. The exercise price is subject to adjustment under certain circumstances specified in the warrant agreement. The Company drew down the available proceeds of the LSA2 in 2010. At the date of the grant in 2010, the Company calculated the fair value of the warrants to be $19,930, which was recorded as a discount to debt and to additional paid-in capital.

The debt discounts are amortized using the straight-line method over the terms of the related debt. Amortization expense was $56,399 and $47,356 for the years ended December 31, 2010 and 2009, respectively, and was recorded as interest expense on the Company's statement of operations.

Principal payments of long-term debt are due as follows:

Years ending December 31:
2011	$2,151,763
2012	1,430,855
2013	844,701

Total principal outstanding	4,427,319

Less unamortized discount	63,684

Total	$4,363,635

7. Income Taxes

Income tax provision consists of the following for the years ended December 31:

	2010	2009
Current:
Federal	$69,323	$-
State	33,631	-

Total	102,954	-

Deferred:
Federal	949,968	(501,691)
State	332,732	(97,289)

Total	1,282,700	(598,980)

Valuation allowance	(1,282,700)	598,980

Total income tax provision	$102,954	$-

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

The reconciliation of income taxes calculated at the U.S. federal tax statutory rate to the Company's effective tax rate is set forth below:

	2010	2009
U.S. Federal statutory rate	34.00%	34.00%
State and local tax	0.70%	6.59%
Permanent differences	1.40%	-%
Change in valuation allowance	(32.86)%	(40.59)%

Effective income tax rate	3.24%	-%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's deferred income taxes are as follows at December 31:

	2010	2009
Deferred tax assets:
Intangible assets	$30,762	$39,692
NOL carryforwards	1,802,110	3,412,479
AMT carryforward	69,323	-
Allowance for bad debt	71,038	23,890
Deferred revenue	18,261	29,650
Property and equipment	-	56,339
Charitable contributions	100,626	135,769
Accrued expenses	304,079	149,867
Other	1,258	1,258

	2,397,457	3,848,944

Valuation allowance	(1,794,804)	(3,077,504)

Net deferred tax assets	602,653	771,440

Deferred tax liabilities:
Section 481(a) adjustment	(287,886)	(746,951)
Property and equipment	(288,915)	-
Warrants	(25,852)	(24,489)

Total deferred tax liabilities	(602,653)	(771,440)

Net deferred assets (liabilities)	$-	$-

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

A valuation allowance equal to the net deferred tax asset has been recorded by the Company on the basis of uncertainty with respect to the ultimate realization of the net deferred tax assets.

At December 31, 2010 and 2009, the Company has available net operating loss carry forwards of approximately $4.6 million and $8.4 million, respectively, for both federal and state purposes. For both federal and state purposes, the net operating losses expire in years 2026 to 2029.

8. Preferred Stock

On October 30, 2006, the Company entered into and executed the Series A Preferred Stock Purchase Agreement ("Series A Agreement"). Under the terms of the Series A Agreement, the Company amended and restated its Certificate of Incorporation to allow for the issuance of 4,096,700 shares of preferred stock, all of which are designated as Series A Preferred Stock ("Series A Preferred") and sold the Series A Preferred to investors for $4,106,122.

On September 28, 2007, in connection with warrants issued to a lender (Note 6), the Company again amended and restated its Certificate of Incorporation to have authority to issue 21,244,438 shares of common stock and 4,341,138 shares of preferred stock, designated as Series A Preferred.

On February 21, 2008, in connection with warrants issued to a lender (Note 6), the Company again amended and restated its Certificate of Incorporation to have authority to issue 21,394,094 shares of common stock and 4,490,794 shares of preferred stock, designated as Series A Preferred.

On July 16, 2008, the Company entered into and executed the Series B Preferred Stock Purchase Agreement ("Series B Agreement"). Under the terms of Series B Agreement, the Company amended and restated its Certificate of Incorporation to have authority to issue 27,000,000 shares of common stock and 4,318,983 shares of additional preferred stock, all of which are designated as Series B Preferred Stock ("Series B Preferred"). The Company sold the Series B Preferred to investors for $11,500,837 and converted $1,303,098 of outstanding debt and accrued interest into Series B Preferred shares.

On December 10, 2010, in connection with warrants issued to a lender (Note 6), the Company again amended and restated its Certificate of Incorporation to have authority to issue 27,197,985 shares of common stock and 4,516,968 shares of preferred stock, designated as Series B Preferred.

The Series A Preferred and Series B Preferred are convertible into common stock at the holder's option at the defined conversion ratio of 1:1. All outstanding shares of Series A Preferred and Series B Preferred automatically convert into common stock upon the affirmative vote of at least seventy percent of outstanding Series A Preferred and Series B Preferred or the consummation of a firmly underwritten public offering, as defined. The Series A Preferred and Series B Preferred have voting rights equivalent to the number of shares of common stock into which it is convertible. The holders of Series A Preferred and the holders of Series B Preferred are both entitled to elect one member each to the Company's Board of Directors.

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

The holders of common stock are entitled to elect two members to the Company's Board of Directors. Any additional Directors are elected by holders of common stock, Series A Preferred and Series B Preferred. The holders of Series A Preferred and Series B Preferred are entitled to receive dividends of $.0601 and $.1824, respectively, per share per annum, if declared by the Board of Directors prior and in preference to the common stock holders. In addition, the holders of the Series A Preferred and Series B Preferred are entitled to a liquidation preference equal to the original purchase price of $1.0023 and $3.04, respectively, per share plus any accrued unpaid dividends in the event of a liquidation, as defined.

In connection with the sale of the Series B Preferred, the Company and its common and preferred shareholders have entered into a Right of First Refusal and Co-Sale Agreement dated July 15, 2008, which supersedes the prior Right of First Refusal and Co-Sale Agreement dated October 30, 2006, whereby the parties have the first right of refusal to purchase the stock of a shareholder who has a bona fide purchaser of their shares.

9. Stock Options

On October 30, 2006 the Company adopted the 2006 Equity Incentive Plan (the "2006 Plan"). Under the 2006 Plan, the Company may grant incentive stock options ("ISO's"), non-qualified stock options ("NSO's"), restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units and performance shares to selected employees and non-employee directors. At December 31, 2010, 4,040,395 shares of the Company's common stock were authorized for issuance under the 2006 Plan for stock option awards. ISO's granted under the 2006 Plan become exercisable over a four-year period beginning one year from the grant date and expire ten years after the date of grant. NSO's granted under the 2006 Plan vest and shall become exercisable as determined by the Board of Directors. Options granted to date have been granted at exercise prices ranging from $0.24 to $0.91 per share.

The Company uses the Black-Scholes option pricing model to measure the grant date calculated value of stock options that uses the assumptions noted in the table below. The options generally vest over the requisite service period, which is equal to the option vesting period of 4 years for ISO's and 2 years for NSO's. Generally, the Company uses expected volatilities and risk free interest rates that correlate with the expected term of the option when estimating the option's fair value. The Company utilizes the simplified method to estimate the expected life of the option, which is equal to the average of the vesting term and contractual term. Expected volatility is based on historical volatility of the stock prices of comparable companies and the risk free interest rate is based on bond yields with equivalent terms. The Company used assumptions as set forth in the following table:

	ISO's		NSO's
	2010	2009	2010	2009
Expected volatility range	45.3	47.9	50.6	56.0
	46.5%	48.5%	50.7%	64.6%
Dividend yield	-	-	-	-
Expected life, years	6.08	6.08	8.9	8.0-9.9
Risk free interest rate	1.5-3.0%	1.5-2.9%	3.1%	3.5-3.9%

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

The following is a summary of the Company's stock option activity and related information for the years ended December 31, 2010 and 2009:

	2010
	Number Of Common Stock Options	Weighted Average Exercies Price	Weighted Average Remaining Contractual Life (In Years)

Outstanding at the beginning of the period	3,255,722	$0.39	7.91
Granted	723,435	0.60	9.25
Cancelled or forfeited	(101,953)	0.50	8.63
Exercised	(99,785)	0.33	7.47

Outstanding at the end of the period	3,777,419	$0.43	7.64

Exercisable at the end of the period	2,310,017	$0.35	7.00

	2009
	Number Of Common Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)

Outstanding at the beginning of the period	2,650,354	$0.37	8.91
Granted	798,450	0.48	9.43
Cancelled or forfeited	(182,254)	0.37	8.56
Exercised	(10,828)	0.29	8.28

Outstanding at the end of the period	3,255,722	$0.39	7.91

Exercisable at the end of the period	1,693,151	$0.32	6.92

The weighted average grant-date fair value of options granted during the years 2010 and 2009 was $0.28 and $0.24 each for ISO's, respectively, and $0.21 in 2009 for NSO's. There were no NSO's granted in 2010. The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was $21,769 and $1,366 for ISO's, respectively, and $0 for NSO's, for the years ended December 31, 2010 and 2009.

Insider Guides, Inc.

Notes To Financial Statements
December 31, 2010 And 2009

As of December 31, 2010 and 2009, respectively, there was unrecognized compensation expense of $309,160 and $304,165 related to nonvested share-based compensation arrangements for ISO's and $5,882 and $3,977 for NSO's under the 2006 Plan. The unrecognized compensation expense at December 31, 2010 is expected to be recognized over a period of 3.24 years for the ISO's. The total calculated value of shares vested during the years ended December 31, 2010 and 2009 was $307,905 and $138,630 for ISO's, respectively, and $6,912 and $2,738 for NSO's, respectively.

Cash received from the exercise of options under the 2006 Plan for the years ended December 31, 2010 and 2009 was $33,337 and $3,182, respectively.

10. Commitments And Contingencies

Operating Leases

The Company conducts its operations in leased facilities. The leases provide for renewal options. The facility leases represent operating leases and, accordingly, rent expense is charged to operations as incurred. The total lease expense was $1,345,158 and $926,742 for the years ended December 31, 2010 and 2009, respectively.

As of December 31, 2010, the future minimum rental payments due under noncancelable operating leases are as follows:

Years ending December 31:
2011	$734,698
2012	199,626
2013	136,586

11. Concentration Of Credit Risk

The Company maintains cash with financial institutions. At times throughout the year, amounts on deposit exceeded federally insured limits. As of December 31, 2010 and 2009, the Company's uninsured cash balances totaled $7,630,575 and $6,420,309, respectively. Management believes the risk of loss is minimal.

12. Subsequent Events

On January 31, 2011 and on February 28, 2011, the Company drew down $471,914 and $298,518, respectively, from the Loan and Security Agreement Number 2 (Note 6). On February 4, 2011, the Company completed an asset purchase of a mobile application for $200,000.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUEPASA CORPORATION,

IG ACQUISITION COMPANY

AND

INSIDER GUIDES, INC.

Dated as of July 19, 2011

Page

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Closing; Effective Time	1
1.3	Effects of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers of the Surviving Corporation	2
ARTICLE II CONVERSION OF SHARES		2
2.1	Certain Definitions	2
2.2	Effects on Capital Stock	6
2.3	Exchange of Stock Certificates	8
2.4	Company Options and Warrants	9
2.5	Lost, Stolen or Destroyed Certificates	9
2.6	Tax Consequences	9
2.7	Dissenting Shares	10
2.8	Required Withholdings	10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY		10
3.1	Organization, Etc.	11
3.2	Authority Relative to This Agreement	12
3.3	No Violations, Etc.	12
3.4	Board Recommendation	13
3.5	Capitalization	13
3.6	Compliance with Laws	14
3.7	Financial Statements; Controls	14
3.8	Absence of Undisclosed Liabilities	15
3.9	Absence of Changes or Events	15
3.10	Capital Stock of Subsidiaries	17
3.11	Litigation	17
3.12	Insurance	17
3.13	Contracts and Commitments	17
3.14	Labor Matters; Employment and Labor Contracts	19
3.15	Intellectual Property Rights	20

-i-

3.16	Taxes	21
3.17	Employee Benefit Plans; ERISA	23
3.18	Environmental Matters	26
3.19	Affiliates	27
3.20	Finders or Brokers	27
3.21	Title to Property	27
3.22	No Existing Discussions	28
3.23	Negative Assurances	28
3.24	No Aggregate Company Material Adverse Effect	28
ARTICLE IV REPRESENTATIONS & WARRANTIES OF PARENT AND MERGER SUB		28
4.1	Organization, Etc.	28
4.2	Authority Relative to This Agreement	29
4.3	No Violations, Etc.	30
4.4	Board Approval	31
4.5	Fairness Opinion	31
4.6	Capitalization	31
4.7	SEC Filings	32
4.8	Compliance with Laws	32
4.9	Financial Statement; Controls	33
4.10	Absence of Undisclosed Liabilities	33
4.11	Absence of Changes or Events	33
4.12	Capital Stock of Subsidiaries	35
4.13	Litigation	35
4.14	Insurance	36
4.15	Contracts and Commitments	36
4.16	Labor Matters; Employment and Labor Contracts	37
4.17	Intellectual Property Rights	38
4.18	Taxes	39
4.19	Employee Benefit Plans; ERISA	41
4.20	Environmental Matters	44
4.21	Finders or Brokers	45
4.22	Title to Property	45
4.23	Third Party Financing of Cash Consideration	45
4.24	No Existing Discussions	45

-ii-

4.25	Negative Assurances	45
4.26	No Aggregate Parent Material Adverse Effect	45
ARTICLE V COVENANTS		46
5.1	Conduct of Company Business During Interim Period	46
5.2	Conduct of Parent Business During Interim Period	48
5.3	No Solicitation	50
5.4	Access to Information	53
5.5	Company Special Meeting; Board Recommendations	53
5.6	Parent Special Meeting; Board Recommendations	54
5.7	Registration Statement; Proxy Statement/Prospectus	56
5.8	Other SEC Filings	57
5.9	Commercially Reasonable Efforts	57
5.10	Public Announcements	58
5.11	Notification of Certain Matters	58
5.12	Indemnification	58
5.13	Stock Exchange Listing	59
5.14	Resignation of Directors and Officers	60
5.15	Consents of Parent’s and Company’s Accountants	60
5.16	Voting Agreements	60
5.17	Tax Treatment	60
5.18	Employee Benefit Matters.	60
5.19	Representation on Parent Board and Executive Committee	60
5.20	Parent Stock Options	61
5.21	Sale Rights Agreement	61
5.22	Parent Reincorporation in Delaware	61
5.23	Tax Free Reorganization	61
ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF EACH PARTY		62
6.1	Registration Statement/Listing of Parent Common Stock	62
6.2	Parent Stockholder Approval	62
6.3	Company Shareholder Approval	62
6.4	Governmental Clearances	62
6.5	Statute or Decree	62
6.6	Financing Transaction	63
6.7	Share Price	63

-iii-

6.8	Exchange Ratio	63
ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF COMPANY AND PARENT		63
7.1	Additional Conditions To The Obligations Of Company	63
7.2	Additional Conditions To The Obligations Of Parent And Merger Sub	64
ARTICLE VIII TERMINATION		64
8.1	Termination	64
8.2	Notice of Termination; Effect of Termination	67
8.3	Fees and Expenses	67
ARTICLE IX MISCELLANEOUS		69
9.1	Amendment and Modification	69
9.2	Waiver of Compliance; Consents	69
9.3	Survival; Investigations	69
9.4	Notices	70
9.5	Assignment; Third Party Beneficiaries	70
9.6	Governing Law	71
9.7	Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial	71
9.8	Counterparts	71
9.9	Severability	71
9.10	Interpretation	72
9.11	Entire Agreement	72
9.12	Definition of “law”	72
9.13	Rules of Construction	72

-iv-

EXHIBITS

Exhibit A                     Form of Company Voting and Lockup Agreement
Exhibit B                      Form of Parent Voting Agreement
Exhibit C                      Certificate of Merger
Exhibit D                      Sale Rights Agreement

INDEX OF DEFINED TERMS

Term	Section

Acquisition Proposal	5.3(c)
Acquisition Transaction	5.3(c)
Action	3.11(a)
Affiliates	3.19
Aggrieved Party	8.3(b)(iv)
Agreement	Recitals
Breaching Party	8.3(b)(iv)
Cash Consideration	2.1
Cash Percentage	2.1
Certificate of Merger	1.1
Closing Date	1.2
Closing	1.2
COBRA	3.14(b)
Code	2.6
Company Acquisition	8.3(b)(iv)
Company Balance Sheet	3.7(a)
Company Capital Stock	2.1
Company Certificate	2.1
Company Common Stock	2.1
Company Contract	3.13(a)
Company Disclosure Statement	Article III
Company Employee Benefit Plans	3.17(a)
Company Environmental Permits	3.18(c)
Company ERISA Affiliate	3.17(a)
Company Expenses	8.3(b)(ii)
Company Financial Statements	3.7(a)
Company Indemnified Persons	5.12(a)
Company IP Rights	3.15(a)
Company Material Adverse Effect	3.1(a)
Company Options	2.1
Company Preferred Stock	2.1

-v-

Company Preliminary Financial Statements	3.7(a)
Company Representative	5.3(a)
Company Series A Preferred Stock	2.1
Company Series B Preferred Stock	2.1
Company Special Meeting	5.5
Company Stock Plan	2.1
Company Stock	Recital D
Company Subsidiaries	3.1(a)
Company Superior Offer	5.5
Company Triggering Event	8.1(j)
Company Voting Agreement	5.16
Company Warrants	2.1
Company	Recitals
Confidentiality Agreement	5.4
Deferred Compensation Plan	3.17(n)
Delaware Secretary	1.2
DGCL	1.1
Dissenting Shares	2.7(a)
Effective Time	1.2
Employment Agreements	5.18(a)
ERISA	3.17(a)
Exchange Act	4.3
Exchange Agent	2.3(a)
Existing D&O Policy	5.12(c)
FCPA	3.6(b)
Financing Letter	4.23
Financing Transaction	4.23
Fully-Diluted Company Capital Stock	2.1
Fully-Diluted Company Series A Preferred Stock	2.1
Fully-Diluted Company Series B Preferred Stock	2.1
GAAP	3.7(a)
Government Entity	3.3
Hazardous Materials Activity	3.18(b)
Hazardous Materials	3.18(a)
Holder	2.1
HSR Act	3.3
IRS	3.17(j)
law	9.12
Letter of Transmittal	2.3(c)
Merger Consideration	2.1
Merger Sub	Recitals
Merger	Recital A
Net Exercise Shares	2.1
NYSE Amex	4.7
Option Exchange Ratio	2.4(a)
Option Shares Withheld	2.4(a)

-vi-

Outside Date	8.1(b)
Parent Acquisition	8.3(b)(iv)
Parent Balance Sheet	4.9(a)
Parent Certificate	2.1
Parent Common Stock	Recital D
Parent Contract	4.15(a)
Parent Disclosure Statement	Article IV
Parent Employee Benefit Plans	4.19(a)
Parent Environmental Permits	4.20(c)
Parent ERISA Affiliate	4.19(a)
Parent Expenses	8.3(b)(i)
Parent Financial Statements	4.9(a)
Parent Interim Financial Statements	4.9(a)
Parent IP Rights	4.17(a)
Parent Material Adverse Effect	4.1(a)
Parent Options	4.6(b)
Parent Proxy Statement	5.7(b)
Parent Representative	5.3(b)
Parent SEC Reports	4.7
Parent Special Meeting	5.6
Parent Stock Plans	4.6(b)
Parent Subsidiaries	4.1(a)
Parent Superior Offer	5.6
Parent Triggering Event	8.1(k)
Parent Voting Agreement	5.16
Parent	Recitals
Participating Amount Per Share	2.1
Pension Plans	3.17(a)
Person	2.1
Potential Acquiror	5.3(a)
Reference Date	3.9
Registration Statement	5.7(a)
Retention Option Pool	5.20
SEC	4.3
Securities Act	4.7
Series A Amount Per Share	2.1
Series A Liquidation Preference Per Share	2.1
Series B Amount Per Share	2.1
Series B Liquidation Preference Per Share	2.1
Share Percentage	2.1
Subsidiary	2.1
Surviving Corporation	1.1
Tax or Taxes	3.16(a)
Tax Return or Tax Returns	3.16(a)
Termination Fee	8.3(b)(iv)
Total Participating Consideration	2.1

-vii-

Total Preferred Liquidation Preference	2.1
Total Series A Consideration	2.1
Total Series A Liquidation Preference	2.1
Total Series A Participation	2.1
Total Series B Consideration	2.1
Total Series B Liquidation Preference	2.1
Total Series B Participation	2.1
Transaction Share Price	2.1
WARN Act	3.17(o)
Welfare Plans	3.17(a)

-viii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 19, 2011 by and among Quepasa Corporation, a Nevada corporation (“Parent”), IG Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Insider Guides, Inc., a Delaware corporation (“Company”), with respect to the following facts:

A.           The board of directors of Parent has approved and declared advisable the merger of Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, its shareholders.

B.           Parent, as the sole stockholder of Merger Sub, has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent.

C.           The Board of Directors of Company have approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of Company.

D.           In connection with the Merger, among other things, the outstanding stock of Company (“Company Stock”) will be converted into the right to receive shares of Parent Common Stock, $0.001 par value (“Parent Common Stock”), and cash at the rate set forth herein.

The parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), (i) Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of Company shall cease, and (iii) Merger Sub shall be the surviving corporation and a wholly-owned subsidiary of Parent.  Merger Sub, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” and shall succeed to and assume all the rights and obligations of Company in accordance with the DGCL.

1.2           Closing; Effective Time.  Unless this Agreement is terminated pursuant to Article VIII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI and Article VII, unless another time or date is agreed to by the parties hereto.  The Closing shall take place at such location as the parties hereto shall mutually agree.  At the Closing, the parties hereto shall cause the Merger to be effected by filing the Certificate of Merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in accordance with the relevant provisions of the DGCL (the time of such filings, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the “Effective Time”).  If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.3           Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the DGCL, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Insider Guides, Inc.”.  The Parties acknowledge that the Surviving Corporation shall do business as “myYearbook.com”.

(b)           At the Effective Time the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5           Directors and Officers of the Surviving Corporation.  The officers of Company immediately prior to the Effective Time shall serve as the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The following Persons shall serve as the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified:  Geoff Cook, John Abbott and Michael Matte.

ARTICLE II

CONVERSION OF SHARES

2.1           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fourth decimal place:

“Cash Consideration” means Eighteen Million Dollars ($18,000,000).

“Cash Percentage” means the percentage equal to 100% multiplied by a fraction, the numerator of which is the Cash Consideration and the denominator of which is (A) $100 Million minus (B) the product of the aggregate number of shares of Parent Common Stock issued to the holders of Company Options pursuant to Section 2.4(a) multiplied by the Transaction Share Price.  The Cash Percentage shall be calculated to four (4) decimal places.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate” means a certificate which immediately prior to the Effective Time represented shares of Company Capital Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Option” means any option to purchase shares of Company Common Stock pursuant to the Company Stock Plan that is outstanding immediately prior to the Effective Time but only to the extent that such option is vested and exercisable immediately prior to the Effective Time.  For purposes of this Agreement, the term Company Option shall not include the portion of any option to purchase Company Common Stock that is not vested or exercisable immediately prior to the Effective Time.

“Company Preferred Stock” means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Stock Plan” means the Insider Guides, Inc. 2006 Equity Incentive Plan.

“Company Warrants” means the warrants to purchase Company Capital Stock described in Schedule 3.5 of the Company Disclosure Statement .

“Fully-Diluted Company Capital Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time plus (B) the aggregate number of Net Exercise Shares issuable with respect to all Company Options that are outstanding immediately prior to the Effective Time plus (C) the aggregate number of shares of Company Capital Stock issuable upon exercise of Company Warrants or other direct or indirect rights to acquire shares of the Company Capital Stock that are issued and outstanding (and fully vested) immediately prior to the Effective Time.

“Fully-Diluted Company Series A Preferred Stock” means the sum, without duplication, of the aggregate number of shares of Company Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of the Company Series A Preferred Stock that are issued and outstanding (and fully vested) immediately prior to the Effective Time.

“Fully-Diluted Company Series B Preferred Stock” means the sum, without duplication, of the aggregate number of shares of Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of the Company Series B Preferred Stock that are issued and outstanding (and fully vested) immediately prior to the Effective Time.

“Holder” means a Person who holds one or more Company Certificates as of the Effective Time.

“Merger Consideration” means, (A) in the case of each share of the Company Series A Preferred Stock, the Series A Amount Per Share, (B) in the case of each share of the Company Series B Preferred Stock, the Series B Amount Per Share, and (C) in the case of each share of the Company Common Stock, the Participating Amount Per Share.

“Net Exercise Shares” with respect to any Company Option means the number of shares of Company Common Stock that would be issued upon exercise of such Company Option immediately prior to the Effective Time minus the number of shares of Company Common Stock that have a fair market value (as determined pursuant to the next sentence) equal to the sum of (A) the aggregate exercise price of such Company Option plus (B) the minimum amount required to be withheld to satisfy applicable tax withholding requirements.  Solely for purposes of determining the number of Net Exercise Shares issuable with respect to any Company Option, the fair market value of a share of Company Common Stock shall equal the product of (i) the Participating Amount Per Share multiplied by (ii) a fraction, the numerator of which is the closing price of a share of Parent Common Stock on the last trading day ending prior to the Effective Time and the denominator of which is the Transaction Share Price.

“Parent Certificate” means a certificate representing shares of Parent Common Stock.

“Participating Amount Per Share” means (A) the Total Participating Consideration divided by (B) the Fully-Diluted Company Capital Stock.

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Series A Amount Per Share” means (A) the Total Series A Consideration divided by (B) the Fully-Diluted Company Series A Preferred Stock.

“Series A Liquidation Preference Per Share” means $1.0023.

“Series B Amount Per Share” means (A) the Total Series B Consideration divided by (B) the Fully-Diluted Company Series B Preferred Stock.

“Series B Liquidation Preference Per Share” means $3.0400.

“Share Percentage” means 100% minus the Cash Percentage.

“Subsidiary,” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Total Participating Consideration” means (A) $100 Million less (B) the Total Preferred Liquidation Preference.

“Total Preferred Liquidation Preference” means the sum of (A) Total Series A Liquidation Preference, plus (B) Total Series B Liquidation Preference.

“Total Series A Consideration” means the sum of (A) the Total Series A Liquidation Preference, plus (B) the Total Series A Participation.

“Total Series A Liquidation Preference” means the product of (A) the Fully-Diluted Company Series A Preferred Stock, multiplied by (B) the Series A Liquidation Preference Per Share.

“Total Series A Participation” means the product of (A) the Fully-Diluted Company Series A Preferred Stock, multiplied by (B) the Participating Amount Per Share.

“Total Series B Consideration” means the sum of (A) the Total Series B Liquidation Preference, plus (B) the Total Series B Participation.

“Total Series B Liquidation Preference” means the product of (A) the Fully-Diluted Company Series B Preferred Stock, multiplied by (B) the Series B Liquidation Preference Per Share.

“Total Series B Participation” means the product of (A) the Fully-Diluted Company Series B Preferred Stock, multiplied by (B) the Participating Amount Per Share.

“Transaction Share Price” shall be equal to the lesser of (A) $10.00 per share of Parent Common Stock and (B) the average of (i) $7.5715  per share and (ii) the average closing price of a share of Parent Common Stock during the 20 trading days ending with the trading day three days prior to the Effective Time.

2.2           Effects on Capital Stock.  As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of Parent, Company or Merger Sub:

(a)           Each share of Company Capital Stock, held of record immediately prior to the Effective Time by Company, Merger Sub, Parent or any of their respective Subsidiaries shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b)           Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(c)           Each issued and outstanding share of Company Capital Stock (other than shares to be canceled in accordance with Section 2.2(a) and Dissenting Shares (as defined in Section 2.7(a)) shall be converted into the right to receive the applicable Merger Consideration in the form specified in this Section 2.2.  As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Company Certificate shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration upon surrender of such Company Certificate in accordance with Section 2.3.

(d)           As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding shares of capital stock or securities of Company or Merger Sub:

(i)           Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(a) and Dissenting Shares) shall be automatically converted into, subject to and in accordance with Section 2.3, (A) the right to receive an amount of cash (without interest) equal to the product of (x) the Cash Percentage multiplied by (y) the Series A Amount Per Share, and (B) (x) a certificate (or direct registration) representing the number of whole shares of Parent Common Stock equal to (i) the Share Percentage multiplied by (ii) the Series A Amount Per Share divided by (iii) the Transaction Share Price and (y) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.2(f), without interest.

(ii)           Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(a) and Dissenting Shares) shall be automatically converted into, subject to and in accordance with Section 2.3, (A) the right to receive an amount of cash (without interest) equal to the product of (x) the Cash Percentage multiplied by (y) the Series B Amount Per Share, and (B) (x) a certificate (or direct registration) representing the number of whole shares of Parent Common Stock equal to (i) the Share Percentage multiplied by (ii) the Series B Amount Per Share divided by (iii) the Transaction Share Price and (y) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.2(f), without interest.

(iii)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(a) and Dissenting Shares) shall be automatically converted into, subject to and in accordance with Section 2.3, (A) the right to receive an amount of cash (without interest) equal to the product of (x) the Cash Percentage multiplied by (y) the Participating Amount Per Share, and (B) (x) a certificate (or direct registration) representing the number of whole shares of Parent Common Stock equal to (i) the Share Percentage multiplied by (ii) the Participating Amount Per Share divided by (iii) the Transaction Share Price and (y) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.2(f), without interest.

(iv)           The amount of cash included in the Merger Consideration payable to each holder of Company Capital Stock shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such stockholder.

(e)           In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(f)           No fraction of a share of Parent Common Stock will be issued pursuant to Section 2.2 or Section 2.4.  Instead, each holder of shares of Company Capital Stock, Company Options or Company Warrants who would otherwise be entitled by virtue of the Merger to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which otherwise would be received by such holder) shall receive in lieu thereof from Parent an amount of cash (rounded to the nearest whole cent, with .5 being rounded up) equal to the product of (i) such fraction, multiplied by (ii) the Transaction Share Price.

(g)           The shares of Parent Common Stock included in the Merger Consideration will be subject to restrictions on transfer for a period of two (2) months following the Effective Time, as follows:  (i) during the one (1) month period following the Effective Time, no more than thirty percent (30%) of the shares of Parent Common Stock received by each Company shareholder as Merger Consideration may be transferred; and (ii) subject to the foregoing clause (i), during the two (2) month period following the Effective Time, no more than sixty-five percent (65%) of the shares of Parent Common Stock received by each Company shareholder as Merger Consideration may be transferred; provided that, Parent Common Stock may be transferred at any time to any Affiliate or family member of a Company shareholder if such transferee agrees to be bound by the foregoing restrictions prior to such transfer.  The restrictions on transfer contemplated by this Section 2.2(g) will be set forth in the Company Voting Agreements and Letters of Transmittal.

2.3           Exchange of Stock Certificates.

(a)           At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company selected by Parent and reasonably acceptable to Company to act as the exchange agent for the Merger Consideration (the “Exchange Agent”).

(b)           At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of Company Capital Stock, for exchange pursuant to this Section 2.3(b), (i) the Parent Certificates (or direct registration) evidencing the shares of Parent Common Stock issuable pursuant to Section 2.2 to be exchanged for outstanding shares of Company Capital Stock, (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.2(f), and (iii) the Cash Consideration.

(c)           Promptly after the Effective Time (and in no event later than five business days after the Effective Time), Parent shall mail or shall cause to be mailed to each Holder (as defined below) a letter of transmittal (the “Letter of Transmittal”) in customary form and reasonably acceptable to the Company and instructions for surrender of the Company Certificates.  Upon surrender to the Exchange Agent of a Company Certificate, together with such Letter of Transmittal duly executed, the Holder shall be entitled to receive in exchange therefor:  (i) certificates (or confirmation of direct registration) evidencing that number of shares of Parent Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); (iii) cash in respect of fractional shares as provided in Section 2.2(f); and (iv) the Cash Consideration payable to such Holder in accordance with Section 2.2, and such Company Certificate so surrendered shall forthwith be canceled.  No certificate representing shares of Parent Common Stock will be issued to a Person who is not the registered owner of a surrendered Company Certificate unless (i) the Company Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Company Certificate shall be deemed to represent, for all purposes, the right to receive the number of full shares of Parent Common Stock as determined in accordance with this Article II, cash in lieu of fractional shares as provided in Section 2.2(f) and the applicable cash component of the Merger Consideration.

(d)           No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Company Certificates until such Holders properly surrender their Company Certificates.  Upon the surrender of such Company Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender Company Certificates for exchange.

(e)           Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Company Capital Stock for shares of Parent Common Stock, dividends or distributions thereon, cash in lieu of fractional shares or any Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4           Company Options and Warrants.

(a)           As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of the Company Options, each Company Option shall be automatically converted into a right to receive as of the Effective Time, for each Net Exercise Share issuable with respect to such Company Option, (i) a number of whole shares of fully paid and nonassessable shares of Parent Common Stock equal to the Option Exchange Ratio plus (ii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.2(f), without interest.  For purposes of this Agreement the “Option Exchange Ratio” shall be equal to the Participating Amount Per Share divided by the Transaction Share Price.

(b)           As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of the Company Warrants, each Company Warrant outstanding, vested and exercisable immediately before the Effective Time shall be automatically converted into a right to receive as of the Effective Time, the applicable Merger Consideration for the class and number of shares of Company Capital Stock for which such Company Warrant is so exercisable.

(c)           The provisions of Sections 2.2(e), Section 2.2(f), and Section 2.3(b)(i) shall apply to the conversion of Company Options and Company Warrants pursuant to Section 2.4(a) and 2.4(b).

(d)           Any option or warrant to purchase Company Capital Stock that is outstanding but not vested or exercisable immediately prior to the Effective Time shall be terminated and cancelled in all respects.

2.5           Lost, Stolen or Destroyed Certificates.  In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock as may be required pursuant to Section 2.2, cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.2(f), the Cash Consideration payable with respect to such Company Certificates and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

2.6           Tax Consequences.  For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.7           Dissenting Shares.

(a)           Notwithstanding the provisions of Section 2.2, Section 2.3 or any other provision of this Agreement to the contrary, Dissenting Shares (as defined below), if any, shall not be converted into or be exchangeable for the right to receive the Merger Consideration at or after the Effective Time, but instead shall be converted into the right of the holder thereof to receive such consideration as may be determined to be due to the holder of the Dissenting Shares pursuant to the DGCL.  If, after the Effective Time, any holder shall effectively withdraw his, her or its demand for appraisal with respect to his, her or its Dissenting Shares or such holder shall (through failure to perfect or otherwise) lose his, her or its rights to demand appraisal as to such Dissenting Shares, then any such shares of Company stock shall immediately be converted into the right to receive payment, without interest, as provided in this Article II and in accordance with the DGCL.  For purposes of this Agreement, “Dissenting Shares” shall mean shares of Company stock held immediately prior to the Effective Time by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and with respect to which demand to Company for purchase of such shares is duly made and perfected in accordance with Section 262 of the DGCL and not subsequently and effectively withdrawn or forfeited.

(b)           Prior to the Closing, Company shall conduct the defense of any claim of appraisal or dissenters’ rights under the DGCL.  Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company stock, withdrawals of such demands, and any other instruments relating to the Merger served on Company pursuant to applicable law and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  From and after the Closing, Parent and the Surviving Corporation shall conduct the defense of any claim of appraisal or dissenters’ rights under the DGCL.

2.8           Required Withholdings.  The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the Person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company makes to Parent and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Company Disclosure Statement”).  The Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Company Disclosure Statement shall qualify only the corresponding Section of this Article III; provided, however, that disclosure in any section of the Company Disclosure Statement shall also qualify other Sections of this Article III, but only to the extent it is reasonably apparent from a reading of the disclosure set forth in such Section that such disclosure is applicable to such other Section or Sections.

3.1           Organization, Etc.

(a)           Each of Company and its Subsidiaries, all of which are listed on Schedule 3.1(b) of the Company Disclosure Statement (the “Company Subsidiaries”), is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of Company and the Company Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

For the purposes of this Agreement, “Company Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of Company, including the Company Subsidiaries, or (ii) would reasonably be expected to prevent the Company from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time, or (iii) materially and adversely affects Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.  Notwithstanding the foregoing, with respect to item (i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, event or effect arising from or relating to general business or economic conditions and (B) any adverse change, event or effect relating to or affecting social networking/internet retail industry generally, in either case which does not disproportionately affect Company.

(b)           Neither Company nor any of the Company Subsidiaries is in violation of any provision of its certificate of incorporation or bylaws or, in the case of any Company Subsidiary that is not a corporation, any equivalent charter document.  Schedule 3.1(b) of the Company Disclosure Statement sets forth (i) the full name of each Company Subsidiary and any other entity in which Company has an equity interest, its capitalization and the ownership interest of Company and each other Person (if any) therein, (ii) the jurisdiction in which each such Company Subsidiary is organized, (iii) each jurisdiction in which Company and each of the Company Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of Company and of each Company Subsidiary (or their equivalents if the Company or a Company Subsidiary is not a corporation).  Company has made available to Parent accurate and complete copies of the articles of incorporation and bylaws and, in the case of any Company Subsidiary that is not a corporation, any other equivalent charter documents, as currently in effect, of Company and each of the Company Subsidiaries.

3.2           Authority Relative to This Agreement.  Company has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval of the adoption of the Agreement and the approval of the Merger by at least a majority of the outstanding shares of Company Common Stock and 70% of the outstanding shares of Company Preferred Stock at the Company Special Meeting or any adjournment or postponement thereof in accordance with the DGCL, consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the board of directors of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of the adoption of the Agreement and approval of the Merger by at least a majority of the outstanding shares of Company Common Stock and 70% of the outstanding shares of Company Preferred Stock at the Company Special Meeting or any adjournment or postponement thereof in accordance with the DGCL).  The Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3           No Violations, Etc.  No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality (“Government Entity”) is necessary on the part of Company or any Company Subsidiary for the consummation by Company of the Merger and the other transactions contemplated hereby except (i) for the filing of the Certificate of Merger as required by the DGCL, (ii)  for compliance with any applicable state takeover laws, (iii) any required compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the execution and delivery of the Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Company with all of the provisions hereof and thereof, will, subject to obtaining the approval of the adoption of this Agreement and the approval of the Merger by the holders of at least a majority of the outstanding shares of Company Common Stock and 70% of the outstanding shares of Company Preferred Stock at the Company Special Meeting or any adjournment or postponement thereof in accordance with the DGCL, (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Company or any Company Subsidiary (or, in the case of any Company Subsidiary that is not a corporation, the equivalent charter documents of such Company Subsidiary), (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any Company Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Company Contract (as defined below), except in the case of clauses (ii) or (iii) for any violation, breach or default that has not had, or could not reasonably be expected to have, a Company Material Adverse Effect.  Schedule 3.3 of the Company Disclosure Statement lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Contracts, or any of Company’s or any Company Subsidiaries’ notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, except for those whose failure to obtain will not have a Company Material Adverse Effect.

3.4           Board Recommendation.  The board of directors of Company has (i) approved and adopted the Agreement, (ii) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the stockholders of Company, (iii) resolved to recommend this Agreement to the stockholders of Company, and (iv) taken all action necessary to exempt the execution and delivery of this Agreement and the Company Voting Agreements and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state anti-takeover statutes.

3.5           Capitalization.

(a)           The authorized capital of Company as of the date hereof consists of (i) 27,000,000 shares of Company Common Stock, of which 12,267,475 shares are outstanding, and (ii) 8,809,777 shares of Company Preferred Stock, of which (A) 4,490,794 shares have been designated Company Series A Preferred Stock, of which 4,096,700 shares are outstanding, and (B) 4,318,983 shares have been designated Company Series B Preferred Stock, of which 4,318,983 shares are outstanding.  The rights, privileges and preferences of the Preferred Stock are as stated in the certificate of incorporation of the Company and as provided by the DGCL.

(b)           Except for the Company Options and Company Warrants identified on Schedule 3.5(b) of the Company Disclosure Statement, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Company, or obligating Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.  To the knowledge of Company, except as set forth in the Company Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Company.  For purposes of this Agreement, the phrase “to the knowledge of Company,” or words of similar import, shall mean the actual knowledge of executive officers of the Company and such other persons set forth on Schedule 3.5(b) of the Company Disclosure Statement.

(c)           True and complete copies of the Company Stock Plan, and of the forms of all agreements and instruments relating to or issued thereunder, have been made available to Parent.  Such agreements, instruments, and forms have not been further amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

3.6           Compliance with Laws.

(a)           Neither Company nor any Company Subsidiary, in any material respect, has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency.  Company and the Company Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder (the “FCPA”), including, without limitation, offered, paid, promised to payor authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure continued compliance therewith.

3.7           Financial Statements; Controls.

(a)           Schedule 3.7 contains copies of the audited consolidated financial statements (including, in each case, any related notes thereto) for the Company and the Company Subsidiaries for the years ended December 31, 2008, 2009 and 2010 and the interim unaudited consolidated financial statements for the Company and the Company Subsidiaries for the quarters ended March 31, 2011 and June 30, 2011 (collectively, the “Company Financial Statements”).  All of the Company Financial Statements  (x) were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or on Schedule 3.7) and (y) fairly presented the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Company and the Company Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The financial statements as of and for the two quarters ended June 30, 2011, included in Schedule 3.7, are herein referred to as the “Company Preliminary Financial Statements” and the balance sheet of Company as of June 30, 2011 is herein referred to as the “Company Balance Sheet.”

(b)           The Company maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls, and Company has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect the Company’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.8           Absence of Undisclosed Liabilities.  Neither Company, nor any of the Company Subsidiaries or the entities listed on Schedule 3.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Company Balance Sheet and the related notes to the financial statements, (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP, (iii) normal or recurring liabilities incurred since June 30, 2011 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, and (iv) liabilities under this Agreement.

3.9           Absence of Changes or Events.  Except as contemplated by this Agreement or as disclosed on Schedule 3.9, since June 30, 2011 (the “Reference Date”), no state of facts, change, event or effect that has had or could reasonably be expected to have Company Material Adverse Effect has occurred and, in addition, Company, the Company Subsidiaries and the entities listed on Schedule 3.1(b) have not, directly or indirectly:

(a)           purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Company or any of the Company Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Company or a wholly-owned Subsidiary of Company);

(b)           authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Company or the Company Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Company or the Company Subsidiaries other than pursuant to and in accordance with the Company Stock Plans;

(c)           (i) created or incurred any indebtedness for borrowed money exceeding $100,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $100,000 in the aggregate, (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to Company and the Company Subsidiaries taken as a whole, or involving in excess of $100,000;

(d)           instituted any material change in accounting methods, principles or practices other than as required by GAAP and disclosed in the notes to the Company Financial Statements;

(e)           revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess in each case of an amount equal to $100,000 plus amounts previously reserved as reflected in the Company Balance Sheet;

(f)           suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $100,000;

(g)            increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person other than in the ordinary course of business and consistent with past practice; (iii) other than in the ordinary course of business consistent with past practice entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) other than as required by law, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Company Options;

(h)           sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties (including intangibles, real, personal or mixed);

(i)           amended its articles of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(j)           made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Company and the Company Subsidiaries in such calendar month resulted in such capital expenditures exceeding $100,000 in the aggregate;

(k)           paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

(l)           waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

(m)           agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

3.10           Capital Stock of Subsidiaries.  Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries.  All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Company free and clear of any claim, lien or encumbrance of any kind with respect thereto.  There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares.  Company does not directly or indirectly own any interest in any Person except the Company Subsidiaries.

3.11           Litigation.

(a)           There is no private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature (“Action”) pending and, to the knowledge of Company, there is not any private or governmental investigation, or any of the foregoing threatened against Company, any of the Company Subsidiaries or any of their respective officers and directors (in their capacities as such), or involving any of their assets or capital stock, before any court, governmental or regulatory authority or body, or arbitration tribunal.  There is no Action pending or, to the knowledge of Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(b)           There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body or agency, or arbitration tribunal in a proceeding to which Company, any Subsidiary of Company, or any of their assets is or was a party or by which Company, any Subsidiary of Company, or any of their assets is bound.

3.12           Insurance.  Schedule 3.12 of the Company Disclosure Statement lists all insurance policies (including without limitation workers’ compensation insurance policies) covering the business, properties or assets of Company and the Company Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $100,000 made against any such policies since January 1, 2008.  All such policies are in effect, and true and complete copies of all such policies have been made available to Parent.  Company has not received notice of the cancellation or threat of cancellation of any of such policy.

3.13           Contracts and Commitments.

(a)           Except as set forth on Schedule 3.13, or except as contemplated by this Agreement, neither Company, nor the Company Subsidiaries, nor the entities listed on Schedule 3.1(b)3.1(b) is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

(i)           agreements or arrangements that provide for employment other than at will or that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

(ii)           agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)           agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

(iv)           agreements, contracts or commitments for the purchase of materials, supplies or equipment, under which the aggregate payments for the past twelve (12) months exceeded $100,000, which are with sole or single source suppliers;

(v)           guarantees or other agreements, contracts or commitments under which Company or any of the Company Subsidiaries is absolutely or contingently liable for (A) the performance of any other Person, firm or corporation (other than Company or the Company Subsidiaries), (B) the whole or any part of the indebtedness or liabilities of any other Person, firm or corporation (other than Company or the Company Subsidiaries), or (C) indemnification obligations to officers and directors;

(vi)           powers of attorney authorizing the incurrence of a material obligation on the part of Company or the Company Subsidiaries;

(vii)           agreements, contracts or commitments which limit or restrict (A) where Company or any of the Company Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Company or any of the Company Subsidiaries;

(viii)           agreements, contracts or commitments, under which the aggregate payments or receipts for the past 12 months exceeded $100,000, containing any agreement with respect to a change of control of Company or any of the Company Subsidiaries;

(ix)           agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Company or any of the Company Subsidiaries to customers in the ordinary course of business and consistent with past practice);

(x)           any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; or

(xi)           any agreement, contract or commitment that would be otherwise required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act.

Each contract, agreement or commitment of the type described in this Section 3.13 is referred to herein as a “Company Contract” and each such Company Contract identified in Section 3.13(a)(i) through Section 3.13(a)(x) is identified by name and date on Schedule 3.13(a) to the Company Disclosure Statement.

(b)           Neither Company nor any of the Company Subsidiaries, nor to the knowledge of Company any other party to a Company Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any Company Contract, other than any breaches, violations or defaults which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Each Company Contract is a valid, binding and enforceable obligation of Company and to the knowledge of Company, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights governing or by general principles of equity.

(d)           An accurate and complete copy of each Company Contract has been made available to Parent.

3.14           Labor Matters; Employment and Labor Contracts.

(a)           None of Company or any of the Company Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Company or any of the Company Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees.  Each of Company and the Company Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements.

(b)           There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Company or any of the Company Subsidiaries.  No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Company or any of the Company Subsidiaries who are not currently organized.  Neither Company nor any of the Company Subsidiaries has any material obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any former employees or qualifying beneficiaries thereunder.  There are no controversies pending or, to the knowledge of Company or any of the Company Subsidiaries, threatened, between Company or any of the Company Subsidiaries and any of their respective employees.  The employment of each of the employees of Company and each Company Subsidiary is “at will” (except for non-U.S. employees) and Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice (except as otherwise required by applicable law) prior to terminating the employment of any of their respective employees.  Neither Company nor any Company Subsidiary is currently engaged, or has ever engaged in, any arrangement whereby it leases employees or other service providers from another Person.

3.15           Intellectual Property Rights.

(a)           To the knowledge of Company, Company and the Company Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the “Company IP Rights”).  No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by Company or the Company Subsidiaries.

(b)           Except as has not had, or could not reasonably be expected to have, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Company IP Rights, (ii) cause the modification of any term of any license or agreement relating to any Company IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Company IP Rights, (iv) give rise to a right of forfeiture or termination of any Company IP Rights or (v) impair the right of Company or the Surviving Corporation to use, sell or license any Company IP Rights or portion thereof.

(c)           Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Company or any of the Company Subsidiaries (i) violates in any material respect any license or agreement between Company or any of the Company Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Company products, conflicts or will conflict with the rights of any other party.

(d)           Schedule 3.15(d) of the Company Disclosure Statement lists all patents, trade names, domain names, registered trademarks and service marks, and applications for any of the foregoing owned or possessed by Company or any of the Company Subsidiaries and true and complete copies of such materials have been made available to Parent.

(e)           Company has provided to Parent a true and complete copy of its standard form of employee confidentiality agreement and Company has used its commercially reasonable efforts to cause all employees of Company and the Company Subsidiaries to execute such an agreement.  Company has taken all commercially reasonably necessary steps to ensure that all consultants or third parties with access to material proprietary information of Company have executed appropriate non-disclosure agreements that adequately protect the Company IP Rights.

Company has taken all commercially reasonably necessary steps to ensure that Company’s and the Company Subsidiaries’ material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of copyright prior to the statutory expiration date or the loss of trade secret status.

(f)           To the knowledge of Company, none of the employees or consultants of Company or any of the Company Subsidiaries is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of Company and the Company Subsidiaries or that would conflict with the business of Company as presently conducted or proposed to be conducted.  Neither Company nor any of the Company Subsidiaries has entered into any agreement to indemnify any other Person, including but not limited to any employee or consultant of Company or any of the Company Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements, reseller agreements or distribution agreements, arising in the ordinary course of business.  All current and former employees and consultants of Company or any of the Company Subsidiaries have signed valid and enforceable written assignments to Company or the Company Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Company, and Company and the Company Subsidiaries possess signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not have a Company Material Adverse Effect.  With respect to assignments of patents or application for patents, Company and the Company Subsidiaries possess signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

3.16           Taxes.

(a)           For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity or by virtue of being a transferee of any other Person.  For purposes of this Agreement, “Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.

(b)           Company and each of the Company Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items.  Company and each of the Company Subsidiaries have paid (or Company has paid on behalf of each of the Company Subsidiaries) all Taxes due and payable as shown on such Tax Returns.  True and correct copies of all Tax Returns filed by Company and the Company Subsidiaries for the period beginning January 1, 2003 through the date hereof have been provided to Parent.  The Company Balance Sheet reflects an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of Company and the Company Subsidiaries, accrued through the date of such financial statement.  No deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of the Company Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(c)           None of Company and the Company Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.  All audits of federal, state, local and foreign Tax Returns by the relevant taxing authorities have been completed.

(d)           None of Company and the Company Subsidiaries has assumed liability for the Taxes of another Person under any contract, agreement, arrangement or course of dealing.  None of the Company and the Company Subsidiaries are, or will be after the Effective Time, bound by any tax sharing agreement (including any indemnity arrangements) or similar arrangements.

(e)           There is no lien for Taxes on any of the assets of Company or any of the Company Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

(f)           No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign tax law).  All compensation payable to any employee of the Company or any Company Subsidiary is deductible under Section 162(m) of the Code (and any comparable provisions of state, local or foreign tax law).

(g)           Company and each of the Company Subsidiaries have properly withheld on all amounts paid to consultants or employees, or to Persons located outside the United States and have paid over all such amounts to the appropriate taxing authorities.

(h)           All material elections with respect to Taxes affecting the Company or any Company Subsidiary or any asset owned by the Company or any Company Subsidiary as of the date of this Agreement are set forth on Schedule 3.16(h) of the Company Disclosure Statement.  Neither the Company nor any Company Subsidiary has:  (i) agreed to or is  required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) made, and will not make, a consent dividend election under Section 565 of the Code; (iv) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) made any of the foregoing elections and is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(i)           Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company or other entity which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Tax law), or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax law).

(j)           Neither Company nor any Company Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Company.

3.17           Employee Benefit Plans; ERISA.

(a)           Schedule 3.17(a) of the Company Disclosure Statement lists all (i) “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plans”); (ii) “welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”); (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plan; bonus, profit-sharing plan or other incentive plan; deferred compensation arrangement; severance plan; holiday or vacation plan; retirement or supplemental retirement plan; sabbatical program; medical, heath-related, life or other insurance plan; relocation arrangement; cafeteria (Code Section 125) or dependent care (Code Section 129) benefit; or any other fringe benefit program; and (iv) other employee benefit or compensation plan, agreement (including individual agreement), program, policy or arrangement covering employees, directors and consultants of the Company, any Company Subsidiary any of its or their Company ERISA Affiliates (as hereinafter defined) that either is maintained or contributed to by Company or any of the Company Subsidiaries or any of their Company ERISA Affiliates or to which Company or any of the Company Subsidiaries or any of their Company ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”) with respect to employees or other service-providers or former employees or other service-providers of Company, the Company Subsidiaries, or any of their ERISA Affiliates.  For purposes of this Agreement, “Company ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Company or any of the Company Subsidiaries.

(b)           Company and each of the Company Subsidiaries, and each of the Company Employee Benefit Plans, are in compliance with, has performed all material obligations required under, and is not subject to liability under, the applicable provisions of ERISA, the Code and other applicable laws, and with the terms of each Company Employee Benefit Plan.  Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without liability to Parent or the Surviving Corporation, and no Company Employee Benefit Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c)           All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made.

(d)           To the knowledge of Company, all of Company’s Pension Plans and Company’s Subsidiaries’ Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such insignificant operational failures as may be self-corrected under the Internal Revenue Service Employee Plans Compliance Resolution System without cost to the Company.

(e)           To the knowledge of Company, there are no (i) investigations pending by any governmental entity involving the Company Employee Benefit Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Company Employee Benefit Plans, against the assets of any of the trusts under any Company Employee Benefit Plans or, against any fiduciary of any Company Employee Benefit Plans or against Company, any Company Subsidiary or any of its or their Company ERISA Affiliates with respect to the operation of such plan or asserting any rights or claims to benefits under any Company Employee Benefit Plans or against the assets of any trust under such plan.  To the knowledge of Company, there are no facts which would give rise to any liability under this Section 3.17(e) in the event of any such investigation, claim, suit or proceeding.

(f)           None of Company, any of the Company Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA).

(g)           None of Company, any of the Company Subsidiaries, or any of their Company ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(h)           Neither Company nor any Subsidiary of Company nor any Company ERISA Affiliate has incurred any liability under Title IV of ERISA or under Code Section 4-13 that has not been satisfied in full.

(i)           Neither Company, any of the Company Subsidiaries nor any of their Company ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, or any multiple employer plan, within the meaning of Code Section 413(c).

(j)           With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent:  (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Company Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent United States Internal Revenue Service (“IRS”) determination letter, if applicable.  Company or any Company Subsidiary has timely filed and delivered or made available to Parent the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other governmental authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.

(k)           None of the Welfare Plans maintained by Company or any of the Company Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant’s beneficiary.  Company and each of the Company Subsidiaries which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(l)           No liability under any Pension Benefit Plan or Welfare Plan has been funded or satisfied with the purchase of a contract from, and no self-insured plan receives administrative services from, an insurance company as to which Company or any of the Company Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

(m)           Neither the consummation of the transactions contemplated by this Agreement, nor any termination of employment or any other service relationship, will result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee, director or consultant of Company or any of the Company Subsidiaries.  There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company Subsidiary or other Company ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.

(n)           To the knowledge of the Company, (i) no Company Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such Employee Plan, a “Deferred Compensation Plan”); (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) neither the Company nor any of its Affiliates has (i) since October 4, 2004, granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) granted to any person an interest in any Deferred Compensation Plan which interest has or will, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004 or because such interest is earned after December 31, 2004, be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (iii) since October 4, 2004, modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(o)           Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law.  In the past two years, (i) neither Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company and Company Subsidiaries; and (iii) neither Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.  Neither Company nor any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the effective date of this Agreement.

3.18           Environmental Matters.

(a)           Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Government Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws which term shall not include office and janitorial supplies (insofar as they are stored or used in the ordinary course of business) (a “Hazardous Material”), are present, as a result of the actions of Company or any of the Company Subsidiaries or, to the knowledge of Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of the Company Subsidiaries has at any time owned, operated, occupied or leased.

(b)           Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Company or any of the Company Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Government Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Company and the Company Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and the Company Subsidiaries’ Hazardous Material Activities and other businesses of Company and the Company Subsidiaries as such activities and businesses are currently being conducted.  To the knowledge of Company, there are no facts or circumstances indicating that any Company Environmental Permit will or may be revoked, suspended, canceled or not renewed.  All appropriate action in connection with the renewal or extension of any Company Environmental Permit has been taken.

(d)           No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of the Company Subsidiaries.  Company does not have knowledge of any fact or circumstance which could involve Company or any of the Company Subsidiaries in any environmental litigation reasonably expected to have a Company Material Adverse Effect.  Company and the Company Subsidiaries have not received notice, nor to the knowledge of Company is there a threatened notice, that Company or the Company Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Company or any of the Company Subsidiaries for recycling, disposal, or handling of waste.

3.19           Affiliates.  Schedule 3.19 to the Company Disclosure Statement identifies all persons who to the knowledge of Company may be deemed to be “affiliates” of Company for purposes of Rule 145 under the Securities Act (“Affiliates”).

3.20           Finders or Brokers.  Except as listed on Schedule 3.19 of Company Disclosure Statement, neither Company nor any of the Company Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

3.21           Title to Property.  Company and the Company Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Company Balance Sheet, (iv) liens recorded pursuant to any Environmental law or (v) liens or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.  Schedule 3.21 of the Company Disclosure Statement identifies each parcel of real property owned or leased by Company or any of the Company Subsidiaries.

3.22           No Existing Discussions.  As of the date hereof, neither Company nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.3(c).

3.23           Negative Assurances.  No representation or warranty made by the Company in Article III of this Agreement or in the Company Disclosure Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein not misleading.

3.24           No Aggregate Company Material Adverse Effect.  Without giving effect to any materiality exceptions contained in this Article III, the failure of the representations and warranties of the Company contained in this Article III, in the aggregate, to be true and correct have not had, and could not be reasonably expected to have, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS & WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub make to Company the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Parent Disclosure Statement”).  The Parent Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Parent Disclosure Statement shall qualify only the corresponding Section of this Article IV; provided, however, that disclosure in any section of the Parent Disclosure Statement shall also qualify other Sections of this Article IV, but only to the extent it is reasonably apparent from a reading of the disclosure set forth in such Section that such disclosure is applicable to such other Section or Sections.

4.1           Organization, Etc.

(a)           Each of Parent and its Subsidiaries, all of which are listed on Schedule 4.1(b) of the Parent Disclosure Statement (the “Parent Subsidiaries”), and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each Parent Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or could not reasonably be expected to have, individually and in the aggregate, a Parent Material Adverse Effect.

For the purposes of this Agreement, “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of Parent, including the Parent Subsidiaries, or (ii) would reasonably be expected to prevent the Parent from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time.  Notwithstanding the foregoing, with respect to item (i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:  (A) any adverse change, event or effect arising from or relating to general business or economic conditions; and (B) any adverse change, event or effect relating to or affecting the social networking/internet retail industry generally, in either case which does not disproportionately affect Parent.

(b)           Neither Parent, the Parent Subsidiaries or Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.  Schedule 4.1(b) of the Parent Disclosure Statement sets forth (i) the full name of each Parent Subsidiary and any other entity in which Parent has an equity interest, its capitalization and the ownership interest of Parent and each other Person (if any) therein, (ii) the jurisdiction in which each such Parent Subsidiary is organized, (iii) each jurisdiction in which Parent and each of the Parent Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of Parent and of each Parent Subsidiary.  Parent has made available to Company accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Parent and each of the Parent Subsidiaries.

4.2           Authority Relative to This Agreement.  Each of Parent and Merger Sub has full corporate power and authority to (i) execute and deliver this Agreement and (ii) assuming the approval of the issuance of the Parent Common Stock in connection with the Merger and issuance of the shares pursuant to the Financing Transaction by at least a majority of the shares of Parent Common Stock present in person or represented by proxy and entitled to vote at the Parent Special Meeting or any adjournment or postponement thereof in accordance with Nevada Law, to consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of the Agreement, and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by a vote of the board of directors of each of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than approval of the issuance of the shares in connection with the Merger and the Financing Transaction by at least a majority vote of the number of shares of Parent Common Stock entitled to vote represented at the Parent Special Meeting, or any adjournment or postponement thereof in accordance with Nevada Law, at the time of the vote, and the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which will occur immediately after the execution and delivery hereof).  The Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3           No Violations, Etc.  No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby, except (i) for the filing of the Certificate of Merger as required by the DGCL, (ii) for the filing with the Securities and Exchange Commission (“SEC”) of, and the effectiveness of, the Registration Statement, (iii) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities or “blue sky” laws, state takeover laws and the relevant listing requirements, (iv) any required compliance with the HSR Act, or (v) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither the execution and delivery of the Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will, subject to approval of the issuance of the shares in connection with the Merger and Financing Transaction by at least a majority vote of the number of shares of Parent Common Stock entitled to vote represented at the Parent Special Meeting, or any adjournment or postponement thereof in accordance with Nevada Law, at the time of the vote, and the adoption of this Agreement by parent as sole stockholder of Merger Sub, which will occur immediately after the execution and delivery hereof, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Parent or any Parent Subsidiary, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Parent Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Parent Contract (as defined below), except in the case of clauses (ii) or (iii), for any violation, breach or default that  has not had, or could not reasonably be expected to have, a Parent Material Adverse Effect.  Schedule 4.3 of the Parent Disclosure Statement lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Parent Contracts, or any of Parent’s or any Parent Subsidiaries’ notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, except for those whose failure to obtain will not have a Parent Material Adverse Effect.

4.4           Board Approval.  The board of directors of Parent has (i) approved and adopted the Agreement, (ii) determined that this Agreement and the Financing Transaction is fair to and in the best interests of the stockholders of Parent, and (iii) resolved to recommend the issuance of shares of Parent Common Stock pursuant to this Agreement and the Financing Transaction to the stockholders of Company.  The board of directors of Merger Sub has approved and adopted this Agreement and determined that this Agreement is fair to and in the best interests of its stockholder.

4.5           Fairness Opinion.  Parent’s Board of Directors has received the written opinion of Raymond James & Associates, Inc. prior to or concurrently with the execution of this Agreement, that, subject to the assumptions and qualifications set forth therein, as of such date, the aggregate Merger Consideration to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent.

4.6           Capitalization.

(a)           The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock.  As of the date of this Agreement, there were (i) 16,632,448 shares of Parent Common Stock outstanding and (ii) no treasury shares.  The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, $0.001 par value.  As of the date hereof, there were (i) 1,000 shares of Merger Sub which are held of record and beneficially by Parent.  Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities, except as necessary for such purpose.

(b)           Except for the stock options of Parent outstanding immediately prior to the Effective Time under the Parent Stock Plans (as defined below) (the “Parent Options”), and except for shares of capital stock that may be issued pursuant to the exercise of outstanding warrants described in Schedule 4.6(b) of the Parent Disclosure Statement, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Parent, or obligating Parent to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. For purposes of this Agreement, “Parent Stock Plans” means the Parent’s 2006 Stock Incentive Plan which is in effect on the date hereof.  To the knowledge of Parent, except for the Parent Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Parent.  For purposes of this Agreement, “to the knowledge of Parent,” or words of similar import, shall mean the actual knowledge of executive officers and directors of Parent and such other persons set forth on Schedule 4.6(b) of the Parent Disclosure Statement.

(c)           True and complete copies of the Parent Stock Plan, and of the forms of all agreements and instruments relating to or issued under thereof, have been made available to Company.  Such agreements, instruments, and forms have not been further amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

4.7           SEC Filings.  Since July 1, 2006, Parent has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 2007 are referred to herein as the “Parent SEC Reports”).  All of the Parent SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (“Securities Act”) and the Exchange Act.  Accurate and complete copies of the Parent SEC reports have been made available (including via EDGAR) to Company.  As of their respective dates the Parent SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has responded to all comment letters of the staff of the SEC relating to Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of Parent. To Parent’s Knowledge, none of Parent’s SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Parent is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of NYSE Amex LLC (“NYSE Amex”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

4.8           Compliance with Laws.

(a)           Neither Parent nor any Parent Subsidiary, in any material respect, has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency.  Parent, the Parent Subsidiaries and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Neither Parent nor any Parent Subsidiary, nor Merger Sub, nor any of their respective directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, offered, paid, promised to payor authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Parent and, to the knowledge of the Parent, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure continued compliance therewith.

4.9           Financial Statement; Controls.

(a)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports and each of the Parent Interim Financial Statements (the “Parent Financial Statements”), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The interim financial statements as of and for the two quarters ended June 30, 2011, provided to the Company prior to the date hereof, are herein referred to as the “Parent Interim Financial Statements” and the balance sheet of Parent as of the Reference Date is herein referred to as the “Parent Balance Sheet.”

(b)           The Parent maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no significant deficiencies or material weaknesses in the design or operation of the Parent’s internal controls, and Parent has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect the Parent’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls.

4.10           Absence of Undisclosed Liabilities.  Neither Parent, nor any of the Parent Subsidiaries or the entities listed on Schedule 4.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Parent Balance Sheet and the related notes to the financial statements, (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP, (iii) normal or recurring liabilities incurred since June 30, 2011 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect, and (iv) liabilities under this Agreement

4.11           Absence of Changes or Events.  Except as contemplated by this Agreement, since June 30, 2011, no state of facts, change, event or effect that has had or could reasonably be expected to have a Parent Material Adverse Effect has occurred and, in addition, Parent, the Parent Subsidiaries and the entities listed on Schedule 4.1(b) have not, directly or indirectly:

(a)           purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Parent, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Parent or a wholly-owned Subsidiary of Parent);

(b)           authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Parent or the Parent Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Parent or the Parent Subsidiaries, other than pursuant to and in accordance with the Parent Stock Plans;

(c)           (i) created or incurred any indebtedness for borrowed money exceeding $100,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $100,000 in the aggregate, or (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to Parent taken as a whole, or involving in excess of $100,000;

(d)           instituted any material change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Parent Financial Statements;

(e)           revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess in each case of an amount equal to $100,000 plus amounts previously reserved as reflected in the Parent Balance Sheet;

(f)           suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $100,000;

(g)           (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person other than in the ordinary course of business and consistent with past practice; (iii) other than in the ordinary course of business consistent with past practice, entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) other than as required by law, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Parent Options;

(h)           sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties (including intangibles, real, personal or mixed);

(i)           amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; or

(j)           made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Parent and the Parent Subsidiaries in such calendar month resulted in such capital expenditures exceeding $100,000 in the aggregate;

(k)           paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

(l)           waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills; or

(m)           agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

4.12           Capital Stock of Subsidiaries.  Parent is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Parent Subsidiaries.  All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Parent free and clear of any claim, lien or encumbrance of any kind with respect thereto.  There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent or any of the Parent Subsidiaries to issue, transfer or sell any shares of capital stock or other equity securities of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares.  Parent does not directly or indirectly own any interest in any Person except the Parent Subsidiaries.

4.13           Litigation.

(a)           Except as disclosed in the Parent’s SEC Reports, there is no Action pending and, to the knowledge of Parent, there is not any private or governmental investigation, or any of the foregoing threatened against Parent, any of the Parent Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets or capital stock, before any court, or governmental or regulatory authority or body, or arbitration tribunal.  There is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(b)           There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body, or agency or arbitration tribunal in a proceeding to which Parent, any Parent Subsidiary, or any of their assets is or was a party, or by which Parent, any Parent Subsidiary, or any of their assets is bound.

4.14           Insurance.  Schedule 4.14 of the Parent Disclosure Statement lists all insurance policies (including without limitation workers’ compensation insurance policies) covering the business, properties or assets of Parent, the premiums and coverages of such policies, and all claims in excess of $100,000 made against any such policies since January 1, 2007.  All such policies are in effect, and true and complete copies of all such policies have been made available to Company.  Parent has not received notice of the cancellation or threat of cancellation of any of such policy.

4.15           Contracts and Commitments.

(a)           Except as filed as an exhibit to Parent’s SEC Reports or set forth on Schedule 4.15, and except as contemplated by this Agreement, neither Parent, nor the Parent Subsidiaries, nor the entities listed on Schedule 4.1(b) is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

(i)           agreements or arrangements that provide for employment other than at will or that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

(ii)           agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)           agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

(iv)           agreements, contracts or commitments for the purchase of materials, supplies or equipment, under which the aggregate payments for the past twelve (12) months exceeded $100,000, which are with sole or single source suppliers;

(v)           guarantees or other agreements, contracts or commitments under which Parent or any of the Parent Subsidiaries is absolutely or contingently liable for (A) the performance of any other Person, firm or corporation (other than Parent or the Parent Subsidiaries), (B) the whole or any part of the indebtedness or liabilities of any other Person, firm or corporation (other than Parent or the Parent Subsidiaries), or (C) indemnification obligations to officers and directors;

(vi)           powers of attorney authorizing the incurrence of a material obligation on the part of Parent or the Parent Subsidiaries;

(vii)           agreements, contracts or commitments which limit or restrict (A) where Parent or any of the Parent Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Parent or any of the Parent Subsidiaries;

(viii)           agreements, contracts or commitments, under which the aggregate payments or receipts for the past 12 months exceeded $100,000, containing any agreement with respect to a change of control of Parent or any of the Parent Subsidiaries;

(ix)           agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Parent or any of the Parent Subsidiaries to customers in the ordinary course of business and consistent with past practice);

(x)           any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; or

(xi)           any agreement, contract or commitment that would be otherwise required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act.

Each contract, agreement or commitment of the type described in this Section 4.15 is referred to herein as a “Parent Contract.”

(b)           Neither Parent nor any of the Parent Subsidiaries, nor to the knowledge of Parent any other party to a Parent Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice, or both, could reasonably be expected to cause such a breach, violation or default under) any Parent Contract, other than any breaches, violations or defaults which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Each Parent Contract is a valid, binding and enforceable obligation of Parent and to the knowledge of Parent, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights governing or by general principles of equity.

(d)           An accurate and complete copy of each Parent Contract has been made available (including via EDGAR) to Company.

4.16           Labor Matters; Employment and Labor Contracts.

(a)           Neither Parent nor any Parent Subsidiary is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Parent are there any activities or proceedings of any labor union to organize any of its employees.  Each of Parent and any Parent Subsidiary is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements.

(b)           There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Parent or any Parent Subsidiary.  No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Parent or any Parent Subsidiary who are not currently organized.  Each of Parent and any Parent Subsidiary has no material obligations under COBRA, with respect to any former employees or qualifying beneficiaries thereunder.  There are no controversies pending or, to the knowledge of Parent or any Parent Subsidiary, threatened, between Parent or any Parent Subsidiary and any of their respective employees.  The employment of each of the employees of Parent and each Parent Subsidiary is “at will” (except for non-U.S. employees located in a jurisdiction which that does not recognize the “at will” employment concept) and Parent and each Parent Subsidiary does not have any obligation to provide any particular form or period of notice (except as otherwise required by applicable law) prior to terminating the employment of any of their respective employees.  Neither Parent nor any Parent Subsidiary is currently engaged, or has ever engaged in, any arrangement whereby it leases employees or other service providers from another Person.

4.17           Intellectual Property Rights.

(a)           To the knowledge of Parent, Parent owns or has the right to use all intellectual property used to conduct its businesses (such intellectual property and the rights thereto are collectively referred to herein as the “Parent IP Rights”) except where failure to have such right would not create a Parent Material Adverse Effect.  No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by Parent.

(b)           Except as has not had, or could not reasonably be expected to have, a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Parent IP Rights, (ii) cause the modification of any term of any license or agreement relating to any Parent IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement,  (iii) cause the forfeiture or termination of any Parent IP Rights, or (iv) give rise to a right of forfeiture or termination of any Parent IP Rights.

(c)           Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Parent or any Parent Subsidiary (i) violates in any material respect any license or agreement between Parent and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights, or asserting that any Parent IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Parent products, conflicts or will conflict with the rights of any other party or impair the right of Parent to use, sell or license any Intellectual Property rights or portion thereof.

(d)           Schedule 4.17(d) of the Parent Disclosure Statement lists all patents, trade names, domain names, registered trademarks and service marks, and applications for any of the foregoing owned or possessed by Parent or any of the Parent Subsidiaries and true and complete copies of such materials have been made available to Company.

(e)           Parent has provided to Company a true and complete copy of its standard form of employee confidentiality agreement and Parent has used its commercially reasonable efforts to cause all employees of Parent to execute such an agreement.  Parent has taken all commercially reasonably necessary steps to ensure that all consultants or third parties with access to material proprietary information of Parent have executed appropriate non-disclosure agreements that adequately protect the Parent IP Rights.

(f)           Parent has taken all commercially reasonably necessary steps to ensure that Parent’s and each Parent Subsidiary’s material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of copyright prior to the statutory expiration date or the loss of trade secret status.

(g)           To the knowledge of Parent, none of the employees or consultants of Parent is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of Parent and each Parent Subsidiary or that would conflict with the business of Parent as presently conducted or proposed to be conducted.  Neither Parent nor any Parent Subsidiary has entered into any agreement to indemnify any other Person, including but not limited to any employee or consultant of Parent or any Parent Subsidiary, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements, reseller agreements or distribution agreements, arising in the ordinary course of business.  All current and former employees and consultants of Parent and each Parent Subsidiary have signed valid and enforceable written assignments to Parent or the Parent Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Parent, and Parent and each Parent Subsidiary possesses signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not have a Parent Material Adverse Effect.  With respect to assignments of patents or application for patents, Parent and each Parent Subsidiary possesses signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

4.18           Taxes.

(a)           Parent and each of the Parent Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items.  Parent and each of the Parent Subsidiaries have paid (or Parent has paid on behalf of each of the Parent Subsidiaries) all Taxes due and payable as shown on such Tax Returns.  True and correct copies of all Tax Returns filed by Parent and the Parent Subsidiaries for the period beginning January 1, 2003 through the date hereof have been provided to Company.  The most recent financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of Parent and the Parent Subsidiaries, accrued through the date of such financial statements.  No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b)           None of Parent and the Parent Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.  All audits of federal, state, local and foreign Tax Returns by the relevant taxing authorities have been completed.

(c)           None of Parent and the Parent Subsidiaries has assumed liability for the Taxes of another Person under any contract, agreement, arrangement or course of dealing.  None of the Parent and the Parent Subsidiaries are, or will be after the Effective Time, bound by any tax sharing agreement (including any indemnity arrangements) or similar arrangements.

(d)           There is no lien for Taxes on any of the assets of Parent or any of the Parent Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

(e)           All compensation payable to any employee of the Parent or any Parent Subsidiary is deductible under Section 162(m) of the Code (and any comparable provisions of state, local or foreign tax law).

(f)           Parent and each of the Parent Subsidiaries have properly withheld on all amounts paid to consultants or employees, or to Persons located outside the United States and have paid over all such amounts to the appropriate taxing authorities.

(g)           All material elections with respect to Taxes affecting the Parent or any Parent Subsidiary or any asset owned by the Parent or any Parent Subsidiary as of the date of this Agreement are set forth on Schedule 4.18(g) of the Parent Disclosure Statement.  Neither the Parent nor any Parent Subsidiary has:  (i) agreed to or is  required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) made, and will not make, a consent dividend election under Section 565 of the Code; (iv) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) made any of the foregoing elections and is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(h)           Neither the Parent nor any Parent Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company or other entity which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Tax law), or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax law).

(i)           Neither Parent nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Parent.

4.19           Employee Benefit Plans; ERISA.

(a)           Schedule 4.19(a) of the Parent Disclosure Statement lists all of Parent’s (i) Pension Plans; (ii) Welfare Plans; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plan; bonus, profit-sharing plan or other incentive plan; deferred compensation arrangement; severance plan; holiday or vacation plan; retirement or supplemental retirement plan; sabbatical program; medical, heath-related, life or other insurance plan; relocation arrangement; cafeteria (Code Section 125) or dependent care (Code Section 129) benefit; or any other fringe benefit program; and (iv) other employee benefit or compensation plan, agreement (including individual agreement), program, policy or arrangement covering employees, directors and consultants of the Parent, any Parent Subsidiary any of its or their Parent ERISA Affiliates (as hereinafter defined) that either is maintained or contributed to by Parent or any of the Parent Subsidiaries or any of their Parent ERISA Affiliates or to which Parent or any of the Parent Subsidiaries or any of their Parent ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Parent Employee Benefit Plans”) with respect to employees or other service-providers or former employees or other service-providers of Parent, the Parent Subsidiaries, or any of their ERISA Affiliates.  For purposes of this Agreement, “Parent ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Parent or any of the Parent Subsidiaries.

(b)           Parent and each of the Parent Subsidiaries, and each of the Parent Employee Benefit Plans, are in compliance with, has performed all material obligations required under, and is not subject to liability under, the applicable provisions of ERISA, the Code and other applicable laws, and with the terms of each Parent Employee Benefit Plan.  Each Parent Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without liability to Parent or the Surviving Corporation, and no Parent Employee Benefit Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c)           All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made.

(d)           To the knowledge of Parent, all of Parent’s Pension Plans and Parent’s Subsidiaries’ Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such insignificant operational failures as may be self-corrected under the Internal Revenue Service Employee Plans Compliance Resolution System without cost to the Parent.

(e)           To the knowledge of Parent, there are no (i) investigations pending by any governmental entity involving the Parent Employee Benefit Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Parent Employee Benefit Plans, against the assets of any of the trusts under any Parent Employee Benefit Plans or, against any fiduciary of any Parent Employee Benefit Plans or against Parent, any Parent Subsidiary or any of its or their Parent ERISA Affiliates with respect to the operation of such plan or asserting any rights or claims to benefits under any Parent Employee Benefit Plans or against the assets of any trust under such plan.  To the knowledge of Parent, there are no facts which would give rise to any liability under this Section 4.19(e) in the event of any such investigation, claim, suit or proceeding.

(f)           None of Parent, any of the Parent Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA).

(g)           None of Parent, any of the Parent Subsidiaries, or any of their Parent ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(h)           Neither Parent nor any Subsidiary of Parent nor any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA or under Code Section 4.13 that has not been satisfied in full.

(i)           Neither Parent, any of the Parent Subsidiaries nor any of their Parent ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, or any multiple employer plan, within the meaning of Code Section 4-13(c).

(j)           With respect to each of the Parent Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to the Company:  (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Parent Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.  Parent or any Parent Subsidiary has timely filed and delivered or made available to Parent the three most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other governmental authority, administrators, trustees, beneficiaries and alternate payees relating to any Parent Employee Benefit Plan.

(k)           None of the Welfare Plans maintained by Parent or any of the Parent Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant’s beneficiary.  Parent and each of the Parent Subsidiaries which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(l)           No liability under any Pension Benefit Plan or Welfare Plan has been funded or satisfied with the purchase of a contract from, and no self insured plan receives administrative services from, an insurance company as to which Parent or any of the Parent Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

(m)           Neither the consummation of the transactions contemplated by this Agreement, nor any termination of employment or any other service relationship, will result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee, director or consultant of Parent or any of the Parent Subsidiaries.  There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Parent Subsidiary or other Parent ERISA Affiliate relating to, or change in participation or coverage under, any Parent Employee Benefit Plan which would materially increase the expense of maintaining such Parent Employee Benefit Plan above the level of expense incurred with respect to such Parent Employee Benefit Plan for the most recent fiscal year included in the Parent Financial Statements.

(n)           To the knowledge of the Parent, (i) no Parent Employee Benefit Plan is a Deferred Compensation Plan; (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) neither the Parent nor any of its Affiliates has (i) since October 4, 2004, granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) granted to any person an interest in any Deferred Compensation Plan which interest has or will, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004 or because such interest is earned after December 31, 2004, be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (iii) since October 4, 2004, modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(o)           Parent and each Parent Subsidiary is in compliance in all material respects with the WARN Act, or any similar state or local law.  In the past two years, (i) neither Parent nor any Parent Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent and Parent Subsidiaries; and (iii) neither Parent nor any Parent Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.  Neither Parent nor any Parent Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the effective date of this Agreement.

4.20           Environmental Matters.

(a)           Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Parent Material Adverse Effect, no Hazardous Materials are present, as a result of the actions of Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of the Parent Subsidiaries has at any time owned, operated, occupied or leased.

(b)           Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Parent or any of the Parent Subsidiaries engaged in any Hazardous Materials Activity in violation of any rule, regulation, treaty or statute promulgated by any Government Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Parent and the Parent Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and the Parent Subsidiaries’ Hazardous Material Activities and other businesses of Parent and the Parent Subsidiaries as such activities and businesses are currently being conducted.  To the knowledge of Parent, there are no facts or circumstances indicating that any Parent Environmental Permit will or may be revoked, suspended, canceled or not renewed.  All appropriate action in connection with the renewal or extension of any Parent Environmental Permit has been taken.

(d)           No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of the Parent Subsidiaries.  Parent does not have knowledge of any fact or circumstance which could involve Parent or any of the Parent Subsidiaries in any environmental litigation reasonably expected to have a Parent Material Adverse Effect.  Parent and the Parent Subsidiaries have not received notice, nor to the knowledge of Parent is there a threatened notice, that Parent or the Parent Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Parent or the Parent Subsidiaries for recycling, disposal, or handling of waste.

4.21           Finders or Brokers.  Parent has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

4.22           Title to Property.  Parent and the Parent Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Parent Balance Sheet, (iv) liens recorded pursuant to any Environmental law or (v) liens or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.  Schedule 4.23 of the Parent Disclosure Statement identifies each parcel of real property owned or leased by Parent or any of the Parent Subsidiaries.

4.23           Third Party Financing of Cash Consideration.  On or prior to the date hereof, Parent has entered into a letter agreement (the “Financing Letter”) with MATT Inc. and/or its Affiliates which contemplates MATT Inc.’s or its Affiliates’ purchase of up to $5 million of Parent Common Stock in connection with Parent’s sale of an aggregate of between $10 million and $18 million of Parent Common Stock concurrently with the Closing (the “Financing Transaction”).  True and correct copies of the Financing Letter have been provided to Company.

4.24           No Existing Discussions.  As of the date hereof, neither Parent nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.3(c)).

4.25           Negative Assurances.  No representation or warranty made by the Parent, the Parent Subsidiaries or Merger Sub in Article IV of this Agreement or in the Parent Disclosure Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein not misleading.

4.26           No Aggregate Parent Material Adverse Effect.  Without giving effect to any materiality exceptions contained in this Article IV, the failure of the representations and warranties of the Parent or Merger Sub contained in this Article IV, in the aggregate, to be true and correct have not had, and could not be reasonably expected to have, a Parent Material Adverse Effect.

ARTICLE V
COVENANTS

5.1           Conduct of Company Business During Interim Period.  During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Company and the Company Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by the Parent, will (i) conduct its operations according to its ordinary and usual course of business and consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement and except as set forth on Schedule 5.1 of the Company Disclosure Statement, prior to the earlier of the termination of this Agreement or Effective Time Company will not, and will not permit the Company Subsidiaries, without the prior written consent of the Parent, directly or indirectly, do any of the following:

(a)           grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

(b)           declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c)           repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

(d)           cause, permit or propose any amendments to the articles of incorporation or bylaws of Company (or similar governing instruments of any Company Subsidiaries);

(e)           sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except in the ordinary course of business consistent with past practice;

(f)           except in the ordinary course of business pursuant to its existing line of credit, incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Company, as the case may be, or guarantee any debt securities of others;

(g)           adopt or amend any employee benefit or employee equity purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than salary increases for non-officer employees in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

(h)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business;

(i)           split, combine or reclassify any shares of its capital stock;

(j)           except as permitted by Section 5.5(b) of this Agreement, authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities (having an aggregate value of over $1 million), any disposition of a material amount of assets (having an aggregate value of over $1 million), any material change in capitalization, or any partnership, association or joint venture;

(k)           fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to the other party;

(l)           maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

(m)           enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(n)           institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

(o)           in respect of any Taxes, (i) except as required by applicable law make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment, or (ii) enter into any Tax sharing agreement (including any indemnity arrangement) or similar arrangement;

(p)           issue any capital stock or other equity securities or other options, warrants or other rights to purchase or acquire capital stock or other equity securities except for (i) the customary grant of stock options in accordance with past practice and the issuance of Company Common Stock upon exercise of stock options granted prior to the date hereof under the Company Stock Plan; (ii) the issuance of Company Common Stock upon exercise of warrants issued prior to the date hereof and disclosed on the Company Disclosure Statement; and (iii) issuances of capital stock or other equity securities to existing stockholders of the Company on the date hereof for capital-raising purposes only; or

(q)           take or agree to take any action which could reasonably be expected to result in any condition contained in Section 7.2 of this Agreement not being satisfied immediately prior to the Effective Time.

5.2           Conduct of Parent Business During Interim Period.  During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Parent and the Parent Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by the Company, (i) will conduct its operations according to its ordinary and usual course of business and consistent with past practices and (ii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, and except as set forth in Schedule 5.2 of this Parent Disclosure Statement, and except for the Financing Transaction, prior to the earlier of the termination of this Agreement or Effective Time, Parent will not, and will not permit Parent Subsidiaries to, without the prior written consent of the Company, directly or indirectly, do any of the following:

(a)           grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

(b)           declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c)           repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

(d)           cause, permit or propose any amendments to the articles of incorporation or bylaws of Parent (or similar governing instruments of any Parent Subsidiaries);

(e)           sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Parent, except in the ordinary course of business consistent with past practice;

(f)           except in the ordinary course of business pursuant to its existing line of credit, incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Parent, as the case may be, or guarantee any debt securities of others;

(g)           adopt or amend any employee benefit or employee equity purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than salary increases for non-officer employees in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

(h)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business;

(i)           split, combine or reclassify any shares of its capital stock;

(j)           except as permitted by Section 5.6(b) of this Agreement, authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities (having an aggregate value of over $1 million), any disposition of a material amount of assets (having an aggregate value of over $1 million), any material change in capitalization, or any partnership, association or joint venture;

(k)           fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to the other party;

(l)           maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

(m)           enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(n)           institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

(o)           in respect of any Taxes, (i) except as required by applicable law make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment, or (ii) enter into any Tax sharing agreement (including any indemnity arrangement) or similar arrangement;

(p)           issue any capital stock or other equity securities or other options, warrants or other rights to purchase or acquire capital stock or other equity securities except for (i) the customary grant of stock options in accordance with past practice and the issuance of Parent Common Stock upon exercise of stock options granted prior to the date hereof under the Parent Stock Plans; (ii) the issuance of Parent Common Stock upon exercise of warrants issued prior to the date hereof and disclosed on the Parent Disclosure Statement; and (iii) issuances of Parent Common Stock or other equity securities (x) to existing stockholders of the Parent on the date hereof for capital-raising purposes only or (y) to any Person pursuant to the Financing Transaction; or

(q)           take or agree to take any action which could reasonably be expected to result in any condition contained in Section 7.1 of this Agreement not being satisfied immediately prior to the Effective Time.

5.3           No Solicitation.

(a)           From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Company and the Company Subsidiaries will not, nor will they authorize or permit any of their respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives (each a “Company Representative”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement, directly or indirectly, of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that this Section 5.3(a) shall not prohibit Company from contacting any Person that has made an unsolicited Acquisition Proposal (that is not withdrawn) (a “Potential Acquiror”) for the sole purpose of clarifying such proposal and any material contingencies and the capability of consummation; provided, further, however, that this Section 5.3(a) shall not prohibit Company from furnishing information to, or entering into discussions or negotiations with, any Potential Acquiror if (A) neither Company nor the Company Subsidiaries nor any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them and acting on their behalf shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3(a), (B) Company’s board of directors is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after receiving advice from its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Company Superior Offer (as hereafter defined), and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would constitute a breach of the board’s fiduciary duties under applicable law; (C) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions with a Potential Acquiror, Company gives Parent written notice of the identity of such Potential Acquiror and of Company’s intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror and (D) Company receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Company as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.4); and (E) at least three (3) business days prior to furnishing any such nonpublic information to such Potential Acquiror, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent).  Company shall, and shall direct or cause any Company Subsidiary and Company Representatives to (X) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Acquisition Proposal and (Y) cause any physical or virtual data room no longer to be accessible to or by any person other than Parent and Parent Representatives. Company shall not release any third person from or waive any provision of, any confidentiality or standstill agreement to which it or any Company Subsidiary is a party unless the board determines in good faith based upon advise of outside legal counsel that a failure to proved such release or waiver would constitute a breach of the board’s fiduciary duties under applicable law. Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any violation of the restrictions set forth in this Section 5.3(a) by any Company Subsidiary or any Company Representative shall be deemed to be a breach of this Section 5.3(a) by the Company.

(b)           From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Parent and the Parent Subsidiaries will not, nor will they authorize or permit any of their respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives (each a “Parent Representative”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement, directly or indirectly, of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that this Section 5.3(b) shall not prohibit Parent from contacting any Potential Acquiror for the sole purpose of clarifying such proposal and any material contingencies and the capability of consummation; provided, further, however, that this Section 5.3(b) shall not prohibit Parent from furnishing information to, or entering into discussions or negotiations with, any Potential Acquiror if (A) neither Parent nor the Parent Subsidiaries nor any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them and acting on their behalf shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3(b), (B) Parent’s board of directors is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after receiving advice from its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Parent Superior Offer (as hereafter defined), and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would constitute a breach of the board’s fiduciary duties under applicable law; (C) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions with a Potential Acquiror, Parent gives Company written notice of the identity of such Potential Acquiror and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror; and (D) Parent receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Parent as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.4).  Parent shall, and shall direct or cause any Parent Subsidiary and Parent Representatives to (X) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Acquisition Proposal and (Y) cause any physical or virtual data room no longer to be accessible to or by any person other than Company and Company Representatives. Parent shall not release any third person from or waive any provision of, any confidentiality or standstill agreement to which it or any Parent Subsidiary is a party unless the board determines in good faith based upon advise of outside legal counsel that a failure to proved such release or waiver would constitute a breach of the board’s fiduciary duties under applicable law. Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any violation of the restrictions set forth in this Section 5.3(b) by any Parent Subsidiary or any Parent Representative shall be deemed to be a breach of this Section 5.3(b) by the Parent.

(c)           For purposes of this Agreement, “Acquisition Proposal” with respect to an entity shall mean any offer or proposal (other than an offer or proposal by the other party) relating to any Acquisition Transaction.  For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions involving:  (A) any purchase from the entity or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the entity or of any Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the entity or of any Subsidiary or any merger, consolidation, business combination or similar transaction involving the entity pursuant to which such entity’s stockholders immediately preceding such transaction hold less than 80% of the aggregate equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of the entity; (C) any liquidation or dissolution of the entity; or (D) any combination of the foregoing.

(d)           In addition to the obligations of Company set forth in Section 5.3(a), Company shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that Company reasonably believes could lead to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any request for nonpublic information or inquiry which Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.  Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry made after the date hereof.

(e)           In addition to the obligations of Parent set forth in Section 5.3(b), Parent shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that Parent reasonably believes could lead to an Acquisition Proposal) advise Company orally and in writing of any Acquisition Proposal or any request for nonpublic information or inquiry which Parent reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.  Parent will keep Company informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry made after the date hereof.

5.4           Access to Information.  From the date of this Agreement until the Effective Time, each of Parent and Company will afford to the other party and its authorized representatives (including counsel, financial advisors, consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries books and records, will permit the other party and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request, subject to the restrictions set forth in the Mutual Nondisclosure Agreement, dated as of April 1, 2011 between Parent and Company (the “Confidentiality Agreement”).  Parent and Company agree that each of them will treat any such information in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

5.5           Company Special Meeting; Board Recommendations.

(a)           Promptly after the effective date of the Registration Statement, Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a meeting of Company’s stockholders to consider adoption and approval of this Agreement and approval of the Merger (the “Company Special Meeting”).  Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL and its certificate of incorporation and bylaws to obtain such approvals.  Company shall ensure that the Company Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Special Meeting are solicited, in compliance with the DGCL and its certificate of incorporation and bylaws and all other applicable legal requirements.

(b)           If prior to the Company Special Meeting the board of directors of Company determines in good faith, after consultation with its financial and legal advisors, that any Acquisition Proposal received by it constitutes a Company Superior Offer (as hereinafter defined) and the board of directors of Company determines in its good faith judgment, after receiving advice of its outside legal counsel, that failing to take such action with respect to the Company Superior Offer would constitute a breach of its fiduciary duties under applicable Law, nothing in this Agreement shall prevent the board of directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger; provided, that (i) a Company Superior Offer is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a “Company Notice of Superior Offer”) advising Parent that Company has received a Company Superior Offer, specifying the material terms and conditions of such Company Superior Offer and identifying the Person or entity making such Superior Offer, and (iii) Parent shall not have, within three (3) business days of Parent’s receipt of the Company Notice of Superior Offer, made an offer that Company board of directors by a majority vote determines in its good faith judgment, after consultation with its financial advisor, to be at least as favorable to Company’s stockholders as such Company Superior Offer (it being agreed that the Company board of directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof).  In the event the board of directors of the Company determines in good faith to withhold, withdraw, amend or modify its recommendation of the Merger in accordance with this Section, the Company may cancel the Company Special Meeting, terminate this Agreement pursuant to Section 8.1(e) and, if applicable, pay the fees in accordance with Section 8.3(b).  Company shall provide Parent with at least three (3) business days prior notice of any meeting of Company’s board of directors at which Company’s board of directors is reasonably expected to consider any Acquisition Transaction.

For purposes of this Agreement “Company Superior Offer” shall mean an unsolicited, bona fide written offer or proposal made by a third party to consummate any of the following transactions:  (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Company), directly or indirectly, of ownership of 51% or more of the then outstanding shares of capital stock of Company, or (iii) any sale, transfer or disposition of all or substantially all of the assets of Company, in each case on terms that the board of directors of Company determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Company Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Company’s board of directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

(c)           Nothing contained in this Agreement shall prohibit Company or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

5.6           Parent Special Meeting; Board Recommendations.

(a)           After the date hereof, Parent will take all action necessary in accordance with Nevada law and its certificate of incorporation and bylaws to convene a meeting of Parent’s stockholders (the “Parent Special Meeting”) to consider the issuance of shares of Parent Common Stock in connection with the Merger and the Financing Transaction.  Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of shares of Parent Common Stock in connection with the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Nevada law, the rules of NYSE Amex and its certificate of incorporation and bylaws to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Parent Proxy Statement is provided to Parent’s stockholders in advance of a vote on the issuance of shares of Parent Common Stock in connection with the Merger and the Financing Transaction or, if as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Parent Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Special Meeting.  Parent shall ensure that the Parent Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Special Meeting are solicited in compliance with Nevada law and the Exchange Act, Parent’s certificate of incorporation and bylaws and all other applicable legal requirements.

(b)           If prior to the Parent Special Meeting the board of directors of Parent determines in good faith, after consultation with its financial and legal advisors, that any Acquisition Proposal constitutes a Parent Superior Offer (as hereinafter defined) and the board of directors of Parent determines in its good faith judgment, after receiving advice of its outside legal counsel, that failing to take such action with respect to the Parent Superior Offer would constitute a breach of its fiduciary duties under applicable law, nothing in this Agreement shall prevent the board of directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of the issuance of shares of Parent Common Stock in connection with the Merger and the Financing Transaction; provided, that (i) a Parent Superior Offer is made to Parent and is not withdrawn, and (ii) Parent shall have provided written notice to Company (a “Parent Notice of Superior Offer”) advising Company that Parent has received a Parent Superior Offer, specifying the material terms and conditions of such Parent Superior Offer and identifying the Person or entity making such Parent Superior Offer.  In the event the board of directors of the Parent determines in good faith to withhold, withdraw, amend or modify its recommendation in favor of the issuance of shares of Parent Common Stock in connection with the Merger and Financing Transaction in accordance with this Section, the Parent may cancel the Parent Special Meeting, terminate this Agreement pursuant to Section 8.1(j) and, if applicable, pay the fees in accordance with Section 8.3(b).  Parent shall provide Company with at least three (3) business days prior notice of any meeting of Parent’s board of directors at which Parent’s board of directors is reasonably expected to consider any Acquisition Transaction.

For purposes of this Agreement “Parent Superior Offer” shall mean an unsolicited, bona fide written offer or proposal made by a third party to consummate any of the following transactions:  (i) a merger or consolidation involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Parent), directly or indirectly, of ownership of 51% or more of the then outstanding shares of capital stock of Parent, or (iii) any sale, transfer or disposition of all or substantially all of the assets of Parent, in each case on terms that the board of directors of Parent determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Parent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Parent’s board of directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

(c)           Nothing contained in this Agreement shall prohibit Parent or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

5.7           Registration Statement; Proxy Statement/Prospectus.

(a)           After the execution of this Agreement, Company and Parent shall mutually prepare, and Parent shall file a Registration Statement on Form S-4 registering the Parent Common Stock to be issued in connection with the Merger (the “Registration Statement”) with the SEC.  Following receipt of SEC comments on such Registration Statement, Parent and Company shall mutually prepare a response to such comments.  Parent and Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable.  Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Parent Common Stock to be issued in exchange for the shares of Company Capital Stock.  Parent and Company shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.7.  Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Parent Proxy Statement, the Registration Statement or any other filing made pursuant to this Section 5.7, Parent or Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of Company and Parent such amendment or supplement.

(b)           The information supplied by Company for inclusion or incorporation by reference in the Registration Statement as it relates to Company, at the time the Registration Statement is declared effective by the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information supplied by Company for inclusion in the proxy statement to be sent to the stockholders of Parent (the “Parent Proxy Statement”), at the date the Parent Proxy Statement is first mailed to stockholders of Parent, at the time of the Parent Special Meeting and at the Effective Time will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Effective Time any event with respect to Company or any of the Company Subsidiaries shall occur which is required to be described in the Registration Statement or Parent Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent.

(c)           The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement as it relates to Parent, at the time the Registration Statement is declared effective by the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information supplied by Parent for inclusion in the Parent Proxy Statement, at the date the Parent Proxy Statement is first mailed to the Parent’s stockholders, at the time of the Parent Special Meeting and at the Effective Time will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Effective Time any event with respect to Parent or any of the Parent Subsidiaries shall occur which is required to be described in the Parent Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.

5.8           Other SEC Filings.  Parent shall file with the SEC all annual, quarterly and current reports required to be filed by Parent under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall (i) be made on a timely basis pursuant to the requirements applicable to each such type of report and (ii) comply in all material respects with the rules and regulations of the SEC applicable to each such type of report.

5.9           Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions herein provided, Parent, Merger Sub and Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, (ii) using commercially reasonable efforts to lift any legal bar to the Merger, (iii) if applicable, furnishing all information required under the HSR Act, and (iv) in the case of Parent, fulfilling its obligations and using commercially reasonable efforts to consummate and make effective the Financing Transaction.  Parent shall cause Merger Sub to perform all of its obligations under this Agreement.

(b)           Notwithstanding anything to the contrary in this Agreement, neither Parent, the Surviving Corporation, nor Company nor any of their Subsidiaries shall be required to (i) divest, hold separate or license (through a trust or otherwise) any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, or (iii) agree to any of the foregoing.

5.10           Public Announcements.  Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Merger Sub and Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except to the extent that Parent, Merger Sub or Company, as the case may be, is advised by outside counsel that such public statement is required by applicable law or by the rules and regulations of or listing agreement with NYSE Amex, or as may otherwise be required by NYSE Amex or the SEC.

5.11           Notification of Certain Matters.  Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

5.12           Indemnification.

(a)           The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are, to the extent permitted by the DGCL, at least as favorable as those contained in the certificate of incorporation and bylaws of Company immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who are or were directors, officers, employees or agents of Company at any time prior to the Effective Time (“Company Indemnified Persons”) unless such modification is required by law.  In addition, from and after the Effective Time, Parent shall, and shall cause Company or the Surviving Corporation, as applicable, and its Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to this Section 5.12 pursuant to the procedures set forth, and to the fullest extent provided in the certificate of incorporation and bylaws in effect immediately prior to the Effective Time or existing indemnification agreements; provided, however, that, prior to any such advance, any Company Indemnified Party to whom expenses are advanced shall sign a written undertaking to repay such advanced expenses to the Surviving Corporation as soon as reasonably practicable if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification or advancement.  Further, from and after the Effective Time, Parent shall not, and shall cause Company or the Surviving Corporation, as applicable, and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (with respect to which indemnification could be sought by such Company Indemnified Party under the DGCL, the indemnification provisions in Company’s certificate of incorporation and bylaws in effect immediately prior to the Effective Time or his or her indemnification agreement), brought against any Company Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Company Indemnified Party otherwise consents in writing and Parent, Company and the Surviving Corporation shall, and shall cause its or their Subsidiaries to, cooperate in the defense of any such matter.

(b)           Parent will cause the Surviving Corporation to honor and fulfill the obligations of Company and Parent pursuant to any written indemnification agreements identified on Schedule 3.12(a) to the Company Disclosure Statement.

(c)           Parent shall obtain, on behalf of Company or the Surviving Corporation, as applicable, a “tail” insurance policy to become effective at the Effective Time with a claims period of six years following the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by Company’s directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Existing D&O Policy”) for acts or omissions occurring prior to the Effective Time, including in connection with the approval of this Agreement and the Merger, and such insurance policy shall be on terms at least as favorable to Company and the beneficiaries of the Existing D&O Policy as those of Company’s Existing D&O Policy.

(d)           At or prior to the Effective Time, Parent shall increase Parent’s directors’ and officers’ liability insurance coverage to $25 million.

(e)           In the event Parent, Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Company or the Surviving Corporation shall assume the obligations set forth in this Section 5.12.

(f)           This Section 5.12 is intended for the irrevocable benefit of, and to grant third party rights to, Company Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation.  This Section 5.12 shall not be amended in a manner that is adverse to the Company Indemnified Parties (including their successors and heirs) or terminated without the consent of each of the Company Indemnified Parties (including their successors and heirs) affected thereby.  Each of the Company Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.12.  Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.12.  The provisions of this Section 5.12 shall survive the consummation of the Merger.

5.13           Stock Exchange Listing.  Prior to the Effective Time, Parent shall cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance in connection with the Merger, to be eligible for trading on the NYSE Amex, subject to official notice of the issuance.

5.14           Resignation of Directors and Officers.  Prior to the Effective Time, Company shall use its best efforts to deliver to Parent the resignations of such directors and officers of Company and its Subsidiaries as Parent shall specify at least ten business days prior to the Closing, effective at the Effective Time.

5.15           Consents of Parent’s and Company’s Accountants.  Each of Parent and Company shall use commercially reasonable efforts to cause its independent accountants to deliver to Parent such consents required to be included in registration statements on Form S-4 under the Securities Act in form and substance required by Regulation S-X promulgated by the SEC.

5.16           Voting Agreements.  Concurrently with the execution hereof, Company shall deliver to Parent the Voting and Lockup Agreements in substantially the form of Exhibit A attached hereto (the “Company Voting Agreements”) executed by each director, executive officer and shareholder of Company identified on Schedule 5.16 of the Company Disclosure Statement.  Concurrently with the execution hereof, Parent shall deliver to Company Voting Agreements in substantially the form of Exhibit B attached hereto (the “Parent Voting Agreements”) executed by each director, executive officer and shareholder of Parent identified on Schedule 5.16 of the Parent Disclosure Statement.

5.17           Tax Treatment.  Each of Parent and Company shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.18           Employee Benefit Matters.

(a)           All employees of the Company immediately prior to the Effective Time shall be employees of the Surviving Corporation immediately after the Effective Time.  At the Effective Time, Parent shall enter into an employment agreement with Geoff Cook and each other Company employee listed on Schedule 5.18, in the form agreed between Parent and each such employee on or before the date hereof (the “Employment Agreements”).  The Employment Agreements shall be executed on the date hereof, to be effective as of the Effective Time.

(b)           Following the Merger, during the term of Geoff Cook’s employment, all recommendations for compensation and termination decisions relating to the Company employees will be made by Geoff Cook, subject to the approval of the Chief Executive Officer of Parent, such approval not to be unreasonably withheld.

(c)           Parent agrees to cause all Company employees to be eligible to participate in the Parent Stock Plans consistent with the eligibility criteria applied by Parent to other employees of Parent.  The Surviving Corporation shall continue to maintain in effect the Company’s health, life insurance and other benefit plans following the Effective Time.  At such time, if any, as Parent’s Board of Directors determines to include Company employees in Parent’s health, life insurance and other benefit plans, the Company employees shall receive full credit for prior years of service with Company and shall not be subject to any preexisting conditions exclusions or limitations.  The Company employees shall receive parity with Parent employees with respect to eligibility to participate in all Parent employee benefit plans, programs and policies.

5.19           Representation on Parent Board and Executive Committee.  Parent shall take such action as may be necessary to appoint Geoff Cook, Rick Lewis and Terry Herndon (or such replacement designees as may be selected by the Company) to the Parent’s eight (8) member Board of Directors commencing as of the Effective Time.  In addition, Parent covenants and agrees to include three designees of the Company on the slate of directors recommended for election by Parent’s Stockholders for a period of three years following the Effective Time.  Parent shall take such action as may be necessary to appoint Geoff Cook to the Parent’s three (3) member Executive Committee commencing as of the Effective Time and for not less than 3 years thereafter.  At or prior to the Effective Time, Parent shall enter into indemnification agreements with each of Messrs. Cook, Lewis and Herndon (or such replacement designees as may be selected by the Company) on substantially the terms set forth in Parent’s standard form of directors’ indemnification agreement.

5.20           Parent Stock Options.  Promptly following the Effective Time, Parent shall issue to the Company employees, pursuant to the terms and conditions of the Parent Option Plan, options to purchase 1,332,500 shares of Parent Common Stock (the “Retention Option Pool”).  The Retention Option Pool shall be allocated among the Company employees as determined by Geoff Cook.

5.21           Sale Rights Agreement.  Concurrently with the execution hereof, Company and Parent and certain Affiliates of Company shall execute and deliver the Sale Rights Agreement in the form of Exhibit D attached hereto.

5.22           Parent Reincorporation in Delaware.  Parent shall use its commercially reasonable efforts to obtain approval of its stockholders for, and upon receipt of such approval shall promptly take all necessary steps to cause, the Parent to be reincorporated in the State of Delaware.

5.23           Tax Free Reorganization.  None of Company, Parent, Merger Sub or Surviving Corporation will, nor will they permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of  Section 368(a) of the Code.

5.24           Lock-up Provision/Letter of Transmittal.  The parties shall cause the Letter of Transmittal to contain a provision substantially identical to the following:  “The undersigned hereby agrees not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (“Post Merger Sale”), of any Parent securities received pursuant to the terms of the Merger Agreement and held by Shareholder other than as follows:  (a) during the one (1) month period following the Effective Time (as defined in the Merger Agreement) of the Merger, the undersigned may conduct Post Merger Sales of no more than thirty percent (30%) of any Parent securities received by him/her pursuant to the Merger Agreement; and (b) subject to clause (a) of this sentence, during the two (2) month period following the Effective Time of the Merger, the undersigned may conduct Post Merger Sales of no more than sixty-five percent (65%) of any Parent securities received by him/her pursuant to the Merger Agreement.  Notwithstanding the foregoing, the undersigned may consummate a Post Merger Sale at any time and for any amount of Parent securities received pursuant to the terms of the Merger Agreement with any affiliate or family member of the undersigned if such transferee, prior to the Post Merger Sale, agrees to be bound by this provision.”  Notwithstanding the foregoing, in the case of any conflict between the terms of this Agreement or the Letter of Transmittal and the Company Voting Agreement, the Company Voting Agreement shall control as between Parent, Merger Sub and the Surviving Corporation, on the one hand, and the Company and those Company stockholders who are parties to the Company Voting Agreement, on the other hand.

5.25           Change of Control Provisions.  Prior to the Effective Time, Parent shall amend the Parent Stock Plan and the employment agreements of each of John Abbott, Michael Matte, Louis Bardov and Brian Garret so that the Merger will not be deemed to be a “Change of Control” thereunder.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

6.1           Registration Statement/Listing of Parent Common Stock.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.  The Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on NYSE Amex, subject to official notice of the issuance, if required by the rules of NYSE Amex.

6.2           Parent Stockholder Approval.  The holders of at least a majority of the shares of Parent Common Stock represented in person or by proxy at a duly-convened Parent Special Meeting or any adjournments or postponements thereof shall have approved the issuance of shares of Parent Common Stock in connection with the Merger and the Financing Transaction.

6.3           Company Shareholder Approval.  The holders of at least a majority of the outstanding shares of capital stock of Company and 70% of the outstanding shares of Company Preferred Stock shall have approved the Agreement and the Merger at the Company Special Meeting or any adjournments or postponements thereof.

6.4           Governmental Clearances.  Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect shall have been obtained or filed.

6.5           Statute or Decree.  No statute, rule, regulation, writ, order, temporary restraining order or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any Person or governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

6.6           Financing Transaction.  Parent shall have closed the Financing Transaction (which for the avoidance of doubt, need not include participation by MATT Inc. or its Affiliates) or an alternate financing transaction on terms and conditions which are no less favorable to Parent than those contained in the Financing Transaction, in either case in the amount of at least $10 million.  The parties agree that any difference between the Cash Consideration to be paid by Parent pursuant to this Agreement and the amount raised in the Financing Transaction (or another mutually agreed alternate financing transaction) shall be funded by Parent from cash on hand.

6.7           Share Price.  The closing price of a share of Parent Common Stock on NYSE Amex on the day three (3) days prior to the Closing Date shall not be less than $5.00 per share.

6.8           Exchange Ratio.  The Transaction Share Price shall not be less than $5.00 per share.

6.9           Dissenting Shares.  The total number of Dissenting Shares shall not exceed five percent (5%) of the total number of issued and outstanding shares of the Company’s capital stock.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF COMPANY AND PARENT

7.1           Additional Conditions To The Obligations Of Company.  The obligations of Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Company:

(a)           The representations and warranties of Parent and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

(b)           Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Parent and Merger Sub shall have furnished a certificate or certificates of Parent and Merger Sub executed on behalf of one or more of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and 7.1(b) of this Agreement.

(d)           There shall not have occurred any Parent Material Adverse Effect (or any change, event or development that could reasonably be expected to have a Parent Material Adverse Effect) between the date of this Agreement and the Closing Date.

(e)           Company shall have received executed counterparts of the Sale Rights Agreement in substantially the form set forth on Exhibit D.

7.2           Additional Conditions To The Obligations Of Parent And Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a)           The representations and warranties of Company, contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

(b)           Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           Company shall have furnished a certificate of Company executed by one of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and 7.2(b) of this Agreement.

(d)           There shall not have occurred any Company Material Adverse Effect (or any change, event or development that could reasonably be expected to have a Company Material Adverse Effect) between the date of this Agreement and the Closing Date.

ARTICLE VIII
TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of Company’s and Parent’s members or stockholders:

(a)           by mutual written consent duly authorized by the boards of directors of Parent and Company;

(b)           by either Company or Parent if the Merger shall not have been consummated by January 19, 2012 (the “Outside Date”), which date may be extended by mutual consent of the parties hereto, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)           by either Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted or entered prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 5.9 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d)           by Parent if at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company, a Company Triggering Event (as hereinafter defined) shall have occurred;

(e)           by Company, if, prior to the Company Special Meeting, the board of directors of Company has determined in good faith after receiving the advice of outside legal counsel, to withhold, withdraw, amend or modify its recommendation or approval of the Merger in order to approve and permit Company to accept a Company Superior Offer; provided, however, that Company may not terminate this Agreement pursuant to this Section 8.1(e) if either the Company, any Company Subsidiary or any Company Representative shall have breached Section 5.3(a); and provided, further, however, that Company may not terminate this Agreement pursuant to this Section 8.1(e) unless and until (A) three business days have elapsed following delivery to Parent of a written notice of such determinations by the board of directors of Company and during such three business day period Company has cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Company Superior Offer, and the identity of the Person making such Company Superior Offer, with the intent of enabling the parties hereto agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby on such modified terms and conditions may be effected; (B) at the end of such three business day period the Company Superior Offer continues in the good faith determination of the board of directors of Company to constitute a Company Superior Offer and the board of directors of Company confirms in good faith its determination, after receiving the advice of outside legal counsel, that the failure to take the action set forth in this Section and enter into an agreement to effect the Company Superior Offer would constitute a breach of its fiduciary duties under applicable law; and (C) as and when applicable, the Company pays the fees required by Section 8.3(b);

(f)           by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Parent’s representations and warranties or breach by Parent remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Company to Parent (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

(g)           by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Company’s representations and warranties or breach by Company remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Parent to Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

(h)           by Parent, if, prior to the Parent Special Meeting, the board of directors of Parent has determined in good faith after receiving the advice of outside legal counsel, to withhold, withdraw, amend or modify its recommendation for approval of the issuance of shares of Parent Common Stock in connection with the Merger and the Financing Transaction in order to approve and permit Parent to accept a Parent Superior Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(h) if either the Parent, any Parent Subsidiary or any Parent Representative shall have breached Section 5.3(b); and provided, further, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(h) unless and until (A) three business days have elapsed following delivery to Company of a written notice of such determinations by the board of directors of Parent and during such three business day period Parent has cooperated with Company, including, without limitation, informing Company of the terms and conditions of such Parent Superior Offer, and the identity of the Person making such Parent Superior Offer; (B) at the end of such three business day period the Parent Superior Offer continues in the good faith determination of the board of directors of Parent to constitute a Parent Superior Offer and the board of directors of Parent confirms in good faith its determination, after receiving the advice of outside legal counsel, that the failure to take the action set forth in this Section and enter into an agreement to effect the Parent Superior Offer would constitute a breach of its fiduciary duties under applicable law; and (C) if and when applicable, the Parent pays the fees required by Section 8.3(b); and

(i)           by Company if at any time prior to approval of the issuance of shares of Parent Common Stock in connection with the Merger and Financing Transaction by the required vote of the stockholders of Parent at the Parent Special Meeting, a Parent Triggering Event (as hereinafter defined) shall have occurred.

(j)           For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if:  (i) the board of directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation that Company’s stockholders vote in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the board of directors of Company or any committee thereof fails to reaffirm its recommendation that Company’s stockholders vote in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed; (iii) the board of directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal with respect to Company; (iv) Company shall have entered into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its security holders, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

(k)           For the purposes of this Agreement, a “Parent Triggering Event” shall be deemed to have occurred if:  (i) the board of directors of Parent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Company its recommendation that Parent’s stockholders vote in favor of the issuance of shares of Parent Common Stock in connection with the Merger and the Financing Transaction; (ii) Parent shall have failed to include in the Parent Proxy Statement the recommendation of the board of directors of Parent that Parent’s stockholders vote in favor of the issuance of shares of Parent Common Stock in connection with the Merger and the Financing Transaction; (iii)  the board of directors of Parent or any committee thereof shall have approved or recommended any Acquisition Proposal with respect to Parent; (iv) Parent shall have entered into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Parent shall have been commenced by a Person unaffiliated with Company and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Parent recommends rejection of such tender or exchange offer.

8.2           Notice of Termination; Effect of Termination.  Except as otherwise provided in this Agreement, any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any fraud or any material breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3           Fees and Expenses.

(a)           Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)           Payments.

(i)           In the event that this Agreement is terminated by reason of a Company Triggering Event, Company shall reimburse Parent for all documented expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (“Parent Expenses”) not to exceed an amount of $1 million in the aggregate, in immediately available funds not later than ten (10) business days after termination of this Agreement.

(ii)           In the event that this Agreement is terminated by reason of a Parent Triggering Event, Parent shall reimburse Company for all documented expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (“Company Expenses”) not to exceed an amount of $1 million in the aggregate, in immediately available funds not later than ten (10) business days after termination of this Agreement.

(iii)           In the event that (A) this Agreement is terminated by reason of a Company Triggering Event and (B) within twelve (12) months following the termination of this Agreement, a Company Acquisition (as hereinafter defined) is consummated or Company enters into an agreement providing for a Company Acquisition by a third party, Company shall pay Parent the Termination Fee.  Such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Company Acquisition (regardless of when such consummation occurs if Company has entered into such an agreement with such third party within such twelve (12) month period) in immediately available funds.

(iv)           In the event that (A) this Agreement is terminated by reason of a Parent Triggering Event and (B) within twelve (12) months following the termination of this Agreement, a Parent Acquisition (as hereinafter defined)  is consummated or Parent enters into an agreement providing for a Parent Acquisition by a third party, Parent shall pay Company the Termination Fee.  Such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Parent Acquisition (regardless of when such consummation occurs if Parent has entered into such an agreement with such third party within such twelve (12) month period) in immediately available funds.

Each of Parent and Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or Company (as applicable, the “Breaching Party”) fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, the other party (the  “Aggrieved Party”) makes a claim that results in a judgment against the Breaching Party for any or all of the amounts set forth in this Section 8.3(b), the Breaching Party shall pay to the Aggrieved Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate published in The Wall Street Journal (Eastern Edition) in effect on the date such payment was required to be made.

For the purposes of this Agreement, “Termination Fee” shall mean $3 million, less any previously paid Parent Expenses or Company Expenses, as applicable.

For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which Company’s stockholders immediately preceding such transaction hold less than 80% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 20% of the aggregate fair market value of Company’s business immediately prior to such sale, or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 20% of the voting power of the then outstanding shares of capital stock of Company; provided, however, that the term “Company Acquisition” shall not include a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction solely among Company and one or more of its subsidiaries or among its subsidiaries.

For the purposes of this Agreement, “Parent Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which Parent’s stockholders immediately preceding such transaction hold less than 80% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Parent of assets representing in excess of 20% of the aggregate fair market value of Parent’s business immediately prior to such sale, or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 20% of the voting power of the then outstanding shares of capital stock of Parent; provided, however, that the term “Parent Acquisition” shall not include a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction solely among Parent and one or more of its subsidiaries or among its subsidiaries

ARTICLE IX
MISCELLANEOUS

9.1           Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and Company at any time prior to the Effective Time.

9.2           Waiver of Compliance; Consents.  Any failure of Parent or Merger Sub, on the one hand, or Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Company (with respect to any failure by Parent or Merger Sub) or Parent or Merger Sub (with respect to any failure by Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

9.3           Survival; Investigations.  The respective representations and warranties of Parent, Merger Sub and Company contained in Articles III and IV hereof or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and such representations and warranties and the covenants contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.11, 5.14, 5.15, 5.16 and 5.24 shall not survive the Effective Time.  For the avoidance of doubt, all other covenants contained in this Agreement, which by their terms are to be performed in whole or in part after the Effective Time, shall survive the Effective Time.

9.4           Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below or at such other address for a party as shall be specified by like notice.  Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile.  Notices, including oral notices, shall be delivered as follows:

If to Company:	Insider Guides, Inc.
280 Union Square Drive
New Hope, PA  18938
Telephone:  (215) 862-1162
Facsimile:  (215) 862-1655
Attention:  Mr. Geoff Cook

With a copy to:	SNR Denton US LLP
Two World Financial Center
225 Liberty Street
New York, NY 10281-2699
Telephone:  212-768-6700
Facsimile:  212-768-6800
Attention:  Lisa A. Weiss

If to Parent, or Merger Sub, to:	Quepasa Corp.
324 Datura Street, Suite 114
West Palm Beach, FL  33401
Telephone:  561-366-1249
Facsimile:  561-651-9984
Attention:  John Abbott

With a copy to:	Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN  37203
Telephone:  615-252-2388
Facsimile:  615-252-6388
Attention:  Jeffrey S. Buschmann

9.5           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 5.12, the Indemnified Parties, who may seek to enforce the provisions of Section 5.12 after the Effective Time.

9.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

9.7           Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.  The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to, and not exclusive of, any other remedy or remedies to which such party is entitled at law or in equity.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason of law or equity.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware and any appellate court thereof or, if under applicable law exclusive jurisdiction is vested in the Federal courts, of any Federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered herewith or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, a Federal court located in the State of Delaware. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iii) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.7.

9.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9           Severability.  In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties.  In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

9.10           Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.  The word “including” shall be deemed to mean “including without limitation.”

9.11           Entire Agreement.  This Agreement, the Company Voting Agreements, the Parent Voting Agreements, the Sale Rights Agreement, the Employment Agreements and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the Company Disclosure Statement and the Parent Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

9.12           Definition of “law”.  When used in this Agreement “law” refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

9.13           Rules of Construction.  Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Quepasa Corporation, IG Acquisition Company and Insider Guides, Inc. have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

QUEPASA CORPORATION

By:	/s/ John Abbott
Name:	John Abbott
Title:	Chief Executive Officer

IG ACQUISITION COMPANY

By:	/s/ John Abbott
Name:	John Abbott
Title:	Chief Executive Officer

INSIDER GUIDES, INC.

By:	/s/ Geoff Cook
Name:	Geoff Cook
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B-1

PARENT VOTING AGREEMENT

THIS PARENT VOTING AGREEMENT (this “Agreement”) is made and entered into as of July __, 2011, by and among Quepasa Corporation., a Nevada corporation (“Parent”), the undersigned shareholder (“Shareholder”) of Parent, and Insider Guides, Inc., a Delaware corporation (the “Company”).

RECITALS

A.           Concurrently with the execution of this Agreement, Parent, Parent’s subsidiary, IG Acquisition Company (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of the Company with and into Merger Sub (the “Merger”).

B.           Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C.           As of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of outstanding capital stock of Parent and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of Parent (the “Shares”) set forth on the signature page of this Agreement.

D.           As a material inducement to the Company to enter into and to consummate the transactions contemplated by the Merger Agreement, Company has required that Shareholder agree, and Shareholder is willing to agree, to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Parent acquired by Shareholder hereafter and prior to the Expiration Time (as defined in Section 1(a) hereof), and to vote the Shares and any other such shares of capital stock of Parent as set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Agreement to Retain Shares.

(a)           Transfer.  Shareholder agrees that, at all times during the period beginning on the date hereof and ending at the Expiration Time, Shareholder shall not Transfer (as defined below) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or make any agreement regarding any Transfer, in each case without the prior written consent of Company.  Shareholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

As used herein, the term “Expiration Time” shall mean the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with the terms thereof, or (iii) the occurrence of a Material Adverse Amendment.  As used herein (A) the term “Material Adverse Amendment” shall mean an amendment, modification or waiver to the Merger Agreement that (i) (1) directly or indirectly increases the Merger Consideration (as defined in the Merger Agreement) payable in connection with the Merger, (2) waives, amends or modifies any condition to the obligation of Parent to consummate the Merger, (3) waives any breach of representation, warranty, covenant or agreement of Company contained in the Merger Agreement, (4) waives, amends or modifies any representation, warranty, covenant or agreement of Company so as to reduce the scope thereof, or the obligation thereunder, or (5) materially and adversely affects the Shareholder and (ii) is approved by the Parent’s Board of Directors regardless of whether in such vote the Shareholder’s nominee (if any) on the Parent’s Board of Directors (or the Shareholder in his capacity as a director) voted against such amendment.  As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale (as defined below) or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding any of the foregoing effected (A) pursuant to a court order, (B) pursuant to the Merger, (C) pursuant to a Rule 10b5-1 trading plan, (D) to any transferee if such transferee, prior to the Transfer, executes a binding agreement with Parent and the Company substantially in the form of this Agreement.  As used herein, the term “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(b)           New Shares.  Shareholder agrees that any shares of capital stock of the Parent that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Time, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Shareholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of the Parent (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

2.           Agreement to Vote Shares.  Until the Expiration Time, at every meeting of shareholders of the Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Parent with respect to any of the following, Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the outstanding Shares and any outstanding New Shares (to the extent any such New Shares may be voted):

B1-2

(i)            in favor of approval of the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement, and in favor of the Financing Transaction (as defined in the Merger Agreement);

(ii)            against approval of any proposal made in opposition to, or in competition with, the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement;

(iii)           against any action which the Company is prohibited from taking under Section 5.2 of the Merger Agreement; and

(iv)           in favor of waiving any notice that may have been or may be required relating to any reorganization of the Parent or any subsidiary of the Parent, any issuance, reclassification or recapitalization of the capital stock of the Parent or any subsidiary of the Parent, any sale or purchase of assets, change of control of or acquisition by the Parent or any subsidiary of the Parent or any other person, or any consolidation or merger to which the Parent or any subsidiary of the Parent is the surviving entity.

Prior to the Expiration Time, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

3.           Irrevocable Proxy.  Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Company an irrevocable proxy in the form attached hereto as Appendix A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares.

4.           Representations, Warranties and Covenants of Shareholder.  Shareholder represents, warrants and covenants to Company as follows:

(i)           Shareholder is the beneficial owner of the Shares, with full power to vote or direct the voting of the Shares for and on behalf of any and all beneficial owners of the Shares.

(ii)           As of the date hereof, the Shares are, and at all times up until the Expiration Time the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Shareholder’s ability to fulfill its obligations under Section 2.  The execution and delivery of this Agreement by Shareholder do not, and Shareholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment or agreement known by the Shareholder to be applicable to such Shareholder or by which Shareholder or any of Shareholder’s properties or Shares is bound.

(iii)           Shareholder does not beneficially own any shares of capital stock of the Parent, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Parent, other than as set forth on the signature page hereto.

B1-3

(iv)           Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Shareholder is a party.

5.           Additional Documents.  Shareholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

6.           Termination.  This Agreement and the Proxy delivered in connection herewith shall terminate automatically and shall have no further force or effect as of the Expiration Time.

7.           Parent Covenants.  The Parent agrees to make a notation on its records and give instructions to its transfer agent(s) not to permit, prior to the Expiration Time, the transfer of any Shares or New Shares, except as permitted pursuant to Section 1(a).

8.           Miscellaneous.

(a)           Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, Shareholder has entered into this Agreement in its, his or her capacity as a Shareholder of the Parent, and nothing in this Agreement shall limit or restrict Shareholder or any representative of Shareholder from acting, if applicable, in the Shareholder’s or such representative’s capacity as a director or officer of the Parent (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Parent) or voting in Shareholder’s sole discretion on any matter other than those matters referred to in Section 2.  Company covenants that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) alleges that any action taken (or not taken) by Shareholder or Shareholder’s representative solely in Shareholder’s or such representative’s capacity as a director or officer of the Parent breaches or violates or would breach or violate any provision of this Agreement or the Proxy or (ii) challenges the right of Shareholder to vote or challenges the validity of or seeks to enjoin any vote by Shareholder (or the grant of a proxy with respect thereto) on any matter other than those matters set forth in Section 2.

(b)           Waiver.  No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto.  The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.  No delay or omission by Company in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement.

(c)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

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If to Company:	Insider Guides, Inc.
280 Union Square Drive
New Hope, PA 18938
Telephone:
Facsimile:
Attention: Mr. Geoff Cook

With a copy to:	SNR Denton US LLP
Two World Financial Center
225 Liberty Street
New York, NY 10281-2699
Telephone: 212-768-6700
Facsimile: 212-768-6800
Attention: Lisa A. Weiss

If to Parent:	Quepasa Corp.
324 Datura Street, Suite 114
West Palm Beach, FL 33401
Telephone: 561-366-1249
Facsimile:
Attention:

With a copy to:	Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Telephone: 615-252-2388
Facsimile: 615-252-6388
Attention: Jeffrey S. Buschmann

If to Shareholder:	To the address for notice set forth on the signature page hereof

(d)           Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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(f)           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(g)           Severability.  In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(h)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  The venue and consent to jurisdiction provisions of Section 9.7 of the Merger Agreement shall apply to this Agreement as set forth herein.

(i)           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)           Remedies.  The parties acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.

(k)           No Assignment.  Unless otherwise provided for herein, Shareholder may not assign this Agreement.  This Agreement shall inure to the benefit of Parent, Company and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

QUEPASA CORPORATION	SHAREHOLDER:

By:
Name:	Signature
Title:
Print Name

Address
INSIDER GUIDES, INC.
Shares:
By:
Name:	Parent Common Stock:
Title:	Parent Preferred Stock:
Parent Options:
Parent Warrants:

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

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APPENDIX A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Quepasa Corporation, a Nevada corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints [   ] of Insider Guides, Inc., a Delaware corporation (“Company”), and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Time (as defined in that certain Parent Voting Agreement, dated of even date herewith, by and among Parent, the Company and Shareholder (the “Voting Agreement”)), subject to limitations herein and therein.  The Shares beneficially owned by the undersigned shareholder of the Parent as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares for the Specified Matters (as defined below) are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Time (as defined in the Voting Agreement).

This Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Company entering into that certain Agreement and Plan of Merger, dated as of July [__], 2011, by and among Parent, the Company and certain other parties (the “Merger Agreement”).  The Merger Agreement provides for the merger of the Company with and into a wholly owned subsidiary of Parent in accordance with its terms (the “Merger”).

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time (as defined in the Voting Agreement), to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of the Parent and in every written consent in lieu of such meeting with respect to the following matters (the “Specified Matters”):

(i)           in favor of approval of the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement, and in favor of the Financing Transaction (as defined in the Merger Agreement);

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(ii)            against approval of any proposal made in opposition to, or in competition with, the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement;

(iii)           against any action which the Company is prohibited from taking under Section 5.2 of the Merger Agreement; and

(iv)           in favor of waiving any notice that may have been or may be required relating to any reorganization of the Parent or any subsidiary of the Parent, any issuance, reclassification or recapitalization of the capital stock of the Parent or any subsidiary of the Parent, any sale or purchase of assets, change of control of or acquisition by the Parent or any subsidiary of the Parent or any other person, or any consolidation or merger to which the Parent or any subsidiary of the Parent is the surviving entity.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except for the Specified Matters as described in clauses (i), (ii), (iii) or (iv) above, and Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically as of the Expiration Time.

[Remainder of Page Intentionally Left Blank]

*****

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This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time (as defined in the Voting Agreement).

Dated: July [  ], 2011

Signature Print Name Address Shares: Parent Common Stock: Parent Preferred Stock: Parent Options: Parent Preferred Stock:

[SIGNATURE PAGE TO PROXY]

ANNEX B-2

VOTING AND LOCK-UP AGREEMENT

THIS VOTING AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of July 19, 2011, by and among Quepasa Corporation., a Nevada corporation (“Parent”), Insider Guides, Inc., a Delaware corporation (the “Company”), and the undersigned shareholder (“Shareholder”) of the Company.

RECITALS

A.            Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of the Company with and into a wholly owned subsidiary of Parent.

B.             Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C.            As of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of outstanding capital stock of the Company (the “Shares”) and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, all as set forth on the signature page of this Agreement.

D.            As a material inducement to Parent to enter into and to consummate the transactions contemplated by the Merger Agreement, Parent has required that Shareholder agree, and Shareholder is willing to agree, to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Shareholder hereafter and prior to the Expiration Time (as defined in Section 1(a) hereof), and to vote the Shares and any other such shares of capital stock of the Company as set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.            Agreement to Retain Shares.

(a)           Transfer.  Shareholder agrees that, at all times during the period beginning on the date hereof and ending at the Expiration Time, Shareholder shall not Transfer (as defined below) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or make any agreement regarding any Transfer, in each case without the prior written consent of Parent.  Shareholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

As used herein, the term “Expiration Time” shall mean the earliest to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with the terms thereof or (iii) the occurrence of a Material Adverse Amendment.  As used herein (A) the term “Material Adverse Amendment” shall mean an amendment to the Merger Agreement that (i) (1) directly or indirectly decreases the Merger Consideration (as defined in the Merger Agreement), (2) waives, amends or modifies any condition to the obligation of Company to consummate the Merger, (3) waives any breach of representation, warranty, covenant or agreement of Parent or Merger Sub contained in the Merger Agreement, (4) waives, amends or modifies any representation, warranty, covenant or agreement of Parent or Merger Sub so as to reduce the scope thereof, or the obligation thereunder, or (5) materially and adversely affects the Shareholder and (ii) is approved by the Company’s Board of Directors regardless of whether in such vote the Shareholder’s nominee (if any) on the Company’s Board of Directors (or the Shareholder in his capacity as a director) voted against such amendment.  As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale (as defined below) or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding any Transfer (A) pursuant to a court order, (B) pursuant to the Merger, or (C) to any affiliate or family member of Shareholder if such transferee, prior to the Transfer, executes a binding agreement with Parent and the Company substantially in the form of this Agreement.  As used herein, the term “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(b)           New Shares.  Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Time, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Shareholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

2.            Agreement to Vote Shares.  Until the Expiration Time, at every meeting of shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the outstanding Shares and any outstanding New Shares (to the extent any such New Shares may be voted):

B2-2

(i)             in favor of approval and adoption of the Merger Agreement and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(ii)            against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(iii)           against any action which the Company is prohibited from taking under Section 5.1 or 5.3 of the Merger Agreement; and

(iv)           in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, any sale of assets, change of control or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person..

Prior to the Expiration Time, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

3.             Irrevocable Proxy.  Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Appendix A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares.

4.             Representations, Warranties and Covenants of Shareholder.  Shareholder represents, warrants and covenants to Parent as follows:

(i)            Shareholder is the beneficial owner of the Shares, with full power to vote or direct the voting of the Shares for and on behalf of any and all beneficial owners of the Shares, subject to the terms of the Company’s Amended and Restated Voting Agreement dated July 16, 2008 (the “Voting Agreement”), a copy of which has been made available to Parent.

(ii)           As of the date hereof, the Shares are, and at all times up until the Expiration Time the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Shareholder’s ability to fulfill its obligations under Section 2.  Parent acknowledges that the Shares are subject to the terms of the Voting Agreement, the Company’s Amended and Restated Right of First Refusal and Cosale Agreement dated July 16, 2008 (the “ROFR and Cosale Agreement”) and the Company’s Amended and Restated Investor Rights Agreement dated July 16, 2008 (the “Investor Rights Agreement”), copies of which agreements have been made available to Parent.  The execution and delivery of this Agreement by Shareholder do not, and Shareholder’s performance of its obligations under this Agreement will not conflict with or violate the Voting Agreement, the ROFR and Cosale Agreement or the Investor Rights Agreement or any order, decree, judgment or agreement known by the Shareholder to be applicable to such Shareholder or by which Shareholder or any of Shareholder’s properties or Shares is bound.

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(iii)           Shareholder does not beneficially own any shares of capital stock of the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than as set forth on the signature page hereto.

(iv)           Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Shareholder is a party.

(v)           In entering into this Agreement, Shareholder has relied solely on its, his or her own personal judgment and the Parent SEC Reports filed prior to the date hereof, and Shareholder has not relied upon any other statement, representation, or warranty relating to Company or Parent other than such Parent SEC Reports.

5.             Additional Documents.  Shareholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

6.             Consents and Waivers.  Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Shareholder is a party or subject or in respect of any rights Shareholder may have.

7.             Termination.  This Agreement and the Proxy delivered in connection herewith shall terminate automatically and shall have no further force or effect as of the Expiration Time; provided, however, that Section 9 shall survive the Effective Time for the period set forth therein and Section 10 shall survive the Effective Time.

8.             Company Covenants.  The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, prior to the Expiration Time, the transfer of any Shares or New Shares, except as permitted pursuant to Section 1(a).

9.             Lock-Up.  Shareholder hereby agrees not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (“Post Merger Sale”), of any Parent securities received pursuant to the terms of the Merger Agreement and held by Shareholder other than pursuant to this Section 9.

(a)           During the one (1) month period following the Effective Time (as defined in the Merger Agreement) of the Merger, Shareholder may conduct Post Merger Sales of no more than thirty percent (30%) of any Parent securities received by Shareholder pursuant to the Merger Agreement.

(b)           Subject to Section 9(a), during the two (2) month period following the Effective Time (as defined in the Merger Agreement) of the Merger, Shareholder may conduct Post Merger Sales of no more than sixty-five percent (65%) of any Parent securities received by Shareholder pursuant to the Merger Agreement.

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(c)           Notwithstanding the foregoing, Shareholder may consummate a Post Merger Sale at any time and for any amount of Parent securities received pursuant to the terms of the Merger Agreement with any affiliate or family member of Shareholder if such transferee, prior to the Post Merger Sale, agrees to be bound by this Section 9.

10.           Prohibited Transactions.  Shareholder understands that the Transaction Share Price (as defined in the Merger Agreement) is a function of the market price of the Parent Common Stock; therefore:

(a)           Shareholder represents and warrants that from the 20th trading day preceding June 21, 2011 to the date of this Agreement, Shareholder has not engaged in a Prohibited Transaction.

(b)           Shareholder covenants and agrees that from the date hereof to the Expiration Time, Shareholder shall not engage in a Prohibited Transaction.

(c)           “Prohibited Transaction” means collectively, (i) any Transfer (without giving effect to the exclusions contained in the definition of such term) of Parent Common Stock, or (ii) the establishment or increase of any “put equivalent position” (as defined in Rule 16a-1(h) promulgated under the Exchange Act) with respect to Parent Common Stock.

11.           Miscellaneous.

(a)           Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, Shareholder has entered into this Agreement in its, his or her capacity as a Shareholder of the Company, and nothing in this Agreement shall limit or restrict Shareholder or any affiliate of Shareholder from acting, if applicable, in the Shareholder’s or such affiliate’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company) or voting in Shareholder’s sole discretion on any matter other than those matters referred to in Section 2.  Parent covenants that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) alleges that any action taken (or not taken) by Shareholder or Shareholder’s affiliate solely in Shareholder’s or such affiliate’s capacity as a director or officer of the Company breaches or violates or would breach or violate any provision of this Agreement or the Proxy or (ii) challenges the right of Shareholder to vote or challenges the validity of or seeks to enjoin any vote by Shareholder (or the grant of a proxy with respect thereto) on any matter other than those matters set forth in Section 2.

(b)           Waiver; Release.

(i)      No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto.  The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.  No delay or omission by Parent in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement.

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(ii)      In the event Parent releases the obligations of any Shareholder stated herein or waives any breach by any Shareholder of any term or condition of this Agreement, each in accordance with Section 11(b)(i) above (in each case, a “Waived Shareholder”), Parent shall promptly provide to each other Shareholder a release or waiver, as appropriate, identical in all respects to such release or waiver previously granted to such Waived Shareholder.

(c)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

If to Company:	Insider Guides, Inc.
280 Union Square Drive
New Hope, PA 18938
Telephone: (215) 862-1162
Facsimile: (215) 862-1655
Attention: Mr. Geoff Cook

With a copy to:	SNR Denton US LLP
Two World Financial Center
225 Liberty Street
New York, NY 10281-2699
Telephone: 212-768-6700
Facsimile: 212-768-6800
Attention: Lisa A. Weiss

If to Parent:	Quepasa Corp.
324 Datura Street, Suite 114
West Palm Beach, FL 33401
Telephone: 561-366-1249
Facsimile: 561-651-9984
Attention: John Abbott

With a copy to:	Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Telephone: 615-252-2388
Facsimile: 615-252-6388
Attention: Jeffrey S. Buschmann

If to Shareholder:	To the address for notice set forth on the signature page hereof

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(d)           Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(f)            Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(g)           Severability.  In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(h)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i)            Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)            Remedies.  The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(k)            No Assignment.  Unless otherwise provided for herein, Shareholder may not assign this Agreement.  This Agreement shall inure to the benefit of Parent, Company and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

QUEPASA CORPORATION	SHAREHOLDER:

By:
Name:
Title:
Address

INSIDER GUIDES, INC.
Shares:
By:
Name:	Company Common Stock:
Title:	Company Preferred Stock:
Company Options:
Company Warrants:

[SIGNATURE PAGE TO COMPANY VOTING AND LOCKUP AGREEMENT]

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APPENDIX A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Insider Guides, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints [   ] of Quepasa Corporation, a Nevada corporation (“Parent”), and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Time (as defined in that certain Voting and Lockup Agreement, dated of even date herewith, by and among Parent, the Company and Shareholder (the “Voting Agreement”)), subject to the limitations herein and therein.  The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares for the Specified Matters (as defined below) are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Time (as defined in the Voting Agreement).

This Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger, dated as of July 19, 2011, by and among Parent, the Company and certain other parties (the “Merger Agreement”).  The Merger Agreement provides for the merger of a wholly owned subsidiary of Parent with and into the Company in accordance with its terms (the “Merger”), and Shareholder is receiving a portion of the proceeds of the Merger.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time (as defined in the Voting Agreement), to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting with respect to the following matters (the “Specified Matters”):

(i)             in favor of approval and adoption of the Merger Agreement and in favor of each of the other actions contemplated by the Merger Agreement and this Proxy and any action required in furtherance thereof;

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(ii)            against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(iii)           against any action which the Company is prohibited from taking under Section 5.1 or 5.3 of the Merger Agreement; and

(iv)           in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, any sale of assets, change of control or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except for the Specified Matters as described in clauses (i), (ii), (iii) or (iv) above, and Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically as of the Expiration Time.

[Remainder of Page Intentionally Left Blank]

*****

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This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time (as defined in the Voting Agreement).

Dated: July ___, 2011

Address Shares: Company Common Stock: Company Preferred Stock: Company Options: Company Preferred Stock:

[SIGNATURE PAGE TO PROXY]

ANNEX B-3

PARENT VOTING AGREEMENT

THIS PARENT VOTING AGREEMENT (this “Agreement”) is made and entered into as of July __, 2011, by and among Quepasa Corporation., a Nevada corporation (“Parent”), the undersigned shareholder (“Shareholder”) of Parent, and Insider Guides, Inc., a Delaware corporation (the “Company”).

RECITALS

A.           Concurrently with the execution of this Agreement, Parent, Parent’s subsidiary, IG Acquisition Company (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of the Company with and into Merger Sub (the “Merger”).

B.           Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C.           As of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of outstanding capital stock of Parent and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of Parent (the “Shares”) set forth on the signature page of this Agreement.

D.           As a material inducement to the Company to enter into and to consummate the transactions contemplated by the Merger Agreement, Company has required that Shareholder agree, and Shareholder is willing to agree, to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Parent acquired by Shareholder hereafter and prior to the Expiration Time (as defined in Section 1(a) hereof), and to vote the Shares and any other such shares of capital stock of Parent as set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Agreement to Retain Shares.

(a)           Transfer.  Shareholder agrees that, at all times during the period beginning on the date hereof and ending at the Expiration Time, Shareholder shall not Transfer (as defined below) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or make any agreement regarding any Transfer, in each case without the prior written consent of Company.  Shareholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

As used herein, the term “Expiration Time” shall mean the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with the terms thereof, or (iii) the occurrence of a Material Adverse Amendment.  As used herein (A) the term “Material Adverse Amendment” shall mean an amendment, modification or waiver to the Merger Agreement that (1) directly or indirectly increases the Merger Consideration (as defined in the Merger Agreement) payable in connection with the Merger, (2) waives, amends or modifies any condition to the obligation of Parent to consummate the Merger, (3) waives any breach of representation, warranty, covenant or agreement of Company contained in the Merger Agreement, (4) waives, amends or modifies any representation, warranty, covenant or agreement of Company so as to reduce the scope thereof, or the obligation thereunder, or (5) materially and adversely affects the Shareholder.  As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale (as defined below) or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding any of the foregoing effected (A) pursuant to a court order, (B) pursuant to the Merger, (C) pursuant to a Rule 10b5-1 trading plan, (D) to any transferee if such transferee, prior to the Transfer, executes a binding agreement in favor of  Parent and the Company agreeing to be bound by the terms of this Agreement with respect to the Shares or New Shares being transferred.  As used herein, the term “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(b)           New Shares.  Shareholder agrees that any shares of capital stock of the Parent that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Time, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Shareholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of the Parent (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

2.           Agreement to Vote Shares.  Until the Expiration Time, at every meeting of shareholders of the Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Parent with respect to any of the following, Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the outstanding Shares and any outstanding New Shares (to the extent any such New Shares may be voted):

(i)            in favor of approval of the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement, and in favor of the Financing Transaction (as defined in the Merger Agreement);

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(ii)           against approval of any proposal made in opposition to, or in competition with, the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement; and

(iii)          against any action which Parent  is prohibited from taking under Section 5.2 of the Merger Agreement.

Prior to the Expiration Time, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

3.           Irrevocable Proxy.  Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Company an irrevocable proxy in the form attached hereto as Appendix A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares.

4.           Representations, Warranties and Covenants of Shareholder.  Shareholder represents, warrants and covenants to Company as follows:

(i)           Shareholder is the beneficial owner of the Shares, with full power to vote or direct the voting of the Shares for and on behalf of any and all beneficial owners of the Shares.

(ii)          As of the date hereof, the Shares are, and at all times up until the Expiration Time the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Shareholder’s ability to fulfill its obligations under Section 2.  The execution and delivery of this Agreement by Shareholder do not, and Shareholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment or agreement known by the Shareholder to be applicable to such Shareholder or by which Shareholder or any of Shareholder’s properties or Shares is bound.

(iii)         Shareholder does not beneficially own any shares of capital stock of the Parent, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Parent, other than as set forth on the signature page hereto.

(iv)         Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Shareholder is a party.

5.           Additional Documents.  Shareholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

6.           Termination.  This Agreement and the Proxy delivered in connection herewith shall terminate automatically and shall have no further force or effect as of the Expiration Time.

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7.           Parent Covenants.  The Parent agrees to make a notation on its records and give instructions to its transfer agent(s) not to permit, prior to the Expiration Time, the transfer of any Shares or New Shares, except as permitted pursuant to Section 1(a).

8.           Miscellaneous.

(a)           Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, Shareholder has entered into this Agreement in its, his or her capacity as a Shareholder of the Parent, and nothing in this Agreement shall limit or restrict Shareholder or any representative of Shareholder from acting, if applicable, in the Shareholder’s or such representative’s capacity as a director or officer of the Parent (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Parent) or voting in Shareholder’s sole discretion on any matter other than those matters referred to in Section 2.  Company covenants that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) alleges that any action taken (or not taken) by Shareholder or Shareholder’s representative solely in Shareholder’s or such representative’s capacity as a director or officer of the Parent breaches or violates or would breach or violate any provision of this Agreement or the Proxy or (ii) challenges the right of Shareholder to vote or challenges the validity of or seeks to enjoin any vote by Shareholder (or the grant of a proxy with respect thereto) on any matter other than those matters set forth in Section 2.

(b)           Waiver.  No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto.  The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.  No delay or omission by Company in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement.

(c)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

If to Company:	Insider Guides, Inc. 280 Union Square Drive New Hope, PA 18938 Telephone: Facsimile: Attention: Mr. Geoff Cook

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With a copy to:	SNR Denton US LLP Two World Financial Center 225 Liberty Street New York, NY 10281-2699 Telephone: 212-768-6700 Facsimile: 212-768-6800 Attention: Lisa A. Weiss

If to Parent:	Quepasa Corp. 324 Datura Street, Suite 114 West Palm Beach, FL 33401 Telephone: 561-366-1249 Facsimile: Attention:

With a copy to:	Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, TN 37203 Telephone: 615-252-2388 Facsimile: 615-252-6388 Attention: Jeffrey S. Buschmann

If to Shareholder:	To the address for notice set forth on the signature page hereof

(d)           Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(f)           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(g)           Severability.  In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(h)           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  The venue and consent to jurisdiction provisions of Section 9.7 of the Merger Agreement shall apply to this Agreement as if set forth herein.

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(i)           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)           Remedies.  The parties acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.

(k)           No Assignment.  Unless otherwise provided for herein, Shareholder may not assign this Agreement.  This Agreement shall inure to the benefit of Parent, Company and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

QUEPASA CORPORATION	SHAREHOLDER:

By: ____________________________________	____________________________________
Name: ____________________________________	Signature
Title: ____________________________________	____________________________________
Print Name
____________________________________
____________________________________
Address

INSIDER GUIDES, INC.

By: ____________________________________	Shares:
Name: ____________________________________
Title: ____________________________________	Parent Common Stock: Parent Preferred Stock: Parent Options: Parent Warrants:

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

APPENDIX A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Quepasa Corporation, a Nevada corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints [   ] of Insider Guides, Inc., a Delaware corporation (“Company”), and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Time (as defined in that certain Parent Voting Agreement, dated of even date herewith, by and among Parent, the Company and Shareholder (the “Voting Agreement”)), subject to limitations herein and therein.  The Shares beneficially owned by the undersigned shareholder of the Parent as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares for the Specified Matters (as defined below) are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Time (as defined in the Voting Agreement).

This Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Company entering into that certain Agreement and Plan of Merger, dated as of July [__], 2011, by and among Parent, the Company and certain other parties (the “Merger Agreement”).  The Merger Agreement provides for the merger of the Company with and into a wholly owned subsidiary of Parent in accordance with its terms (the “Merger”).

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time (as defined in the Voting Agreement), to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of the Parent and in every written consent in lieu of such meeting with respect to the following matters (the “Specified Matters”):

(i)           in favor of approval of the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement, and in favor of the Financing Transaction (as defined in the Merger Agreement);

(ii)          against approval of any proposal made in opposition to, or in competition with, the issuance of shares of the common stock of the Parent as consideration for the Merger as set forth in the Merger Agreement; and

(iii)         against any action which the Company is prohibited from taking under Section 5.2 of the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except for the Specified Matters as described in clauses (i), (ii), or (iii) above, and Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically as of the Expiration Time.

[Remainder of Page Intentionally Left Blank]

*****

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time (as defined in the Voting Agreement).

Dated: July [  ], 2011

____________________________________
Signature
____________________________________
Print Name
____________________________________
____________________________________
Address

Shares:

Parent Common Stock: Parent Preferred Stock: Parent Options: Parent Preferred Stock:

[SIGNATURE PAGE TO PROXY]

ANNEX C

July 19, 2011

Board of Directors
Quepasa Corporation
324 Datura Street
Suite 114
West Palm Beach, FL 33401

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Quepasa Corporation (the “Parent”) of the consideration to be paid by the Parent in connection with the proposed merger (the “Transaction”) of IG Acquisition Company (the “Merger Sub”), a wholly-owned subsidiary of the Parent, with Insider Guides, Inc. (the “Company”) pursuant and subject to the execution copy of the Agreement and Plan of Merger by and among the Parent, Merger Sub and the Company provided to us on July 19, 2011 (the “Agreement”).  Pursuant to the terms and subject to the additional conditions set forth in the Agreement, the aggregate value of consideration to be paid by the Parent in the Transaction is $100,000,000, $18,000,000 of which shall be paid by the Parent in cash and the remaining $82,000,000 shall be satisfied by Parent's issuance of shares of its common stock to the Company's stockholders based on a price per share of Parent's common stock equal to the lesser of (A) $10.00 per share and (B) the average of (i) $7.5715 per share and (ii) the average closing price of a share of Parent common stock during the 20 trading days ending with the trading day three days prior to the effective time of the Merger.

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have, among other things:

1.	reviewed an execution copy of the Agreement dated and provided to us on July 19, 2011;

2.	reviewed the financial terms and conditions as stated in the Agreement;

3.
reviewed the audited financial statements of the Company as of and for the years ended December 31, 2008, 2009 and 2010, and the unaudited financial statements for the periods ended March 31, 2011 and June 30, 2011;

4.
reviewed the audited consolidated financial statements of the Parent as of and for the year ended December 31, 2010, and the unaudited consolidated financial statements for the quarter ended March 31, 2011;

5.	reviewed the Parent’s Annual Report filed on Form 10-K for the year ended December 31, 2010, and the Parent’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2011;

6.	reviewed other financial and operating information requested from and/or provided by the Company or the Parent;

Board of Directors
Quepasa Corporation
July 19, 2011

7.
met with and discussed with members of the senior management of the Parent and the Company certain information relating to the aforementioned matters and any other matters which we have deemed relevant to our inquiry;

8.
reviewed and discussed with senior management of the Parent and the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Parent and the Company;

9.	compared financial information for the Company with similar information for companies we deemed to be comparable, except that such other companies had publicly traded equity securities;

10.	reviewed the financial terms of recent business combinations involving companies in comparable businesses and industries; and

11.	performed such other analyses and studies, and considered such other factors, as we considered appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Parent, the Company or any other party, and we have undertaken no duty or responsibility to independently verify any of such information.  We have not made, obtained, or sought an independent appraisal of the assets or liabilities (contingent or otherwise) of the Parent or the Company.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and the Parent, as applicable.  We express no view as to any such forecasts, estimates or other information or data or the bases and assumptions on which they were prepared.  We have relied upon the Parent to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.  We have assumed, with your permission, that the final form of the Agreement will be substantially similar to the execution copy provided to us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of July 19, 2011 and any material change in such circumstances and conditions would require a reevaluation of our opinion, which we are under no obligation to undertake.

Board of Directors
Quepasa Corporation
July 19, 2011

We did not, and were not requested to, solicit third party indications of interest for the Parent in connection with possible purchases of the Parent's securities or the acquisition of all or any part of the Parent and we express no opinion as to the underlying business decision of the Parent to effect the Transaction, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Transaction.  We did not structure the Transaction or negotiate any terms of the Transaction.  This letter does not express any opinion as to the likely trading range of the Parent's common stock following the announcement or consummation of the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Parent at that time.  Our opinion is limited to the fairness, from a financial point of view, of the aggregate value of consideration to be paid in the Transaction by the Parent.  We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of the Parent to approve or consummate the Transaction.  We also express no opinion with respect to the fairness of the amount or nature of any compensation to any of Parent's directors, officers or employees, or any class of such persons relative to others.  In formulating our opinion, we have considered only what we understand to be the consideration to be paid by the Parent as is described above, and we have not considered, and this opinion does not address, any other payments that may be made in connection to Parent or Company employees or other shareholders in connection with the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, Adjusted EBITDA, capitalization, and certain operating metrics of the Company and certain publicly traded companies in businesses and industries we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Parent as disclosed to us by the Parent; (iii) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; (iv) a discounted cash flow analysis of the Company based on financial information of the Company provided to us by the Parent and the Company; (v) a relative contribution analysis for certain financial and operating metrics of the Parent and Company; (vi) the historical trading prices of the Parent's common stock, and (vii) our assessment of the general condition of the securities markets and the social networking industry.  The delivery of this opinion was approved by our Fairness Opinion Committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.  Raymond James has been engaged by the Parent to deliver this opinion and will receive all of its outstanding fees upon the delivery of this opinion.  In addition, the Parent has agreed to indemnify Raymond James against certain liabilities arising out of this engagement.  Raymond James may also seek to provide such services to the Parent in the future and expects to receive fees for the rendering of such services.

Board of Directors
Quepasa Corporation
July 19, 2011

In the ordinary course of our business, Raymond James, its affiliates, directors and officers may trade or otherwise structure and effect transactions in the securities of the Parent for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position, finance positions or otherwise structure and effect transactions in the Parent's common stock.

It is understood that this letter is for the information of the Board of Directors of the Parent in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Parent regarding how said shareholder should vote on the proposed Transaction, nor is this letter intended to confer rights or remedies upon the Parent, the Company or the shareholders of either the Parent or the Company.  Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party.  This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of July 19, 2011, the consideration to be paid by the Parent pursuant to the Agreement is fair, from a financial point of view, to the Parent.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX D

AGREEMENT OF MERGER AND
PLAN OF MERGER AND REORGANIZATION

This Agreement of Merger and Plan of Merger and Reorganization (this “Agreement”) entered into as of this ___ day of _____, 2011, by and between Quepasa Corporation, a Nevada corporation (the “Parent”), and Quepasa Corporation, a Delaware corporation (the “Subsidiary”).

WHEREAS, the respective board of directors of the Parent and the Subsidiary have resolved that both companies be merged, pursuant to the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (the “DGCL”), into a single corporation existing under the laws of the State of Delaware, to wit, the Subsidiary, which shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the “Surviving Corporation”); and

WHEREAS, the proposed merger is intended to qualify as a corporate reorganization pursuant to Section 368(a)(l)(F) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the covenants and agreements herein made, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Merger.  The Parent shall be, at the Effective Date (as hereinafter defined), merged (hereinafter called “Merger”) into the Subsidiary, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms, and conditions relating to the Merger and the mode of carrying the same into effect.

2.           Filings; Effects of Merger.

2.1           Approval by the Subsidiary.  This Agreement has been approved by the board of directors of the Subsidiary in the manner provided by its Certificate of Incorporation and Bylaws and the DGCL.

2.2           Approval by the Parent.  This Agreement has been approved by the board of directors of the Parent in the manner provided by its Articles of Incorporation, as amended, and Bylaws, as amended, and the NRS. This Agreement shall be submitted for approval by the shareholders of the Parent in the manner provided by the NRS.

2.3           Filing of Certificate of Merger; Effective Date. If this Agreement has not been, terminated or abandoned as permitted by the provisions hereof, then the articles of merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) shall be filed and recorded with the Secretary of State, State of Nevada and the certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) shall be filed and recorded with the Secretary of State, State of Delaware.  The Merger shall become effective on the date the Articles of Merger and the Certificate of Merger are filed and recorded in the appropriate filing offices, whichever such date occurs later, which date is herein referred to as the “Effective Date.”

2.4             Certain Effects of Merger.  On the Effective Date, the separate existence of the Parent shall cease, and the Parent shall be merged into the Subsidiary which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, duties and liabilities of the Parent; and all and singular, the rights, privileges, powers, and franchises of the Parent, and all property, real, personal, and mixed, and all debts due to the Parent on whatever account, as well as stock subscriptions, liens and all other things in action or belonging to the Parent, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Parent, and the title to any real estate vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of the Parent shall be preserved, unimpaired, and all debts, liabilities, and duties of the Parent shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.  At any time, or from time to time, after the Effective Date, the last acting officers of the Parent or the corresponding officers of the Surviving Corporation, may, in the name of the Parent execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all of the Parent’s property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

3.           Name of Surviving Corporation; Certificate of Incorporation; Bylaws; Directors and Officers.

3.1           Name of Surviving Corporation.  The name of the Surviving Corporation from and after the Effective Date shall be Quepasa Corporation, a Delaware corporation.

3.2           Certificate of Incorporation.  The Certificate of Incorporation of the Subsidiary in effect on the date hereof shall from and after the Effective Date be, and continue to be, the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided by law.

3.3           Bylaws.  The Bylaws of the Subsidiary, as in effect immediately before the Effective Date, shall from and after the Effective Date be, and continue to be, the Bylaws of the Surviving Corporation until amended as provided therein.

3.4           Directors and Officers.  At the Effective Date of the Merger, members of the board of directors, the board committees, the advisory board, if any, and the officers of the Parent in office at the Effective Date of the Merger shall become the directors, board committees, the advisory board, if any, and the officers of the Surviving Corporation, each of whom shall hold such office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL, until his or her respective successor is duly elected or appointed and qualified, or until an earlier resignation, removal from office or death.

4.           Status and Conversion of Securities.  Each one share of common stock of the Parent which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Date into one fully paid share of common stock of the Surviving Corporation. Certificates representing shares of common stock of the Parent issued and outstanding prior to the Effective Date shall thereafter represent shares of common stock of the Surviving Corporation; provided, however, that such certificates may, but need not be, exchanged by the holders thereof after the Effective Date for the appropriate number of shares bearing the name of the Surviving Corporation. Certificates representing shares of common stock of the Subsidiary issued and outstanding prior to the Effective Date shall forthwith cease to exist and shall be cancelled.

5.           Abandonment of Merger.  At any time before the Effective Date of the Merger (whether it is before or after filing the Certificate of Merger and the Articles of Merger), this Agreement may be terminated and the Merger abandoned by the mutual consent of the board of directors of the Parent and the Subsidiary, notwithstanding favorable action by the shareholders of the Parent.

6.           Counterparts.  This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not a signatory to the original counterpart.  Signatures may be original or facsimile.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.

PARENT:

Quepasa Corporation, a Nevada corporation

By: /s/ Michael Matte
       Michael Matte, Chief Financial Officer

SUBSIDIARY:

Quepasa Corporation, a Delaware corporation

By: /s/ John Abbott
       John Abbott, Chief Executive Officer

ANNEX E

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
QUEPASA CORPORATION

Quepasa Corporation, a Delaware corporation (the “Corporation”) hereby certifies as follows:

1.           That Corporation was originally incorporated on April 12, 2011.

2.           Pursuant to Section 228 and 242 of the Delaware General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors and shareholders of the Corporation.

3.           Pursuant to Section 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

4.           The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

1.           The name of the corporation is Quepasa Corporation (the “Company”).

2.           The address of its registered office in the State of Delaware, County of New Castle, is 3411 Silverside Road, Rodney Building #104, Wilmington, DE 19810.  The name of its registered agent at such address is Corporate Creations Network Inc.

3.           The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4.           The total number of shares of stock of all classes and series the Company shall have authority to issue is 105,000,000 shares consisting of (i) 100,000,000 shares of common stock, par value of $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

5.           The name and mailing address of the incorporator is as follows:

Brian Bernstein
3507 Kyoto Gardens Drive
Suite 320
Palm Beach Gardens, FL 33410

6.           The Company is to have perpetual existence.  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter or repeal the bylaws of the Company.

7.           Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

Meetings of shareholders may be held within or without the State of Delaware as the bylaws may provide.  The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Company.

8.           The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

9.           No director of this Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Nothing in this paragraph shall serve to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to this Company or its shareholders, (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

10.           (a)           Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Section 11 (f)) whether civil, criminal or administrative, (a “Proceeding”), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an “Investigation”), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an “Undertaking”).

(b)           If a claim under paragraph (a) of this Section is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In

(i)
any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

(ii)	any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a final adjudication that,

the Indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.  Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Company.

(c)           The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

(d)           The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e)           The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Company.

(f)           Notwithstanding the indemnification provided for by this Section 11, the Company’s bylaws, or any written agreement, such indemnity shall not include any expenses incurred by such Indemnitees relating to or arising from any Proceeding in which the Company asserts a direct claim against an Indemnitee, or an Indemnitee asserts a direct claim against the Company, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

11.           All action by holders of the Company’s outstanding voting securities shall be taken at an annual or special meeting of the shareholders following notice as provided by law or in the Bylaws and shareholders of the Company shall not have the power to act by means of written consent.

12.           This Certificate of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the ___ day of July 2011.

QUEPASA CORPORATION

By:	/s/ John Abbott
John Abbott, Chief Executive Officer

ANNEX F

AMENDED AND RESTATED

BYLAWS

OF

QUEPASA CORPORATION

Article I. Meeting of Shareholders

Section 1.  Annual Meeting.  The annual meeting of the shareholders of this Corporation shall be held at the time and place designated by the Board of Directors of the Corporation.  Business transacted at the annual meeting shall include the election of directors of the Corporation.

Section 2.  Special Meetings.  Special meetings of the shareholders shall be held (a) when directed by the Board of Directors, or (b) when requested in writing by the holders of not less than 20 percent of all the shares entitled to vote at the meeting.

Section 3.  Place.  Meetings of shareholders may be held within or without the State of Delaware.

Section 4.  Notice.  Written notice (including, where applicable, any notice required by the rules of the Securities and Exchange Commission) stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the meeting, by first class mail or email to the extent permitted under the rules of the Securities and Exchange Commission, by or at the direction of the chief executive officer, the president, the secretary, or the officer or persons calling the meeting to each shareholder of record entitled to vote at such meeting.  Such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage prepaid thereon or when emailed (if authorized). The provisions of Section 229 of the Delaware General Corporation Law (the “DGCL”) as to waiver of notice are applicable.

Section 5.  Notice of Adjourned Meetings.  When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting.  If, however, after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of adjourned meeting, shall be given as provided in this section to each shareholder of record on the new record date entitled to vote at such meeting.

Section 6.  Closing of Transfer Books and Fixing Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, 60 days.  If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least 10 days immediately preceding such meeting.

In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for the determination of shareholders, such date in any case to be not more than 60 days and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the day preceding the day on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 7.  Shareholder Quorum and Voting.  A majority of the outstanding shares of each class or series of voting stock then entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.  When a specified item of business is required to be voted on by a class or series of stock, a majority of the outstanding shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

For all matters other than election of directors, except as otherwise provided by law, by applicable stock exchange rules, by the certificate of incorporation or these bylaws, if a quorum is present, all actions taken by the holders of a majority of the votes cast on a proposal, excluding abstentions, shall be the act of the shareholders, and when approval of a class or series is required the affirmative vote of the majority of the votes cast on a proposal, excluding abstentions, by the holders of shares of such class or series shall be the act of such class or series.

A nominee for director shall be elected if the votes cast for such nominee’s election exceeded the votes cast against such nominee; provided, however, that a nominee shall be elected by a plurality of the votes cast at any meeting of shareholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting.  Following election or re-election, each director shall promptly tender resignation effective upon the directors failure to receive the required vote for re-election at the next meeting at which such directors is up re-election and upon acceptance of such resignation by the Board of Directors.

After a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shareholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Section 8.  Voting of Shares.  Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except as may be otherwise provided in a certificate of designation filed with the Delaware Secretary of State.

Treasury shares, shares of stock of this Corporation owned by another corporation, the majority of the voting stock of which is owned or controlled by this Corporation, and shares of stock of this Corporation, held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

A shareholder may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney-in-fact.

At each election for directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected at that time and for whose election he has a right to vote.

Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent, or proxy designated by the bylaws of the corporate shareholder; or, in the absence of any applicable bylaw, by such person as the Board of Directors of the corporate shareholder may designate.  Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate shareholder.  In the absence of any such designation, or in case of conflicting designation by the corporate shareholder, the chairman of the board, president, any vice president, secretary and treasurer of the corporate shareholder shall be presumed to possess, in that order, authority to vote such shares.

Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name.  Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the shares so transferred.

On and after the date on which written notice of redemption of redeemable shares has been mailed to the holders thereof and a sum sufficient to redeem such shares has been deposited with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders thereof upon surrender of certificates therefor, such shares shall not be entitled to vote on any matter and shall not be deemed to be outstanding shares.

Section 9.  Proxies.  Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting of a shareholders’ duly authorized attorney-in-fact may authorize another person or persons to act for him by proxy.

Every proxy must be signed by the shareholder or his attorney in-fact.  No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the shareholder who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the corporate officer responsible for maintaining the list of shareholders.

If a proxy for the same shares confers authority upon two or more persons and does not otherwise provide, a majority of them present at the meeting, or if only one is present then that one, may exercise all the powers conferred by the proxy; but if the proxy holders present at the meeting are equally divided as to the right and manner of voting in any particular case, the voting of such shares shall be prorated.

If a proxy expressly provides, any proxy holder may appoint in writing a substitute to act in his place.

Section 10.  Action by Shareholders without a Meeting.  Any action required by law, these bylaws, or the certificate of incorporation of this Corporation to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  If any class of shares is entitled to vote thereon as a class, such written consent shall be required of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

Promptly after obtaining such authorization by written consent, notice shall be given to those shareholders who have not consented in writing.  The notice shall fairly summarize the material features of the authorized action, and, if the action be a merger or consolidation for which appraisal rights are provided under the DGCL, be given in accordance with Section 262(d)(2) of the DGCL.

Section 11.  Advance Notice at Annual Meeting.

(a)            At an annual meeting of shareholders only such business shall be conducted as is a proper matter for shareholder action under the DGCL and as shall have been properly brought before the meeting.  Matters may be properly brought before the annual meeting, only as follows: (i) brought before the meeting and specified pursuant to the Corporation’s notice of meeting of the shareholders, (ii) otherwise brought specifically by or at the direction of the Board of Directors, or (iii) by any shareholder of the Corporation who was a shareholder of record who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 11; provided, that if such matter is proposed on behalf of a beneficial owner it  may only be properly brought before the meeting, if such beneficial owner was the beneficial owner of shares of the Corporation at the time of the giving of the shareholder’s notice provided for in Section 11(b) below.  Clause (iii) above shall be the exclusive means for a shareholder to make nominations and submit other business (other than matters properly included in the Corporation’s notice of meeting of shareholders and proxy statement under the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”)) before an annual meeting of shareholders.

(b)           At an annual meeting of shareholders, the following procedures shall apply in order for a matter to be properly brought before the meeting by a shareholder.

(i)             For nominations for election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of Section 11(a) , the shareholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 11(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 11(c). Such shareholder’s notice shall set forth:  (A) as to each nominee such shareholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors (6) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 11(e), and (7) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 11(b)(iv). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)           For business other than nominations for election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of Section 11(a), the shareholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 11(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 11(c).  Such shareholder’s notice shall set forth:  (A) as to each matter such shareholder proposes to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at such meeting, (2) the text of the proposal to be presented at the meeting, (3) a statement in support of the proposal, (4) a representation that such shareholder intends to appear in person, by remote communication, if applicable, or by proxy at the meeting to bring such business before the meeting, (5) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business, (6) the class, series and number of shares of the Corporation which are owned of record and beneficially owned by the shareholder, and (7) any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 11(b)(iv).

(iii)          To be timely, the written notice required by Section 11(b)(i) or 11(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Corporation released its proxy materials to its shareholders for the prior year’s annual meeting of shareholders or any longer period provided for by applicable law; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, for notice by the shareholder to be timely, such shareholder’s written notice must be delivered to the Secretary not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made, whichever is later.  Notwithstanding the foregoing, in no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

(iv)          The written notice required by Section 11(b)(i) or 11(b)(ii) shall also set forth, as of the date of the notice and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the Corporation’s books; (B) the class, series and number of shares of the Corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the Corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 11(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 11(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 11(b)(i)) or to carry such proposal (with respect to a notice under Section 11(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other shareholder supporting the proposal on the date of such shareholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 11 and 12, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial owner:

(w)           the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation,

(x)            which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation,

(y)            the effect or intent of which is to mitigate loss, manage risk or benefit of security value or  price changes, or

(z)             which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c)          A shareholder providing written notice required by Section 11(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) as of the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five  business days prior to any adjournment or postponement thereof.  In the case of an update and supplement pursuant to clause (i) of this Section 11(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting.  In the case of an update and supplement pursuant to clause (ii) of this Section 11(c), such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to any adjournment or postponement thereof.

(d)          Notwithstanding anything in Section 11(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there was no appointment of a director made or no public announcement of an appointment of a director to fill such vacancy is made by the Corporation at least 10 days before the last day a shareholder may deliver a notice of nomination in accordance with Section 11(b)(iii), a shareholder’s notice required by this Section 11 and which complies with the requirements in Section 11(b)(i), other than the timing requirements in Section 11(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class, created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.  For purposes of this Section 11(d), an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of shareholders.

(e)          To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 11(a), such nominee or a person on his or her behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 11(b)(iii) or Section 11(d), as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(f)          A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (i), (ii) or (iii) of Section 11(a).  Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defective proposal or nomination shall not be presented for shareholder action at the meeting and shall be disregarded. Notwithstanding anything in these bylaws to the contrary, unless otherwise required by law, if a shareholder intending to make a nomination at a meeting pursuant to Section 11(b)(i) or to propose business at a meeting pursuant to Section 11(b)(ii) does not provide the information in the shareholder’s notice required under Section 11(b)(i) or 11(b)(ii), as applicable, within the applicable time periods specified in this Section 11 (including any update and supplement required under Section 11(c)), or the shareholder (or a qualified representative of the shareholder) does not appear at the meeting to make such nomination or to propose such business, or the Proponents shall not have acted in accordance with the representations required under Section 11(b)(iv)(E), such nomination or proposal shall not be presented for shareholder action at the meeting and shall be disregarded, as determined by the chairman of the meeting as described above, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(g)          In order to include information with respect to a shareholder proposal in the proxy statement and form of proxy for a shareholders’ meeting, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.   Nothing in these bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to the rules and regulations under the Exchange Act; provided, however, that any references in these bylaws to the Exchange Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 11(a)  (iii) of these bylaws.

(h)          For purposes of Sections 11 and 12,

(i)            “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(ii)           “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933.

Section 12.  Advance Notice at Special Meetings.

(a)            Special meetings of the shareholders of the Corporation may be called pursuant to Section 2, provided that such written request is in compliance with the requirements of Section 12(b)  (a “Shareholder-Requested Meeting”).  A request to call a special meeting pursuant to Section 2(b) shall not be valid unless made in accordance with the requirements and procedures set forth in this Section 12.  Except as may otherwise be required by law, the Board of Directors shall determine, in its sole judgment, the validity of any request under Section 2(b), including whether such request was properly made in compliance with these bylaws.

(b)           For a special meeting called pursuant to Section 2, the Board of Directors shall determine the time and place of such special meeting, subject to the provisions below with respect to a Shareholder-Requested Meeting.  Following determination of the time and place of the meeting, the Secretary shall cause a notice of meeting to be given to the shareholders entitled to vote, in accordance with these bylaws.  For a Shareholder-Requested Meeting, the request shall (i) be in writing, signed and dated by the shareholders who have who delivered the written request for the special meeting, (ii) set forth the purpose of calling the special meeting and include the information required by the shareholder’s notice as set forth in Section 11(b)(i), including the questionnaire, representation and agreement required by Section 11(e) (for nominations for the election to the Board of Directors) and in Section 11(b)(ii) (for the proposal of business other than nominations), (iii) be delivered personally or sent by certified or registered mail, return receipt requested, to the Secretary at the principal executive offices of the Corporation.  The shareholder shall also update and supplement such information as required under Section 11(c).  If the Board of Directors determines that a request pursuant to Section 2(b) is valid, the Board shall determine the time and place, if any, of a Shareholder-Requested Meeting, which time shall be not less than 90 nor more than 120 days after the receipt of such request, and shall set a record date for the determination of shareholders entitled to vote at such meeting in the manner set forth in these bylaws.  No business may be transacted at a special meeting, including a Shareholder-Requested Meeting, otherwise than as specified in the notice of meeting.

(c)           Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is a shareholder of record at the time of giving notice provided for in this Section 12(c), who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the Corporation setting forth the information required by Section 11(b)(i); provided, that if such nominee is proposed on behalf of a beneficial owner it may only be properly brought before the meeting, if such beneficial owner was the beneficial owner of shares of the Corporation at the time of giving notice provided for in this Section 12(c).  In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Section 11(b)(i)  shall be received by the Secretary at the principal executive offices of the Corporation no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  The shareholder shall also update and supplement such information as required under Section 11(c).  In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(d)           Notwithstanding the foregoing provisions of this Section 12, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 12. Nothing in these bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; provided, however, that any references in these bylaws to the Exchange Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors and/or proposals of other business to be considered pursuant to Section 2 of these bylaws.

Article II. Directors

Section 1.  Function.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.

Section 2.  Qualification.  Directors need not be residents of this state or shareholders of this Corporation.

Section 3.  Compensation.  The Board of Directors shall have authority to fix the compensation of directors.

Section 4.  Duties of Directors.  A director shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

In performing his duties, a director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

(a)           one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented,

(b)           counsel, public accountants or other persons as to matters which the director reasonably believes to be within such person’s professional or expert competence, or

(c)           a committee of the board upon which he does not serve, duly designated in accordance with a provision of the certificate of incorporation or the bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted.

A person who performs his duties in compliance with this section shall have no liability by reason of being or having been a director of the Corporation.

Section 5.  Presumption of Assent.  A director of the Corporation who is present at a meeting of its Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Section 6.  Number.  This Corporation shall have no less than three nor greater than nine directors.  The number of directors may be established from time to time by resolution of the Board of Directors, but no decrease shall have the effect of shortening the terms of any incumbent director.

Section 7.  Election and Term.  Each person named in the certificate of incorporation as a member of the initial Board of Directors and all other directors appointed by the Board of Directors to fill vacancies thereof shall hold office until the first annual meeting of shareholders, and until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death. At the first annual meeting of shareholders and at each annual meeting thereafter the shareholders shall elect directors to hold office until the next succeeding annual meeting.  Each director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death.

Section 8.  Vacancies.  Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors despite having less than a quorum of the Board of Directors.  A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.

Section 9.  Removal of Directors. At a meeting of the shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares of each class or series of voting stock, present in person or by proxy, then entitled to vote at an election of directors.

Section 10.  Quorum and Voting.  A majority of the number of directors then serving as directors shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 11.  Director Conflicts of Interest.  No contract or other transaction between this Corporation and one or more of its directors or officers or any other corporation, firm, association or entity in which one or more of the directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if:

(a)           The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(b)           The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(c)           The contract or transaction is fair as to the Corporation at the time it is authorized by the board, a committee or the shareholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

Section 12.  Place of Meeting.  Regular and special meetings by the Board of Directors may be held within or without the State of Delaware.

Section 13.  Time, Notice and Call of Meetings.  Notice of the time and place of meetings of the Board of Directors shall be given to each director by either personal delivery, any form of electronic notice including email or facsimile transmission, as long as the director is able to retain a copy of the notice, at least one day before the meeting.

Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all obligations to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place.  Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

Meetings of the Board of Directors may be called by the chief executive officer or president of the Corporation or by any director.

Members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

Section 14.  Action Without a Meeting.  Any action required to be taken at a meeting of the directors of the Corporation, or any action which may be taken at a meeting of the directors, may be taken without a meeting if a consent in writing, setting forth the action to be taken, signed by all of the directors, is filed in the minutes of the proceedings of the Board.  Such consent shall have the same effect as a unanimous vote.

Section 15.  Committees.  The Board of Directors may designate from among its members such committees it deems prudent, such as, but not limited to, an executive committee, an audit committee, and a compensation committee and nominating committee.

Article III. Officers

Section 1.  Officers.  The officers of this Corporation shall consist of a chief executive officer, a president, a chief technology officer, a chief financial officer, any vice president(s) designated by the Board of Directors, a secretary, a treasurer and such other officers as may be designated by the Board of Directors, each of whom shall be elected by the Board of Directors from time to time.  Any two or more offices may be held by the same person.  The failure to elect any of the above officers shall not affect the existence of this Corporation.

Section 2.  Duties.  The officers of this Corporation shall have and perform the powers and duties usually pertaining to their respective offices, the powers and duties prescribed by these bylaws, any additional powers and duties as may from time to time be prescribed by the Board of Directors and such other duties as delegated by the chief executive officer including the following:

The chief executive officer shall have general and active management of the business and affairs of the Corporation subject to the directions of the Board of Directors, and shall preside at all meetings of the shareholders and the Board of Directors, unless there is an independent Chairman of the Board of Directors, in which case the Chairman shall preside at such meetings.

The president shall perform such duties as are conferred upon him by the chief executive officer of the Corporation, shall act whenever the chief executive officer shall be unavailable, and shall perform such other duties as may be prescribed by the Board of Directors.

The chief technology officer shall be responsible for product development, establishment of technology standards for the Corporation’s products and services and development of strategic plans in connection with the establishment, maintenance and improvement of the Company's technology base.

The chief financial officer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Corporation and be primarily responsible for all filings with the Securities and Exchange Commission.   He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Corporation and shall perform such other duties as may be prescribed by the Board of Directors.

The secretary shall have custody of and maintain all of the corporate records except the financial records, shall record the minutes of all meetings of the shareholders and whenever else required by the Board of Directors or the president, and shall perform such other duties as may be prescribed by the Board of Directors.

The treasurer shall be the legal custodian of all monies, notes, securities and other valuables that may from time to time come into the possession of the Corporation.  He shall immediately deposit all funds of the Corporation coming into his hands in some reliable bank or other depositary to be designated by the Board of Directors and shall keep this bank account in the name of the Corporation.

Section 3.  Removal of Officers.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment the best interests of the Corporation will be served thereby.

Any officer or agent elected by the shareholders may be removed only by vote of the shareholders, unless the shareholders shall have authorized the directors to remove such officer or agent.

Any vacancy, however, occurring, in any office may be filled by the Board of Directors.

Removal of any officer shall be without prejudice to the contract rights, if any, of the person so removed; however, election or appointment of an officer or agent shall not of itself create contract rights.

Article IV. Stock Certificates

Section 1.  Issuance.  Every holder of shares in this Corporation shall be entitled to have a certificate, representing all shares to which he is entitled.  No certificate shall be issued for any share until such share is fully paid.

Section 2.  Form.  Certificates representing shares in this Corporation shall be signed by the chairperson or vice-chairperson, the president or vice president and the secretary or an assistant secretary or treasurer or assistant treasurer and may be sealed with the seal of this Corporation or a facsimile thereof.  The signature of the chairperson or vice-chairperson, the president or vice president and the secretary or assistant secretary or treasurer or assistant treasurer may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation itself or an employee of the Corporation.  In case any officer who signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

Every certificate representing shares issued by this Corporation shall set forth or fairly summarize upon the face or back of the certificate, or shall state that the Corporation will furnish to any shareholder upon request and without charge a full statement of, the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, and the variations in the relative rights and preferences between the shares of each series so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

Every certificate representing shares which are restricted as to the sale, disposition, or other transfer of such shares shall state that such shares are restricted as to transfer and shall set forth or fairly summarize upon the certificate, or shall state that the Corporation will furnish to any shareholder upon request and without charge a full statement of, such restrictions.

Each certificate representing shares shall state upon its face:  the name of the Corporation; that the Corporation is organized under the laws of this state; the name of the person or persons to whom issued; the number and class of shares, and the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate, or a statement that the shares are without par value.

Section 3.  Transfer of Stock.  Except as provided in Section 4 of this Article, the Corporation shall register a stock certificate presented to it for transfer if the certificate is properly endorsed by the holder of record or by his duly authorized attorney, and the signature of such person has been guaranteed by a commercial bank or trust company or by a member of the New York Stock Exchange or any successor thereto.

Section 4.  Off-Shore Offerings.  In all offerings of equity securities pursuant to Regulation S of the Securities Act of 1933 (the “Act”), the Corporation shall require that its stock transfer agent refuse to register any transfer of securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or an available exemption under the Act.

Section 5.  Lost, Stolen or Destroyed Certificates.  The Corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate (a) makes proof in affidavit form that it has been lost, destroyed or wrongfully taken; (b) requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim; (c) gives bond in such form as the Corporation may direct, to indemnify the Corporation, the transfer agent, and registrar against any claim that may be made on account of the alleged loss, destruction, or theft of a certificate; and (d) satisfies any other reasonable requirements imposed by the Corporation.

Article V. Books and Records

Section 1.  Books and Records.  This Corporation shall keep correct and complete records and books of account and shall keep minutes of the proceedings of its shareholders, Board of Directors and committees of directors.

This Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders, and the number, class and series, if any, of the shares held by each.

Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

Any person who shall have been a holder of record of shares or of voting trust certificates therefor at least six months immediately preceding his demand or shall be the holder of record of, or the holder of record of voting trust certificates for, at least five percent of the outstanding shares of any class or series of the Corporation, upon written demand stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose its relevant books and records of accounts, minutes and records of shareholders and to make extracts therefrom.

Section 2.  Financial Information. Not later than three months after the close of each fiscal year, this Corporation shall prepare a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year, and a profit and loss statement showing the results of the operations of the Corporation during its fiscal year.

Upon the written request of any shareholder or holder of voting trust certificates for shares of the Corporation, the Corporation shall mail to such shareholder or holder of voting trust certificates a copy of the most recent such balance sheet and profit and loss statement.

The balance sheets and profit and loss statements shall be filed in the registered office of the Corporation in this state, shall be kept for at least five years, and shall be subject to inspection during business hours by any shareholder or holder of voting trust certificates, in person or by agent.

Article VI. Dividends

The Board of Directors of this Corporation may, from time to time, declare and the Corporation may pay dividends on its shares in cash, property or its own shares, except when the Corporation is insolvent or when the payment thereof would render the Corporation insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in the certificate of incorporation, subject to the following provisions:

(a)           Dividends in cash or property may be declared and paid, except as otherwise provided in this section, only out of the unreserved and unrestricted earned surplus of the Corporation or out of capital surplus, howsoever arising but each dividend paid out of capital surplus shall be identified as a distribution of capital surplus, and the amount per share paid from such surplus shall be disclosed to the shareholders receiving the same concurrently with the distribution.

(b)           Dividends may be declared and paid in the Corporation’s own treasury shares.

(c)           Dividends may be declared and paid in the Corporation’s own authorized but unissued shares out of any unreserved and unrestricted surplus of the Corporation upon the following conditions:

(1)           If a dividend is payable in shares having a par value, such shares shall be issued at not less than the par value thereof and there shall be transferred to stated capital at the time such dividend is paid an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend.

(2)           If a dividend is payable in shares without a par value, such shares shall be issued at such stated value as shall be fixed by the Board of Directors by resolution adopted at the time such dividend is declared, and there shall be transferred to stated capital at the time such dividend is paid an amount of surplus equal to the aggregate stated value so fixed in respect of such shares; and the amount per share so transferred to stated capital shall be disclosed to the shareholders receiving such dividend concurrently with the payment thereof.

(d)           No dividend payable in shares of any class shall be paid to the holders of shares of any other class unless the certificate of incorporation so provide or such payment is authorized by the affirmative vote or the written consent of the holders of at least a majority of the outstanding shares of the class in which the payment is to be made.

(e)           A split-up or division of the issued shares of any class into a greater number of shares of the same class without increasing the stated capital of the Corporation shall not be construed to be a share dividend within the meaning of this section.

Article VII. Corporate Seal

The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the following:

DELAWARE

          2011

Article VIII. Amendment

These bylaws may be repealed or amended, and new bylaws maybe adopted, by the Board of Directors or the shareholders in accordance with Section 109 of the DGCL.

Article IX. Governing Law; Forum for Adjudication of Disputes

These Bylaws and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

The Nevada Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Articles provide for the elimination of liability of our directors and officers for monetary damages for their breach of fiduciary duty to the fullest extent provided by Nevada law.  Also, our Articles provide that our directors and officers shall be indemnified by Quepasa against any liability to the fullest extent provided by law.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our Articles and the Indemnification Agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Quepasa pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

2.1	Agreement and Plan of Merger	8-K	7/20/2011	2.1
3.1	Certificate of Restated Articles of Incorporation	10-QSB	8/15/07	3.1
3.2	Certificate of Amendment – Officer Liability Protection	10-Q	8/9/10	3.2
3.3	Certificate of Amendment – Declassify Board	8-K	6/10/11	3.1
3.4	Certificate of Designation	10-Q	7/25/08	3.2
3.5	Amended and Restated Bylaws	8-K	7/3/07	3.2
3.6	Amendment to Amended and Restated Bylaws	8-K	5/14/10	3.1
3.7	Amendment to Amended and Restated Bylaws	8-K	6/10/11	3.2
4.1	Form of Hollywood Note	8-K	9/24/10	4.1
5.1	Legal Opinion of Harris Cramer LLP				Filed
10.1	Amended and Restated 2006 Stock Incentive Plan	10-Q	8/9/10	10.1
10.2	AHMSA Marketing Services Agreement	10-Q	11/12/10	10.5
10.3	AHMSA Promotional Campaign Agreement	10-Q	11/12/10	10.6
10.4	John Abbott Employment Agreement*	8-K	10/30/07	10.2
10.5	Abbott Employment Agreement Amendment No. 1*	10-KSB	3/31/08	10.18
10.6	Abbott Employment Agreement Amendment No. 2*	S-1	12/29/10	10.6
10.7	Michael Matte Employment Agreement*	8-K	10/30/07	10.3
10.8	Matte Employment Agreement Amendment No. 1*	10-KSB	3/31/08	10.21
10.9	Matte Employment Agreement Amendment No. 2*	S-1	12/29/10	10.9
10.10	Louis Bardov Employment Agreement*	10-Q	7/25/08	10.18
10.11	Hollywood Note Purchase Agreement	8-K	9/24/10	4.1
10.12	Securities Purchase Agreement dated December 14, 2010	8-K	12/16/10	10.1
10.13	Amendment to Securities Purchase Agreement dated December 14, 2010	8-K	12/22/10	10.2
10.14	Registration Rights Agreement dated December 14, 2010	8-K	12/16/10	10.3
10.15	MATT, Inc. Note Purchase Agreement	8-K	1/30/08	10.1
10.16	MATT, Inc. Subordinated Promissory Note	8-K	1/30/08	10.11
10.17	RSI LLC Note Purchase Agreement	8-K	1/30/08	10.6
10.18	RSI LLC Promissory Note	8-K	1/30/08	10.12
10.19	Merger Agreement dated as of July 19, 2011	8-K	7/20/11	2.1
10.20	Form of Geoffrey Cook Employment Agreement*	8-K	7/20/11	10.5
10.21	Form of James Bugden Employment Agreement				Filed^
10.22	Form of Gavin Roy Employment Agreement				Filed^
10.23	Form of William Alena Employment Agreement				Filed^
10.24	Form of myYearbook Voting Agreement	8-K	7/20/11	10.1
10.25	Form of Quepasa Voting Agreement	8-K	7/20/11	10.2
10.26	Form of MATT, Inc. Voting Agreement	8-K	7/20/11	10.3
10.27	Sales Rights Agreement	8-K	7/20/11	10.4
10.28	Amendment to the Amended and Restated 2006 Stock Incentive Plan	S-8	7/1/11	4.1
10.29	Form of Indemnification Agreement				Filed^
10.30	Form of Indemnification Agreement - Lewis				Filed^
10.31	MATT, Inc. Financing Commitment				Filed^
21.1	List of Subsidiaries				Filed^
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Harris Cramer LLP				Filed**
23.4	Consent of ParenteBeard LLC				Filed
99.1	Consent of Raymond James & Associates				Filed^
99.2	Form of Quepasa Proxy Card				Filed^
99.3	Consent of Geoffrey Cook				Filed^
99.4	Consent of Richard Lewis				Filed^
99.5	Consent of Terry Herndon				Filed^
___________________

*	Management compensatory agreement.
**	Contained in Exhibit 5.1.
^	Previously filed.

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on August 25, 2011.

QUEPASA CORPORATION.

By:	/s/ John Abbott
John Abbott
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/ s/ John Abbott	Principal Executive Officer and Director	August 25, 2011
John Abbott

/s/ Michael Matte	Chief Financial Officer (Principal Financial Officer) and	August 25, 2011
Michael Matte	Chief Accounting Officer (Principal Accounting Officer)

Director
Alonso Ancira

/s/ Lars Batista	Director	August 25, 2011
Lars Batista

/s/ Ernesto Cruz	Director	August 25, 2011
Ernesto Cruz

/s/ Malcolm Jozoff	Director	August 25, 2011
Malcolm Jozoff

/s/ Lionel Sosa	Director	August 25, 2011
Lionel Sosa

/s/ Dr. Jill Syverson-Stork	Director	August 25, 2011
Dr. Jill Syverson-Stork